As filed with the Securities and Exchange Commission on July 11, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLEXTRONICS INTERNATIONAL LTD.
(Exact name of Registrant as specified in its charter)

Singapore	3672	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Marina Boulevard, #28-00 Singapore 018989 (65) 6890 7188	Michael M. McNamara Chief Executive Officer Flextronics International Ltd. One Marina Boulevard, #28-00 Singapore 018989 (65) 6890-7188
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey N. Ostrager, Esq. John D. Nielsen, Esq. Curtis, Mallet-Prevost, Colt & Mosle LLP 101 Park Avenue New York, New York 10178 (212) 696-6000	Steven E. Bochner, Esq. Michael S. Ringler, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale of the securities to the public: Upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered(1)	per Share	Offering Price(2)	Registration Fee
Ordinary Shares, no par value	225,403,837	N/A	$2,420,174,538	$74,300

(1)	This Registration Statement relates to the ordinary shares, no par value, of the Registrant issuable to holders of common stock, $0.001 par value per share, of Solectron Corporation, or Solectron, in the Registrant’s proposed acquisition by merger of Solectron. The number of ordinary shares of the Registrant to be registered pursuant to this Registration Statement is the product of (a) 653,344,456, the estimated maximum number of shares of Solectron common stock that could be exchanged for ordinary shares of the Registrant pursuant to the merger described herein, and (b) 0.3450, the exchange ratio under the merger agreement described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is (a) the product of (i) $3.76, the average of the high and low sales price of Solectron common stock as reported on the New York Stock Exchange on July 6, 2007, and (ii) 933,349,224, the estimated maximum number of shares of Solectron common stock to be exchanged pursuant to the merger described herein, minus (b) the minimum cash consideration to be paid by the Registrant to holders of Solectron common stock pursuant to the merger described herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Flextronics may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2007
PRELIMINARY COPY

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

On June 4, 2007, Flextronics International Ltd., Solectron Corporation and Saturn Merger Corp., a wholly-owned subsidiary of Flextronics, entered into an agreement and plan of merger pursuant to which Flextronics will acquire Solectron. If the merger is completed, Solectron stockholders (including holders of outstanding restricted shares and former holders of the exchangeable shares of Solectron Global Services Canada Inc. who have exchanged their exchangeable shares for Solectron common stock in connection with the merger) will be entitled to receive, for each share of Solectron common stock they own and at the election of the stockholder, either: (i) 0.3450 of a Flextronics ordinary share, or (ii) a cash payment of $3.89, without interest. As further described in this joint proxy statement/prospectus, the merger agreement provides that, regardless of the elections made by Solectron stockholders, no more than 70% of Solectron’s shares of common stock outstanding immediately prior to the closing of the merger can be converted into Flextronics ordinary shares, and no more than 50% of Solectron’s shares of common stock outstanding immediately prior to the closing of the merger can be converted into cash. Therefore, the cash and stock elections made by Solectron stockholders will be subject to proration based on these limits. As a result, Solectron stockholders that have elected to receive either cash or Flextronics ordinary shares could in certain circumstances receive a combination of both cash and Flextronics ordinary shares.

Flextronics ordinary shares are traded on the NASDAQ Global Select Market under the symbol “FLEX.” Solectron common stock is traded on the New York Stock Exchange under the symbol “SLR.”

The merger cannot be completed unless Solectron stockholders adopt the merger agreement and Flextronics shareholders approve the issuance of Flextronics ordinary shares pursuant to the merger agreement, each at their respective stockholder meetings. The completion of the merger is also subject to the satisfaction or waiver of other conditions that are contained in the merger agreement. More information about Flextronics, Solectron, the merger agreement and the merger is contained elsewhere in this joint proxy statement/prospectus. You are encouraged to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 26.

The Flextronics board of directors unanimously recommends that Flextronics shareholders vote “FOR” the proposal to approve the issuance of Flextronics ordinary shares pursuant to the merger agreement.

The Solectron board of directors unanimously recommends that Solectron stockholders vote “FOR” the proposal to adopt the merger agreement.

The proposals are being presented to Flextronics shareholders at the Flextronics annual general meeting and to Solectron stockholders at a special meeting of Solectron stockholders. The dates, times and places of those meetings are as follows:

For Flextronics Shareholders:	For Solectron Stockholders:
, 2007, a.m., California Time 2090 Fortune Drive San Jose, California, 95131	, 2007, a.m., California Time 847 Gibraltar Drive, Building 5, Milpitas, California 95035

Your vote is very important.  Whether or not you plan to attend your respective company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to your respective company or, if you are a stockholder of Solectron, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must provide instructions to your broker in order to vote.

Sincerely,

Michael M. McNamara Chief Executive Officer Flextronics International Ltd.	Paul Tufano Interim Chief Executive Officer and Executive Vice President Solectron Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved the Flextronics ordinary shares to be issued in connection with the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated     , 2007, and is first being mailed to stockholders of
Flextronics and Solectron on or about     , 2007.

FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on     , 2007

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN, of the annual general meeting of Shareholders of FLEXTRONICS INTERNATIONAL LTD., which will be held at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A., at          :00 a.m., California Time on          , 2007, for the following purposes:

•	To authorize the directors of Flextronics International Ltd., which is referred to in this notice as Flextronics, to allot and issue ordinary shares pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007, entered into among Flextronics, Saturn Merger Corp., a wholly-owned subsidiary of Flextronics, and Solectron Corporation (Proposal 1);

•	To re-elect the following directors: James A. Davidson and Lip-Bu Tan (Proposal 2);

•	To re-appoint Mr. Rockwell A. Schnabel as a director of Flextronics (Proposal 3);

•	To approve the re-appointment of Deloitte & Touche LLP as Flextronics’s independent registered public accounting firm for the 2008 fiscal year (Proposal 4);

•	To approve a general authorization for the directors of Flextronics to allot and issue ordinary shares (Proposal 5);

•	To approve the cash compensation payable to Flextronics’s non-employee directors (Proposal 6);

•	To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flextronics of its own issued ordinary shares (Proposal 7); and

•	To approve amendments to Flextronics’s 2001 Equity Incentive Plan relating to: (a) a 5,000,000-share increase in the sub-limit on the maximum number of ordinary shares which may be issued as stock bonus awards and (b) a 10,000,000-share increase in the share reserve (Proposals 8 and 9).

The full text of the resolutions proposed for approval by Flextronics’s shareholders is as follows:

As Special Business

1.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, authority be and is hereby given for the allotment and issuance of ordinary shares in the capital of Flextronics to stockholders of Solectron Corporation pursuant to, and in accordance with, the Agreement and Plan of Merger, dated as of June 4, 2007, entered into among Flextronics, Saturn Merger Corp., a wholly-owned subsidiary of Flextronics, and Solectron Corporation, which agreement is referred to below as the Merger Agreement and which provides for the acquisition of Solectron Corporation by Flextronics, and the directors be and are hereby authorized to do all acts and to execute and deliver all instruments or documents as they may deem necessary or desirable in connection with, or to give effect to, the issuance of the ordinary shares.”

As Ordinary Business

2.  To re-elect each of the following Directors, who will retire by rotation pursuant to Article 95 of Flextronics’s Articles of Association, to the Board of Directors:

(a) Mr. James A. Davidson; and

(b) Mr. Lip-Bu Tan.

3.  To re-appoint Mr. Rockwell A. Schnabel to the Board of Directors of Flextronics pursuant to Section 153(6) of the Singapore Companies Act, Chapter 50, to hold office from the date of this Annual General Meeting until Flextronics’s next Annual General Meeting.

4.  To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as Flextronics’s independent registered public accounting firm for the fiscal year ending March 31, 2008, and to authorize the Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix its remuneration.

As Special Business

5.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, and without prejudice to the authority conferred pursuant to Ordinary Resolution No. 1 as set out in the Notice dated          , 2007 convening this Annual General Meeting to issue ordinary shares in the capital of Flextronics to stockholders of Solectron Corporation pursuant to the Merger Agreement (if such aforementioned resolution has been approved at this Annual General Meeting), but subject otherwise to the provisions of the Singapore Companies Act, Cap. 50 and Flextronics’s Articles of Association, authority be and is hereby given to Flextronics’s Directors to:

(a)  (i)  allot and issue ordinary shares in Flextronics’s capital; and/or

(ii)  make or grant offers, agreements or options that might or would require ordinary shares in Flextronics’s capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issue of warrants, debentures or other instruments convertible into ordinary shares in Flextronics’s capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as Flextronics’s Directors may in their absolute discretion deem fit, and with such rights or restrictions as Flextronics’s Directors may think fit to impose and as are set forth in Flextronics’s Articles of Association; and

(b)  (notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in Flextronics’s capital in pursuance of any offer, agreement or option made or granted by Flextronics’s Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of Flextronics’s next Annual General Meeting or the expiration of the period within which its next Annual General Meeting is required by law to be held, whichever is the earlier.”

6.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, approval be and is hereby given for Flextronics to provide:

(a)  Annual cash compensation of $60,000 to each of Flextronics’s non-employee Directors for services rendered as a director;

(b)  Additional annual cash compensation of $50,000 to the Chairman of the Audit Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee;

(c)  Additional annual cash compensation of $15,000 to each other non-employee Director of Flextronics who serves on the Audit Committee for his or her participation on the Audit Committee;

(d)  Additional annual cash compensation of $25,000 to the Chairman of the Compensation Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Compensation Committee and for his or her participation on the Compensation Committee;

(e)  Additional annual cash compensation of $10,000 to the Chairman of the Nominating and Corporate Governance Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Nominating and Corporate Governance Committee and for his or her participation on the Nominating and Corporate Governance Committee;

(f)  Additional annual cash compensation of $10,000 to the Chairman of the Finance Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Finance Committee and for his or her participation on the Finance Committee; and

(g)  Additional annual cash compensation of $5,000 to each of Flextronics’s non-employee Directors for their participation on each standing committee (other than the Audit Committee) of the Board of Directors on which such Director serves.”

7.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)  for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by Flextronics’s Directors of all of Flextronics’s powers to purchase or otherwise acquire issued ordinary shares in the capital of Flextronics, not exceeding in aggregate the number of issued ordinary shares representing 10% of the total number of issued ordinary shares in the capital of Flextronics as at the date of the passing of this resolution (excluding any ordinary shares which are held as treasury shares as at that date), at such price or prices as may be determined by Flextronics’s Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)  market purchases on the NASDAQ Global Select Market or any other stock exchange on which Flextronics’s ordinary shares may for the time being be listed and quoted; and/or

(ii)  off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which Flextronics’s ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by Flextronics’s Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, Cap. 50, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which Flextronics’s ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)  unless varied or revoked by Flextronics’s shareholders in a general meeting, the authority conferred on Flextronics’s Directors pursuant to the mandate contained in paragraph (a) above may be exercised by Flextronics’s Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i) the date on which Flextronics’s next Annual General Meeting is held; or

(ii) the date by which Flextronics’s next Annual General Meeting is required by law to be held;

(c)  the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by Flextronics pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)  in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of Flextronics’s ordinary shares quoted or reported on the NASDAQ Global Select Market at the time the purchase is effected; and

(ii)  in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, which means the closing price of Flextronics’s ordinary shares as quoted on the

NASDAQ Global Select Market or, as the case may be, any other stock exchange on which Flextronics’s ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which Flextronics announces its intention to make an offer for the purchase or acquisition of its ordinary shares from holders of its ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)  Flextronics’s Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

8.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given for the amendment to Flextronics’s 2001 Equity Incentive Plan, which is referred to as the 2001 Plan, to increase the sub-limit on the maximum number of ordinary shares which may be issued as stock bonus awards under the 2001 Plan from 10,000,000 ordinary shares to 15,000,000 ordinary shares.”

9.  To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given to amend the 2001 Plan to increase the maximum number of ordinary shares authorized for issuance under the 2001 Plan from 32,000,000 ordinary shares to 42,000,000 ordinary shares and that an additional 10,000,000 ordinary shares be reserved for issuance under the 2001 Plan, and that such ordinary shares, when issued and paid for in accordance with the terms of the 2001 Plan, shall be validly issued, fully-paid and non-assessable ordinary shares in Flextronics’s capital.”

10.  To transact any other business as may properly be transacted at any Annual General Meeting.

Notes

At the 2007 annual general meeting, Flextronics’s shareholders will have the opportunity to discuss and ask any questions that they may have regarding Flextronics’s Singapore audited accounts for the fiscal year ended March 31, 2007, together with the reports of the directors and auditors thereon, in compliance with Singapore law. Shareholder approval of Flextronics’s audited accounts is not being sought by this joint proxy statement/prospectus and will not be sought at the 2007 annual general meeting.

The board of directors has fixed the close of business on          , 2007 as the record date for determining those shareholders of Flextronics who will be entitled to receive copies of this notice and accompanying joint proxy statement/prospectus. However, all shareholders of record on           will be entitled to vote at the 2007 annual general meeting.

Representation of at least 33 1/3% of all outstanding ordinary shares of Flextronics is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2007 annual general meeting.

A shareholder entitled to attend and vote at the 2007 annual general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by Flextronics c/o Proxy Services, c/o Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067 not less than 48 hours before the time appointed for holding the 2007 annual general meeting. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Only funds legally available for purchasing or acquiring Flextronics’s issued ordinary shares in accordance with Flextronics’s Articles of Association and the applicable laws of Singapore will be used for the purchase or acquisition by Flextronics of its own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in Proposal No. 7. Flextronics intends to use its internal sources of funds and/or borrowed funds to finance the purchase or acquisition of its issued ordinary shares. The amount of financing required for Flextronics to purchase or acquire its issued ordinary shares, and the impact on its financial position, cannot be ascertained as of the date of this notice, as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Flextronics’s net tangible assets and the consolidated net tangible assets of Flextronics and its subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. Flextronics does not anticipate that the purchase or acquisition of its ordinary shares in accordance with the Share Purchase Mandate would have a material impact on its consolidated results of operations, financial condition and cash flows.

By Order of the Board of Directors,

Bernard Liew Jin Yang	Yap Lune Teng
Joint Secretary	Joint Secretary

          , 2007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON     , 2007

To the Stockholders of Solectron Corporation:

The board of directors of Solectron Corporation has called for a special meeting of Solectron stockholders to be held on          , 2007, at          :00 a.m., California Time, at Solectron’s principal executive offices at 847 Gibraltar Drive, Building 5, Milpitas, California 95035, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2007, by and among Flextronics, Saturn Merger Corp. and Solectron; and

2. To transact such other business as may properly be brought before the Solectron special meeting or any adjournments or postponements of the Solectron special meeting.

Only holders of record of Solectron common stock and the holder of the one issued and outstanding share of Series B Preferred Stock of Solectron at the close of business on          , 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the Solectron special meeting or any adjournments of the special meeting.

We cannot complete the merger unless holders of a majority of the aggregate voting power of the outstanding shares of Solectron common stock and the outstanding share of Solectron Series B Preferred Stock, voting together as one class, vote in favor of the proposal to adopt the merger agreement and thus approve the merger. The holder of the outstanding share of Series B Preferred Stock is entitled to a number of votes with respect to the share of Series B Preferred Stock equal to the number of issued and outstanding exchangeable shares of Solectron Global Services Canada Inc. as of the record date for this meeting that are not owned by Solectron, any of its subsidiaries or other affiliates.

For more information about the proposal to adopt the merger agreement described above and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A-1.

The board of directors of Solectron unanimously recommends that Solectron stockholders vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or by using the Internet as described in the instructions included with your proxy card. Your failure to vote will have the same effect as voting against the merger.

By Order of the Board of Directors,

Todd DuChene
Executive Vice President,
General Counsel and Secretary
Milpitas, California
          , 2007

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSAL TO ADOPT THE MERGER AGREEMENT OR ABOUT VOTING YOUR SHARES, PLEASE CALL            AT           .

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Page #

Employee Compensation and Benefits	101
Section 16 Matters	102
Rule 145 Affiliates	102
Solectron Board Designees	102
Nasdaq Notification	102
Treatment of Exchangeable Shares	102
Compliance with Canadian Securities Laws	102
Termination of Solectron’s Credit Agreement	103
Tax Matters in Connection with the Two-Step Merger	103
Stockholder Litigation; Appraisal Rights	103
Reasonable Best Efforts	103
Conditions to Completion of the Merger	104
Definition of Material Adverse Effect	105
Termination of the Merger Agreement and Termination Fees	106
Fees and Expenses	109
THE VOTING AGREEMENTS	109
Solectron Voting Agreement	109
Flextronics Voting Agreement	110
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	111
COMPARATIVE PER SHARE MARKET PRICE DATA	120
DESCRIPTION OF FLEXTRONICS SHARE CAPITAL	121
COMPARISON OF RIGHTS OF HOLDERS OF SOLECTRON COMMON STOCK AND HOLDERS OF FLEXTRONICS ORDINARY SHARES	124
OTHER FLEXTRONICS PROPOSALS	133
FLEXTRONICS PROPOSALS NOS. 2 AND 3: Re-Election and Re-Appointment of Directors	133
Corporate Governance	135
Non-Management Directors’ Compensation for Fiscal Year 2007	139
FLEXTRONICS PROPOSAL NO. 4: Re-Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2008 and Authorization of Flextronics’s Board to Fix its Remuneration	143
Audit Committee Report	144
FLEXTRONICS PROPOSAL NO. 5: Ordinary Resolution to Authorize Ordinary Share Issuances	145
FLEXTRONICS PROPOSAL NO. 6: Ordinary Resolution to Approve Director Cash Compensation and Cash Compensation for the Chairmen of the Standing Board Committees (If Appointed) and for Committee Participation	147
FLEXTRONICS PROPOSAL NO. 7: Ordinary Resolution to Renew the Share Purchase Mandate	148
FLEXTRONICS PROPOSALS NOS. 8 AND 9: Ordinary Resolutions to Approve Amendments to Flextronics’s 2001 Equity Incentive Plan	151
Executive Officers	157
Compensation Committee Report	157
Compensation Discussion and Analysis	158
Executive Compensation	166
Security Ownership of Certain Beneficial Owners and Management	177
Certain Relationships and Related Person Transactions	180
Section 16(a) Beneficial Ownership Reporting Compliance	182
FUTURE STOCKHOLDER PROPOSALS	182

REFERENCES TO ADDITIONAL INFORMATION

Unless the context requires otherwise, when used in this joint proxy statement/prospectus, “Flextronics” refers to Flextronics International Ltd. and its subsidiaries, and “Solectron” refers to Solectron Corporation and its subsidiaries. In this joint proxy statement/prospectus, references to “$” are to United States dollars and references to “S$” are to Singapore dollars.

This joint proxy statement/prospectus incorporates important business and financial information about Flextronics and Solectron from documents that each company has filed with the Securities and Exchange Commission, which is referred to in this joint proxy statement/prospectus as the SEC, under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. For a list of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus.

The information incorporated by reference into this joint proxy statement/prospectus, which has not been included in or delivered with this joint proxy statement/prospectus, is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at www.sec.gov. Additionally, Flextronics will provide you with copies of this information relating to Flextronics (excluding all exhibits, unless specifically incorporated by reference in this joint proxy statement/prospectus) and Solectron will provide you with copies of this information relating to Solectron (excluding all exhibits, unless specifically incorporated by reference in this joint proxy statement/prospectus), in each case, without charge, upon written or oral request to:

Flextronics International Ltd. 2090 Fortune Drive San Jose, California 95131 Attention: Investor Relations Telephone: (408) 576-7722	Solectron Corporation 847 Gibraltar Drive Milpitas, California 95035 Attention: Investor Relations Telephone: (408) 956-6542

In order to receive the documents before the special meeting of Solectron stockholders or the annual general meeting of Flextronics shareholders, you must make your requests no later than          , 2007.

Flextronics’s website, which is located at www.flextronics.com, contains additional information about Flextronics and provides access to Flextronics’s filings with the SEC. Solectron’s website, which is located at www.solectron.com, contains additional information about Solectron and provides access to Solectron’s filings with the SEC. Information contained on Flextronics’s website and Solectron’s website is not incorporated by reference in, and should not be considered a part of, this joint proxy statement/prospectus.

Flextronics and Solectron have both contributed to the information contained in this joint proxy statement/prospectus relating to the merger. Any information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Flextronics has been supplied by Flextronics, and any information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Solectron has been supplied by Solectron.

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ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Flextronics, constitutes the following:

•	a prospectus of Flextronics under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the Flextronics ordinary shares to be issued to the holders of Solectron common stock in the merger;

•	a proxy statement of Flextronics under Section 14(a) of the Exchange Act relating to the 2007 annual general meeting of Flextronics shareholders, at which Flextronics shareholders will, among other things, consider and vote upon the issuance of Flextronics ordinary shares pursuant to the merger agreement; and

•	a proxy statement of Solectron under Section 14(a) of the Exchange Act relating to the special meeting of Solectron stockholders at which Solectron stockholders will consider and vote upon the adoption of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

General Questions and Answers

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Flextronics and Solectron have agreed to combine their businesses under the terms of an Agreement and Plan of Merger, dated June 4, 2007, by and among Flextronics, Saturn Merger Corp. and Solectron, which we refer to in this joint proxy statement/prospectus as the merger agreement. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A-1. Upon completion of the merger provided for under the merger agreement, Solectron will become a wholly-owned subsidiary of Flextronics and, depending on the cash and stock elections made by Solectron stockholders, former Solectron stockholders are expected to own between 21% to 27% of the outstanding shares of the combined company (based on the number of Flextronics ordinary shares and Solectron common shares outstanding as of June 1, 2007). Unless we expressly specify otherwise, all references to the outstanding shares of Solectron common stock in this joint proxy statement/prospectus include: (i) all outstanding Solectron restricted shares, and (ii) the Solectron common stock for which outstanding exchangeable shares of Solectron Global Services Canada Inc. will be exchanged in connection with the merger, as described in Annex F — Treatment of Solectron Series B Preferred Stock and Solectron Global Services Canada Inc. Exchangeable Shares.

In order to complete the merger, Flextronics shareholders must approve the issuance of Flextronics ordinary shares in connection with the merger at the 2007 Flextronics annual general meeting and Solectron stockholders must adopt the merger agreement at a special meeting of its stockholders held for this purpose. Flextronics will also ask its shareholders to approve other matters in connection with its annual general meeting that are described in this joint proxy statement/prospectus. You should carefully read this joint proxy statement/prospectus, as it contains important information about the merger, the Flextronics annual general meeting and the Solectron special meeting. For Flextronics shareholders, the enclosed voting materials for the Flextronics annual general meeting allow Flextronics shareholders to vote Flextronics ordinary shares without attending the Flextronics annual general meeting. For Solectron stockholders, the enclosed voting materials for the Solectron special meeting allow Solectron stockholders to vote shares of Solectron common stock without attending the Solectron special meeting.

Q:	What will happen upon effectiveness of the merger?

A:	The merger is structured as an integrated two-step transaction. In the first step, Saturn Merger Corp., a wholly-owned subsidiary of Flextronics, will merge with and into Solectron, with Solectron continuing as the surviving corporation and a wholly-owned subsidiary of Flextronics. In the second step, which will occur immediately following the first step and as part of a single integrated plan, Solectron, as the surviving corporation of the first merger, will merge with and into Saturn Merger II Corp., a second wholly-owned subsidiary of Flextronics, with Saturn Merger II Corp. continuing as the surviving corporation and as a wholly-owned subsidiary of Flextronics.

If, however, Flextronics or Solectron is unable to obtain an opinion of counsel to the effect that, for U.S. federal income tax purposes, the two-step merger will qualify generally as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to in this joint proxy statement/prospectus as the Code, the merger may be structured as a single step merger of Saturn Merger Corp. with and into Solectron, with Solectron continuing as the surviving corporation and a wholly-owned subsidiary of Flextronics. For more information, see the sections entitled “The Merger Agreement — The Merger” beginning on page 85 of this joint proxy statement/prospectus and “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 of this joint proxy statement/prospectus.

Unless we expressly specify otherwise, when we refer to the merger in this joint proxy statement/prospectus, we mean both steps of the two-step merger (or if the merger is effected as a single step merger of Saturn Merger Corp. into Solectron, that single step merger), and when we refer to the surviving corporation we mean

Saturn Merger II Corp. as the surviving corporation of the two-step merger (or Solectron, if the merger is effected as a single step merger of Saturn Merger Corp. with and into Solectron).

Q:	Have the executive officers and directors of Flextronics and Solectron agreed to vote their shares in favor of the merger-related proposals?

A:	Yes, the directors and certain executive officers of Flextronics have agreed to vote their Flextronics ordinary shares at the Flextronics annual general meeting in favor of the proposal to authorize the issuance of Flextronics ordinary shares in the merger and the directors and executive officers of Solectron have agreed to vote their Solectron shares at the Solectron special meeting in favor of the proposal to adopt the merger agreement. For more information, see the section entitled “The Voting Agreements” beginning on page 109 of this joint proxy statement/prospectus.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. For example, the combined company might not realize the expected benefits of the merger. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus.

Q:	When do Flextronics and Solectron expect to complete the merger?

A:	If the stockholders of Solectron adopt the merger agreement and the shareholders of Flextronics approve the issuance of Flextronics ordinary shares in connection with the merger, the merger is expected to be completed following the satisfaction of the other conditions to the merger, including the receipt of all governmental and regulatory consents and termination or expiration of any related waiting period. There may be a substantial period of time between the approval of the proposals at the respective meetings of Flextronics shareholders and Solectron stockholders and the effective date of the merger. The merger is currently expected to be completed by the end of calendar year 2007.

Questions and Answers for Flextronics Shareholders

Q:	What will Flextronics shareholders receive in the merger?

A:	Flextronics shareholders will not receive any new Flextronics ordinary shares as a result of the merger. Flextronics shareholders will continue to own the Flextronics ordinary shares they owned before the merger, which will represent stock ownership in the combined company after the merger.

Q:	What matters related to the merger will Flextronics shareholders vote on at the 2007 annual general meeting?

A:	Flextronics shareholders will vote on a proposal to approve the issuance of Flextronics ordinary shares in connection with the merger. Flextronics will also ask its shareholders to approve other matters in connection with its annual general meeting that are described in this joint proxy statement/prospectus. See the section entitled “Other Flextronics Proposals” beginning on page 133 of this joint proxy statement/prospectus.

Q:	How does the Flextronics board of directors recommend that Flextronics shareholders vote?

A:	The Flextronics board of directors unanimously recommends that Flextronics shareholders vote “FOR” the proposal to approve the issuance of Flextronics ordinary shares in connection with the merger. For a description of factors considered by the Flextronics board of directors in making its recommendation, see the section entitled “The Merger — Flextronics’s Reasons for the Merger and Board Recommendation” beginning on page 49 of this joint proxy statement/prospectus.

The Flextronics board of directors also recommends that Flextronics shareholders vote “FOR” the other proposals being considered at the Flextronics annual general meeting. For more information on those proposals, see the section entitled “Other Flextronics Proposals” beginning on page 133 of this joint proxy statement/prospectus.

Q:	When and where is the Flextronics annual general meeting of shareholders?

A:	The annual general meeting of Flextronics shareholders will be held at :00 a.m., California Time, on , 2007, at Flextronics’s principal U.S. offices located at 2090 Fortune Drive, San Jose, California.

Q:	Who is entitled to vote at the Flextronics annual general meeting?

A:	The Flextronics Board of Directors has fixed the close of business on , 2007 as the record date for determining those shareholders of Flextronics who will be entitled to receive notice of the annual general meeting and this joint proxy statement/prospectus. However, each shareholder of record on will be entitled to attend and vote at the annual general meeting and will, on a poll, have one vote for each ordinary share held on the matters to be voted upon. As of July 10, 2007, Flextronics had 608,940,696 ordinary shares issued and outstanding.

Q:	How can I vote at the Flextronics annual general meeting?

A:	Each shareholder of record on the date of the annual general meeting may vote in person by attending the meeting, by completing and returning a proxy card or, if you hold your ordinary shares in street name, by instructing your broker how to vote.

Any Flextronics shareholder that is entitled to attend and vote at the Flextronics annual general meeting may also appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. The enclosed proxy card must be completed, dated and signed and returned in the enclosed envelope for receipt by Flextronics c/o Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067, not less than 48 hours before the time appointed for holding the 2007 annual general meeting. Ordinary shares represented by proxies in the accompanying form which are properly executed and timely returned to Flextronics will be voted at the annual general meeting in accordance with the shareholders’ instructions. If a properly executed proxy card does not indicate how the Flextronics ordinary shares represented by the proxy should be voted, the ordinary shares will be voted in the manner recommended by the Flextronics board of directors and therefore “FOR” the issuance of shares in connection with the merger.

Q:	As a Flextronics shareholder, can I change my vote after I have delivered my proxy?

A:	Yes, a proxy may be revoked prior to the time it is voted by timely delivery of a properly executed, later-dated proxy or by voting in person.

Q:	What is the vote of Flextronics shareholders required to approve the issuance of Flextronics ordinary shares in connection with the merger?

A:	The affirmative vote by a show of hands of at least a majority of the shareholders present and voting at the Flextronics annual general meeting, or, if a poll is demanded by the chair or by holders of at least 10% of the total number of paid up Flextronics ordinary shares in accordance with Flextronics’s Articles of Association, a simple majority of the shares voting at the annual general meeting, is required to approve the issuance of Flextronics ordinary shares in connection with the merger.

Q:	Who can answer my questions?

A:	Flextronics shareholders with questions about the merger, the matters to be voted on at the Flextronics annual general meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Georgeson Inc.
17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers call: (212) 440-9800
All others call: (888) 605-7554

Questions and Answers for Solectron Stockholders

Q:	What will Solectron stockholders receive in the merger?

A:	Solectron stockholders will have the right to elect to receive upon completion of the merger, for each share of Solectron common stock they hold, either 0.3450 of a Flextronics ordinary share or a cash payment of $3.89, without interest. However, under the terms of the merger agreement, Flextronics and Solectron have agreed that, regardless of the elections made by Solectron stockholders, no more than 70% of Solectron’s shares of common stock outstanding immediately prior to the closing of the merger can be converted into Flextronics ordinary shares, and no more than 50% of Solectron’s shares of common stock outstanding immediately prior to the closing of the merger can be converted into cash. Therefore, the cash and stock elections made by Solectron stockholders will be subject to proration based on these limits. As a result, Solectron stockholders that have elected to receive either cash or Flextronics ordinary shares could in certain circumstances receive a combination of both cash and Flextronics ordinary shares. Solectron stockholders that fail to make an election will receive either cash, Flextronics ordinary shares or a combination of the two, depending on the results of the elections made by electing Solectron stockholders and the limits on the aggregate number of Solectron shares that can be converted to stock consideration and cash consideration in the merger. The consideration payable to Solectron stockholders in connection with the merger, and the related election and proration procedures, are described in more detail in the section entitled “The Merger Agreement — Merger Consideration” beginning on page 86 of this joint proxy statement/prospectus.

Based on the number of Flextronics ordinary shares and shares of Solectron common stock outstanding on June 1, 2007, Solectron’s former stockholders are expected to hold approximately 21% to 27% of Flextronics’s outstanding ordinary shares following the completion of the merger. Flextronics’s shareholders will continue to own their Flextronics ordinary shares, which will represent share ownership in the combined company after the merger.

The fraction of a Flextronics ordinary share to be issued for each share of Solectron common stock is fixed and will not be adjusted based upon changes in the values of Flextronics ordinary shares or Solectron common stock. As a result, the value of the shares Solectron stockholders will receive in the merger will not be known before the effectiveness of the merger and will go up or down as the market price of Flextronics ordinary shares goes up or down.

Q:	Will holders of exchangeable shares of Solectron Global Services Canada Inc., a wholly-owned indirect subsidiary of Solectron, participate in the merger?

A:	Solectron has agreed to take all action necessary such that each exchangeable share of Solectron Global Services Canada Inc., referred to in this joint proxy statement/prospectus as the exchangeable shares, will, prior to the closing of the merger, be exchanged for one share of Solectron common stock. In advance of this exchange of exchangeable shares for Solectron common stock, holders of the exchangeable shares will receive election forms at the same time that holders of Solectron common stock receive their election forms. Holders of exchangeable shares will, therefore, be entitled to make the same elections (as if such holders beneficially owned shares of Solectron common stock at the time of election, notwithstanding that the exchange will not occur until after such election is made) for cash or stock consideration as holders of Solectron common stock and will receive cash or stock consideration in the same manner and under the same circumstances as holders of Solectron common stock, as further described below.

For more information about the treatment of the exchangeable shares, see Annex F — Treatment of Solectron Series B Preferred Stock and Solectron Global Services Canada Inc. Exchangeable Shares.

Q:	How and when can Solectron stockholders make elections for cash consideration or stock consideration?

A:	Concurrently with the mailing of this joint proxy statement/prospectus to Solectron stockholders, a form of election is being separately mailed to Solectron stockholders that will permit them to make an election for cash or stock consideration. To be effective, the form of election must be properly completed and signed and received by the exchange agent no later than 5:00 p.m., New York City Time, on the later of (i) the date of the

Solectron stockholders’ meeting and (ii) a date mutually agreed to by Flextronics and Solectron that is as near as practicable to 10 business days prior to the expected closing date of the merger agreement (which is referred to in this joint proxy statement/prospectus as the election deadline). Flextronics and Solectron will issue a press release announcing the date of the election deadline not more than 15, but at least 10, business days prior to the election deadline. If a properly completed and signed form of election with respect to shares of Solectron common stock is not received by the exchange agent by the election deadline, then the holder of those shares of Solectron common stock will be deemed not to have made an election and will be treated as a “non-electing” Solectron stockholder, as described below. Solectron stockholders that hold their shares in “street name” will receive directions from their brokers regarding how to make elections. Brokers will only make elections with respect to shares for which they have received proper election instructions in accordance with their directions. The beneficial owners of all other shares held in street name will be treated as non-electing Solectron stockholders, as described below.

Q:	Will Solectron stockholders receive the specific amount of cash or stock consideration that they elect to receive?

A:	Not necessarily. Elections for cash consideration and stock consideration will be subject to the proration procedures set forth in the merger agreement. See the section entitled “The Merger Agreement — Merger Consideration” beginning on page 86 of this joint proxy statement/prospectus.

Q:	What happens if I do not make an election to receive cash consideration or stock consideration?

A:	If you do not make an election, you will have no control over the type of consideration you receive and may receive only cash, only Flextronics ordinary shares, or a combination of cash and Flextronics ordinary shares. The type of consideration you receive will depend on the outcome of the elections that the other Solectron stockholders make. If holders of more than 70% of the shares of Solectron common stock outstanding immediately prior to completion of the merger have elected to receive Flextronics ordinary shares, then all non-electing Solectron stockholders will receive cash for their Solectron shares. If holders of more than 50% of the shares of Solectron common stock outstanding immediately prior to completion of the merger have elected to receive cash, then all non-electing Solectron stockholders will receive Flextronics ordinary shares for their Solectron shares.

If holders of fewer than 70% of the shares of Solectron common stock outstanding immediately prior to completion of the merger have elected to receive Flextronics ordinary shares, and holders of fewer than 50% of the shares of Solectron common stock outstanding immediately prior to completion of the merger have elected to receive cash, then non-electing Solectron stockholders will receive cash consideration for their Solectron shares until the aggregate number of Solectron shares being exchanged for cash consideration equals 50% of the shares of Solectron common stock outstanding immediately prior to completion of the merger, and thereafter, non-electing stockholders will receive Flextronics ordinary shares for their remaining shares of Solectron common stock.

Q:	Can Solectron stockholders change or revoke their elections for cash consideration and/or stock consideration?

A:	Yes. Any electing Solectron stockholder (including holders of exchangeable shares) may revoke a previously submitted form of election by submitting written notice of revocation that is received by the exchange agent prior to the election deadline, at the following addresses:

By Mail: By Overnight Courier:

The written notice of revocation must specify the account name and such other information as the exchange agent may request in the election form. Revocations may not be in part. Upon revoking your previous election, you may submit another election in accordance with the election procedures described in this joint proxy statement/prospectus.

If your Solectron shares are held in “street name,” you should follow any instructions for revoking or changing your election provided by your broker.

Q:	What if I have Solectron stock options?

A:	Each outstanding option to purchase shares of Solectron common stock with an exercise price equal to or less than $5.00, whether or not exercisable, will be assumed by Flextronics and converted into an option to purchase Flextronics ordinary shares, on the same terms and conditions as were applicable to such Solectron stock option prior to the effective time of the merger, except that the number of shares for which such option is or may become exercisable and the exercise price of the option will be adjusted to reflect the exchange ratio. All other outstanding options to purchase shares of Solectron common stock will accelerate and become immediately exercisable for a period of at least 30 days prior to the effective time, in accordance with the applicable Solectron stock option plan pursuant to which such options were granted, but subject to and conditioned on completion of the merger, and will terminate as of the effective time to the extent not exercised prior thereto, as further described under the section entitled “The Merger Agreement — Treatment of Solectron Equity Plans” on page 100 of this joint proxy statement/prospectus.

Q:	What if I have Solectron restricted stock?

A:	Holders of shares of Solectron common stock that are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under a restricted stock purchase agreement or other similar arrangement will have the same right to elect to receive cash or Flextronics ordinary shares as other Solectron stockholders. As a result, such shares of Solectron restricted stock will be converted into the right to receive Flextronics ordinary shares (adjusted to reflect the exchange ratio) or cash (in an amount equal to $3.89 per share of Solectron restricted stock), as applicable, which ordinary shares or cash will be subject to the same vesting requirements or other terms and conditions that were applicable to the Solectron restricted stock prior to the effective time of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to Solectron stockholders?

A:	Flextronics and Solectron intend that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. If the merger qualifies as such, the U.S. federal income tax consequences of the merger to each Solectron stockholder will vary depending on whether that stockholder receives Flextronics ordinary shares, cash, or a combination of cash and Flextronics ordinary shares in exchange for that stockholder’s Solectron common stock.

If you are a Solectron stockholder receiving only Flextronics ordinary shares in exchange for your Solectron common stock, you generally will not recognize gain or loss on the Solectron common stock that you surrender pursuant to the merger. If you are a Solectron stockholder receiving only cash in exchange for your Solectron common stock, you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your tax basis in the Solectron common stock surrendered. If you are a Solectron stockholder receiving a combination of cash and Flextronics ordinary shares in exchange for your Solectron common stock, you generally will recognize gain (but will not be permitted to recognize loss) for U.S. federal income tax purposes equal to the lesser of (i) the amount of cash that you receive and (ii) the amount of gain that you realize.

In certain circumstances, the transaction will not qualify as a tax-free reorganization under Section 368(a) of the Code. In that event, you generally would recognize gain or loss on the shares of Solectron common stock surrendered in the transaction in the amount of the difference between your basis in such shares and the sum of the amount of cash and the fair market value of the Flextronics ordinary shares you receive in exchange for the shares of Solectron common stock.

You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 of this joint proxy statement/prospectus. In addition, you are urged to consult your own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effect of state, local and non-U.S. tax laws.

Q:	Are Solectron stockholders entitled to appraisal rights?

A:	Yes, subject to and in accordance with applicable Delaware law, holders of Solectron common stock will be entitled to appraisal rights if they comply with the applicable provisions of Delaware law.

In addition, the holder of the one outstanding share of Solectron’s Series B Preferred Stock may have appraisal rights under certain circumstances. For more information, see the section entitled “The Merger — Appraisal Rights” beginning on page 81 of this joint proxy statement/prospectus and Annex G — Delaware Appraisal Statute.

Q:	What matters will Solectron stockholders vote on at the special meeting?

A:	Solectron stockholders will vote on the proposal to adopt the merger agreement.

Q:	How does the Solectron board of directors recommend that Solectron stockholders vote?

A:	The Solectron board of directors, by the unanimous vote of the directors present, has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Solectron stockholders and recommends that Solectron stockholders vote “FOR” the proposal to adopt the merger agreement. For a more complete description of the recommendation of the Solectron board of directors, see the section entitled “The Merger — Solectron’s Reasons for the Merger and Board Recommendation” beginning on page 56 of this joint proxy statement/prospectus.

Q:	When and where will the Solectron special meeting be held?

A:	The special meeting is scheduled to be held at Solectron’s headquarters at 847 Gibraltar Drive, Building 5, Milpitas, California 95035, on , 2007, at :00 a.m., California Time.

Q:	What vote is needed to adopt the merger agreement at the special meeting?

A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the aggregate voting power represented by the Solectron common stock and the one share of Series B Preferred Stock outstanding on the record date, voting together as a single class.

Each stockholder of Solectron common stock is entitled to one vote for each share of common stock owned as of the record date, and Computershare Trust Company of Canada, the holder of Solectron’s one share of Series B Preferred Stock, is entitled to one vote for each exchangeable share of Solectron Global Services Canada Inc., an indirect subsidiary of Solectron, outstanding as of the record date (other than exchangeable shares owned by Solectron, its subsidiaries and other affiliates). Holders of Solectron common stock and holders of exchangeable shares are collectively referred to in this joint proxy statement/prospectus as the Solectron stockholders.

Q:	How do Solectron stockholders vote?

A:	If you were a Solectron stockholder on the record date for the Solectron special meeting, you may vote at the meeting. Most stockholders can vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this joint proxy statement/prospectus. You can also vote by completing and returning a proxy card or, if you hold your shares in street name, a voting instruction card provided by your broker or nominee.

The Internet and telephone voting facilities will close at 11:59 p.m., New York City Time, on , 2007. Please be aware that Solectron stockholders who vote over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.

The method by which Solectron stockholders vote will in no way limit their right to vote at the meeting if such stockholders later decide to attend in person. If shares are held in street name, Solectron stockholders must obtain a proxy, executed in their favor, from a broker or other holder of record, to be able to vote at the meeting.

If Solectron shares are held through a broker or nominee, those shares may be voted even if the Solectron stockholder does not vote or attend the special meeting, if the beneficial owner provides the broker or nominee with voting instructions using the voting instruction card provided by your broker or nominee. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will not be allowed to vote those shares at this special meeting. Therefore, broker “non-votes,” if any, will have the same effect as votes cast against the proposal to adopt the merger agreement.

All shares entitled to vote and represented by properly completed proxies received prior to the Solectron special meeting and not revoked will be voted at the meeting in accordance with stockholder instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by the proxy will be voted as the Solectron board of directors recommends and therefore “FOR” the adoption of the merger agreement.

If you hold exchangeable shares, see “Annex F — Treatment of Solectron Series B Preferred Stock and Solectron Global Services Canada Inc. Exchangeable Shares” for information on the procedures for voting your exchangeable shares through Computershare Trust Company of Canada.

Q:	As a Solectron stockholder, can I change my vote after I have delivered my proxy?

A:	Yes. Solectron stockholders may revoke a proxy (including an Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

Q:	What will happen if Solectron stockholders abstain from voting or do not vote?

A:	If a Solectron stockholder abstains from voting or does not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement. If a Solectron stockholder returns a proxy and does not indicate how it should be voted, all shares represented by such proxy will be voted in favor of the proposal to adopt the merger agreement.

Q:	Should Solectron stock certificates be sent in now?

A:	No. If the merger is completed, Solectron stockholders will receive written instructions for sending in any stock certificates they may have.

Q:	What do Solectron stockholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference in this joint proxy statement/prospectus, including its annexes. In order for shares to be represented at the Solectron special meeting, Solectron stockholders can (1) vote over the Internet or by telephone by following the instructions included on the proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the Solectron special meeting in person. Also, you should send in your completed and signed election form, as described above.

Q:	Who can answer my questions?

A:	Solectron stockholders with questions about the merger, the Solectron special meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

InnisFree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Toll Free from within the United States and Canada: 877-825-8971
Banks and Brokers call collect: 212-750-5833

Holders of exchangeable shares with questions about the merger, the Solectron special meeting or who desire additional copies of this joint proxy statement/prospectus or additional exchangeable share voting information forms or election forms should contact:
Cristian Couchot
Corporate Trust Officer
Computershare Trust Company of Canada
710, 530-8th Ave SW
Calgary, Alberta T2P 3S8
Telephone: 403-267-6510
Fax: 403-267-6598

SUMMARY

The following is a summary of the information related to the merger contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, Flextronics and Solectron encourage you to carefully read this entire joint proxy statement/prospectus, including the attached annexes. In addition, Flextronics and Solectron encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Flextronics and Solectron. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus.

The Merger and the Merger Agreement (see pages 44 and 85)

Flextronics has agreed to acquire Solectron pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. Under the merger agreement, the merger will be structured as an integrated two-step transaction. In the first step, a wholly-owned subsidiary of Flextronics will merge with and into Solectron, with Solectron continuing as the surviving corporation and becoming a wholly-owned subsidiary of Flextronics. In the second step, which will occur immediately following the first step, Solectron, as the surviving corporation of the first merger, will merge with and into a second wholly-owned subsidiary of Flextronics, with this second subsidiary continuing as the surviving corporation and as a wholly-owned subsidiary of Flextronics. If, however, Flextronics or Solectron is unable to obtain an opinion of counsel to the effect that, for U.S. federal income tax purposes, the two-step merger will qualify generally as a reorganization within the meaning of Section 368(a) of the Code, the merger may be structured as a single merger of a wholly-owned subsidiary of Flextronics merging with and into Solectron, with Solectron continuing as the surviving corporation and becoming a wholly-owned subsidiary of Flextronics.

Upon completion of the merger, each share of Solectron common stock will be converted into the right to receive 0.3450 of an ordinary share of Flextronics or $3.89 in cash, without interest, as merger consideration. Solectron’s stockholders will be able to elect to receive Flextronics ordinary shares or cash consideration. Each Solectron stockholder will be able to elect only one type of consideration for all of the Solectron common stock it owns. Under the merger agreement, however, at least 50%, but no more than 70%, of the shares of Solectron common stock outstanding immediately prior to completion of the merger will be converted into the right to receive Flextronics ordinary shares, and at least 30% but no more than 50%, of the shares of Solectron common stock outstanding immediately prior to completion of the merger will be converted into the right to receive cash. Therefore, the cash and stock elections made by Solectron stockholders will be subject to proration based on these limits. As a result, Solectron stockholders that have elected to receive either cash or Flextronics ordinary shares could in certain circumstances receive a combination of both cash and Flextronics ordinary shares. Solectron stockholders that fail to make an election will receive cash, Flextronics ordinary shares or a combination of the two, depending on the results of the elections made by electing Solectron stockholders and the limits on the aggregate number of Solectron shares that can be converted to stock consideration and cash consideration in the merger.

A copy of the merger agreement is attached as Annex A-1 to this joint proxy statement/prospectus, and Flextronics and Solectron encourage you to read the merger agreement in its entirety.

Election of Merger Consideration (page 88 and Annex F)

Concurrently with the mailing of this joint proxy statement/prospectus, the exchange agent will mail an election form to Solectron stockholders which is to be used to elect the form of merger consideration they wish to receive. The exchange agent will also make available election forms to holders of Solectron common stock who request such forms before the election deadline described below. To make an election, a holder of Solectron common stock must submit a properly completed election form to the exchange agent by the election deadline. The deadline for Solectron stockholders to submit their election forms will be 5:00 p.m., New York City Time, on the later of (i) the date of the Solectron stockholders’ meeting and (ii) a date mutually agreed to by Flextronics and Solectron that is as near as practicable to 10 business days prior to the expected closing date of the merger agreement. Flextronics and Solectron will issue a press release announcing the date of the election deadline not more than 15, but at least 10, business days prior to the election deadline.

The election form will also be mailed to holders of exchangeable shares that are entitled to direct votes attaching to the one share of Series B Preferred Stock of Solectron. Holders of exchangeable shares must observe the same procedures, restrictions and requirements as holders of Solectron common stock in order for their election to be timely and properly made.

Solectron stockholders (including holders of exchangeable shares) may revoke a previously submitted form of election by submitting written notice of revocation that is received by the exchange agent prior to the election deadline, at the following addresses:

By Mail:	By Overnight Courier:

The written notice of revocation must specify the account name and such other information as the exchange agent may request in the election form. Revocations may not be in part. Upon revoking a prior election, Solectron stockholders may submit another election in accordance with the election procedures described in this joint proxy statement/prospectus.

Any stockholder holding Solectron shares in “street name” should follow any instructions for revoking or changing their election provided by their broker.

Risk Factors (see page 26)

The “Risk Factors” section beginning on page 26 of this joint proxy statement/prospectus should be considered carefully by Flextronics shareholders and Solectron stockholders in evaluating whether to approve the respective proposals of Flextronics and Solectron. These risk factors should be considered together with the risk factors that are contained in the reports of Flextronics and Solectron filed with the SEC, and any other information included in or incorporated by reference into this joint proxy statement/prospectus.

The Flextronics Annual General Meeting (see page 37)

Flextronics will hold its annual general meeting of shareholders on          , 2007, at     :00 a.m., California Time, at Flextronics’s principal U.S. offices, 2090 Fortune Drive, San Jose, California, 95131, at which Flextronics shareholders will be asked to consider and vote upon the following matters:

•	To authorize the directors of Flextronics International Ltd., which is referred to in this notice as Flextronics, to allot and issue ordinary shares pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007, entered into among Flextronics, Saturn Merger Corp., a wholly-owned subsidiary of Flextronics, and Solectron Corporation (Proposal 1);

•	To re-elect the following directors: James A. Davidson and Lip-Bu Tan (Proposal 2);

•	To re-appoint Mr. Rockwell A. Schnabel as a director of Flextronics (Proposal 3);

•	To approve the re-appointment of Deloitte & Touche LLP as Flextronics’s independent registered public accounting firm for the 2008 fiscal year (Proposal 4);

•	To approve a general authorization for the directors of Flextronics to allot and issue ordinary shares (Proposal 5);

•	To approve the cash compensation payable to Flextronics’s non-employee directors (Proposal 6);

•	To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flextronics of its own issued ordinary shares (Proposal 7); and

•	To approve amendments to Flextronics’s 2001 Equity Incentive Plan relating to: (a) a 5,000,000-share increase in the sub-limit on the maximum number of ordinary shares which may be issued as stock bonus awards and (b) a 10,000,000-share increase in the share reserve (Proposals 8 and 9).

The close of business on          , 2007 is the record date for shareholders entitled to notice of the 2007 annual general meeting of Flextronics. All of the ordinary shares issued on          , 2007 are entitled to be voted at the 2007 annual general meeting, and shareholders of record on          , 2007 and entitled to vote at the meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of July 10, 2007, Flextronics had 608,940,696 ordinary shares issued and outstanding. Flextronics shareholders are entitled to cast one vote per Flextronics ordinary share owned as of the date of the Flextronics annual general meeting. Eleven directors and executive officers of Flextronics, who together hold approximately          % of Flextronics ordinary shares outstanding as of the record date, have agreed to vote in favor of Proposal No. 1.

Approval of the proposal to authorize the issuance of Flextronics ordinary shares pursuant to the merger agreement is a condition to completion of the merger. Adoption of the other proposals at the Flextronics annual general meeting is not a condition to completion of the merger.

The Special Meeting of Solectron Stockholders (see page 40)

Solectron will hold a special meeting of its stockholders on          , 2007, at          :00 a.m., California Time, at Solectron’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, California 95035, at which Solectron stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

Only holders of record of Solectron common stock and the holder of the one issued and outstanding share of Series B Preferred Stock of Solectron at the close of business on          , 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the Solectron special meeting or any adjournments of the special meeting.

The merger cannot be completed unless holders of a majority of the aggregate voting power represented by the outstanding shares of Solectron common stock and the outstanding share of Solectron Series B Preferred Stock, voting together as one class, vote in favor of the proposal to adopt the merger agreement. Holders of Solectron common stock are entitled to one vote for each share of Solectron common stock that such holder beneficially holds. The holder of the outstanding share of Series B Preferred Stock is entitled to a number of votes with respect to the share of Series B Preferred Stock equal to the number of issued and outstanding exchangeable shares as of the record date for this meeting that are not owned by Solectron, any of its subsidiaries or other affiliates. Eighteen directors and executive officers of Solectron, who together hold approximately          % of Solectron common stock outstanding as of the record date, have agreed to vote in favor of the merger.

Flextronics’s Reasons for the Merger and Board Recommendation (see page 49)

The Flextronics board of directors based its decision to approve the merger agreement and the merger, and to recommend that Flextronics shareholders approve the issuance of ordinary shares in the merger, based on a variety of factors, including, without limitation, the following anticipated strategic benefits of the merger:

•	Enhanced Competitive Position. Combining Flextronics and Solectron would create the most diversified and premier global provider of advanced design and vertically integrated electronics manufacturing services, or EMS, with the broadest worldwide EMS capabilities, from design resources to end-to-end vertically integrated global supply chain services. The combined company would be able to use its increased scale to realize significant cost savings and further extend its reach within established market segments.

•	Improved Customer Offering. By adding Solectron’s resources and unique skill sets, Flextronics would be able to provide more value innovation to its customers by leveraging the combined global economies of scale in manufacturing, logistics, procurement, design, engineering, and ODM services. A larger company would be more competitive and therefore better positioned to deliver supply chain solutions that fulfill its customers’ increasingly complex requirements. The combined company could help improve the competitive position of its customers by simplifying their global product development process while also delivering improved product quality with enhanced performance and faster time to market.

•	Complementary Businesses. Solectron’s strengths in high-end computing, communications, and networking infrastructure market segments complement Flextronics’s strengths in vertical integration and ODM capabilities and its expertise in cell phones and consumer electronics. The combined company would be a leading EMS supplier of high-end products, enhancing and leveraging Flextronics’s global leadership position in high-volume, low-cost products. In addition, Solectron’s after-market sales support, repair service, and build to order/configure to order capabilities would be a valuable addition to Flextronics’s existing end-to-end vertically-integrated service capabilities.

•	Operating Synergies. Over the last 18 months, Flextronics has reorganized its management structure, creating the infrastructure required to effectively and efficiently add scale to its operations and enable it to achieve the synergies expected from the successful integration of Solectron’s operations. The combined company would be expected to realize cost savings from manufacturing and operating expense reductions, which will result from global footprint rationalization and the elimination of redundant assets or unnecessary functions. Additional costs savings would be expected from leveraging increased scale and purchasing power, and the expansion of vertical integration will drive higher combined profitability. In addition, combined capital expenditures would be reduced by the redeployment of equipment and rationalized manufacturing locations.

•	Diversification. Flextronics’s current product portfolio is highly concentrated in the mobile segment, which represented approximately 31% of Flextronics’s revenues for the quarter ended March 31, 2007, followed by consumer digital at 24%, infrastructure at 23%, industrial, auto, medical and other at 12%, and computing at 10% of revenues. By comparison, infrastructure represented 42% of Solectron’s revenues for the quarter ended March 2, 2007, followed by computing at 34%, industrial, auto, medical and other at 12%, and consumer digital at 12%. Following the merger, the combined company will have a more diversified and balanced customer and product mix, especially with regard to the mobile and infrastructure market segments, which may better position the combined company to withstand end market, customer and product volatility in the future.

After careful consideration, Flextronics’s board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the interests of Flextronics and its shareholders. The Flextronics board of directors unanimously recommends that Flextronics shareholders vote “FOR” the proposal to approve the issuance of Flextronics ordinary shares pursuant to the merger agreement.

Opinion of Flextronics’s Financial Advisor (see page 51)

Citigroup Global Markets Inc., referred to in this joint proxy statement/prospectus as Citigroup, has acted as financial advisor to Flextronics in connection with the merger. Citigroup made a presentation to the Flextronics board of directors in which Citigroup reviewed certain financial analyses and rendered to the Flextronics special acquisition committee of the board of directors an oral opinion, subsequently confirmed in writing to the Flextronics board of directors, that as of June 3, 2007, and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the consideration to be paid by Flextronics in the acquisition is fair, from a financial point of view, to Flextronics.

The full text of Citigroup’s written opinion dated June 3, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is included as Annex D to this joint proxy statement/prospectus. Citigroup’s opinion was limited solely to the fairness to Flextronics of the acquisition consideration from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed acquisition to the Flextronics board of directors. Citigroup makes no recommendation to any stockholder as to how you should vote or act on any matters relating to the proposed acquisition. Citigroup was not requested to consider, and its opinion does not address, the relative merits of the acquisition compared to any alternative business strategies that might exist for Flextronics or the effect of any other transaction in which Flextronics might engage. This summary of Citigroup’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to read Citigroup’s opinion carefully and in its entirety.

Solectron’s Reasons for the Merger and Board Recommendation (see page 56)

The Solectron board of directors identified the following anticipated strategic and financial benefits of the merger:

•	Complementary Businesses. The development, manufacturing and logistics capabilities of the two companies are complementary and should enable the combined company to compete more effectively in the general EMS market. The combined company should be stronger than either company on its own, with greater breadth and depth of service offerings and with the scale and anticipated operational efficiencies that should allow it to profitably compete. In addition, Flextronics’s ODM capabilities, its vertical integration model, and its continued targeting of non-traditional EMS market segments (e.g., automotive, military/aerospace, industrial and medical) should allow the combined company to compete effectively in these market segments, which offer greater growth potential and higher margins than the traditional EMS market segments. Lastly, the integration of the Solectron and Flextronics logistics networks with these manufacturing facilities should create a more flexible and responsive organization that can more quickly react to and address regional and local changes in market demand and customer expectations and preferences in the various markets throughout the world.

•	Customers. The combined company should be able to deepen relationships with many of its existing customers by leveraging Flextronics’s vertical integration capabilities. Solectron expects the combined company to improve its ability to expand its current customer relationships and expects to increase its penetration of new customer accounts. Solectron believes that the combination of the two companies’ design, engineering, manufacturing and logistics capabilities should enable the combined company to meet customer needs more effectively and, particularly with the vertical integration model that Flextronics has been pursuing, to deliver more complete solutions to customers at a lower cost to those customers while realizing improved margins for the combined company. In addition, Solectron believes the larger sales organization, greater marketing resources and financial strength of the combined company may lead to improved opportunities for marketing the combined company’s offerings.

•	Reduction in Operating Costs. The combined company is expected to realize substantial cost savings as a result of increased efficiencies in manufacturing, logistics and operating expenses. Flextronics and Solectron expect the combined company to achieve benefits from cost savings from manufacturing and operating expense reductions resulting from global footprint rationalization and the elimination of redundant assets or unnecessary functions; leveraging increased scale and purchasing power; and the expansion of vertical integration capabilities within the Solectron customer base.

•	Stronger Financial Position. The combined company will have greater scale and financial resources, including total cash and cash equivalents. Flextronics and Solectron expect that this stronger financial position will improve the combined company’s ability to support the combined company’s strategy; to respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demand; and to pursue strategic growth opportunities in the future, including acquisitions.

•	Stock-for-Stock with Fixed Exchange Ratio for Stockholders that Elect Stock. Solectron’s stockholders who receive Flextronics ordinary shares in the merger will share in the benefits from the growth opportunities, synergies and cost savings that are expected to be realized by the combined company as a result of the merger. The fact that the stock consideration is based on a fixed exchange ratio provides certainty as to the number of Flextronics ordinary shares that will be issued to Solectron stockholders who receive Flextronics ordinary shares in the merger.

After careful consideration, the Solectron board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of the Solectron stockholders and has unanimously approved the merger agreement. The Solectron board of directors unanimously recommends that the Solectron stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Solectron’s Financial Advisor (see page 60)

Goldman, Sachs & Co., referred to in this joint proxy statement/prospectus as Goldman Sachs, delivered its opinion to Solectron’s board of directors that, as of June 4, 2007 and based upon and subject to the factors and assumptions set forth therein, the Stock Consideration and the Cash Consideration (as such terms are defined in the written opinion of Goldman Sachs) to be received by the holders of Shares (as such term is defined in the written opinion of Goldman Sachs), taken in the aggregate, was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of Solectron’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Solectron’s common stock should vote or make any election with respect to the transaction or any other matter. Pursuant to an engagement letter between Solectron and Goldman Sachs, Solectron has agreed to pay Goldman Sachs a transaction fee based on 0.32% of the aggregate consideration paid in the transaction, 25% of which became payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the transaction.

Interests of Solectron’s Officers and Directors in the Merger (see page 67)

When considering the Solectron board of directors’ recommendation that Solectron stockholders vote in favor of the proposal to adopt the merger agreement, Solectron’s stockholders should be aware that Solectron’s directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Solectron stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. The Solectron board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continued employment of certain executive officers of Solectron by the combined company, the continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and directors and the receipt of other benefits, including accelerated vesting of amounts contributed to the accounts of executive officers in the Solectron Executive Deferred Compensation Plan, that would be triggered by certain terminations on or following the consummation of the merger. Solectron stockholders should be aware of these interests when considering the Solectron board of directors’ recommendation to adopt the merger agreement.

Solectron Is Prohibited from Soliciting Other Offers (see page 97)

The merger agreement contains detailed provisions that prohibit Solectron and its subsidiaries, and their officers and directors, from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an acquisition proposal, as defined in the merger agreement, including an acquisition that would result in the person or group acquiring more than a 20% interest in Solectron’s or any of its subsidiaries’ total outstanding voting securities, a merger, consolidation or other business combination involving Solectron or any of its subsidiaries, a sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 20% of the assets of Solectron (including its subsidiaries taken as a whole), or any liquidation or dissolution of Solectron. Solectron is also required to use all reasonable best efforts to cause its advisors to comply with these restrictions. The merger agreement does not, however, prohibit Solectron or its board of directors from considering and, in certain circumstances, from potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.

Change of Board Recommendation (see page 96)

Subject to specified conditions, the board of directors of Solectron may withdraw or modify its recommendation in support of the adoption of the merger agreement by Solectron’s stockholders. In the event that the board of directors of Solectron withdraws or modifies its recommendation in a manner adverse to Flextronics, Solectron may be required to pay a termination fee of $100.0 million to Flextronics.

Flextronics and Solectron May Terminate the Merger Agreement under Specified Circumstances (see page 106)

Under circumstances specified in the merger agreement, either Flextronics or Solectron may terminate the merger agreement. These circumstances generally include if:

•	Flextronics and Solectron mutually agree to terminate the merger agreement;

•	if the merger is not completed by December 31, 2007, provided that either party may extend such date to March 31, 2008, if the condition requiring approvals and consents (including the termination of any waiting period) under merger notification and control laws shall not have been satisfied;

•	if any governmental entity issues any order or takes any other action having the effect of permanently restraining, enjoining or prohibiting the completion of the merger;

•	if Solectron stockholders fail to adopt the merger agreement or Flextronics shareholders fail to authorize the issuance of Flextronics ordinary shares in the merger;

•	if any party breaches its representations, warranties or covenants in the merger agreement such that the conditions to completion of the merger regarding its representations, warranties or covenants would not be satisfied, subject to a 30-day cure period;

•	if there has been, or any event has occurred since the date of the merger agreement that would reasonably be expected to have, a material adverse effect on Solectron, and (i) the material adverse effect is not reasonably capable of being cured prior to the termination date of the merger agreement, or (ii) the material adverse effect is not cured prior to the earlier of the termination date and 30 days following the receipt of written notice from Flextronics to Solectron of the material adverse effect (which right to terminate may only be exercised by Flextronics), provided that Flextronics may not exercise this termination right if it is in material breach of the merger agreement; or

•	there has been, or any event has occurred since the date of the merger agreement that would reasonably be expected to have, a material adverse effect on Flextronics, and (i) the material adverse effect is not reasonably capable of being cured prior to the termination date of the merger agreement, or (ii) the material adverse effect is not cured prior to the earlier of the termination date and 30 days following the receipt of written notice from Solectron to Flextronics of the material adverse effect (which right to terminate may only be exercised by Solectron), provided that Solectron may not exercise this termination right if it is in material breach of the merger agreement.

Additionally, prior to the adoption of the merger agreement by Solectron’s stockholders, Flextronics may terminate the merger agreement if the board of directors of Solectron takes certain specified actions in opposition to the merger that are described as triggering events in the merger agreement. Solectron may terminate the merger agreement if it enters into a definitive agreement with respect to an alternative acquisition under specified conditions and pays the termination fee to Flextronics.

Payment of a Termination Fee under Specified Circumstances (see page 108)

If the merger agreement is terminated under specified circumstances, Solectron could be required to pay a termination fee of $100.0 million to Flextronics and, in certain other specified circumstances, Flextronics could be required to pay a termination fee of $100.0 million to Solectron.

What Is Needed to Complete the Merger (see page 104)

Several conditions must be satisfied or waived before Flextronics and Solectron complete the merger, including those summarized below:

•	the adoption of the merger agreement by Solectron’s stockholders and the authorization of the issuance of Flextronics ordinary shares in the merger by Flextronics’s shareholders;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part;

•	the absence of any law, regulation or order making the merger illegal or otherwise prohibiting the merger;

•	the expiration or termination of any applicable waiting periods and the receipt of any consents, waivers or approvals required under applicable U.S. and foreign merger control regulations;

•	the accuracy of each company’s representations and warranties in the merger agreement in all respects as of the date of the merger agreement and as of the closing date, except those representations and warranties which address matters only as of a particular date, which must be true and correct as of that date, and except for representations and warranties where failure to be true and correct did not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the company;

•	material compliance by each party with its agreements and covenants in the merger agreement; and

•	the absence of any change, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on either party.

If the law permits, either Solectron or Flextronics could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

In addition, the obligation of Flextronics and Solectron to consummate the merger as a two-stop merger is subject to their receipt of an opinion from their respective tax counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as amended, and that no gain (except to the extent of cash received) will be recognized by Solectron stockholders, other than by certain stockholders in certain situations.

Treatment of Exchangeable Shares and Series B Preferred Stock (see Annex F)

Under the merger agreement, Solectron has agreed to take all action necessary to cause 3942163 Canada Inc., or Callco, a wholly-owned indirect subsidiary of Solectron, to acquire, prior to the effective time of the merger, all the issued and outstanding exchangeable shares, by exercising its overriding redemption call right pursuant to the terms and conditions of the exchangeable shares. The purchase price payable by Callco in connection with the exchange, in respect of each exchangeable share, is one share of Solectron common stock (including an amount equal to the full amount of all declared but unpaid dividends on such exchangeable share, if any, and subject to applicable withholding taxes), which Solectron common stock will be issued prior to the effective time of the merger.

Upon completion of the exchange of exchangeable shares and prior to the effective time of the merger, Solectron will cause the one issued and outstanding share of Series B Preferred Stock in its capital to be cancelled in accordance with its terms.

Board of Directors and Management of the Combined Company

Under the terms of the merger agreement, Flextronics will appoint to its board of directors two individuals designated by Solectron and approved by Flextronics upon consummation of the merger, to hold office until their earlier resignation or removal in accordance with Flextronics’s Memorandum and Articles of Association. Following the merger, one or more of the executive officers of Solectron may become executive officers of Flextronics. In connection therewith, Flextronics may enter into compensatory arrangements with one or more executive officers of Solectron, which arrangements may include payments of cash and/or grants of equity securities of Flextronics.

Material U.S. Federal Income Tax Consequences of the Merger (see page 75)

The two-step merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to closing that each of Flextronics and Solectron receive an opinion from legal counsel to the effect that the merger will so qualify. If the two-step merger qualifies as a reorganization, the U.S. federal income tax consequences of the merger to each Solectron stockholder will vary depending on whether that stockholder receives Flextronics ordinary shares, cash, or a combination of cash and Flextronics ordinary shares in exchange for that stockholder’s Solectron common stock.

If a Solectron stockholder receives only Flextronics ordinary shares in exchange for its Solectron common stock, that stockholder generally will not recognize gain or loss on the Solectron common stock surrendered pursuant to the merger. If a Solectron stockholder receives only cash in exchange for its Solectron common stock, that stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and such stockholder’s tax basis in the Solectron common stock surrendered. If a Solectron stockholder receives a combination of cash and Flextronics ordinary shares in exchange for its Solectron common stock, such stockholder generally will recognize gain (but will not be permitted to recognize loss) for U.S. federal income tax purposes equal to the lesser of (i) the amount of cash that received, and (ii) the amount of gain realized by that stockholder.

If, however, Flextronics or Solectron is unable to obtain an opinion of counsel to the effect that, for U.S. federal income tax purposes, the two-step merger will qualify generally as a reorganization within the meaning of Section 368(a) of the Code, the transaction may be structured as a single-step merger of a wholly-owned subsidiary of Flextronics with and into Solectron, with Solectron continuing as the surviving corporation and becoming a wholly-owned subsidiary of Flextronics, in which case the transaction will not qualify as a tax-free reorganization under Section 368(a) of the Code. In that event, Solectron stockholders generally would recognize gain or loss on the shares of Solectron common stock surrendered in the transaction in the amount of the difference between their basis in such shares and the sum of the amount of cash and the fair market value of the Flextronics ordinary shares received in exchange for the shares of Solectron common stock.

Solectron stockholders are urged to read the discussion in the section entitled “Solectron Proposal and Flextronics Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger”

beginning on page 75 of this joint proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effect of state, local and non-U.S. tax laws.

Flextronics Financing (see page 79)

Flextronics estimates that it will require up to approximately $1.9 billion to pay the cash portion of the merger consideration, including acquisition and financing related costs, assuming 50% of Solectron’s outstanding shares elect to receive cash. Flextronics currently has a $2.0 billion credit facility through a syndicate of banks led by Bank of America, N.A. Simultaneously with execution of the merger agreement, Flextronics and Citigroup agreed to the terms of a commitment letter pursuant to which Citigroup has committed to provide Flextronics with a seven-year, senior unsecured term loan facility of up to $2.5 billion to fund the cash requirements for the transaction, including the repurchase or refinancing of Solectron’s debt, if required. The merger is not conditioned on receipt of financing by Flextronics and Flextronics continues to evaluate alternative long-term financing arrangements.

The Merger Is Subject to Approval of Regulatory Authorities (see page 80)

In order to complete the merger, Flextronics and Solectron must notify, furnish information to, and, where applicable, obtain clearance from competition authorities in Brazil, Canada, China, the European Commission, Mexico, Turkey and Ukraine. Flextronics and Solectron will also notify and furnish information to, on a voluntary basis, the competition authorities in Singapore. The merger is also subject to U.S. antitrust laws and, as such, is subject to review by the Department of Justice and/or the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Flextronics and Solectron have made their filings under the HSR Act, and have made or will make the necessary filings with competition authorities in the remaining jurisdictions. Although Flextronics and Solectron expect to obtain the required regulatory approvals in all of these jurisdictions, there can be no assurance that Flextronics and Solectron will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.

Trading of Flextronics Ordinary Shares Received in the Merger; Delisting of Solectron Common Stock and Exchangeable Shares

If Flextronics and Solectron complete the merger, Solectron stockholders will be able to trade the Flextronics ordinary shares they receive in the merger on the NASDAQ Global Select Market, subject to restrictions on affiliates of Solectron. If Flextronics and Solectron complete the merger, Solectron common stock will no longer be listed on the New York Stock Exchange or any other market or exchange. Further, Solectron Global Services Canada Inc. exchangeable shares will be delisted from the Toronto Stock Exchange.

Appraisal Rights (see page 81)

Under Delaware law, Solectron stockholders that hold Solectron common stock are entitled to appraisal rights if they comply with the applicable provisions of Delaware law. Additionally, under Delaware law, if the record holder of the one share of Solectron Series B Preferred Stock does not vote in favor of the adoption of the merger agreement at the Solectron special meeting, then the record holder has the right to seek an appraisal of, and to be paid the fair value for, the Series B Preferred Stock if the stockholder otherwise complies with the applicable provisions of Delaware law.

To obtain an appraisal, Solectron stockholders must submit a written demand for an appraisal before the vote on the approval of the merger agreement and must continue to hold their Solectron shares until the effective date of the merger. Solectron stockholders must also comply with other procedures as required by Delaware law. If Solectron stockholders validly demand appraisal of their shares in accordance with Delaware law and do not withdraw their demand or otherwise forfeit their appraisal rights, they will not receive the merger consideration. Instead, after completion of the proposed merger, a court will determine the fair value of their shares exclusive of any value arising from the proposed merger. This appraisal amount will be paid in cash and could be more than, the same as or less than the amount a Solectron stockholder would be entitled to receive under the terms of the merger agreement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FLEXTRONICS

The selected historical consolidated financial data for each year in the five-year period ended March 31, 2007, were derived from Flextronics’s consolidated financial statements for those periods. This information is only a summary and should be read in conjunction with Flextronics’s historical consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of Flextronics and in conjunction with the other information that Flextronics has filed with the SEC which have been incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus.

	Fiscal Year Ended March 31,
	2007	2006	2005	2004	2003
	(In thousands, except per share amounts)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales	$18,853,688	$15,287,976	$15,730,717	$14,479,262	$13,329,197
Cost of sales	17,777,859	14,354,461	14,720,532	13,676,855	12,626,105
Restructuring charges(1)	146,831	185,631	78,381	474,068	266,244

Gross profit	928,998	747,884	931,804	328,339	436,848
Selling, general and administrative expenses	547,538	463,946	525,607	469,229	434,615
Intangible amortization	37,089	37,160	33,541	34,543	20,058
Restructuring charges(1)	5,026	30,110	16,978	54,785	30,711
Other (income) charges, net(2)	(77,594)	(17,200)	(13,491)	—	7,456
Interest and other expense, net	91,986	92,951	89,996	77,241	92,774
Gain on divestiture of operations	—	(23,819)	—	—	—
Loss on early extinguishment of debt	—	—	16,328	103,909	—

Income (loss) from continuing operations before income taxes	324,953	164,736	262,845	(411,368)	(148,766)
Provision for (benefit from) income taxes	4,053	54,218	(68,652)	(64,958)	(64,987)

Income (loss) from continuing operations	320,900	110,518	331,497	(346,410)	(83,779)
Income (loss) from discontinued operations, net of tax	187,738	30,644	8,374	(5,968)	326

Net income (loss)	$508,638	$141,162	$339,871	$(352,378)	$(83,453)

Diluted earnings (loss) per share:
Continuing operations	$0.54	$0.18	$0.57	$(0.66)	$(0.16)

Discontinued operations	$0.31	$0.05	$0.01	$(0.01)	$—

Total	$0.85	$0.24	$0.58	$(0.67)	$(0.16)

	As of March 31,
	2007	2006	2005	2004	2003
	(In thousands)

CONSOLIDATED BALANCE SHEET DATA(3):
Working capital	$1,102,979	$938,632	$906,971	$884,816	$897,741
Total assets	12,341,374	10,958,407	11,009,766	9,583,937	8,394,104
Total long-term debt and capital lease obligations, excluding current portion	1,493,805	1,489,366	1,709,570	1,624,261	1,049,853
Shareholders’ equity	6,176,659	5,354,647	5,224,048	4,367,213	4,542,020

(1)	Flextronics recognized restructuring charges of $151.9 million, $215.7 million, $95.4 million, $540.3 million (including $11.5 million attributable to discontinued operations) and $297.0 million in fiscal years 2007, 2006, 2005, 2004 and 2003, respectively, associated with the consolidation and closure of several manufacturing facilities.

(2)	Flextronics recognized $79.8 million, $20.6 million and $29.3 million of net foreign exchange gains from the liquidation of certain international entities in fiscal years 2007, 2006 and 2005, respectively. Flextronics also recognized $7.7 million and $7.6 million in executive separation costs in fiscal years 2006 and 2005, respectively. Flextronics recognized charges of $8.2 million and $7.4 million in fiscal years 2005 and 2003, respectively, for the other-than-temporary impairment of its investments in certain non-publicly traded companies. In fiscal year 2006, Flextronics recognized a net gain of $4.3 million related to its investments in certain non-publicly traded companies.

(3)	Includes continuing and discontinued operations for the fiscal years ended on and prior to March 31, 2006.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOLECTRON

The selected historical consolidated financial data in the table below for the six months ended March 2, 2007 and February 24, 2006 were derived from Solectron’s unaudited consolidated financial statements. The selected historical consolidated financial data for each year in the five fiscal year period ended August 25, 2006, were derived from Solectron’s audited consolidated financial statements. This information should be read in conjunction with Solectron’s historical consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual and quarterly reports of Solectron and in conjunction with the other information that Solectron has filed with the SEC which have been incorporated by reference into this joint proxy statement/prospectus.

	Six Months Ended		For Twelve Months Ended
	March 2,	February 24,	August 25,	August 26,	August 27,	August 29,	August 30,
	2007	2006	2006	2005	2004	2003	2002
	(In millions, except per share data)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales	$5,901.0	$4,956.0	$10,560.7	$10,441.1	$11,638.3	$9,828.3	$10,738.7
Cost of sales	5,598.8	4,701.4	10,013.1	9,868.8	11,068.6	9,388.4	10,234.8

Gross profit	302.2	254.6	547.6	572.3	569.7	439.9	503.9

Operating expenses:
Selling, general and administrative	226.5	211.7	433.3	412.8	446.7	566.9	661.4
Restructuring and impairment costs(1)	51.1	6.5	14.0	91.1	177.9	604.8	787.7
Goodwill impairment costs(2)	—	—	—	—	—	1,620.1	2,500.0

Operating income (loss)	24.6	36.4	100.3	68.4	(54.9)	(2,351.9)	(3,445.2)
Interest and other income (expense)	2.4	10.8	16.8	(63.2)	(210.8)	(131.5)	(74.1)

Income (loss) from continuing operations before income taxes	27.0	47.2	117.1	5.2	(265.7)	(2,483.4)	(3,519.3)
Income tax expense (benefit)	4.8	9.9	(1.3)	15.7	(3.3)	525.5	(450.0)

Income (loss) from continuing operations	$22.2	$37.3	$118.4	$(10.5)	$(262.4)	$(3,008.9)	$(3,069.3)
Discontinued operations:
Income (loss) from discontinued operations	$(0.9)	$17.1	$15.6	$16.8	$93.7	$(331.7)	$(59.1)
Income tax expense (benefit)	—	—	—	2.9	8.7	112.0	(18.7)

Income (loss) on discontinued operations	(0.9)	17.1	15.6	13.9	85.0	(443.7)	(40.4)

Income (loss) before cumulative effect of change in accounting principle	21.3	54.4	134.0	3.4	(177.4)	(3,452.6)	(3,109.7)
Cumulative effect of change in accounting principle, net	—	—	(0.8)	—	—	—	—

Net income (loss)	$21.3	$54.4	$133.2	$3.4	$(177.4)	$(3,452.6)	$(3,109.7)

	Six Months Ended		For Twelve Months Ended
	March 2,	February 24,	August 25,	August 26,	August 27,	August 29,	August 30,
	2007	2006	2006	2005	2004	2003	2002
	(In millions, except per share data)

Basic net income (loss) per share:
Continuing operations	$0.02	$0.04	$0.13	$(0.01)	$(0.30)	$(3.63)	$(3.93)
Discontinued operations	—	0.02	0.02	0.01	0.10	(0.54)	(0.05)

Basic net income (loss) per share	$0.02	$0.06	$0.15	$0.00	$(0.20)	$(4.17)	$(3.98)

Diluted net income (loss) per share:
Continuing operations	$0.02	$0.04	$0.13	$(0.01)	$(0.30)	$(3.63)	$(3.93)
Discontinued operations	—	0.02	0.02	0.01	0.10	(0.54)	(0.05)

Diluted net income (loss) per share	$0.02	$0.06	$0.15	$(0.00)	$(0.20)	$(4.17)	$(3.98)

	As of
	March 2,	February 24,	August 25,	August 26,	August 27,	August 29,	August 30,
	2007	2006	2006	2005	2004	2003	2002
	(In millions)

CONSOLIDATED BALANCE SHEET DATA*:
Working capital	$2,078.8	$2,009.6	$2,047.5	$2,009.4	$2,476.8	$1,696.6	$3,652.8
Total assets	5,641.2	5,334.9	5,373.6	5,257.8	5,864.0	6,570.3	10,990.0
Long-term debt	616.0	628.0	619.4	540.9	1,221.4	1,816.9	3,180.2
Stockholders’ equity	2,448.2	2,353.1	2,413.7	2,444.2	2,418.9	1,471.7	4,771.4

*	Continuing and discontinued operations

(1)	Restructuring and impairment costs consist of the following:

• For the six months ended March 2, 2007, $43.8 million primarily related to severance, leased facilities, impairment charges and other exit costs.

• For the six months ended February 24, 2006, represents fixed asset and intangible impairment and severance charges.

• For the twelve months ended August 25, 2006: (a) $12.9 million of impairment charges resulting from the impairment of certain long-lived assets, (b) $1.9 million of charges related to intangible assets, (c) $10.8 million reversal of restructuring charges resulting from a reduction in severance provision, and (d) a $10.0 million restructuring charge for facilities and other exit costs.

• For the twelve months ended August 26, 2005: (a) $55.2 million of restructuring charges, principally arising from the Fiscal Year 2005 Restructuring Plan to consolidate facilities, reduce the workforce in Europe and North America, and impair certain long-lived assets, and (b) a $35.9 million impairment due to non-cash charges in connection with the sale of a facility in Japan.

• For the twelve months ended August 27, 2004: (a) $130.4 million of restructuring charges and (b) a $47.5 million impairment of an intangible asset arising from the disengagement from certain product lines.

• For the twelve months ended August 29, 2003: (a) $433.1 million of restructuring charges and (b) $171.7 million of impairment charges as the result of reduced expectations of sales to be realized under certain supply agreements.

• For the twelve months ended August 30, 2002: (a) $596.5 million of restructuring charges and (b) $191.2 million of impairment charges as the result of reduced expectations of sales to be realized under certain supply agreements.

(2)	Goodwill impairments of approximately $1.6 billion and $2.5 billion were recorded in fiscal year 2003 and fiscal year 2002, respectively, as a result of significant negative industry and economic trends impacting Solectron’s operations and stock price.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The merger will be accounted for by Flextronics under the purchase method of accounting, which means the assets and liabilities of Solectron will be recorded, as of the completion of the merger, at their respective fair values and added to those of Flextronics. For a more detailed description of purchase accounting, see the section entitled “The Merger — Accounting Treatment of the Merger” on page 79 of this joint proxy statement/prospectus.

The following table shows information about the unaudited pro forma financial condition and results of operations after giving effect to the merger. The table sets forth selected unaudited pro forma condensed combined statement of operations data as if the merger had become effective on April 1, 2006, and selected unaudited pro forma condensed combined balance sheet data as if the merger had become effective on March 31, 2007. Flextronics’s fiscal year ends on March 31 whereas Solectron’s financial reporting year ends on the last Friday in August. In order to prepare the selected unaudited pro forma condensed combined statement of operations for the year ended March 31, 2007, Solectron’s operating results have been aligned to more closely conform to those of Flextronics. Solectron’s statement of operations have been adjusted to present its results of operations for the twelve months ended March 2, 2007 by adding its interim period results for the six-months ended March 2, 2007 to its results of operations for the year ended August 25, 2006, and subtracting the comparable preceding year interim period results. In addition, certain reclassifications have been made as pro forma adjustments to Solectron’s historical financial statements to conform to the presentation used in Flextronics’s historical financial statements. Such reclassifications had no effect on Solectron’s previously reported results of operations.

The information presented below should be read together with the historical consolidated financial statements of Flextronics and Solectron, including the related notes, filed by each of them with the SEC and incorporated herein by reference, together with the summary selected consolidated historical financial data for Flextronics and Solectron and the other unaudited pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 111 of this joint proxy statement/prospectus. The unaudited pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be attained in the future. See the sections entitled “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Information” beginning on page 25 of this joint proxy statement/prospectus.

Fiscal Year Ended
March 31, 2007
(In thousands, except
per share amounts)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA(1):
Net sales	$30,094,061
Cost of sales	28,416,872
Restructuring charges	203,492

Gross profit	1,473,697
Selling, general and administrative expenses	990,248
Intangible amortization	69,890
Restructuring charges	6,965
Other income, net	(77,594)
Interest and other expense, net	223,502

Income from continuing operations before income taxes	260,686
Benefit from income taxes	(15,139)

Income from continuing operations	$275,825
Diluted earnings per share:	$0.36

As of March 31, 2007
(In thousands)

PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA(1):
Working capital	$3,156,468
Total assets	19,365,973
Total long-term debt and capital lease obligations, excluding current portion	3,993,439
Shareholders’ equity	8,001,934

(1)	In preparing the unaudited pro forma condensed combined financial statements, Flextronics has assumed that holders of 50% of Solectron’s common stock outstanding immediately prior to the closing of the merger will elect to receive new Flextronics ordinary shares at the exchange ratio of 0.3450 of a Flextronics ordinary share for each share of Solectron common stock, and holders of 50% of Solectron’s common stock outstanding immediately prior to the closing of the merger will elect to receive cash consideration in the amount of $3.89 per share of Solectron common stock as stated in the merger agreement. Flextronics is continuing to evaluate its existing cash positions and financing agreements, and alternative long-term financing arrangements to fund the cash requirements for this transaction (including the refinancing of Solectron’s debt if required). For the purposes of preparing the unaudited pro forma condensed combined financial statements, Flextronics estimates that it will borrow approximately $1.9 billion in connection with financing the cash consideration attributable to the acquisition (including costs associated with the transaction). Depending on the actual number of Solectron shares outstanding as of the acquisition date and the percentage of Solectron stockholders that elect to receive Flextronics ordinary shares, the cash paid, amount borrowed and Flextronics ordinary shares issued may differ significantly from the information in the unaudited pro forma condensed combined financial statements. For example, had Flextronics assumed that 70% of the holders of Solectron common stock outstanding immediately prior to the closing of the merger would elect to receive Flextronics ordinary shares and 30% of the holders of Solectron common stock outstanding immediately prior to the closing of the merger would elect to receive cash consideration, Flextronics estimates that it would borrow approximately $700 million less at an estimated interest rate of 7.3% resulting in less interest expense, a corresponding increase in the combined company’s equity on a pro forma basis, and basic and diluted weighted average shares outstanding would be approximately 64 million shares higher on a pro forma basis. The impact on total purchase price and pro forma assets of the combined company is not material.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth certain historical and pro forma combined per share data of Flextronics and Solectron and certain pro forma equivalent Solectron per share data. The information set forth below is only a summary and should be read in conjunction with selected historical consolidated financial data and selected unaudited pro forma condensed combined financial data contained elsewhere in this joint proxy statement/prospectus and the respective audited and unaudited financial statements and related notes of Flextronics and Solectron that are incorporated by reference into this joint proxy statement/prospectus. Neither Flextronics nor Solectron has declared or paid cash dividends in the last five years.

Historical Flextronics Per Share Data
Income per diluted share from continuing operations:
For the twelve months ended March 31, 2007	$0.54
Book value per share(1):
As of March 31, 2007	$10.17
Historical Solectron Per Share Data
Income per diluted share from continuing operations:
For the twelve months ended August 25, 2006	$0.13
For the six months ended March 2, 2007	$0.02
Book value per share(1):
As of August 25, 2006	$2.66
As of March 2, 2007	$2.70
Unaudited Pro Forma Condensed Combined Comparative Per Share Data
Income per diluted share from continuing operations:
For the twelve months ended March 31, 2007	$0.36
Book value per share(1):
As of March 31, 2007	$10.44
Unaudited Pro Forma Equivalent Per Share Data for Solectron(2)
Income per diluted share from continuing operations:
For the twelve months ended March 31, 2007	$0.12
Book value per share(1):
As of March 31, 2007	$3.60

(1)	Historical book value per share is computed by dividing total stockholders’ equity by the number of shares outstanding at the end of each period. The unaudited pro forma book value per share is computed by dividing total pro forma stockholders’ equity by the sum of the number of Flextronics ordinary shares outstanding at the end of the period and the number of Flextronics ordinary shares expected to be issued in the merger assuming 50% of the holders of Solectron common stock (including restricted shares and exchangeable shares) will elect to receive new Flextronics shares at the exchange ratio of 0.3450.

(2)	The unaudited pro forma equivalent per share data was calculated by multiplying the share exchange ratio of 0.3450 to the pro forma income per diluted share from continuing operations and pro forma book value per share, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus (including information incorporated by reference herein) contains forward-looking statements within the meaning of federal securities laws relating to both Flextronics and Solectron. These forward-looking statements include statements related to the expected closing of the acquisition of Solectron by Flextronics, the expected synergies and benefits to the combined company and its customers from the acquisition, the ability of the acquisition to enable the combined company to capture new customers and expand relationships with existing customers, the impact of the acquisition on Flextronics’s earnings, the ability of Flextronics to successfully integrate Solectron’s business operations and employees, and potential difficulties or delays in obtaining regulatory or shareholder approvals for the proposed transaction. The results described in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation:

•	the acquisition may not be completed as planned or at all;

•	Solectron may not be successfully integrated into Flextronics’s operations;

•	the revenues, cost savings, growth prospects and any other synergies expected from the proposed transaction may not be fully realized or may take longer to realize than expected;

•	growth in the EMS business may not occur as expected or at all;

•	production difficulties may be encountered with Solectron’s or Flextronics’s products;

•	Flextronics and Solectron depend on industries that continually produce technologically advanced products with short life cycles, which results in short-term customer commitments and fluctuations in demand for customers’ products; and

•	the increased indebtedness resulting from the proposed transaction could limit the flexibility of the combined company, and possibly limit the combined company’s business strategy or its ability to access additional capital.

Other risks affecting the combined company are described in the section entitled “Risk Factors” on page 26 as well as those described in the reports on Form 10-K, Form 10-Q and Form 8-K filed by Flextronics and by Solectron with the SEC. The forward-looking statements in this joint proxy statement/prospectus (including information incorporated by reference herein) are based on current expectations and neither Flextronics nor Solectron assumes any obligation to update these forward-looking statements.

RISK FACTORS

In addition to the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should carefully read and consider the following material risks relating to the merger, and the business of the combined company before deciding whether to vote in favor of the proposal to adopt the merger agreement or to vote in favor of the proposal to authorize the issuance of Flextronics ordinary shares in the merger, as the case may be. You should also read and consider the risks associated with each of the businesses of Flextronics and Solectron because these risks will affect the combined company. These risks can be found in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, Solectron’s Quarterly Report on Form 10-Q for the quarter ended March 2, 2007 and in subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, which are filed by Flextronics and Solectron with the SEC and incorporated by reference into this document.

Risks Relating to the Merger

Because the market price of Flextronics ordinary shares will fluctuate, Solectron stockholders cannot be certain of the value of the merger consideration that they will receive in the merger.

If the merger is consummated, a maximum of 70% and no less than 50% of the Solectron common stock outstanding immediately prior to the closing of the merger will be converted into Flextronics ordinary shares. The exchange ratio at which each share of Solectron common stock will be converted into Flextronics ordinary shares is fixed at 0.3450 of a Flextronics ordinary share and will not be adjusted in the event that the price of either Flextronics ordinary shares or Solectron common stock increases or decreases prior to the closing of the merger. In addition, Solectron stockholders will have to make their election for cash or Flextronics ordinary shares by the later of the date of the Solectron special meeting and approximately ten business days prior to the expected completion of the merger. Further, obtaining required regulatory clearances and approvals and a number of other conditions beyond the control of Flextronics and Solectron may cause a substantial delay between the time of the Solectron special meeting and Flextronics annual general meeting and the completion of the merger.

The market value of Flextronics ordinary shares is likely to vary following the date of this joint proxy statement/prospectus, and prior to the date Solectron’s stockholders vote to adopt the merger agreement and Flextronics’s shareholders vote to authorize the issuance of Flextronics ordinary shares in the merger. In addition, the market value of Flextronics ordinary shares is likely to vary following the last date by which Solectron’s stockholders must elect whether to receive cash consideration or Flextronics ordinary shares, and prior to the date the merger is completed. The market value of Flextronics ordinary shares is likely to vary due to a variety of factors, including economic, business, competitive, market and regulatory conditions, or changes in the operations or prospects of Flextronics or Solectron. The value of the Flextronics ordinary shares to be received by Solectron stockholders in the merger will go up or down with any such fluctuations in the value of Flextronics ordinary shares prior to the completion of the merger. If the market price of Flextronics ordinary shares decreases, the value of Flextronics ordinary shares issued in the merger would decrease from the value of such shares on the date Solectron’s stockholders approved the merger agreement. Conversely, if the market price of the Flextronics ordinary shares issued upon completion of the merger increases, the value of the Flextronics ordinary shares issued to Solectron stockholders in the merger would be higher than the value of those shares on the date Flextronics’s shareholders approved the issuance of Flextronics ordinary shares at the Flextronics annual general meeting. In addition, Solectron stockholders will not know the relative value of the Flextronics ordinary shares to be issued in the merger at the time the Solectron stockholders make their election for either cash or Flextronics ordinary shares. After the merger, the market value of Flextronics ordinary shares will continue to fluctuate over time due to economic, business, competitive, market and regulatory factors.

Ownership of Flextronics ordinary shares may involve different risks than those affecting Solectron common stock.

Upon consummation of the merger, holders of Solectron common stock that receive Flextronics ordinary shares in the merger may be subject to different risks than they faced as Solectron stockholders. Flextronics’s business differs from that of Solectron’s and an investment in the combined company will expose Solectron’s former stockholders to risks that are unique to Flextronics’s business. These risks are described in the documents that Flextronics files with the SEC that are incorporated by reference into this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus.

In addition, there are numerous differences between the rights of a stockholder of Solectron, a Delaware corporation, and the rights of a shareholder of Flextronics, a Singapore company. For a detailed discussion of these differences, see the section entitled “Comparison of Rights of Holders of Solectron Common Stock and Holders of Flextronics Ordinary Shares” beginning on page 124 of this joint proxy statement/prospectus.

Solectron stockholders will have less of an ability to influence Flextronics’s actions and decisions following the merger than they did with respect to Solectron’s business.

Upon the consummation of the merger, former Solectron stockholders will not hold a majority of the then outstanding Flextronics ordinary shares. For example, if the merger was consummated on the record date for the Solectron special meeting, and assuming that the former Solectron stockholders holding 70% of the outstanding shares of Solectron common stock elect to receive Flextronics ordinary shares as merger consideration, former Solectron stockholders would hold in the aggregate approximately     % of the outstanding Flextronics ordinary shares (based on the number of shares of Flextronics and Solectron outstanding as of the record date, including Solectron restricted shares and the exchangeable shares). Former Solectron stockholders will not have separate approval rights with respect to any actions or decisions of Flextronics. As a result, Solectron stockholders will have less of an ability to influence Flextronics’s business than they did with respect to Solectron’s business.

Solectron stockholders may receive a form or combination of consideration that differs from what they have elected to receive.

Although each Solectron stockholder may elect to receive either all cash or all Flextronics ordinary shares in the merger, the merger agreement provides that, regardless of the elections made by Solectron stockholders, at least 50% but no more than 70% of Solectron’s outstanding shares of common stock (including the outstanding exchangeable shares) will be converted into Flextronics ordinary shares, and at least 30% but no more than 50% of Solectron’s outstanding shares of common stock (including the outstanding exchangeable shares) will be converted into cash. As a result, the cash and stock elections made by Solectron stockholders will be subject to proration if either of these limits is exceeded, and Solectron stockholders that have elected to receive either cash or Flextronics ordinary shares could in certain circumstances receive a combination of both cash and Flextronics ordinary shares. In addition, if a Solectron stockholder fails to submit a properly completed and signed election form to the exchange agent by the election deadline, that stockholder will be unable to choose the type of merger consideration received, and, consequently, the stockholder may receive only cash, only Flextronics ordinary shares, or a combination of cash and Flextronics ordinary shares in the merger. Depending on each Solectron stockholder’s circumstances, there could be significant differences in the tax treatment of the different forms of consideration received by Solectron stockholders in the merger. See the sections entitled “The Merger Agreement — Election of Merger Consideration” beginning on page 88 of this joint proxy statement/prospectus and “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 of this joint proxy statement/prospectus.

The directors and executive officers of Solectron have interests and arrangements that could affect their decision to support or approve the merger.

When considering the Solectron board of directors’ recommendation that Solectron stockholders vote in favor of the proposal to adopt the merger agreement, Solectron’s stockholders should be aware that Solectron’s directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Solectron stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. The Solectron board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continued employment of certain executive officers of Solectron by the combined company, the continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and directors and the receipt of other benefits, including accelerated vesting of amounts contributed to the accounts of executive officers in the Solectron Executive Deferred Compensation Plan, that would be triggered by certain terminations on or following the consummation of the merger. Solectron stockholders should be aware of these interests when considering the Solectron board of directors’ recommendation to adopt the merger agreement. See the section entitled “The Merger — Interests of Solectron’s Officers and Directors in the Merger” beginning on page 67 of this joint proxy statement/prospectus.

If the merger does not qualify as a tax-free reorganization for U.S. federal income tax purposes, Solectron stockholders will recognize gain or loss on the exchange of Solectron common stock for Flextronics ordinary shares.

Although the Internal Revenue Service, or the IRS, has not provided and will not provide a ruling on the merger, Flextronics and Solectron each will seek to obtain a legal opinion from their respective tax counsel that the planned two-step merger will qualify as a tax-free reorganization under Section 368(a) of the Code. These opinions, if delivered, would neither bind the IRS nor prevent the IRS from adopting a contrary position. If either Flextronics’s counsel or Solectron’s counsel is unable to deliver such a legal opinion, then either Flextronics or Solectron may waive such condition unilaterally on behalf of all parties and the planned two-step merger will not be consummated. Instead, the transaction will proceed as a single-step merger where Saturn Merger Corp. will be merged with and into Solectron, with Solectron continuing as the surviving corporation and a wholly-owned subsidiary of Flextronics, a transaction that generally would not qualify as a tax-free reorganization under Section 368(a) of the Code. If the merger does not qualify as a tax-free reorganization under Section 368(a) of the Code for any reason, Solectron stockholders generally would recognize gain or loss on the shares of Solectron common stock surrendered in the merger in the amount of the difference between the basis in such shares and the sum of the amount of cash and the fair market value of the Flextronics ordinary shares received in exchange for such shares of Solectron common stock. If counsel for either Flextronics or Solectron is unable to deliver the required opinion, either Flextronics or Solectron, without needing the consent of the other party, could decide to proceed with a single-step merger that does not qualify as a tax-free reorganization under Section 368(a) of the Code. That decision could be made after the date of the Solectron special meeting and Solectron stockholders would not have the opportunity to consider that decision when determining whether to adopt the merger agreement at the Solectron special meeting. For a more complete description of the material U.S. federal income tax consequences of the merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 of this joint proxy statement/prospectus.

Flextronics and Solectron may be unable to obtain the regulatory approvals required to complete the merger; delays or restrictions imposed by competition authorities could harm the combined company’s operations.

Flextronics and Solectron may be unable to obtain the regulatory approvals required to complete the transaction in the time period forecasted, if at all. In order to complete the merger, Flextronics and Solectron must notify, furnish information to, and, where applicable, obtain clearance from competition authorities in Brazil, Canada, China, the European Commission, Mexico, Turkey and Ukraine. Flextronics and Solectron will also notify and furnish information to, on a voluntary basis, the competition authorities in Singapore. The merger is also subject to U.S. antitrust laws and, as such, is subject to review by the Antitrust Division of the United States Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Flextronics and Solectron made their filings under the HSR Act on June 14, 2007, and have made the necessary filings with competition authorities in Brazil on June 26, 2007, in Canada on July 6, 2007, in Mexico on July 6, 2007, in Turkey on July 3, 2007 and in Ukraine on July 6, 2007. Flextronics and Solectron have informally notified the competition authorities in China, Mexico and the European Commission of the merger and expect to file formal notifications of the merger in China, the European Commission, Mexico and Singapore in mid-July 2007. Reviewing agencies or governments or private persons may challenge the merger under antitrust or similar laws at any time before or after its completion. Any resulting delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Pursuant to the terms of the merger agreement, Flextronics is not required to agree to any divestiture of any shares of capital stock or of any business, assets or properties of Flextronics or its subsidiaries or affiliates (including Solectron or its subsidiaries) that will have or would reasonably be expected to have a material adverse effect on the benefits expected to be derived from the merger. In addition, Flextronics may refuse to complete the merger if governmental authorities impose any material restrictions or limitations on Flextronics, Solectron or their respective subsidiaries and their ability to conduct their respective businesses that will have or would reasonably be expected to have a material adverse effect on the benefits expected to be derived from the merger. Flextronics and Solectron also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company’s operations.

Any delay in completing the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to receipt of required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of Flextronics and Solectron that may prevent, delay or otherwise materially adversely affect its completion. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 104 of this joint proxy statement/prospectus. Flextronics and Solectron cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may affect the ability of Flextronics and Solectron to achieve the synergies and other benefits they expect to achieve from the merger within the forecasted timeframe.

Failure to complete the merger could materially and adversely affect Solectron’s and Flextronics’s results of operations and respective stock prices.

Consummation of the merger is subject to customary closing conditions, including obtaining the approval of Solectron’s stockholders and Flextronics shareholders to proposals that are described in this joint proxy statement/prospectus. There can be no assurance that these conditions will be met or waived, that the necessary approvals will be obtained, or that Flextronics and Solectron will be able to successfully consummate the merger as currently contemplated under the merger agreement or at all. In addition, on June 4, 2007, a purported class action complaint was filed in the Superior Court of the State of California, County of Santa Clara, alleging breach of fiduciary duty of the directors of Solectron and seeking to enjoin the merger. See the section entitled “The Merger — Legal Proceedings Relating to the Merger” beginning on page 81 of this joint proxy statement/prospectus.

If the merger is not consummated:

•	Flextronics and Solectron will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the merger;

•	under specified circumstances, Solectron may have to pay a termination fee in the amount of $100.0 million to Flextronics or Flextronics may have to pay a termination fee in the amount of $100.0 million to Solectron (see the section entitled “The Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 106 of this joint proxy statement/prospectus);

•	any operational investments that Flextronics and Solectron may delay due to the pending transaction would need to be made, potentially on an accelerated timeframe, which could then prove costly and more difficult to implement; and

•	the market price of Solectron common stock may decline to the extent that the current market price reflects a belief by investors that the merger will be completed.

Additionally, the announcement of the pending merger may lead to uncertainty for Flextronics and Solectron’s employees and some of Flextronics and Solectron’s customers and suppliers.

This uncertainty may mean:

•	the attention of Flextronics’s and Solectron’s management and employees may be diverted from day-to-day operations;

•	Flextronics’s and Solectron’s customers and suppliers may seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing Solectron’s products as a result of the announcement of the merger; and

•	Flextronics’s and Solectron’s ability to attract new employees and retain existing employees may be harmed by uncertainties associated with the merger.

The occurrence of any of these events individually or in combination could materially and adversely affect Flextronics and Solectron’s results of operations and their respective stock prices.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Solectron.

Until the completion of the merger (with some exceptions), Solectron is prohibited from initiating or engaging in discussions with third parties regarding some types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock. In addition, Solectron has agreed to pay a termination fee in the amount of $100.0 million to Flextronics under specified circumstances described more fully in the section entitled “The Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 106 of this joint proxy statement/prospectus. These provisions could discourage other companies from trying to acquire Solectron even though those other companies might be willing to offer greater value to Solectron stockholders than Flextronics has offered in the merger.

The termination fee contained in the merger agreement may discourage other companies from trying to acquire Flextronics.

Flextronics has agreed to pay a termination fee in the amount of $100.0 million to Solectron in connection with a third-party acquisition of Flextronics under specified circumstances described more fully in the section entitled “The Merger Agreement — Termination of the Merger Agreement and Termination Fees” beginning on page 106 of this joint proxy statement/prospectus. This termination fee could discourage other companies from trying to acquire Flextronics, even though those other companies might be willing to offer greater value to Flextronics shareholders than Flextronics could realize through effecting the merger.

Flextronics and Solectron are subject to contractual obligations while the merger is pending that could restrict the manner in which they operate their respective businesses.

The merger agreement restricts Solectron from making certain acquisitions and taking other specified actions without the consent of Flextronics until the merger occurs. The merger agreement also restricts Flextronics from taking certain specified actions without the consent of Solectron until the merger occurs. These restrictions may prevent Flextronics and/or Solectron from pursuing business opportunities that may arise prior to the completion of the merger. Please see the sections entitled “The Merger Agreement — Solectron’s Conduct of Business Before Completion of the Merger” beginning on page 91 of this joint proxy statement/prospectus and “The Merger Agreement — Flextronics’s Conduct of Business Before Completion of the Merger” beginning on page 94 of this joint proxy statement/prospectus for a description of these restrictions.

The failure of Solectron to obtain certain consents related to the merger could give third parties the right to terminate or alter existing contracts, declare a default under existing contracts, or otherwise result in liabilities of the combined company to third parties.

Certain agreements between Solectron and its lenders, suppliers, customers or other business partners require the consent or approval of these other parties in connection with the merger. Solectron has agreed to use reasonable best efforts to secure any necessary consents and approvals requested by Flextronics. However, Solectron may not be successful in obtaining all necessary consents or approvals, or if the necessary consents are obtained, they may not be obtained on favorable terms. If these consents and approvals are not obtained, the failure to have obtained such consents or approvals could give third parties the right to terminate or alter existing contracts, declare a default under existing contracts, demand payment on outstanding obligations or result in some other liability of the combined company to such third parties, which in each instance could have a material adverse effect on the business and financial condition of the combined company after the merger.

Flextronics and Solectron expect to incur significant costs associated with the merger.

Flextronics and Solectron expect to incur significant costs associated with completing the merger. Flextronics believes that it may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the businesses and operations of Flextronics and Solectron. There can be no assurance that Flextronics will not incur additional charges in subsequent quarters to reflect additional costs associated with the merger.

Risks Relating to the Combined Company Following the Merger

Flextronics may not realize the expected benefits of the merger due to difficulties integrating the businesses, operations and product lines of Flextronics and Solectron.

Flextronics believes that the acquisition of Solectron will result in certain benefits, including certain cost and operating synergies and operational efficiencies. However, Flextronics’s ability to realize these anticipated benefits will depend on a successful combination of the businesses of Flextronics and Solectron. The integration process will be complex, time-consuming and expensive and could disrupt Flextronics’s business if not completed in a timely and efficient manner. The combined company may not realize the expected benefits of the merger for a variety of reasons, including but not limited to the following:

•	failure to demonstrate to Flextronics’s and Solectron’s customers and suppliers that the merger will not result in adverse changes in client service standards or business focus;

•	difficulties integrating IT and financial reporting systems;

•	failure to rationalize and integrate facilities quickly and effectively;

•	loss of key employees during the transition and integration periods;

•	revenue attrition in excess of anticipated levels; and

•	failure to leverage the increased scale of the combined company quickly and effectively.

Uncertainties associated with the merger may cause a loss of employees and may otherwise materially adversely affect the businesses of Flextronics and Solectron, and the future business and operations of the combined company.

The combined company’s success after the merger will depend in part upon the ability of the combined company to retain key employees of Flextronics and Solectron. Current and prospective employees of Flextronics and Solectron may be uncertain about their roles with the combined company following the merger, which may have a material adverse affect on the ability of each of Flextronics and Solectron to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of the combined company to develop new products or enhance existing products in a timely matter, to sell products to customers or to manage the business of the combined company effectively.

The combined company’s increased debt may create limitations.

Flextronics estimates that it will require up to approximately $1.9 billion to pay the cash portion of the merger consideration, including acquisition and financing related costs, assuming holders of 50% of Solectron’s outstanding shares elect to receive cash or approximately $700 million less if holders of 30% of Solectron’s outstanding shares elect to receive cash. In addition, upon consummation of the merger, the surviving corporation will be required to offer to repurchase Solectron’s outstanding $150 million in 8.00% Senior Subordinated Notes due 2016 and $450 million in 0.5% Convertible Senior Notes due 2034 at a price of 101% and 100%, respectively, of the principal amount of the notes outstanding, plus accrued and unpaid interest up to, but excluding, the date of repurchase.

Following the acquisition, the combined company is expected to have approximately $3.3 billion (assuming 70% of Solectron’s outstanding shares elect to receive Flextronics ordinary shares) to $4.0 billion (assuming 50% of Solectron’s outstanding shares elect to receive cash) in total debt outstanding, and a higher debt to capital ratio than that of Flextronics on a stand-alone basis. This increased indebtedness could limit the combined company’s flexibility as a result of debt service requirements and restrictive covenants, and may limit the combined company’s ability to access additional capital or execute its business strategy.

Acquisitions or investments could disrupt the combined company’s business, harm its financial condition and potentially dilute the ownership of its stockholders.

Each of Flextronics and Solectron has made, and the combined company may continue to make, acquisitions in order to enhance its business. Acquisitions involve numerous risks, including problems combining the purchased operations, technologies or products, unanticipated costs, diversion of management’s attention from its core businesses, adverse effects on existing business relationships with suppliers and customers, risks associated with entering markets in which the combined company has no or limited prior experience and potential loss of key employees. The integration of acquired businesses has been, and will continue to be, a complex, time-consuming and expensive process. There can be no assurance that the combined company will be able to successfully integrate all of the businesses, products, technologies or personnel that it might acquire, including those acquired upon completion of the merger. If the information and communication systems, operating procedures, financial controls and human resources practices used by the combined company are not quickly and efficiently adopted by acquired businesses, the business and financial condition of the combined company may be adversely affected.

Flextronics and Solectron have also made investments in order to enhance their business and the combined company may in the future also make investments in complementary companies, products or technologies. In connection with any such investments or acquisitions, the combined company could issue stock that would dilute its then current stockholders’ percentage ownership, incur debt, assume liabilities, incur amortization expenses related to purchases of intangible assets, or incur large and immediate write-offs.

If the combined company does not successfully anticipate market needs and develop products and product enhancements that meet those needs, or if those products do not gain market acceptance, the combined company may not be able to compete effectively and its ability to generate revenues will suffer.

The combined company cannot ensure that it will be able to anticipate future market needs or be able to develop new products or product enhancements to meet such needs or to meet them in a timely manner. If the combined company fails to anticipate the market requirements or to develop new products or product enhancements to meet those needs, such failure could substantially decrease market acceptance and sales of its present and future products, which would significantly harm its business and financial results. Even if the combined company is able to anticipate future market needs and develop and commercially introduce new products and enhancements to meet those needs, there can be no assurance that new products or enhancements will achieve widespread market acceptance. Any failure of the combined company’s products to achieve market acceptance could adversely affect its business and financial results.

The combined company’s products may contain defects.

The products of Flextronics, Solectron and the combined company may contain undetected defects, errors or failures. These products can only be fully tested when deployed in commercial applications and other equipment.

Consequently, customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in:

•	cancellation of orders;

•	product returns, repairs or replacements;

•	diversion of resources of the combined company;

•	legal actions by customers or customers’ end users;

•	increased insurance costs; and

•	other losses to the combined company or to customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of products and loss of sales, which could negatively affect the business and results of operations of the combined company. As the combined company’s products become even more complex in the future, this risk may intensify over time and may result in increased expenses.

If the combined company’s new product development and expansion efforts are not successful, results of operations may be adversely affected.

Each of Flextronics and Solectron is currently developing, and Flextronics expects that the combined company will continue to develop, products in new areas and the combined company may seek to expand into additional areas in the future. The efforts of the combined company to develop products and expand into new areas may not result in sales that are sufficient to recoup its investment, and it may experience higher costs than anticipated. For example, the combined company may not be able to manufacture products at a competitive cost, may need to rely on new suppliers or may find that the development efforts are more costly or time consuming than anticipated. Development of new products often requires long-term forecasting of market trends, development and implementation of new or changing technologies and a substantial capital commitment. There can be no assurance that the products that the combined company selects for investment of its financial and engineering resources will be developed or acquired in a timely manner or will enjoy market acceptance. In addition, the combined company’s products may support protocols that are not widely adopted and it may have difficulties entering markets where competitors have strong market positions.

Both Flextronics’s and Solectron’s quarterly results are inherently unpredictable and subject to substantial fluctuations and, as a result, the combined company may fail to meet the expectations of securities analysts and investors, which could adversely affect the trading price of its common stock.

The combined company’s revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control and any of which may cause its stock price to fluctuate.

The factors that may impact the unpredictability of its quarterly results include limited visibility into customers’ spending plans, changing market conditions, including bankruptcies and similar negatives conditions and events affecting customers and potential customers, a change in the mix of customer’s products, and sales and implementation cycles.

As a result, Flextronics and Solectron each believe that quarter-to-quarter comparisons of their respective operating results are not necessarily a good indication of what the combined company’s future performance will be. It is likely that in some future quarters, operating results of the combined company may be below the expectations of securities analysts and investors in which case the price of Flextronics ordinary shares may decline.

The combined company may face uncertainties related to the effectiveness of internal controls.

Public companies in the United States are required to review their internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Any system of controls over financial reporting, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met; however, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote.

Each of Flextronics’s and Solectron’s management has determined, and each of their respective independent registered public accounting firms have attested, that their respective internal controls were effective as of the end of their most recent fiscal years; however, during the course of integrating Solectron’s business, deficiencies, weaknesses or needed improvements or enhancements to the internal controls of the combined company may arise or be identified. Correcting these deficiencies or weakness and implementing any needed improvements and enhancements could require the combined company to divert substantial resources, including management time, from other activities. The failure to achieve and maintain the adequacy of the combined company’s disclosure controls and procedures and/or its internal controls could result in a determination by management and the combined company’s independent registered public accounting firm that the combined company’s internal controls are ineffective. If internal controls over financial reporting are not considered adequate, the combined company may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

The combined company may take substantial restructuring charges in connection with the merger, which may have a material adverse impact on operating results.

As part of combining the two companies, Flextronics expects to incur significant restructuring costs during the year commencing with the closing of the acquisition. The financial results of the combined company may be adversely affected by cash expenditures and non-cash charges incurred in connection with the restructuring and integration activities. These costs relate to restructuring and integration activities centered around the global footprint rationalization and elimination of redundant assets or unnecessary functions and include retention bonuses, the amounts of which cannot be currently estimated as management of Flextronics has not yet determined all of the restructuring activities. Certain liabilities associated with these restructuring activities will be recorded as liabilities assumed from Solectron, with a corresponding increase in goodwill and no impact on operating results. Further, Flextronics and Solectron have historically recognized substantial restructuring and other charges resulting from reduced workforce and capacity at higher-cost locations, and the consolidation and closure of several manufacturing facilities, including related impairment of certain long-lived assets. If the combined company is required to take additional restructuring charges in the future, it could have a material adverse impact on operating results, financial position and the cash flows of the combined company.

PARTIES TO THE MERGER

Flextronics International Ltd.

Flextronics International Ltd., referred to in this joint proxy statement/prospectus as Flextronics, is a leading provider of advanced design and electronics manufacturing services (EMS) to original equipment manufacturers (OEMs) in the following markets:

•	computing, which includes products such as desktop, handheld and notebook computers, electronic games and servers;

•	mobile communication devices, which includes handsets operating on a number of different platforms such as GSM, CDMA, TDMA and WCDMA;

•	consumer digital devices, which includes products such as set top boxes, home entertainment equipment, printers, copiers and cameras;

•	industrial, semiconductor and white goods, which includes products such as home appliances, industrial meters, bar code readers and test equipment;

•	automotive, marine and aerospace, which includes products such as navigation instruments, radar components and instrument panel and radio components;

•	telecommunications infrastructure, which includes products such as cable modems, cellular base stations, hubs and switches; and

•	medical devices, which includes products such as drug delivery, diagnostic and telemedicine devices.

Flextronics is one of the world’s largest EMS providers, with revenues from continuing operations of $18.9 billion in fiscal year 2007. As of March 31, 2007, Flextronics’s total manufacturing capacity was approximately 17.7 million square feet in over 30 countries across four continents. Flextronics has established an extensive network of manufacturing facilities in the world’s major electronics markets (Asia, the Americas and Europe) in order to serve the growing outsourcing needs of both multinational and regional OEMs. In fiscal year 2007, Flextronics’s net sales in Asia, the Americas and Europe represented 61%, 22% and 17% of its total net sales, respectively.

Flextronics’s portfolio of customers consists of many of the technology industry’s leaders, including Casio, Cisco Systems, Dell, Eastman Kodak, Ericsson, Hewlett-Packard, Kyocera, Microsoft, Motorola, Nortel, Sony-Ericsson and Xerox.

Flextronics is a globally recognized leading provider of end-to-end, vertically integrated global supply chain services through which it designs, builds, and ships a complete packaged product for its OEM customers. These vertically integrated services increase customer competitiveness by delivering improved product quality, leading manufacturability, improved performance, faster time-to-market and reduced costs. Flextronics remains firmly committed to the competitive advantage of vertical-integration, along with the continuous development of its design capabilities in each of Flextronics’s major product categories. Flextronics’s OEM customers leverage its services to meet their requirements throughout their products’ entire product life cycle. Flextronics’s services include:

•	printed circuit board and flexible circuit fabrication;

•	systems assembly and manufacturing;

•	logistics;

•	after-sales services;

•	design and engineering services;

•	original design manufacturing (ODM) services; and

•	components design and manufacturing.

Flextronics believes that these vertically integrated capabilities provide it with a competitive advantage in the market for designing and manufacturing electronic products for leading multinational and regional OEMs. Through these services and capabilities, Flextronics simplifies the global product development process and provides meaningful time and cost savings for its customers.

Flextronics was incorporated in the Republic of Singapore in May 1990. Its registered office address is located at One Marina Boulevard, #28-00, Singapore 018989, and its U.S. corporate headquarters is located at 2090 Fortune Drive, San Jose, California, 95131. Flextronics’s website is located at www.flextronics.com. Information contained on this website does not constitute part of this joint proxy statement/prospectus.

Solectron Corporation

Solectron Corporation, referred to in this joint proxy statement/prospectus as Solectron, provides electronics manufacturing and supply chain services to OEMs around the world. As a value-added contract manufacturing partner to OEMs, Solectron contracts with its customers to build the customer’s products or to provide services related to product design, manufacturing and post-manufacturing requirements. Solectron designs, builds, repairs and services products that carry the brand names of its customers.

Solectron serves several electronics products and technology markets. Much of Solectron’s business is related to the following products:

•	computing and storage equipment, including servers, storage systems, workstations, notebooks and peripherals;

•	networking equipment such as routers and switches that move traffic across the Internet;

•	communications equipment, including wireless and wireline infrastructure products;

•	consumer products such as set-top boxes and personal/handheld communications devices;

•	automotive electronics systems, such as audio and navigation systems, system control modules and body electronics;

•	industrial products, including semiconductor manufacturing and test equipment, wafer fabrication equipment controls, process automation equipment, interactive and self-service kiosks, appliance electronics controls, instrumentation and industrial controls;

•	medical products such as X-ray equipment, ultrasound fetal monitors, MRI scanners, blood analyzers, insulin delivery devices, ECG patient monitors, surgical robotic systems, HPLCs, spectrometers and laser surgery equipment; and

•	other electronics equipment and products.

Solectron’s customer base consists of many of the world’s leading technology companies, such as Cisco Systems, Ericsson, Hewlett-Packard, IBM, Lucent Technologies, Motorola, NCR, NEC, Nortel Networks, Pace, Sun Microsystems and Teradyne.

Solectron’s comprehensive range of services are designed to meet customer supply chain needs throughout the product life cycle. Solectron’s services include:

•	product design;

•	collaborative design;

•	product launch/NPI (new product introduction);

•	DFX (design for manufacturability) services;

•	PCBA (printed circuit board assembly) and subsystem manufacturing;

•	systems integration and test;

•	parts management;

•	inventory management;

•	forward/reverse logistics;

•	repair;

•	recovery/remarketing; and

•	feedback to design and manufacturing for quality/serviceability.

Solectron customizes these services to deliver integrated supply chain solutions to its customers. Solectron offers services that it believes will allow its customers to achieve cost, time and quality advantages that improve their competitiveness and enable them to focus on their core competencies of sales, marketing and research and development. Solectron believes that its services also allow customers to reduce or shift costs and risks associated with manufacturing and supply chain management.

Solectron was first incorporated in California in August 1977 and was reincorporated in Delaware in February 1997. Solectron’s principal executive offices are located at 847 Gibraltar Drive, Milpitas, California 95035, and its telephone number is (408) 957-8500. Solectron’s website address is www.solectron.com. Information contained in this website does not constitute part of this joint proxy statement/prospectus.

Acquisition Subsidiaries

Saturn Merger Corp. is a wholly-owned subsidiary of Flextronics formed on May 29, 2007. Flextronics formed Saturn Merger Corp. solely to effect the merger, and Saturn Merger Corp. has not conducted any business during the period of its existence.

Saturn Merger II Corp. is a wholly-owned subsidiary of Flextronics formed on June 29, 2007. Flextronics formed Saturn Merger II Corp. solely to effect the second-step merger, and Saturn Merger II Corp. has not conducted any business during any period of its existence.

THE FLEXTRONICS ANNUAL GENERAL MEETING

General

Flextronics is furnishing this joint proxy statement/prospectus in connection with the solicitation by the board of directors of Flextronics of proxies to be voted at the 2007 annual general meeting of Flextronics shareholders, or at any adjournments thereof, for the purposes set forth in the notice of annual general meeting that accompanies this joint proxy statement/prospectus.

Date, Time and Place

The 2007 annual general meeting of Flextronics shareholders will be held on       , 2007 at       :00 a.m. California Time at Flextronics’s principal U.S. offices, 2090 Fortune Drive, San Jose, California, 95131.

Items of Business

At the Flextronics annual general meeting, Flextronics shareholders will be asked to consider and vote upon the following proposals:

•	To authorize the directors of Flextronics to allot and issue ordinary shares pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007, entered into among Flextronics, Saturn Merger Corp., a wholly-owned subsidiary of Flextronics, and Solectron Corporation (Proposal 1);

•	To re-elect the following directors: James A. Davidson and Lip-Bu Tan (Proposal 2);

•	To re-appoint Mr. Rockwell A. Schnabel as a director of Flextronics (Proposal 3);

•	To approve the re-appointment of Deloitte & Touche LLP as Flextronics’s independent registered public accounting firm for the 2008 fiscal year (Proposal 4);

•	To approve a general authorization for the directors of Flextronics to allot and issue ordinary shares (Proposal 5);

•	To approve the cash compensation payable to Flextronics’s non-employee directors (Proposal 6);

•	To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flextronics of its own issued ordinary shares (Proposal 7); and

•	To approve amendments to Flextronics’s 2001 Equity Incentive Plan relating to: (a) a 5,000,000-share increase in the sub-limit on the maximum number of ordinary shares which may be issued as stock bonus awards and (b) a 10,000,000-share increase in the share reserve (Proposals 8 and 9).

Record Date; Shareholders Entitled to Vote

The close of business on       , 2007 is the record date for shareholders entitled to notice of the 2007 annual general meeting of Flextronics. All of the ordinary shares issued and outstanding on       , 2007, the date of the annual general meeting, are entitled to be voted at the annual general meeting, and shareholders of record on       , 2007 and entitled to vote at the meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of July 10, 2007, Flextronics had 608,940,696 ordinary shares issued and outstanding.

Quorum and Required Vote

Representation at the annual general meeting of at least 33 1/3% of all issued and outstanding Flextronics ordinary shares is required to constitute a quorum.

The affirmative vote by a show of hands of at least a majority of the shareholders present and voting at the 2007 annual general meeting, or, if a poll is demanded by the chair or by holders of at least 10% of the total number of Flextronics’s paid-up shares in accordance with Flextronics’s Articles of Association, a simple majority of the shares voting at the 2007 annual general meeting, is required to re-elect and re-appoint the Directors nominated pursuant to Flextronics Proposal Nos. 2 and 3, to re-appoint Deloitte & Touche LLP as Flextronics’s independent registered public accounting firm pursuant to Flextronics Proposal 4 and to approve the ordinary resolutions contained in Flextronics Proposal Nos. 1, 5, 6 and 7. The affirmative vote of the holders of a majority of all issued and outstanding shares voting in person or by proxy at the 2007 annual general meeting is required to approve Flextronics Proposal Nos. 8 and 9.

Eleven directors and executive officers of Flextronics, who together hold approximately       % of Flextronics ordinary shares outstanding as of the record date, have agreed to vote in favor of the Proposal No. 1, authorizing the directors of Flextronics to issue Flextronics ordinary shares pursuant to the merger agreement. See the section entitled “Solectron Proposal and Flextronics Proposal No. 1 — The Voting Agreements — Flextronics Voting Agreement” beginning on page 110 of this joint proxy statement/prospectus.

Abstentions and “broker non-votes” are considered present and entitled to vote at the 2007 annual general meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker or other holder of record who holds shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary power to vote on that particular proposal and has not received directions from the beneficial owner. If a broker or nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders.

If a shareholder is a beneficial owner, his or her broker has authority to vote the shareholder’s shares for or against certain “routine” matters, even if the broker does not receive voting instructions from the shareholder. “Routine” matters include all of the proposals to be voted on at the 2007 annual general meeting, other than the proposal to authorize the directors to issue Flextronics ordinary shares pursuant to the merger and the proposals to amend Flextronics’s 2001 Equity Incentive Plan.

Proxies; Revocation

Ordinary shares represented by proxies in the accompanying form which are properly executed and returned to Flextronics will be voted at the 2007 annual general meeting in accordance with the shareholders’ instructions. Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2007 annual general meeting by (i) submitting a subsequently dated proxy or (ii) by attending the meeting and voting in person.

In the absence of contrary instructions, Flextronics ordinary shares represented by proxies will be voted FOR the board nominees in Flextronics Proposal Nos. 2 and 3 and FOR Flextronics Proposal Nos. 1 and 4 through 9. Management of Flextronics does not know of any matters to be presented at the 2007 annual general meeting other than those set forth in this joint proxy statement/prospectus and in the accompanying notice. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Costs of Solicitation

Flextronics and Solectron will share equally all fees and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. All other costs of soliciting proxies for the Flextronics annual general meeting will be borne by Flextronics. Following the original mailing of this joint proxy statement/prospectus and other soliciting materials, directors, officers and employees of Flextronics may also solicit proxies from Flextronics shareholders by mail, telephone, e-mail, fax or in person. These directors, officers and employees will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of this joint proxy statement/prospectus and other soliciting materials, Flextronics will request that brokers, custodians, nominees and other record holders of its ordinary shares forward copies of the joint proxy statement/prospectus and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, Flextronics will reimburse such holders for their reasonable expenses if they ask that Flextronics do so. Flextronics has retained Georgeson Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $10,000, plus reimbursement of reasonable expenses.

Financial Statements

Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which was filed with the SEC on May 29, 2007, includes Flextronics’s audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm’s Report of Deloitte & Touche LLP, Flextronics’s independent registered public accounting firm for the fiscal year ended March 31, 2007. Flextronics publishes its U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which Flextronics conducts its business.

Flextronics has prepared, in accordance with Singapore law, Singapore statutory financial statements, which are included with the annual report which will be delivered to shareholders of Flextronics prior to the date of the 2007 annual general meeting. Except as otherwise stated herein, all monetary amounts in this joint proxy statement/prospectus have been presented in U.S. dollars.

Flextronics’s Singapore statutory financial statements include:

•	Flextronics’s consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•	supplementary financial statements (which reflect solely Flextronics’s standalone financial results, with the company’s subsidiaries accounted for under the equity method rather than consolidated);

•	a Directors’ Report; and

•	the Auditors’ Report of Deloitte & Touche, Flextronics’s Singapore statutory auditors for the fiscal year ended March 31, 2007.

Flextronics’s Registered Office

The mailing address of Flextronics’s registered office is One Marina Boulevard, #28-00, Singapore 018989.

THE SPECIAL MEETING OF SOLECTRON STOCKHOLDERS

Date, Time and Place

The special meeting of Solectron stockholders will be held at           a.m., California Time, on          , 2007 at Solectron’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, California 95035.

Check-in will begin at           a.m. and Solectron stockholders should allow ample time for the check-in procedures.

Item of Business

At the Solectron special meeting, Solectron stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2007, by and among Flextronics, Saturn Merger Corp. and Solectron. Solectron currently does not contemplate that any other matters will be presented at the Solectron special meeting.

Admission to the Special Meeting

Only Solectron stockholders, including joint holders, as of the close of business on          , 2007, the record date for the Solectron special meeting, and other persons holding valid proxies for the special meeting are entitled to attend the Solectron special meeting. Solectron stockholders and their proxies who wish to attend the special meeting should be prepared to present photo identification at the meeting. In addition, Solectron stockholders who are record holders will have their ownership verified against the list of record holders as of the record date prior to being admitted to the meeting. Solectron stockholders who are not record holders but hold shares through a broker or nominee (i.e., in street name) should provide proof of beneficial ownership on the record date, such as their most recent account statement prior to          , 2007, or other similar evidence of ownership. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the special meeting.

Method of Voting; Record Date; Stock Entitled to Vote

Solectron stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in “street name” as beneficial owners. Shares held in “street name” are shares held in a stock brokerage account or shares held by a bank or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards, as further described below under “— Voting Procedures.” Holders of shares in “street name” will receive voting instruction cards from their broker or nominee in order to instruct their brokers or nominees how to vote.

Proxies are being solicited from Solectron stockholders on behalf of the Solectron board of directors in connection with the special meeting that is being held to consider and vote upon a proposal to adopt the merger agreement.

Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. In addition, Flextronics is also soliciting votes for its annual general meeting and stockholders who own shares of both Solectron and Flextronics will also receive a proxy or voting instruction card from Flextronics. A vote for the issuance of Flextronics ordinary shares in connection with the merger at the Flextronics annual general meeting will not constitute a vote for the adoption of the merger agreement at the Solectron special meeting, and vice versa. Therefore, the Solectron board of directors urges Solectron stockholders to complete, sign, date and return each proxy card and voting instruction card they receive for the Solectron special meeting.

Only stockholders of Solectron at the close of business on          , 2007, the record date for the Solectron special meeting, are entitled to receive notice of, and vote at, the Solectron special meeting and any adjournment of such meeting. On the record date, approximately           shares of Solectron common stock were issued and outstanding and held of record by approximately           holders, and one share of Series B Preferred Stock was issued and outstanding and held of record by Computershare Trust Company of Canada, as trustee for the holders of           outstanding exchangeable shares of Solectron Global Services Canada Inc., a wholly-owned indirect subsidiary of Solectron. The holders of Solectron common stock and the holder of the one share of Series B Preferred Stock will vote together as a class. Holders of Solectron common stock on the record date are each entitled to one vote per share of Solectron common stock on the proposal to adopt the merger agreement. The holder of the outstanding share of Series B Preferred Stock is entitled to a number of votes with respect to the share of Series B Preferred Stock equal to the number of issued and outstanding exchangeable shares of Solectron Global Services Canada Inc. as of the record date for this meeting that are not owned by Solectron, any of its subsidiaries or other affiliates. Holders of record of exchangeable shares of Solectron Global Services Canada Inc. (other than exchangeable shares held by Solectron, its subsidiaries and its affiliates) at the close of business on the record date will be entitled to notice of the special meeting and to direct the vote of Computershare Trust Company of Canada with respect to one vote for each exchangeable share held. A complete list of Solectron stockholders entitled to vote at the Solectron special meeting will be available for inspection at the executive offices of Solectron during regular business hours for a period of no less than ten days prior to the Solectron special meeting.

Holders of exchangeable shares should refer to materials enclosed with this joint proxy statement/prospectus, as well as the information contained in Annex F attached to this joint proxy statement/prospectus, informing such holders of their rights with respect to directing the voting of the votes attributable to the one share of Series B Preferred Stock, including deadlines for submitting and revoking proxies.

Quorum; Abstentions; Broker Non-Votes

A quorum of stockholders is necessary to have a valid meeting of Solectron stockholders. A majority of the total voting power represented by the shares of Solectron common stock (each share of Solectron common stock represents one vote) and the one share of Series B Preferred Stock (which represents a number of votes equal to the number of issued and outstanding exchangeable shares as of the record date for this meeting that are not owned by Solectron, any of its subsidiaries or their affiliates) issued and outstanding on the Solectron record date, counted together as a single class, must be present in person or by proxy at the Solectron special meeting in order for a quorum to be established. In the event that a quorum is not present at the Solectron special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” occurs when the broker has not received instructions from the beneficial owner of the shares as to how to vote the shares. It is expected that brokers, banks and other nominees, in the absence of instructions from the beneficial owners of shares of Solectron common stock, will not have discretionary voting authority to vote those shares on the merger agreement. Because adoption of the merger agreement requires the affirmative vote of a majority of the aggregate voting power of the outstanding shares of Solectron common stock and the one share of Series B Preferred Stock, voting together as a class (with the holder of the outstanding share of Series B Preferred Stock entitled to a number of votes with respect to such share equal to the number of issued and outstanding exchangeable shares of Solectron Global Services Canada Inc. as of the record date for this meeting that are not owned by Solectron, any of its subsidiaries or their affiliates), any Solectron stockholder that abstains, does not vote on the merger proposal or that fails to instruct their broker on how to vote shares of Solectron common stock held for on such stockholder’s behalf by the broker will have the same effect as a vote against the adoption of the merger agreement. Similarly, any stockholder that holds exchangeable shares of Solectron Global Services Canada Inc. that fails to instruct Computershare Trust Company of Canada on how to vote the one share of Series B Preferred Stock will have the same effect as a vote against the adoption of the merger agreement.

Adjournment

If a quorum is not present at the Solectron special meeting, Solectron’s bylaws provide that any adjournment of the Solectron special meeting may be made by the Solectron stockholders entitled to vote thereat, present in person or by proxy, without notice other than announcement at the meeting, until a quorum is present. When a meeting is adjourned to another time or place, notice of the adjourned meeting need not be given as long as the time and place thereof are announced at the meeting at which the adjournment is taken and provided the adjournment is not for more than thirty days.

Required Vote

The adoption of the merger agreement will require the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Solectron common stock and the one share of Series B Preferred Stock, voting together as a single class (with the holder of the outstanding share of Series B Preferred Stock entitled to a number of votes with respect to such share equal to the number of issued and outstanding exchangeable shares of Solectron Global Services Canada Inc. as of the record date for this meeting that are not owned by Solectron, any of its subsidiaries or their affiliates). Eighteen directors and executive officers of Solectron, who together hold approximately          % of Solectron common stock outstanding as of the record date, have agreed to vote in favor of the merger. See the section entitled “Solectron Proposal and Flextronics Proposal No. 1 — The Voting Agreements — Solectron Voting Agreement” beginning on page 109 of this joint proxy statement/prospectus.

Share Ownership of Directors and Executive Officers of Solectron

As of the date of the merger agreement, directors and executive officers of Solectron beneficially owned and were entitled to vote approximately 1.6% of the shares of Solectron common stock outstanding on that date.

Voting Procedures

Submitting Proxies or Voting Instructions

Whether Solectron stockholders hold shares of Solectron common stock directly as stockholders of record or in “street name,” Solectron stockholders may direct the voting of their shares without attending the Solectron special meeting. Solectron stockholders may vote shares held directly by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.

Record holders of shares of Solectron common stock may submit proxies by completing, signing and dating their proxy cards for the Solectron special meeting and mailing them in the accompanying pre-addressed envelopes. Solectron stockholders who hold shares in “street name” may vote by mail by completing, signing and dating the voting instruction cards for the Solectron special meeting provided by their respective brokers and nominees and mailing them as instructed by their respective brokers and nominees.

If Solectron stockholders of record do not include instructions on how to vote their properly signed proxy cards for the Solectron special meeting and do not revoke their proxies, their shares will be voted “FOR” the proposal to approve the adoption of the merger agreement, and (to the extent allowed by applicable law) in the discretion of the proxy holders on any other business that may properly come before the Solectron special meeting or any adjournment thereof.

If Solectron stockholders holding shares of Solectron common stock in “street name” do not provide voting instructions to their broker, bank or other nominees, their shares cannot be voted in favor of the proposal to adopt the merger agreement and will therefore have the same effect as a vote against the proposal.

Stockholders of record of Solectron common stock may also vote in person at the Solectron special meeting by submitting their proxy cards or by filling out a ballot at the special meeting.

If shares of Solectron common stock are held by Solectron stockholders in “street name,” those Solectron stockholders may not vote their shares in person at the Solectron special meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the special meeting.

All Solectron stockholders may also vote their shares via the Internet or by telephone. When voting by Internet, Solectron stockholders may transmit their voting instructions for electronic delivery of information up until 11:59 p.m. New York City Time on          , 2007. Solectron stockholders should have their proxy cards in hand when they access the web site and follow the instructions to obtain their records and to create an electronic voting instruction form. When voting by telephone (          ), Solectron stockholders may use any touch-tone telephone to transmit their voting instructions up until 11:59 p.m. New York City Time on          , 2007. Solectron stockholders should have their proxy card in hand when they call and follow the instructions.

Holders of exchangeable shares should refer to materials enclosed with this joint proxy statement/prospectus, as well as the information contained in Annex F attached to this joint proxy statement/prospectus, which contain information regarding the rights of such holders with respect to directing the voting of the votes attached to the one share of Series B Preferred Stock including deadlines for submitting and revoking proxies.

Revoking Proxies or Voting Instructions

Solectron stockholders may change their votes at any time prior to the vote at the Solectron special meeting. Solectron stockholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke the earlier proxies) or by attending the Solectron special meeting and voting in person. Attendance at the Solectron special meeting in and of itself will not cause previously granted proxies to be revoked, unless Solectron stockholders specifically so request. For shares held in “street name,” Solectron stockholders may change their votes by submitting new voting instructions to their brokers or nominees or by attending the Solectron special meeting and voting in person, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.

Proxy Solicitation

Flextronics and Solectron will share equally all fees and costs associated with printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, that has been filed with the SEC. Other than the costs shared with Flextronics noted above, the cost of soliciting proxies from Solectron stockholders will be paid by Solectron.

In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, facsimile, telegram or electronic means by Solectron’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Solectron has retained InnisFree M&A Incorporated to assist it in the solicitation of proxies. Solectron estimates that its proxy solicitor fees will be approximately $25,000 plus out-of-pocket expenses.

Contact for Questions and Assistance in Voting

Any Solectron stockholder who has a question about the merger, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:

InnisFree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York, 10022
Toll Free from within the
United States and Canada: (877) 825-8971
Banks and Brokers call collect: (212) 750-5833

Other Matters

Solectron is not aware of any other business to be acted upon at the Solectron special meeting. Solectron’s bylaws also provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting.

SOLECTRON PROPOSAL AND FLEXTRONICS PROPOSAL NO. 1

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While Flextronics and Solectron believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. For a more complete understanding of the merger, Flextronics and Solectron encourage you to read carefully this entire joint/proxy statement prospectus, including (i) the merger agreement attached to this joint proxy statement/prospectus as Annex A-1, which is the merger agreement for the first step of the integrated two-step merger or, if applicable, for the single step merger, and (ii) the merger agreement attached to this joint proxy statement/prospectus as Annex A-2, which is the merger agreement for the second step of the integrated two-step merger.

Background of the Merger

Flextronics and Solectron are both global providers of advanced design and vertically integrated electronics manufacturing services. Each company routinely evaluates business alternatives and strategic opportunities as part of their ongoing evaluation of developments in the marketplace, and participates in discussions with third parties regarding possible transactions.

On December 15, 2006, in order to educate itself on the range of alternatives potentially available to the company, Solectron management requested representatives of Goldman, Sachs & Co., referred to in this joint proxy statement/prospectus as Goldman Sachs, to make a presentation to management regarding the EMS industry generally, Solectron’s current operations and prospects, and strategic alternatives potentially available to the company. The strategic alternatives that Goldman Sachs discussed with management included (i) continuing as a standalone company and executing on its current objectives (as articulated in Solectron’s investor presentation in November 2006), (ii) acquiring other companies, (iii) engaging in a going private transaction through a leveraged buyout, and (iv) a strategic business combination transaction.

On January 9, 2007, during a regularly scheduled meeting of the Solectron board, representatives of Goldman Sachs made a presentation to the board of directors regarding the EMS industry generally, and gave an overview of various strategic alternatives potentially available to Solectron, including the potential benefits and risks to Solectron and its stockholders associated with those alternatives. The strategic alternatives Goldman Sachs discussed with management included continuing as a standalone company and executing on its current plan, pursuing an acquisition strategy focused on end market diversification, pursuing an acquisition strategy focused on the acquisition of vertical assets and capabilities, a merger with a top tier EMS company and a leveraged buyout. At the conclusion of this board meeting and after discussion among the Solectron board, the Solectron board authorized Mr. Tufano to explore strategic alternatives for Solectron, including the potential acquisition of Solectron by a third party.

On March 19, 2007, Mr. Michael M. McNamara, Chief Executive Officer of Flextronics, and Mr. Paul Tufano, Executive Vice President and Interim President and Chief Executive Officer of Solectron, met and discussed the EMS industry generally and a potential combination between their companies. During this meeting, Messrs. McNamara and Tufano agreed to designate a member of their respective business teams to meet periodically to explore the viability of a business combination between the two companies and the potential synergies and opportunities that could be realized in such a transaction. Mr. Paul Read, Senior Vice President of Worldwide Operations of Flextronics, and Mr. Robert DeVincenzi, Senior Vice President of Corporate Development at Solectron, were appointed as the designees. Following the March 19 meeting, Mr. Tufano informed the members of the Solectron board of the meeting he had with Mr. McNamara and the follow-up discussions that would be occurring between Mr. Read and Mr. DeVincenzi.

On April 3, 2007, Flextronics and Solectron executed a mutual confidentiality agreement covering the discussions between the companies and any material that might be exchanged by the companies.

On April 4, 2007, Mr. Read and Mr. DeVincenzi met for the first time. During the meeting, they discussed the process of data exchange between the two companies and identified subject areas to be reviewed in order to assess whether a business combination could be viable.

From April 10, 2007 through April 12, 2007, the Solectron board held a regularly scheduled meeting. During the course of the meeting, representatives of Goldman Sachs met with the board and made a presentation regarding the EMS industry generally, Solectron, its prospects and its position in the industry, industry trends, Solectron’s risks and opportunities, and potential strategic alternatives available to the company. At the time of its presentation, the Goldman Sachs representatives were not aware of the meetings that had taken place between Solectron and Flextronics. The Goldman Sachs representatives then reviewed various strategic alternatives potentially available to Solectron. As part of this review, representatives of Goldman Sachs’ private equity group provided a detailed analysis of the EMS industry and Solectron’s position within the industry. Following the presentation by the Goldman Sachs’ private equity group, the Goldman Sachs representatives discussed other potential strategic alternatives and evaluated potential partners for a business combination transaction.

At the conclusion of the Goldman Sachs presentation, Mr. Tufano indicated that he concurred with many of the conclusions and opinions expressed by Goldman Sachs. Mr. Tufano updated the board on his recent discussion with Mr. McNamara, and indicated that Flextronics had recently expressed an interest in exploring a business combination between the two companies, although the discussions were preliminary and no price or structure had been discussed. The Solectron board authorized Mr. Tufano to explore the level of Flextronics’s interest in pursuing a combination of the two companies.

On April 13, 2007, April 16, 2007 and April 18, 2007, Mr. Read and Mr. DeVincenzi met to continue the exchange of information and to explore the viability of a business combination between Solectron and Flextronics. A principal focus of these meetings was to review potential synergies that could be realized from such a transaction.

On April 20, 2007, Mr. Tufano and Mr. McNamara met to review the efforts of Mr. Read and Mr. DeVincenzi to date and to discern the level of interest held by each company in pursuing a potential transaction.

On April 23, 2007, Mr. McNamara and Mr. Thomas J. Smach, the Chief Financial Officer of Flextronics, briefed individual Flextronics board members about the status of the merger discussions with Solectron.

On April 25, 2007, Flextronics delivered a letter of intent to Solectron management, which proposed a merger transaction whereby Solectron would be acquired by Flextronics. The letter of intent did not contain a price, nor was it specific as to whether the consideration would be paid in cash or stock. The letter of intent included an exclusivity provision. Solectron did not sign the letter of intent.

On April 27, 2007, the board of directors of Solectron held a special meeting. Mr. Tufano updated the board concerning the meetings and discussions between Solectron management and representatives of Flextronics concerning the viability of a potential business combination transaction between the two companies. Mr. Tufano noted that on the basis of the work performed and the continuing interest expressed by Flextronics, it appeared that Flextronics was interested in further exploring such a transaction and that the potential benefits of such a transaction could be significant. Mr. Tufano noted that if the board was interested in having management pursue further discussions, management felt that it would be appropriate for the board to engage both a financial advisor and outside legal counsel to advise the board on the process and enable the board to determine effectively whether or not such a transaction was in the best interest of the company’s stockholders. The board determined, that based on information obtained to date, including the strategic analysis of Solectron’s current risks, opportunities and prospects and the potential benefits to Solectron and its stockholders that could be achieved from such a combination, it would be in the best interest of the stockholders to further explore the possibility of a business combination between Flextronics and Solectron and that retention of financial and outside legal advisors was warranted. The board discussed retaining various advisors and, based on the quality of the work done by Goldman Sachs to date and Goldman Sachs’ familiarity with Solectron and the EMS industry, decided to retain Goldman Sachs as financial advisor to the company. The board also decided to retain the company’s regular outside corporate counsel, Wilson Sonsini Goodrich and Rosati, Professional Corporation, referred to in this joint proxy statement/prospectus as WSGR, as the company’s outside legal advisor in exploring any transaction.

On April 30, 2007, Mr. Smach and Mr. DeVincenzi had a conference call to discuss the investment banking advisors of each company and the participation of the investment banking firms in the process.

Effective April 30, 2007, Flextronics engaged Citigroup Global Markets Inc., referred to in this joint proxy statement/prospectus as Citigroup, as its financial advisor in connection with the proposed merger.

On May 1, 2007, the Flextronics board of directors held a meeting at which the board reviewed the status of the merger discussions with Solectron. During this meeting, Mr. McNamara presented his views on the expected benefits of a merger with Solectron. The board determined that management should continue discussions with Solectron and appointed a special acquisition committee comprised of Messrs. James A. Davidson, Michael E. Marks and Ajay B. Shah to receive periodic updates from management about the progress of discussions, evaluate any acquisition proposals and provide the full Board with updates and recommendations.

On May 1, 2007, Mr. Read and Mr. DeVincenzi met to continue their discussions concerning the financial analysis materials prepared by the companies’ respective financial advisors.

On May 1, 2007, the companies began exchanging due diligence materials and conducting due diligence investigations of each other. The due diligence review, which involved the exchange of information and numerous calls and meetings between members of management of the two companies and their financial and legal advisors, continued through June 3, 2007.

On May 2, 2007, representatives of Solectron and Flextronics met at the offices of WSGR. Representatives of WSGR were present in person at the meeting, and representatives of Curtis, Mallet-Prevost, Colt & Mosle LLP, referred to in this joint proxy statement/prospectus as CM-P, Flextronics’s outside legal advisor, attended the meeting by conference call. The parties discussed a potential transaction timeline and the reciprocal due diligence review to be conducted by each side.

On May 4, 2007, the board of directors of Solectron held a special meeting at which representatives of WSGR gave a presentation concerning the board’s fiduciary duties in the context of a possible combination between Flextronics and Solectron.

On May 9, 2007, Messrs. McNamara and Smach updated members of the Flextronics special acquisition committee about the progress of the company’s valuation analysis of Solectron and the possible range of financial terms for a transaction.

On May 13, 2007, Mr. McNamara and Mr. Tufano met to discuss the progress of discussions, the due diligence review conducted to date and the possible structure and financial terms of a transaction. Following the meeting, Mr. Tufano spoke by telephone with Mr. Smach to discuss the structure and financial terms of the potential transaction.

On May 14, 2007, members of Flextronics and Solectron management, and representatives of Goldman Sachs and Citigroup, met at the offices of WSGR to negotiate the terms of the potential transaction, including valuation.

On May 16, 2007, Messrs. McNamara and Smach held a conference call with the Flextronics special acquisition committee to discuss the valuation and structure of the proposed merger. The committee authorized management to propose a letter of intent to Solectron which included a fixed purchase price of $3.80 per share, and providing for a maximum of 60% stock consideration and 50% cash consideration.

On May 16, 2007, Citigroup, on behalf of Flextronics, delivered a proposed letter of intent to Goldman Sachs that outlined certain terms for the acquisition of Solectron by Flextronics. The proposed terms included a fixed purchase price of $3.80 per share, which represented an implied exchange ratio of 0.334 based on the closing price of Flextronics’s shares on May 16, 2007, and a premium of 13.8% to the closing price of Solectron’s stock on May 16, 2007; the right of Solectron’s stockholders to elect to receive cash or stock as consideration, subject to maximum caps of 60% stock consideration and 50% cash consideration; and an exclusivity period that would extend until June 15, 2007. Solectron did not sign the letter of intent.

On May 17, 2007, the Solectron board met to discuss the letter of intent and the status of discussions with Flextronics. Members of Solectron’s management and representatives of Goldman Sachs and WSGR were present at the meeting. At this meeting, the Solectron board discussed the terms of the proposed letter of intent with senior management of Solectron and the Goldman Sachs and WSGR representatives. The representatives of Goldman Sachs presented various data and analyses to the board regarding Solectron on a standalone basis, analyses of the companies on a combined basis, a review of potential synergies that could be realized from the combination, and an analysis of the implied value of the proposed transaction to the company’s stockholders. The WSGR representatives reviewed with the board members their fiduciary duties in connection with their consideration of the letter of intent and potential business combination. At the conclusion of the meeting, the board authorized Mr. Tufano to make a counterproposal which included a higher premium, an increased cap for the stock consideration, and a fixed exchange ratio structure.

Following the May 17, 2007, board meeting, Mr. Tufano made a counterproposal to Mr. McNamara on the terms authorized by the Solectron board. Members of management of Solectron and Flextronics engaged in further negotiations regarding the terms of the proposed merger.

On May 19, 2007, Flextronics presented a revised letter of intent to Solectron. The revised letter of intent proposed a merger whereby Flextronics would acquire Solectron; a fixed exchange ratio structure; an exchange ratio of 0.3450, which represented an implied price of $3.87 and a premium of 15.4% to the Solectron closing stock price on May 18, 2007; and that each Solectron stockholder (with respect to all Solectron stock held by such stockholder) could elect to receive either cash or stock consideration subject to a maximum stock component of seventy percent (70%) and a maximum cash component of fifty percent (50%). The revised letter of intent provided for the actual per share cash consideration to be determined based on the average per share closing prices for Flextronics ordinary shares prior to the date the definitive merger agreement is signed. Solectron did not sign the letter of intent.

On May 20, 2007, the Solectron board met to discuss the terms of the revised letter of intent. Members of Solectron management and representatives of WSGR and Goldman Sachs were present at the meeting. The representatives of Goldman Sachs presented various data and analyses to the board regarding Solectron on a standalone basis, analyses of the companies on a combined basis, a review of potential synergies that could be realized from the combination, and an analysis of the implied value of the proposed transaction to the company’s stockholders. At the conclusion of the meeting, the board authorized Mr. Tufano to negotiate a definitive agreement consistent with the terms of the revised letter of intent.

On May 21, 2007, Goldman Sachs advised Citigroup that Solectron’s board had authorized Solectron management to negotiate a definitive agreement consistent with the terms of the revised letter of intent, which Citigroup communicated to Flextronics management.

On May 21, 2007, Messrs. McNamara and Smach held a conference call with the Flextronics special acquisition committee to update the committee on the status of negotiations.

On May 22, 2007, the Solectron board held a special meeting. Members of Solectron management and representatives of WSGR and Goldman Sachs were present at the meeting. Solectron management reviewed with the board the synergy analysis that had been performed to date, which reflected collaborative synergy discovery with Flextronics. The management presentation included discussions of potential tangible and intangible synergies (including cost-savings) that could be realized from a combination of the companies, the likelihood and timing of realizing such synergies and the risks to realization. Members of Solectron management also reviewed with the board their general perspective on Flextronics and its management team. Representatives of Goldman Sachs and WSGR discussed with the board the process and steps to be completed before a merger agreement could be signed, and the general steps and timeframe for the closing of a transaction. Representatives of WSGR also discussed the anticipated regulatory review of the transaction and the potential risks to a closing.

On May 26, 2007, on behalf of Flextronics, CM-P delivered to WSGR a draft merger agreement. From May 26, 2007 until June 3, 2007, members of Flextronics management and representatives of CM-P and Citigroup negotiated the provisions of the merger agreement with members of Solectron management and representatives of WSGR and Goldman Sachs. The parties agreed that, based on a June 4, 2007 signing date, the cash component of the merger consideration would be $3.89 for each Solectron share, based on the fixed exchange ratio of 0.3450 and the average closing price of Flextronics’s ordinary shares for the five trading days ending on May 31, 2007.

On June 1, 2007, the Solectron board met to further consider the proposed merger with Flextronics, to review the terms of the definitive merger agreement and to evaluate Solectron’s due diligence review of Flextronics and the financial analysis prepared by Goldman Sachs. Members of management and representatives of Goldman Sachs and WSGR were present at the meeting. During the meeting, representatives of Goldman Sachs gave a presentation to the board regarding Flextronics’s business, industry position and management and the rationale and other considerations regarding the proposed transaction. In addition, the Goldman Sachs representatives delivered a detailed presentation to the board which included an overview of the EMS industry, various data and analyses regarding Solectron on a standalone basis, analyses of the companies on a combined basis, a review of potential synergies that could be realized from the combination, and an analysis of the implied value of the proposed transaction to the company’s stockholders. Representatives of WSGR reviewed with the Solectron board the terms and conditions of the proposed merger agreement, the board’s fiduciary duties with respect to its consideration of the transaction and the anticipated regulatory review of the transaction. Members of management and representatives of WSGR and KPMG LLP presented the findings of their respective due diligence investigations of Flextronics.

At the request of the Solectron board, Mr. McNamara was invited to present to the Solectron board his perspectives on the EMS industry and his plans for integrating the two companies and achieving synergies resulting from combining the two companies.

On June 1, 2007, Flextronics’s board of directors convened a special meeting, which was attended by members of the company’s senior management, as well as representatives of CM-P and Citigroup. Mr. McNamara provided a detailed review of the proposed merger, its strategic rationale and integration matters. Mr. Smach then presented a detailed review of the financial terms of the transaction, and the financing alternatives, including a commitment by Citigroup to provide a $2.5 billion senior, unsecured term loan facility to finance the cash requirements of the transaction. Mr. Read, Mr. Christopher Collier, Senior Vice President of Finance, and Mr. Terry Zale, Vice President of Corporate Finance, then reviewed with the board the results of the company’s business, financial and legal due diligence investigation. CM-P reviewed the terms of the proposed merger agreement and voting agreements and the status of the negotiations of these agreements. CM-P also reviewed the anticipated timeline for closing the merger, including the expected regulatory approval process. Citigroup then gave its preliminary presentation to the Flextronics board regarding its financial analysis of the proposed cash and stock consideration to be paid in the merger, which analysis was subject to confirmation at such time as Citigroup was requested to render a fairness opinion regarding the merger consideration. Following these presentations and further discussion, the Flextronics board, by resolution adopted by the unanimous vote of all directors, subject to the approval of the final terms of the merger agreement by the Flextronics special acquisition committee, determined that it is in the interest of the company to enter into the merger agreement, approved and adopted the merger agreement, and resolved to recommend that Flextronics shareholders vote “FOR” the issuance of Flextronics ordinary shares required to be issued in the merger.

On June 3, 2007, the Solectron board met to review the proposed transaction. Members of management and representatives of Goldman Sachs and WSGR were present at the meeting. Representatives of WSGR reviewed with the Solectron board the terms of the proposed merger agreement, including the changes that had been negotiated since the June 1, 2007 board meeting. During this meeting, representatives from Goldman Sachs presented their financial analysis of the fairness from a financial point of view to the holders of Solectron common stock of the proposed cash and stock consideration to be received by such holders, taken in the aggregate, and delivered Goldman Sachs’s oral opinion to the Solectron board, and subsequently confirmed such opinion in writing on June 4, 2007, that, as of the date of such opinion, the stock consideration and the cash consideration to be received by the holders of Solectron common stock, taken in the aggregate, was fair from a financial point of view to Solectron’s stockholders. Following these presentations, the Solectron board, acting unanimously, determined that the merger was fair to, and in the best interests of, Solectron and its stockholders, approved the merger agreement, the merger and the other transactions contemplated thereby and resolved to recommend that Solectron stockholders vote “FOR” the adoption of the merger agreement.

On June 3, 2007, the Flextronics special acquisition committee held a telephonic meeting to review the proposed merger. CM-P updated the committee on the terms of the merger agreement and voting agreements, including the resolution of issues that were outstanding at the time of the June 1 board meeting. Citigroup reviewed the financial terms of the proposed merger and delivered its oral opinion, subsequently confirmed in writing as of the same date, that, as of June 3, 2007 and based on and subject to the factors and assumptions set forth in its opinion, the cash and stock consideration to be paid by Flextronics in the merger was fair to Flextronics from a financial point of view. Following the presentations, and after further review and discussion, the special acquisition committee approved the merger agreement, the merger and the other transactions contemplated thereby and authorized management to complete the negotiation of the merger agreement.

On June 4, 2007, Flextronics and Solectron executed the merger agreement. Flextronics and Solectron issued a joint press release announcing the execution of the merger agreement before the opening of trading on June 4, 2007.

Flextronics’s Reasons for the Merger and Board Recommendation

When considering whether to approve the merger agreement and the merger, and to recommend that Flextronics shareholders approve the issuance of ordinary shares in the merger, the Flextronics board of directors consulted with Flextronics’s management, its legal counsel regarding the terms of the merger, and its financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the consideration to be paid by Flextronics. The factors that the Flextronics board of directors considered in reaching its determination included, but were not limited to, the following:

•	the strategic benefits of the merger, as identified in the section entitled “Flextronics’s Reasons for the Merger and Board Recommendation” beginning on page 49 of this joint proxy statement/prospectus;

•	management’s assessment of the financial condition, results of operations and businesses of Flextronics and Solectron before and after giving effect to the merger;

•	reports from Flextronics’s management and legal and financial advisors as to the results of the due diligence investigation of Solectron;

•	financial market conditions, historical share prices, and other trading data relating to Flextronics ordinary shares and the common stock of Solectron;

•	the opinion of Citigroup, as described below in the section entitled “Opinion of Flextronics’s Financial Advisor” beginning on page 51 of this joint proxy statement/prospectus, that as of June 3, 2007, and subject to the factors, assumptions, procedures, limitations and qualifications set forth in Citigroup’s written opinion, a copy of which is attached to this joint proxy statement/prospectus as Annex D, the consideration to be paid by Flextronics in the merger is fair, from a financial point of view, to Flextronics;

•	the structure of the merger, including the fixed exchange ratio of 0.3450 and the right of Solectron stockholders to elect to receive either Flextronics shares or cash, subject to the limitation that not more than 70% in the aggregate and no less than 50% in the aggregate of Solectron shares will be converted into shares of Flextronics;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the various alternatives for funding the cash requirements of the transaction, including the terms and conditions of the $2.5 billion, seven-year, senior unsecured term loan facility that Citigroup has committed to provide in connection with the merger;

•	management’s projections of Flextronics as an independent company; and

•	other strategic alternatives for Flextronics.

The Flextronics board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger, including anticipated synergies, might not be fully realized;

•	the possibility that the merger may not be completed, or that completion of the merger may be delayed;

•	the challenges and substantial costs of combining the two businesses and the expenses to be incurred in connection with the merger, including the risk that delays or difficulties in completing the integration, could adversely affect the combined company’s operating results and delay or prevent the realization of anticipated synergies, cost savings or other anticipated benefits from the merger;

•	the risk that despite the efforts of the combined company, key technical and management personnel may depart as a result of the merger; and

•	various other risks associated with the merger and the businesses of Flextronics and the combined company described in the section entitled “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus.

Although these potentially negative factors were considered by the Flextronics board of directors during its deliberations, the board concluded that, overall, the potential benefits of the merger outweighed any potentially negative factors associated with the merger.

At a meeting held on June 1, 2007, the Flextronics board of directors unanimously voted to approve the merger agreement and the merger, subject to approval of the final terms of the merger agreement by the Flextronics special acquisition committee, and to recommend that Flextronics shareholders vote “FOR” a proposal at the Flextronics annual general meeting authorizing the issuance of Flextronics ordinary shares in connection with the merger. The Flextronics board of directors based its decision on a variety of factors, including, without limitation, a belief that the proposed merger creates more value for the combined company’s customers, employees and shareholders, and a more diversified and competitive company that is positioned to achieve greater profits, cash flows, and returns. In reaching this conclusion, the board identified the following anticipated strategic benefits of the merger:

•	Enhanced Competitive Position. Combining Flextronics and Solectron would create the most diversified and premier global provider of advanced design and vertically integrated EMS with the broadest worldwide EMS capabilities, from design resources to end-to-end vertically integrated global supply chain services. The combined company would be able to use its increased scale to realize significant cost savings and further extend its reach within established market segments.

•	Improved Customer Offering. By adding Solectron’s resources and unique skill sets, Flextronics would be able to provide more value innovation to its customers by leveraging the combined global economies of scale in manufacturing, logistics, procurement, design, engineering, and ODM services. A larger company would be more competitive and therefore better-positioned to deliver supply chain solutions that fulfill its customers’ increasingly complex requirements. The combined company would be expected to improve the competitive position of its customers by simplifying their global product development process while also delivering improved product quality with enhanced performance and faster time to market.

•	Complementary Businesses. Solectron’s strengths in high-end computing, communications, and networking infrastructure market segments complement Flextronics’s strengths in vertical integration and ODM capabilities and its expertise in cell phones and consumer electronics. The combined company would be a leading EMS supplier of high-end products, enhancing and leveraging Flextronics’s global leadership position in high-volume, low-cost products. In addition, Solectron’s after-market sales support, repair service, and build to order/configure to order capabilities would be a valuable addition to Flextronics’s existing end-to-end vertically integrated service capabilities.

•	Operating Synergies. Over the last 18 months, Flextronics has reorganized its management structure, creating the infrastructure required to effectively and efficiently add scale to its operations and enable it to achieve the synergies expected from the successful integration of Solectron’s operations. The combined company would be expected to realize cost savings from manufacturing and operating expense reductions, which will result from global footprint rationalization and the elimination of redundant assets or unnecessary functions. Additional costs savings would be expected from leveraging increased scale and purchasing power, and the expansion of vertical integration would be expected to drive higher combined profitability. In addition, combined capital expenditures would be reduced by the redeployment of equipment and rationalized manufacturing locations.

•	Diversification. Flextronics’s current product portfolio is highly concentrated in the mobile segment, which represented approximately 31% of Flextronics’s revenues for the quarter ended March 31, 2007, followed by consumer digital at 24%, infrastructure at 23%, industrial, auto, medical and other at 12%, and computing at 10% of revenues. By comparison, infrastructure represented 42% of Solectron’s revenues for the quarter ended March 2, 2007, followed by computing at 34%, industrial, auto, medical and other at 12%, and consumer digital at 12%. Following the merger, the combined company will have a more diversified and balanced customer and product mix, especially with regard to the mobile and infrastructure market segments, which may better position the combined company to withstand end market, customer and product volatility in the future.

The foregoing description of the material factors considered by the Flextronics board of directors is not intended to be exhaustive, but represents the principal factors considered by the Flextronics board of directors when reaching its decision to approve the merger agreement and the merger and to recommend that Flextronics shareholders authorize the issuance of Flextronics ordinary shares in connection with the merger. The Flextronics board of directors unanimously recommends that Flextronics shareholders vote “FOR” the proposal to approve the issuance of Flextronics ordinary shares pursuant to the merger agreement.

Opinion of Flextronics’s Financial Advisor

Flextronics retained Citigroup as its financial advisor in connection with the acquisition. Pursuant to Citigroup’s engagement letter with Flextronics, dated April 30, 2007, Citigroup made a presentation to the Flextronics board of directors in which Citigroup reviewed certain financial analyses described below and rendered to the Flextronics special acquisition committee an oral opinion, subsequently confirmed in writing to the Flextronics board of directors, that as of June 3, 2007, and subject to the factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the consideration to be paid by Flextronics in the acquisition is fair, from a financial point of view, to Flextronics.

The full text of Citigroup’s written opinion dated June 3, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Citigroup’s opinion was limited solely to the fairness to Flextronics of the acquisition consideration from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed acquisition to the Flextronics board of directors. Citigroup makes no recommendation to any stockholder as to how you should vote or act on any matters relating to the proposed acquisition. Citigroup was not requested to consider, and its opinion does not address, the relative merits of the acquisition compared to any alternative business strategies that might exist for Flextronics or the effect of any other transaction in which Flextronics might engage. This summary of Citigroup’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to read Citigroup’s opinion carefully and in its entirety.

In arriving at its opinion, Citigroup:

• reviewed a draft of the merger agreement, dated June 3, 2007;

•	held discussions with certain senior officers, directors and other representatives and advisors of Flextronics and certain senior officers and other representatives and advisors of Solectron concerning the business, operations and prospects of Flextronics and Solectron;

•	examined certain publicly available business and financial information relating to Flextronics and Solectron;

•	examined certain financial forecasts and other information and data relating to Flextronics and Solectron, which were provided to or discussed with Citigroup by the management of Flextronics and Solectron, including adjustments prepared by management of Flextronics to the forecasts and other information and data relating to Solectron, and including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of each of Flextronics and Solectron to result from the acquisition;

•	reviewed the financial terms of the acquisition as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Flextronics ordinary shares and Solectron common stock; the historical and projected earnings and other operating data of Flextronics and Solectron; and the capitalization and financial condition of Flextronics and Solectron;

•	considered, to the extent publicly available, the financial terms of certain other transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant or potentially relevant in evaluating those of Flextronics and Solectron;

•	evaluated certain potential pro forma financial effects of the acquisition on Flextronics; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the management of each of Flextronics and Solectron that they were not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Flextronics or Solectron (as adjusted by management of Flextronics) provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the management of Flextronics that such forecasts and other information and data were reasonably prepared on basis reflecting the best currently available estimates and judgments of the management of Flextronics as to the future financial performance of Flextronics and Solectron, the potential strategic implications and operational benefits anticipated to result from the acquisition, and the other matters covered thereby. Citigroup assumed, with the Flextronics board of directors’ consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the acquisition) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

Citigroup assumed, with the consent of the Flextronics board of directors, that the acquisition will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the acquisition, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Flextronics, Solectron or the contemplated benefits of the acquisition. Representatives of Flextronics advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft of the merger agreement dated June 3, 2007 reviewed by Citigroup.

Citigroup did not express any opinion as to what the value of the Flextronics ordinary shares actually will be when issued pursuant to the acquisition or the price at which the Flextronics ordinary shares will trade at any time. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Flextronics or Solectron, nor did Citigroup make any physical inspection of the properties or assets of Flextronics or Solectron. Further, Citigroup expressed no view as to, and its opinion does not address, the relative merits of the acquisition as compared to any alternative business strategies that might exist for Flextronics or the effect of any other transaction in which Flextronics might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of the opinion.

A description of the material financial analyses performed by Citigroup in connection with the preparation of its fairness opinion is set forth below. The following summary does not, however, purport to be a complete description of all the financial analyses performed by Citigroup in connection with its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its fairness determination, Citigroup considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Citigroup made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Citigroup believes that the analyses and factors described below must be considered as a whole and that selecting portions of such analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of its analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup made numerous assumptions with respect to industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Flextronics and Solectron. No company, business or transaction used in Citigroup’s analyses as a comparison is identical or directly comparable to Flextronics or Solectron, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments or transactions analyzed.

Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Flextronics, Solectron, Citigroup, their respective affiliates or any other person assumes responsibility if future results are materially different from those forecast.

The order of the analyses described does not represent relative importance or weight given to those analyses by Citigroup. Some of the summaries of the financial analyses include information presented in tabular format. To the extent the following quantitative information reflects market data, except as otherwise indicated, Citigroup based this information on market data existing on or before June 1, 2007, the last trading day before public announcement of the acquisition. Accordingly, this information does not necessarily reflect current or future market conditions.

The acquisition consideration was determined by arms’-length negotiations between Flextronics and Solectron, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

The following is a summary of the material financial analyses presented to the Flextronics board of directors in connection with Citigroup’s opinion. Citigroup believes that the analyses and factors described below must be considered as a whole and that selecting portions of such analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of its analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

Transaction Overview

Citigroup reviewed the basic terms of the acquisition with the Flextronics board of directors, including the following:

•	consideration per share of Solectron common stock to consist of $3.89 in cash or 0.345 Flextronics ordinary shares;

•	cash conversion range of 30% to 50% of outstanding shares of Solectron and stock conversion range of 50% to 70% of outstanding shares of Solectron; and

•	pro forma synergies of the combined company.

Historical Exchange Ratio Analysis.  Citigroup calculated the implied current exchange ratio at May 31, 2007 by dividing the closing price per share of Solectron common stock by the closing price per share of Flextronics ordinary shares on such date. Citigroup also calculated the high, low and average historical exchange ratios for the

30-day, 90-day, 180-day, 12-month and 2-year periods, in each case ending May 31, 2007. The results of this analysis are set forth below:

	High		Low		Average		Current

Last 30 days	0.3135	x	0.2896	x	0.3013	x	0.2944	x
Last 90 days	0.3135	x	0.2775	x	0.2915	x	0.2944	x
Last 180 days	0.3135	x	0.2436	x	0.2864	x	0.2944	x
Last 12 months	0.3389	x	0.2436	x	0.2879	x	0.2944	x
Last 2 years	0.3985	x	0.2436	x	0.3086	x	0.2944	x

Analysis of Trading Multiples.  Citigroup derived certain trading multiples for each of Flextronics, Solectron and selected Tier I EMS companies that Citigroup deemed comparable to Flextronics and Solectron, and compared the derived multiples to similar information for Solectron assuming consummation of the acquisition at the transaction price of $3.89 per share of Solectron’s common stock. The trading multiples considered by Citigroup in the course of this analysis were:

•	Firm value as multiple of estimated EBITDA for each of calendar years 2007 and 2008; and

•	Stock price per share as multiple of estimated earnings per share, for each of calendar years 2007 and 2008.

The comparable companies included Hon Hai, Jabil, Sanmina-SCI and Celestica. Financial information and data for Flextronics, Solectron, and the comparable companies were based on information available in company filings, press releases, Wall Street releases and Factset market data. Citigroup defined firm value as equity value (all fully diluted shares at the stock price less any option proceeds) plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, minus investments in unconsolidated affiliates and cash. The results of this analysis were:

	Firm Value / EBITDA				Price / EPS
	CY2007E		CY2008E		CY2007E		CY2008E

Tier I EMS — Median	8.1	x	7.1	x	21.9	x	12.8	x
Tier I EMS — Mean	8.3	x	6.7	x	19.9	x	13.5	x
Solectron @ Market ($3.40)	6.2	x	5.4	x	15.3	x	12.7	x
Solectron @ Transaction ($3.89)	7.3	x	6.3	x	17.5	x	14.6	x

Precedent Premiums.  Citigroup reviewed publicly available information for cash and stock consideration transactions with deal values between $1.5 billion and $5.0 billion since 2004. For each of these transactions, Citigroup derived and compared with similar information for the acquisition the per share premium or discount paid or proposed to be paid to the target company’s shareholders based on the closing price per share of the target company’s common stock one day prior to the announcement of the transaction, and the ten-day and thirty-day average daily trading prices prior to the announcement of the transaction. The results of this analysis were:

	Premium
	1-Day	10-Day	30-Day

High	79.1%	74.1%	59.9%
Average	19.4%	20.9%	21.3%
Median	16.6%	18.1%	20.2%
Low	(7.2)%	(5.0)%	(8.4)%
Flextronics-Solectron	14.4%	15.3%	13.8%

Discounted Cash Flow Analyses.  Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Solectron could generate over the period from fiscal years 2008 through 2014.

Citigroup calculated a range of estimated terminal values by applying a range of EBITDA terminal value multiples of 5.00x to 7.00x to Solectron’s estimated fiscal year 2014 terminal EBITDA. The unlevered, after-tax free cash flows and terminal values were discounted to present value as of March 31, 2007 using discount rates ranging from 9.0% to 11.0%, which range was derived taking into consideration, among other things, the estimated weighted average cost of capital for Solectron using selected public company market data and Solectron’s cost of debt as of March 31, 2007. The terminal value multiples were determined based upon an assessment of public company trading values. Using Solectron’s estimated balance sheet data as of March 2, 2007 as provided by Solectron’s management, this analysis indicated the following approximate implied per share equity value reference range for Solectron, as compared to the closing price of Solectron common stock on May 31, 2007, one day before the last trading day prior to the announcement of the acquisition:

Implied Per Share Equity Value	Solectron Stock Closing Price
Reference Range for Solectron	on May 31, 2007

$3.66 - $4.33	$3.40

Citigroup also performed a discounted cash flow analysis to calculate the estimated present value of the after-tax net synergies that Flextronics and Solectron as a combined company could generate over the period from 2008 through 2014. Assuming a marginal tax rate of 7.0% and taking into account allowance for potential revenue leakage, reduction in cost of goods sold due to potential revenue leakage, cost of goods sold savings on materials, manufacturing overhead savings, operating expenditures savings, utilization profit improvement and vertical integration, Citigroup estimated the present value of the after-tax synergies of the combined company as of March 31, 2007 at $649.9 million or $0.71 per share.

Other Factors.  In rendering its opinion, Citigroup also reviewed and considered other factors for informational purposes, including:

•	the pro forma business mix of Flextronics and Solectron, based on company presentations, Flextronics last quarter annualized as of March 31, 2007 and Solectron’s last quarter annualized as of March 2, 2007;

•	Wall Street analyst price targets and projections for Solectron found in publicly available equity research; and

•	operating metrics, including revenue growth, of Solectron and selected Tier I EMS firms. Estimates for the Tier I EMS firms were based on company filings, press releases, Wall Street releases and Factset market data.

Based on the analyses described above, Citigroup determined that the aggregate consideration to be paid by Flextronics in the acquisition is fair, as of June 3, 2007, from a financial point of view, to Flextronics.

Miscellaneous.  Citigroup acted as financial advisor to Flextronics in connection with the transaction. Pursuant to Citigroup’s engagement, Flextronics agreed to pay Citigroup $11 million upon consummation of the acquisition of Solectron. If Citigroup’s engagement is terminated or expires prior to the consummation of the acquisition, the foregoing fee will be payable by Flextronics if the acquisition of Solectron is consummated at any time prior to the twelve-month anniversary of the termination or expiration of Citigroup’s engagement. Flextronics has also agreed, subject to certain limitations, to reimburse Citigroup for its reasonable travel and other expenses, including attorneys’ fees and expenses, and to indemnify Citigroup and related parties for certain liabilities that may arise out of the rendering of its opinion, including certain liabilities under federal securities laws. Finally, an affiliate of Citigroup engaged in the commercial lending business may act as lender and administrative agent for a credit facility to be used by Flextronics in connection with the acquisition.

Citigroup and its affiliates in the past have provided, and are currently providing, services to Flextronics and Solectron unrelated to the acquisition, for which services Citigroup and such affiliates have received and expect to receive compensation. These services include, without limitation, acting as a lender to Flextronics under Flextronics’s May 2007 credit facility, or the 2007 facility, and as a co-documentation agent under Flextronics’s May 2005 credit facility which was replaced by the 2007 facility, advising Flextronics in connection with a February 2006 delisting of a subsidiary, acting as joint book runner of Solectron’s February 2006 $150 million bond offering and acting as co-syndication agent of Solectron’s August 2006 $350 million senior secured revolving credit facility. In the ordinary course of Citigroup’s business, Citigroup and its affiliates may actively trade or hold the securities of Flextronics and Solectron for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including

Citigroup Inc. and its affiliates) may maintain relationships with Flextronics, Solectron and their respective affiliates.

Flextronics selected Citigroup as its financial advisor in connection with the acquisition based on Citigroup’s reputation, experience and familiarity with Flextronics, Solectron and their respective businesses. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Solectron’s Reasons for the Merger and Board Recommendation

At a meeting held on June 3, 2007, the Solectron board of directors, by unanimous vote:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Solectron stockholders and approved and adopted the merger agreement and the transactions contemplated thereby; and

•	resolved to recommend that the Solectron stockholders adopt the merger agreement.

The Solectron board of directors unanimously recommends that the Solectron stockholders vote “FOR” the adoption of the merger agreement at the Solectron special meeting.

In reaching this decision, the Solectron board of directors consulted with Solectron’s management and its financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Solectron board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. Rather, the Solectron board of directors made its recommendation based on the totality of information presented to, and the investigations conducted by or at the direction of, the Solectron board of directors, which included, but was not limited to:

•	historical information concerning Flextronics’s and Solectron’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations for each company, as filed with the SEC;

•	Solectron management’s view of the financial condition, results of operations and businesses of Flextronics and Solectron before and after giving effect to the merger (including Solectron’s prospects continuing as an independent company); and

•	reports from Solectron management and outside legal, financial and accounting advisers as to the results of the due diligence investigation of Flextronics.

In addition, individual directors may have given different weightings to different factors.

Strategic Considerations.  The Solectron board of directors considered factors pertaining to the strategic rationale for the merger as generally supporting its decision to enter into the merger agreement, including, but not limited to, the following:

•	its expectation that the merger would result in a larger, more competitive organization, and that the opportunities for strategic investment and customer expansion following the merger would be significantly greater for the combined company than what Solectron could achieve as an independent company;

•	its expectation that the complementary capabilities of Solectron and Flextronics would enhance the range of the services and solutions currently offered by Solectron to its customers and would allow the combined company to pursue new growth opportunities; and

•	the strategic benefits of the merger, as described in the sections entitled “Flextronics’s Reasons for the Merger and Board Recommendation” beginning on page 49 and “Solectron’s Reasons for the Merger and Board Recommendation” beginning on page 56 of this joint proxy statement/prospectus.

Equity Participation in Combined Company.  The Solectron board of directors considered as generally supporting its decision to enter into the merger agreement the opportunity for Solectron stockholders (through the stock election feature) to participate in the potential growth of the combined company as compared to the alternative of Solectron continuing as an independent company under its current business plan in light of the perceived strategic benefits of the proposed transaction, as well as a perceived reduction in risk as a result of being stockholders in a larger, more diversified company.

Financial Considerations.  The Solectron board of directors considered the financial terms of the transaction, including the cash/stock election feature, the fixed exchange ratio of 0.3450 Flextronics ordinary shares for each share of Solectron common stock (for stock elections) and the $3.89 in cash for each share of Solectron common stock (for cash elections), as well as other financial factors pertaining to the merger as generally supporting its decision to enter into the merger agreement, including, but not limited to, the following:

•	the fact that the implied value of the merger consideration, based on the closing price of Flextronics ordinary shares on June 1, 2007 (the last trading day prior to announcement of the merger) represented a premium of 15.0% (for cash elections) and 20.0% (for stock elections) to the closing price of Solectron common stock on such date, a 14.2% (for cash elections) and 18.6% (for stock elections) premium to the 20-day average closing price of Solectron common stock and a substantial premium over other recent historical periods;

•	the stock election feature of the transaction offers Solectron stockholders the opportunity to participate in the growth and success of the combined company through the stock component of the merger consideration, subject to the aggregate stock consideration cap;

•	the cash election feature of the transaction allows Solectron stockholders to realize an immediate return on their investment in Solectron common stock through the cash component of the merger consideration, subject to the aggregate cash cap;

•	the significant synergies that could result from the transaction, including substantial cost savings for the combined company from increased efficiencies in manufacturing, logistics and operating expenses;

•	the expectation that, immediately after closing and depending on the aggregate amount of cash consideration that Solectron stockholders elect to receive pursuant to the merger and based on the number of Flextronics ordinary shares and shares of Solectron common stock outstanding on June 1, 2007, including Solectron restricted shares and the exchangeable shares, Solectron stockholders would beneficially own approximately 21% to 27% of the ordinary shares of the combined company, and would have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility to sell all or a portion of those shares at any time.

Opinion of Goldman, Sachs & Co.  The Solectron board of directors considered Goldman Sachs’ oral opinion rendered to Solectron’s board of directors on June 3, 2007 and subsequently confirmed in writing on June 4, 2007, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the 0.3450 of a Flextronics ordinary share and the $3.89 in cash, without interest, to be received by the holders of Solectron common stock for each share of Solectron common stock at the election of the holder of such share, taken in the aggregate, was fair from a financial point of view to the holders of Solectron common stock.

Terms of Merger Agreement.  The Solectron board of directors considered as generally supporting its decision to approve the Company’s entry into the merger agreement the terms of such agreement, including the following:

•	the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties, covenants and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are high;

•	the limited ability of Flextronics to terminate the merger agreement, and the fees payable by Flextronics with respect to certain events of termination, namely the payment of a $100.0 million termination fee to Solectron in certain circumstances where the merger agreement is terminated, although the Solectron board of directors understood that such limitations and similar fees would also apply to Solectron;

•	the fact that while the merger agreement contains a covenant prohibiting Solectron from soliciting third party acquisition proposals, it allows a reasonable opportunity to respond to unsolicited superior third party acquisition proposals if the Solectron board of directors determines that the failure to do so would reasonably be expected to be a breach of its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	its view that the terms of the merger agreement, including the termination fee, would not preclude a proposal for an alternative acquisition transaction involving Solectron;

•	the fact that the merger agreement allows the Solectron board of directors to withhold, withdraw, amend or modify its recommendation of the merger agreement if a superior proposal is received from a third party or if the Solectron board of directors determines that the failure to withhold, withdraw, amend or modify its recommendation would reasonably be expected to be a breach of its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	the governance arrangements of the combined company under which the board of directors of the combined company would include two directors designated by Solectron, subject to the approval of Flextronics;

•	the fact that, as of and following the closing date, the surviving corporation will either (a) maintain Solectron’s benefit plans (other than Solectron’s 401(k) plans, unless Flextronics otherwise notifies Solectron that such plans will not be terminated immediately prior to the closing date), or (b) permit each continuing employee of Solectron and its subsidiaries employed immediately prior to the effective time (and, as applicable, their eligible dependents) to participate in the Flextronics benefit plans (on terms no less favorable than those provided to similarly situated Flextronics employees), in which case, such employees will receive credit for prior service with Solectron and its subsidiaries, including predecessor employers, for certain purposes, or (c) a combination of (a) and (b).

Risks.  The Solectron board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

•	the price of Flextronics ordinary shares at the time of closing could be lower than the price as of the time of signing, and accordingly, the value of the stock consideration received by Solectron stockholders in the merger could be materially less than the value as of the date of the merger agreement;

•	the difficulties and challenges inherent in completing a merger and integrating the management teams, strategies, cultures and organizations of the two companies;

•	the risk that the expected synergies and other benefits of the merger might not be fully achieved or may not be achieved within the timeframes expected;

•	the risks of the type and nature described above under “Risk Factors”;

•	if Solectron stockholders collectively elect to receive cash consideration in excess of the aggregate cash cap, the cash consideration that the Solectron stockholders will receive will be proportionally reduced and substituted with Flextronics ordinary shares pursuant to the terms of the merger agreement, which will result in those stockholders who elect cash not receiving the exact form of merger consideration they elected;

•	if Solectron stockholders collectively elect to receive stock consideration in excess of the aggregate stock cap, the stock consideration that the Solectron stockholders will receive will be proportionally reduced and substituted with cash pursuant to the terms of the merger agreement, which will result in those stockholders who elect stock not receiving the exact form of merger consideration they elected;

•	the possibility that the merger ultimately may not be completed, whether as a result of material adverse developments, regulatory objections or other unsatisfied closing conditions;

•	the potential adverse effects of the announcement and pendency of the merger on Solectron’s customer, supplier and employee relationships, including the potential decrease or loss of customer business;

•	the decision of Solectron’s board of directors to pursue the proposed strategic merger without soliciting competing proposals from other parties (though the structure of the merger agreement allows Solectron’s board of directors to consider alternative third party acquisition proposals if Solectron’s board of directors determines in good faith that an alternative third party acquisition proposal is or is reasonably likely to result in an acquisition proposal that is more favorable to the Solectron stockholders);

•	certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving Solectron, including:

•	the restriction on Solectron’s ability to solicit proposals for alternative transactions;

•	the requirement that the Solectron board of directors submit the merger agreement to the Solectron stockholders for approval and adoption in certain circumstances, even if the Solectron board of directors withholds, withdraws, amends or modifies its recommendation for the merger; and

•	the requirement that Solectron pay a termination fee of $100.0 million to Flextronics in certain circumstances following the termination of the merger agreement;

•	certain of Solectron’s directors and officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of the Solectron stockholders, as further described in the section entitled “The Merger — Interests of Solectron’s Officers and Directors in the Merger” beginning on page 67 of this joint proxy statement/prospectus;

•	the fees and expenses associated with completing the merger;

•	the risk that certain members of Solectron senior management or Flextronics senior management might choose not to remain employed with the combined company;

•	the risk that either the Solectron stockholders may fail to adopt the merger agreement or the Flextronics shareholders may fail to approve the issuance of the Flextronics ordinary shares in the merger;

•	the potential impact of the restrictions under the merger agreement on Solectron’s ability to take certain actions during the period prior to the closing of the merger (which may delay or prevent Solectron from undertaking business opportunities that may arise pending completion of the merger); and

•	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to the closing of the merger agreement, and the potential effect that these may have on Solectron’s business and relations with customers and suppliers.

The Solectron board of directors weighed the potential benefits, advantages and opportunities of a merger and the risks of not pursuing a transaction with Flextronics against the risks and challenges inherent in the proposed merger. The Solectron board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Solectron board of directors concluded that the potential benefits outweighed the risks of consummating the merger with Flextronics.

Solectron’s Reasons for the Merger.  The board of directors and management team of Solectron believe that the proposed merger represents the best strategic alternative for delivering increased value to Solectron’s stockholders.

Solectron believes the merger presents a unique opportunity to create a combined entity that will offer its customers a broader set of electronics manufacturing services (or EMS) and original design manufacturing (or ODM) solutions on a scale and with an increased global reach that should deliver significant benefits to Solectron’s customers, stockholders and employees. The Solectron board of directors and management team reviewed various strategic alternatives to address the risks and challenges that Solectron faces, including, but not limited to, being acquired by EMS companies other than Flextronics, acquiring other third parties or other capabilities, undertaking a leveraged buy-out of Solectron or continuing as a standalone company. See the section entitled “Background of the Merger” beginning on page 44 of this joint proxy statement/prospectus. After reviewing and deliberating on the merits and drawbacks of the various strategic alternatives and the opportunities for the combined company presented by the merger, as more fully described below, the Solectron board of directors determined to pursue the merger with Flextronics in lieu of the other alternatives because it believes the merger will create a combined company that will be better positioned than a standalone Solectron to achieve the strategic and financial benefits described below.

The Solectron board of directors identified the following anticipated strategic and financial benefits of the merger:

•	Complementary Businesses. The development, manufacturing and logistics capabilities of the two companies are complementary and should enable the combined company to compete more effectively in the general EMS market. The combined company should be stronger than either company on its own, with greater breadth and depth of service offerings and with the scale and anticipated operational efficiencies that should allow it to profitably compete. In addition, Flextronics’s ODM capabilities, its vertical integration model, and its continued targeting of non-traditional EMS market segments (e.g., automotive, military/aerospace, industrial and medical) should allow the combined company to compete effectively in these market segments, which offer greater growth potential and higher margins than the traditional EMS market segments that comprise Solectron’s core business. Lastly, the integration of the Solectron and Flextronics logistics networks with these manufacturing facilities should create a more flexible and responsive organization that can more quickly react to and address regional and local changes in market demand and customer expectations and preferences in the various market throughout the world.

•	Customers. The combined company should be able to deepen relationships with many of its existing customers. Solectron expects the combined company to improve its ability to expand its current customer relationships and expects to increase its penetration of new customer accounts. Solectron believes that the combination of the two companies’ design, engineering, manufacturing and logistics capabilities should enable the combined company to meet customer needs more effectively and, particularly with the vertical integration model that Flextronics has been pursuing, to deliver more complete solutions to customers at a lower cost to those customers while realizing improved margins for the combined company. In addition, Solectron believes the larger sales organization, greater marketing resources and financial strength of the combined company may lead to improved opportunities for marketing the combined company’s offerings.

•	Reduction in Operating Costs. The combined company is expected to realize substantial cost savings as a result of increased efficiencies in manufacturing, logistics and operating expenses. Flextronics and Solectron expect the combined company to achieve benefits from cost savings from manufacturing and operating expense reductions resulting from global footprint rationalization and the elimination of redundant assets or unnecessary functions; leveraging increased scale and purchasing power; and the expansion of vertical integration capabilities within the Solectron customer base.

•	Stronger Financial Position. The combined company will have greater scale and financial resources, including total cash and cash equivalents. Flextronics and Solectron expect that this stronger financial position will improve the combined company’s ability to support the combined company’s strategy; to respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demand; and to pursue strategic growth opportunities in the future, including acquisitions.

•	Stock-for-Stock with Fixed Exchange Ratio for Stockholders that Elect Stock. Solectron’s stockholders who receive Flextronics ordinary shares in the merger will share in the benefits from the growth opportunities, synergies and cost savings that are expected to be realized by the combined company as a result of the merger. The fact that the stock consideration is based on a fixed exchange ratio provides certainty as to the number of Flextronics ordinary shares that will be issued to Solectron stockholders who receive Flextronics ordinary shares in the merger.

There can be no assurance that the anticipated strategic and financial benefits of the merger will be achieved, including that the anticipated cost savings resulting from the merger will be achieved and/or reflected in the trading price of Flextronics ordinary shares following the completion of the merger.

After careful consideration, the Solectron board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of the Solectron stockholders and has unanimously approved the merger agreement.

The Solectron board of directors unanimously recommends that the Solectron stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Solectron’s Financial Advisor

Goldman Sachs rendered its oral opinion to Solectron’s board of directors on June 3, 2007, which it subsequently confirmed in writing on June 4, 2007, that, as of the dates of such opinions, and based upon and subject to the factors and assumptions set forth therein, the Stock Consideration (as defined in the opinion) and the Cash Consideration (as defined in the opinion) to be received by the holders of Shares (as defined in the opinion), taken in the aggregate, was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of Solectron’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Solectron’s common stock should vote or make any election with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Solectron for the five fiscal years ended August 31, 2006 and of Flextronics for the five fiscal years ended March 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Solectron and Flextronics;

•	certain other communications from Solectron and Flextronics to their respective stockholders;

•	certain internal financial analyses and forecasts for Solectron prepared by its management; and

•	certain internal financial analyses and forecasts for Flextronics prepared by its management, as reviewed and approved for Goldman Sachs’ use by the management of Solectron, referred to in this joint proxy statement/prospectus as the Forecasts, and certain cost savings and operating synergies projected by the management of Solectron to result from the transaction, referred to in this joint proxy statement/prospectus as the Synergies.

Goldman Sachs also held discussions with members of the senior managements of Solectron and Flextronics regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of their respective companies, including Solectron’s views with respect to the risks and uncertainties associated with Solectron achieving its forecasts. In addition, Goldman Sachs reviewed the reported price and trading activity for the Solectron common stock and for the ordinary shares, no par value, of Flextronics, compared certain financial and stock market information for Solectron and Flextronics with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electronic manufacturing services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it. In that regard, Goldman Sachs assumed with Solectron’s consent that the Forecasts, including the Synergies, had been reasonably prepared and reflected the best currently available estimates and judgments of the managements of Solectron and Flextronics, as the case may be, and that the Synergies would be realized. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement would be obtained without any adverse effect on Solectron or Flextronics or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Solectron. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Solectron or Flextronics or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Solectron or Flextronics or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, June 4, 2007. Goldman Sachs’ opinion did not address the underlying business decision of Solectron to engage in the transaction or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Solectron nor did Goldman Sachs express any opinion as to the prices at which Flextronics ordinary shares would trade at any time.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Solectron in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 4, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading and Historical Exchange Ratio Analysis.  Goldman Sachs reviewed the historical trading prices and volumes for the Solectron common stock for the one-year period ended June 1, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of Solectron common stock electing to receive the Cash Consideration pursuant to the merger agreement in relation to the closing price of the Solectron common stock on June 1, 2007 and the average market prices over the 10-day, 20-day, three-month, six-month and one-year periods ended June 1, 2007.

This analysis indicated that the price per share to be paid to Solectron stockholders electing to receive the Cash Consideration pursuant to the merger agreement represented:

•	a premium of 15.4% based on the closing market price of $3.37 per share as of June 1, 2007;

•	a premium of 15.1% based on the 10-day average market price of $3.38 per share;

•	a premium of 14.2% based on the 20-day average market price of $3.40 per share;

•	a premium of 18.6% based on the three-month average market price of $3.28 per share;

•	a premium of 17.7% based on the six-month average market price of $3.30 per share; and

•	a premium of 18.4% based on the one-year average market price of $3.28 per share.

Goldman Sachs calculated the implied current exchange ratio as of June 1, 2007 by dividing the closing price per share of Solectron common stock by the closing price per share of Flextronics ordinary shares. Goldman Sachs also calculated the historical exchange ratios and implied premium for Solectron common stock for the 10-day, 20-day, three-month, six-month and one-year periods ended June 1, 2007. Goldman Sachs compared these ratios to the exchange ratio in the merger agreement of 0.3450x for Solectron stockholders electing to receive the Stock Consideration.

This analysis indicated that the exchange ratio in the merger agreement for Solectron stockholders electing to receive the Stock Consideration represented:

•	a premium of 19.8% based on the exchange ratio of 0.2880x calculated as of June 1, 2007;

•	a premium of 15.7% based on the 10-day average exchange ratio of 0.2981x;

•	a premium of 15.5% based on the 20-day average exchange ratio of 0.2987x;

•	a premium of 17.8% based on the three-month average exchange ratio of 0.2930x;

•	a premium of 18.9% based on the six-month average exchange ratio of 0.2901x; and

•	a premium of 19.9% based on the one-year average exchange ratio of 0.2877x.

Selected Companies Analysis.  Goldman Sachs calculated and compared the ratios of: (1) enterprise value to the estimated calendar year 2007 sales and to the estimated calendar year 2008 sales; (2) price per share to the estimated calendar year 2007 earnings per share and to the estimated calendar year 2008 earnings per share; and (3) estimated calendar year 2008 price to earnings multiple to the estimated long-term growth rate per share, in the case of each of Solectron, Flextronics and the selected companies listed below, based on financial data as of June 1, 2007, information obtained from SEC filings and estimates provided by the Institutional Brokers’ Estimate System (a data service that compiles estimates issued by securities analysts), or IBES, for the selected companies and for Solectron and Flextronics and based on the closing price of Solectron’s common stock as of June 1, 2007. The list of the selected companies is as follows:

Selected Large Cap	Selected Small and Mid Cap
Electronic Manufacturing	Electronic Manufacturing
Services Companies	Services Companies

• Celestica Inc.	• Benchmark Electronics, Inc.
• Flextronics	• LaBarge, Inc.
• Hon Hai Precision Industry Co., Ltd.	• Plexus Corp.
• Jabil Circuit, Inc.	• Sypris Solutions, Inc.
• Sanmina-SCI Corporation
• Solectron

Although none of the other selected companies is directly comparable to Solectron or Flextronics, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Solectron and Flextronics. The results of these analyses are summarized as follows:

Selected Large Cap Electronic Manufacturing Services Companies

									PE/
	Enterprise Value/								Growth
	Sales Multiples				Price/Earnings Multiples				Multiples
	Estimated		Estimated		Estimated		Estimated		Estimated
Selected Company	CY2007		CY2008		CY2007		CY2008		CY2008

Celestica Inc.	0.2	x	0.2	x	51.1	x	13.3	x	0.9	x
Flextronics	0.4	x	0.3	x	12.9	x	11.0	x	0.5	x
Hon Hai Precision Industry Co., Ltd.	0.6	x	0.5	x	14.5	x	11.1	x	0.6	x
Jabil Circuit, Inc.	0.4	x	0.4	x	19.9	x	13.1	x	0.6	x
Sanmina-SCI Corporation	0.3	x	0.3	x	22.0	x	13.5	x	1.3	x
Solectron	0.2	x	0.2	x	14.5	x	12.1	x	0.8	x
Mean	0.4	x	0.3	x	22.5	x	12.3	x	0.8	x
Median	0.3	x	0.3	x	17.2	x	12.6	x	0.7	x

Sources: Latest publicly available financial statements. All projected sales, EBITDA and EPS estimates were calendarized. All projected sales, EBITDA and EPS based on IBES median estimates and Wall Street estimates for Solectron, Flextronics and Hon Hai Precision Industry Co., Ltd.

Selected Small and Mid Cap Electronic Manufacturing Services Companies

									PE/
	Enterprise Value/				Price/Earnings				Growth
	Sales Multiples				Multiples				Multiples
	Estimated		Estimated		Estimated		Estimated		Estimated
Selected Company	CY2007		CY2008		CY2007		CY2008		CY2008

Benchmark Electronics, Inc.	0.4	x	0.4	x	13.3	x	11.5	x	0.7	x
LaBarge, Inc.	1.0	x	1.0	x	17.4	x	16.4	x	NA
Plexus Corp.	0.6	x	0.5	x	17.1	x	15.0	x	0.8	x
Sypris Solutions, Inc.	0.4	x	0.4	x	NM(1)		28.4	x	NA
Mean	0.6	x	0.6	x	15.9	x	17.9	x	0.8	x
Median	0.5	x	0.5	x	17.1	x	15.7	x	0.8	x

Sources: Latest publicly available financial statements. All projected sales, EBITDA and EPS estimates were calendarized. All projected sales, EBITDA and EPS based on IBES median estimates and Wall Street estimates for Solectron, Flextronics and Hon Hai Precision Industry Co., Ltd.

(1)	Not meaningful

Illustrative Present Value of Hypothetical Future Share Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the hypothetical future price per share of common stock of Solectron, which is designed to provide an indication of the present value of a hypothetical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For certain analyses it performed, Goldman Sachs used financial projections for Solectron prepared by Solectron’s management for each of the calendar years 2007 to 2011, referred to in this joint proxy statement/prospectus as the 3% Margin Case. For this analysis, Goldman Sachs used financial projections for calendar year 2009 from the 3% Margin Case. Goldman Sachs first calculated the implied values per share as of June 1, 2007 for calendar year 2009 by applying price to forward earnings per share multiples of 11.0x to 13.0x to earnings per share of Solectron common stock estimates for calendar year 2009, and then discounted the 2009 values back one year, using discount rates ranging from 12.0% to 16.0%. This analysis resulted in a range of implied present values of $3.61 to $4.44 per share of Solectron common stock.

Goldman Sachs also performed the same analysis using other financial projections for Solectron prepared by Solectron’s management for each of the calendar years 2007 to 2011, referred to in this joint proxy statement/prospectus as the Target Case, and estimates for Solectron based on Wall Street research for the calendar years 2007 through 2009 with constant revenue growth thereafter through calendar year 2011, referred to in this joint proxy statement/prospectus as the Wall Street Estimates. These analyses resulted in a range of implied present values of $4.67 to $5.74 per share of Solectron common stock for the Target Case and $3.15 to $3.88 per share of Solectron common stock for the Wall Street Estimates.

Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Solectron common stock based on the 3% Margin Case. All cash flows were discounted to March 2, 2007, with mid-year discounting, and terminal values were based upon a perpetuity growth rate for cash flows for calendar years 2012 and beyond. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 12.0% to 16.0% to the projected cash flows of Solectron for March 2007 through December 2007 and calendar years 2008 to 2011. Goldman Sachs also applied perpetuity growth rates ranging from 2.0% to 6.0%. This analysis resulted in a range of implied present values of $2.97 to $5.45 per share of Solectron common stock.

Goldman Sachs also performed the same analysis using the Target Case and the Wall Street Estimates. These analyses resulted in a range of implied present values of $4.09 to $8.07 per share of Solectron common stock for the Target Case and $2.72 to $4.86 per share of Solectron common stock for the Wall Street Estimates.

Pro Forma Stockholder Value Analyses.  Goldman Sachs prepared certain illustrative pro forma analyses of the potential financial impact of the transaction for the combined company, taking into account the Synergies, based on the 3% Margin Case. For these analyses, Goldman Sachs used financial projections for Flextronics prepared by its management, as viewed by Solectron’s management, for each of the calendar years 2007 to 2011. Goldman Sachs performed these analyses using a 70% stock and 30% cash consideration scenario.

Goldman Sachs performed an illustrative discounted cash flow analysis for the combined company to determine a range of implied potential values to be received by holders of Solectron common stock, taking into account the Synergies, based on the 3% Margin Case. All cash flows were discounted to March 2, 2007, with mid-year discounting, and terminal values were based upon a perpetuity growth rate for cash flows for calendar years 2012 and beyond. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 12.0% to 16.0% to the projected cash flows of the combined company for March 2007 through December 2007 and calendar years 2008 to 2011. Goldman Sachs also applied perpetuity growth rates ranging from 2.0% to 6.0%. The implied potential value to be received by holders of Solectron common stock was then calculated by adding a cash component per share calculated using the price per share to be paid to Solectron stockholders electing to receive the Cash Consideration to an equity value per share calculated using the exchange ratio in the merger agreement against the implied value per share for the combined company, with each component weighted based on a 70% stock and 30% cash consideration scenario. This analysis resulted in a range of implied present values of $3.95 to $8.00 per share of Solectron common stock.

Goldman Sachs also performed the illustrative discounted cash flow analysis for the combined company based on the Target Case and the Wall Street Estimates, in each case, taking into account the Synergies. For the Target Case, Goldman Sachs used financial projections for Flextronics prepared by its management, as viewed by Solectron’s management, for each of the calendar years 2007 to 2011. For the Wall Street Estimates, Goldman Sachs used estimates for Flextronics based on Wall Street research for each of the fiscal years 2007 to 2009 with constant revenue growth thereafter through fiscal year 2012; for purposes of comparability with the Solectron financial estimates, these estimates were then calendarized. These analyses resulted in a range of implied present values of $4.25 to $8.69 per share of Solectron common stock for the Target Case and $3.90 to $7.49 per share of Solectron common stock for the Wall Street Estimates.

Goldman Sachs also performed an illustrative analysis of the implied potential value to be received by holders of Solectron common stock, based on an illustrative analysis of the implied present value of the hypothetical future price per share of common stock of the combined company, taking into account the Synergies, based on the 3% Margin Case. Goldman Sachs first calculated the implied values per share as of June 1, 2007 for calendar year 2009 by applying price to forward earnings per share multiples of 11.0x to 13.0x to estimated earnings per share of the combined company’s common stock estimates for calendar year 2009, and then discounted the 2009 values back one year, using discount rates ranging from 12.0% to 16.0%. The implied potential value to be received by holders of Solectron common stock was then calculated by adding a cash component per share calculated using the price per share to be paid to Solectron stockholders electing to receive the Cash Consideration to an equity value per share calculated using the exchange ratio in the merger agreement against the estimated hypothetical future price per share of common stock of the combined company, with each component weighted based on a 70% stock and 30% cash consideration scenario. This analysis resulted in a range of implied present values of $4.86 to $5.69 per share of Solectron common stock.

Goldman Sachs also performed the illustrative analysis of the implied hypothetical present value of the future per share common stock price of Solectron based on the Target Case and the Wall Street Estimates, in each case, taking into account the Synergies. These analyses resulted in a range of implied present values of $5.13 to $6.03 per share of Solectron common stock for the Target Case and $4.68 to $5.48 per share of Solectron common stock for the Wall Street Estimates.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Solectron or Flextronics or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Solectron’s board of directors as to the fairness from a financial point of view to the holders of Shares of the Stock Consideration and the Cash Consideration to be received by such holders, taken in the aggregate. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Solectron, Flextronics, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Solectron and Flextronics and was approved by Solectron’s board of directors. Goldman Sachs provided advice to Solectron during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Solectron or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Solectron’s board of directors was one of many factors taken into consideration by the Solectron board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Solectron in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the agreement. In addition, Goldman Sachs is providing and has provided certain investment banking services to Solectron from time to time, including having acted as Solectron’s financial advisor in connection with the sale of Kavlico Corporation, a former subsidiary of Solectron, in May 2004; as lead manager with respect to an offering of Solectron’s 0.50% Convertible Senior Notes due February 2034 (aggregate principal amount $450,000,000) in February 2005; and as co-lead manager with respect to a public offering of Solectron’s 8.00% Senior Subordinated Notes due March 2016 (aggregate principal amount $150,000,000) in February 2006. Goldman Sachs also may provide investment banking services to Solectron and Flextronics in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Solectron, Flextronics and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Solectron and Flextronics (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of Solectron selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated May 28, 2007, Solectron engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Solectron has agreed to pay Goldman Sachs a transaction fee based on 0.32% of the aggregate consideration paid in the transaction, 25% of which became payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the transaction. In addition, Solectron has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Solectron’s Officers and Directors in the Merger

When considering the Solectron board of directors’ recommendation that Solectron stockholders vote in favor of the proposal to adopt the merger agreement, Solectron’s stockholders should be aware that Solectron’s directors and executive officers may have interests in the merger that differ from, or which are in addition to, the interests of Solectron stockholders. These interests create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. The Solectron board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions in approving the merger agreement, the merger and the related transactions. These interests include possible continued employment of certain executive officers of Solectron by the combined company, the continuation of indemnification rights and coverage under existing or new directors’ and officers’ liability insurance policies, accelerated vesting of stock awards to executive officers and directors and the receipt of other benefits, including accelerated vesting of amounts contributed to the accounts of executive officers in the Solectron Executive Deferred Compensation Plan, that would be triggered by certain terminations on or following the consummation of the merger. Solectron stockholders should be aware of these interests when considering the Solectron board of directors’ recommendation to adopt the merger agreement.

Treatment of Stock Options and Restricted Stock

Each outstanding option to purchase shares of Solectron common stock with an exercise price equal to or less than $5.00, whether or not exercisable, including those held by executive officers and directors of Solectron, will be assumed by Flextronics and converted into an option to purchase Flextronics ordinary shares. The number of Flextronics ordinary shares issuable upon exercise of each such option will be equal to the number of shares of Solectron common stock subject to the assumed option immediately prior to the effective time of the merger multiplied by 0.3450, rounded down to the nearest whole share. The per share exercise price of each such option will be equal to the exercise price of the assumed Solectron option immediately prior to the effective time of the merger divided by 0.3450, rounded up to the nearest whole cent. The other terms and conditions of each assumed stock option will be the same as those in effect immediately prior to the merger. All other outstanding options to purchase shares of Solectron common stock will accelerate and become immediately exercisable for a period of at least 30 days prior to the effective time, in accordance with the applicable Solectron stock option plan pursuant to which such options were granted, but subject to and conditioned on completion of the merger, and will terminate as of the effective time to the extent not exercised prior thereto.

Holders of shares of Solectron common stock, including executive officers and directors of Solectron, that are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under a restricted stock purchase agreement or other similar arrangement will have the same right to elect to receive cash or Flextronics ordinary shares as other Solectron stockholders. As a result, such shares of Solectron restricted stock will be converted into the right to receive Flextronics ordinary shares (adjusted to reflect the exchange ratio) or cash (in an amount equal to $3.89 per share of Solectron restricted stock), as applicable, subject to the same vesting requirements or other terms and conditions that were applicable to the Solectron restricted stock prior to the effective time of the merger.

Notwithstanding the foregoing, pursuant to employment agreements with and retention arrangements for each of Paul Tufano, Douglas Britt, Todd DuChene, Roop Lakkaraju, Craig London, Marty Neese, Kevin O’Connor and David Purvis, the vesting of stock options and restricted stock held by each such executive officer will accelerate upon termination of such individual’s employment under circumstances that would otherwise entitle the individual to severance payments pursuant to his employment agreement. See the sections entitled “ — Solectron Employment Agreements” beginning on page 69 of this joint proxy statement/prospectus and “ — Solectron Retention Arrangements” beginning on page 72 of this joint proxy statement/prospectus.

The information in the following table relates to the options (with a per share exercise price equal to or less than $5.00) and restricted shares beneficially owned by Solectron executive officers and directors as of July 1, 2007.

						Aggregate
		Aggregate	Aggregate	Aggregate		Value of
		Shares of	Shares of	Value of		Outstanding
		Solectron	Solectron	Outstanding		Restricted
		Common	Common	Options	Aggregate	Stock
		Stock	Stock	that may	Shares of	that may
		Subject to	Subject to	Accelerate	Outstanding	Accelerate
		Outstanding	Unvested	in Connection	Restricted	in Connection
		Options	Options	with the	Stock	with the
Name	Relationship to Solectron	(1)	(1)	Merger(1)(2)	(3)	Merger(4)

Paul Tufano	Executive Vice	750,000	520,834	$134,063	1,611,993	$6,270,653
	President and Interim President and Chief Executive Officer
Douglas Britt	Executive Vice	466,000	289,584	$91,084	954,750	$3,713,978
	President, Sales and Account Management
Todd DuChene	Executive Vice	430,000	287,917	$90,867	1,016,843	$3,955,519
	President, General Counsel and Secretary
Roop Lakkaraju	Senior Vice	152,500	106,585	$35,359	431,200	$1,677,368
	President and Interim Chief Financial Officer
Craig London	Executive Vice	750,000	197,917	$79,167	1,138,500	$4,428,765
	President, Solectron Global Services
Marty Neese	Executive Vice	500,000	197,917	$79,167	1,002,500	$3,899,725
	President, Operations
Kevin O’Connor	Executive Vice	550,000	197,917	$79,167	1,024,750	$3,986,278
	President and Chief Administrative Officer
David Purvis	Executive Vice	250,000	197,917	$79,167	1,278,500	$4,973,365
	President and Chief Technical Officer
Perry G. Hayes	Senior Vice	405,800	227,234	$50,218	197,425	$767,983
	President, Treasurer and Investor Relations
Warren J. Ligan	Senior Vice	234,500	124,584	$34,309	160,450	$624,151
	President and Chief Accounting Officer
All Directors and executive officers as a group (18 individuals)		5,166,800	2,481,742	$816,567	8,816,911	$34,297,785

(1)	Reflects options with a per share exercise price equal to or less than $5.00.

(2)	Reflects the aggregate market value of unexercised options based on an assumed Solectron stock price of $3.89 per share. For option grants, the value was computed by multiplying (1) the difference between $3.89 and the exercise price of the option, by (2) the number of unexercised options.

(3)	Includes the shares of restricted stock to be granted September 3, 2007.

(4)	Reflects the aggregate market value of restricted stock (including the value of restricted stock to be granted September 3, 2007) assuming that each holder of restricted stock will elect to receive $3.89 in cash for each share of Solectron common stock. For restricted stock awards, value is computed by multiplying (i) $3.89, by (ii) the number of outstanding shares of restricted stock.

Solectron Employment Agreements

Solectron and Paul Tufano entered into an Amended and Restated Employment Agreement effective as of March 14, 2007. Pursuant to the terms of Mr. Tufano’s agreement, if Mr. Tufano’s employment is terminated for reasons other than “cause,” death or “disability,” or if he resigns for “good reason” (as such terms are defined in Mr. Tufano’s agreement), and such termination occurs within 12 months following a change of control of Solectron (which would include consummation of this merger), then contingent on Mr. Tufano signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), he will receive the following:

•	For a period of 24 months, continuing severance payments of his average base salary and average annual target bonus for the two years prior to termination (or such shorter period if Mr. Tufano was employed for less than two years), to be paid in equal installments in accordance with Solectron’s (or its successor’s) normal payroll practices;

•	All options granted to Mr. Tufano will fully vest and become exercisable for a period of three months following his termination (or, if earlier, until the date the options expire);

•	All shares of restricted stock granted to Mr. Tufano will fully vest;

•	Mr. Tufano and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for a period of 36 months;

•	All amounts contributed by Solectron to Mr. Tufano’s account in the Solectron Executive Deferred Compensation Plan will vest and no longer be subject to forfeiture;

•	Mr. Tufano will receive other compensation or benefits as may be required by law (such as, for example, COBRA coverage); and

•	A gross-up payment to reimburse Mr. Tufano for any taxes payable under Section 4999 of the Code, including taxes payable on such gross-up payment.

If Mr. Tufano’s employment is terminated for reasons other than “cause,” death or “disability,” or if he resigns for “good reason” (as such terms are defined in Mr. Tufano’s agreement), and such termination occurs prior to or after 12 months following a change of control of Solectron (which would include consummation of this merger), then contingent on Mr. Tufano signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), he will receive the following:

•	For a period of 12 months plus one additional month for every full year that Mr. Tufano has been employed (up to a maximum of 24 months) (the “Severance Payment Period”), continuing severance payments of his base salary and annual target bonus for the year of termination, to be paid periodically in accordance with Solectron’s (or its successor’s) normal payroll practices;

•	All options granted to Mr. Tufano will fully vest and become exercisable and all shares of restricted stock granted to Mr. Tufano will fully vest;

•	Mr. Tufano and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for the Severance Payment Period;

•	All amounts contributed by Solectron to Mr. Tufano’s account in the Solectron Executive Deferred Compensation Plan will vest and no longer be subject to forfeiture; and

•	Mr. Tufano will receive other compensation or benefits as may be required by law (such as, for example, COBRA coverage).

Each of Douglas Britt, Todd DuChene, Craig London, Marty Neese, Kevin O’Connor and David Purvis entered into employment agreements with Solectron. Pursuant to the terms of such agreements, if the executive is terminated for reasons other than “cause,” death or “disability,” or if the executive resigns for “good reason” (as such terms are defined in the executive officer’s employment agreement) and such termination is within 12 months following a change of control of Solectron (which would include consummation of this merger), then contingent on the executive signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), the executive will receive the following:

•	For a period of 24 months, continuing severance payments of the executive’s average base salary and average annual target bonus for the two years prior to the termination (or such shorter period if the executive was employed for less than two years), to be paid in equal installments in accordance with Solectron’s normal payroll practices;

•	All options granted to the executive will fully vest and become exercisable for a period of three months following his termination (or, if earlier, until the date the options expire);

•	All shares of restricted stock granted to the executive will fully vest;

•	The executive and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for a period of 36 months;

•	The executive will receive other compensation or benefits as may be required by law (for example, COBRA coverage); and

•	A gross-up payment to reimburse the executive for any taxes payable under Section 4999 of the Code, including taxes payable on such gross-up payment.

If the executive is terminated for reasons other than “cause,” death or “disability,” or if the executive resigns for “good reason” (as such terms are defined in the executive officer’s employment agreement) prior to or after 12 months following a change of control of Solectron (which would include consummation of this merger), then contingent on executive signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), the executive will receive the following:

•	For a period of 12 months plus one additional month for every full year that the executive has been employed (up to a maximum of 24 months) (the “Severance Payment Period”), continuing severance payments of his base salary and annual target bonus for the year of termination, to be paid periodically in accordance with Solectron’s (or its successor’s) normal payroll practices;

•	The executive and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for the Severance Payment Period;

•	The executive will receive other compensation or benefits as may be required by law (such as, for example, COBRA coverage); and

•	A gross-up payment to reimburse the executive for any taxes payable under Section 4999 of the Code, including taxes payable on such gross-up payment.

Solectron and Roop Lakkaraju entered into an employment agreement effective as of April 17, 2007. Pursuant to the terms of Mr. Lakkaraju’s agreement, if Mr. Lakkaraju’s employment is terminated for reasons other than “cause,” or if he resigns for “good reason” (as such terms are defined in Mr. Lakkaraju’s agreement), and such termination occurs within 12 months following a change of control of Solectron (which would include consummation of this merger), then contingent on Mr. Lakkaraju signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), he will receive the following:

•	For a period of 24 months, continuing severance payments of his average base salary and average annual target bonus for the two years prior to termination (or such shorter period if Mr. Lakkaraju was employed for less than two years), to be paid in equal installments in accordance with Solectron’s (or its successor’s) normal payroll practices;

•	All options granted to Mr. Lakkaraju will fully vest and become exercisable for a period of three months following his termination (or, if earlier, until the date the options expire);

•	All shares of restricted stock granted to Mr. Lakkaraju will fully vest;

•	Mr. Lakkaraju and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for a period of 36 months;

•	All amounts contributed by Solectron to Mr. Lakkaraju’s account in the Solectron Executive Deferred Compensation Plan will vest and no longer be subject to forfeiture;

•	Mr. Lakkaraju will receive other compensation or benefits as may be required by law (such as, for example, COBRA coverage); and

•	A gross-up payment to reimburse Mr. Lakkaraju for any taxes payable under Section 4999 of the Code, including taxes payable on such gross-up payment.

If Mr. Lakkaraju’s employment is terminated for reasons other than “cause,” death or “disability,” or if he resigns for “good reason” (as such terms are defined in Mr. Lakkaraju’s agreement), and such termination occurs within 12 months of a change of control of Solectron (which would include consummation of this merger), then contingent on Mr. Lakkaraju signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), he will receive the following:

•	For a period of 12 months plus one additional month for every full year that Mr. Lakkaraju has been employed (up to a maximum of 24 months) (the “Severance Payment Period”), continuing severance payments of his base salary and annual target bonus for the year of termination, to be paid periodically in accordance with Solectron’s (or its successor’s) normal payroll practices;

•	Mr. Lakkaraju and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for the Severance Payment Period;

•	Mr. Lakkaraju will receive other compensation or benefits as may be required by law (such as, for example, COBRA coverage); and

•	A gross-up payment to reimburse the executive for any taxes payable under Section 4999 of the Code, including taxes payable on such gross-up payment.

Perry Hayes entered into an employment agreement and Warren Ligan entered into a transition agreement with Solectron. Pursuant to the terms of the agreements, if the executive is terminated for reasons other than “cause,” death or “disability,” or the executive resigns for “good reason” (as such terms are defined in the agreements), and such termination is within 12 months following a change of control of Solectron (which would include consummation of this merger), then contingent on executive signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), the executive will receive the following:

•	For a period of 18 months, continuing severance payments of the executive’s average base salary and average annual target bonus for the two years prior to the termination (or such shorter period if the executive was employed for less than two years), to be paid in equal installments in accordance with Solectron’s normal payroll practices;

•	All options granted to the executive will fully vest and become exercisable for a period of three months following his termination (or, if earlier, until the date the options expire);

•	All shares of restricted stock granted to the executive will fully vest;

•	The executive and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for a period of 36 months;

•	The executive will receive other compensation or benefits as may be required by law (such as, for example, COBRA coverage); and

•	A gross-up payment to reimburse the executive for any taxes payable under Section 4999 of the Code, including taxes payable on such gross-up payment.

If Mr. Hayes’ employment is terminated for reasons other than “cause,” death or “disability,” or if he resigns for “good reason” (as such terms are defined in the his agreement), and such termination occurs within 12 months of a change of control of Solectron (which would include consummation of this merger), then contingent on Mr. Hayes signing and delivering to Solectron (or its successor) a separation agreement and release of claims in a form acceptable to Solectron (or its successor), he will receive the following:

•	For a period of 12 months plus one additional month for every full year that Mr. Hayes has been employed (up to a maximum of 24 months) (the “Severance Payment Period”), continuing severance payments of his base salary and annual target bonus for the year of termination, to be paid periodically in accordance with Solectron’s (or its successor’s) normal payroll practices;

•	Mr. Hayes and his eligible dependents will continue to receive company-paid coverage for medical, dental, vision and/or financial counseling benefits for the Severance Payment Period;

•	Mr. Hayes will receive other compensation or benefits as may be required by law (such as, for example, COBRA coverage); and

•	A gross-up payment to reimburse the executive for any taxes payable under Section 4999 of the Code, including taxes payable on such gross-up payment.

The following table identifies, for each of Messrs. Tufano, Britt, DuChene, Lakkaraju, London, Neese, O’Connor, Purvis, Hayes and Ligan, the estimated values of the (i) cash severance payments and, (ii) continued benefit coverage to which each such executive will be entitled pursuant to the agreement described above assuming that the executive is terminated for reasons other than cause, death or disability or, where applicable, resigns for good reason immediately following the effective time of the merger (based on the executive’s average base salary and average target bonus for the two years prior to the date of termination):

	Estimated	Estimated Value of
	Cash Severance	Continued Benefit
Name	Payments(1)	Coverage

Paul Tufano	$2,500,004	$27,882
Douglas Britt	$1,496,027	$41,823
Todd DuChene	$1,425,000	$41,823
Roop Lakkaraju	$1,540,032	$41,823
Craig London	$1,848,000	$27,882
Marty Neese	$1,429,316	$13,708
Kevin O’Connor	$1,498,000	$41,591
David Purvis	$1,848,000	$41,823
Perry Hayes	$821,553	$27,882
Warren Ligan	$936,000	$27,882

(1)	Reflects the terms of severance payments to be made to executives, but does not reflect any dollar value associated with the accelerated vesting of executives’ deferred compensation account or any gross-up payments to reimburse the executives for any taxes payable under Section 4999 of the Code.

Solectron Retention Arrangements

On February 27, 2007, in connection with the departure of then Chief Executive Officer Michael Cannon, the Executive Compensation and Management Resources Committee of the Solectron board of directors, referred to in this joint proxy statement/prospectus as the Committee, approved retention arrangements for Messrs. Britt, DuChene, London, Neese, O’Connor and Purvis. Under the retention arrangements, Solectron granted to each executive a discounted stock option exercisable for 300,000 shares of Solectron common stock under Solectron’s 2002 Stock Plan, referred to in this joint proxy statement/prospectus as the Stock Plan, and committed to grant another discounted stock option exercisable for 300,000 shares to each executive on September 3, 2007. The discounted stock options had an exercise price of $0.001 per share, and are deemed exercised and become shares of restricted stock on the date of grant. As part of the retention arrangements, Solectron also committed to make employer contributions to the Solectron Executive Deferred Compensation Plan, referred to in this joint proxy statement/prospectus as the Deferred Compensation Plan, for the benefit of each executive in the amount of

$150,000 upon Solectron’s announcement of the hiring of a new Chief Executive Officer, and a subsequent employer contribution to the Deferred Compensation Plan for the benefit of each executive in the amount of $150,000 on the one-year anniversary of such announcement. The restricted stock and employer contributions to the Deferred Compensation Plan would vest on October 15, 2008, subject to vesting acceleration under certain circumstances.

In connection with his appointment as Interim President and Chief Executive Officer to replace Mr. Cannon, Solectron and Mr. Tufano entered into an amended and restated employment agreement. Under the terms of Mr. Tufano’s amended and restated agreement, Solectron (i) granted a discounted stock option exercisable for 125,000 shares of common stock under the Stock Plan to Mr. Tufano and committed to grant another discounted stock option exercisable for 750,000 shares of common stock to Mr. Tufano on September 3, 2007, and (ii) committed to make an employer contribution to the Deferred Compensation Plan for the benefit of Mr. Tufano in the amount of $300,000 upon Solectron’s announcement of the hiring of a new Chief Executive Officer, and a subsequent employer contribution to the Deferred Compensation Plan for the benefit of Mr. Tufano in the amount of $300,000 on the one-year anniversary of such announcement. The discounted stock options had an exercise price of $0.001 per share, and are deemed exercised and become shares of restricted stock on the date of grant. The restricted stock and employer contributions would vest on October 15, 2008, subject to vesting acceleration under certain circumstances.

In connection with the appointment of Roop Lakkaraju as Senior Vice President and Interim Chief Financial Officer to replace Mr. Tufano, who had been Solectron’s Chief Financial Officer prior to being named Solectron’s Interim President and Chief Executive Officer, the Committee approved the terms of the executive employment agreement to be entered into with Mr. Lakkaraju, which included a retention arrangement whereby, among other things, Solectron (i) granted a discounted stock option exercisable for 300,000 shares of restricted stock under the Stock Plan to Mr. Lakkaraju with 50% of the shares subject to such award vesting on April 10, 2008 and 50% of the shares subject to such award vesting on April 10, 2009, subject to vesting acceleration under certain circumstances and (ii) committed to make an employer contribution to the Deferred Compensation Plan for the benefit of Mr. Lakkaraju in the amount of $100,000 on October 15, 2007, with such contribution vesting upon October 15, 2008, subject to vesting acceleration under certain circumstances. The discounted stock options had an exercise price of $0.001 per share, and are deemed exercised and become shares of restricted stock on the date of grant.

The retention arrangements for each of Messrs. Tufano, Britt, DuChene, London, Neese, O’Connor, Purvis, and Lakkaraju described above are individually and collectively referred to in this joint proxy statement/prospectus as the Retention Arrangements.

On June 3, 2007, the Committee approved the contribution and crediting of the Solectron contributions to be made to the Deferred Compensation Plan pursuant to the Retention Arrangements for Messrs. Britt, DuChene, Lakkaraju, London, Neese, O’Connor and Purvis to each individual’s deferred compensation account as of June 3, 2007, subject to the terms and conditions of the Deferred Compensation Plan. The Committee also approved accelerated vesting of all Solectron contributions to the Deferred Compensation Plan, including Solectron contributions credited to each executive’s account under the Deferred Compensation Plan pursuant to the Retention Arrangements, if the Deferred Compensation Plan is terminated. The Committee approved these changes to the Retention Arrangements to reflect the importance to Solectron and its stockholders of retaining these executives, in light of the fact that the contribution trigger for the executives (other than Mr. Lakkaraju), namely the appointment of a new Chief Executive Officer, might not occur in light of the pending merger with Flextronics, and that the Deferred Compensation Plan could be terminated in connection with the merger prior to the vesting of the contributed amounts. In addition, the Committee adopted resolutions to clarify its original intent when it adopted the Retention Arrangements for these executives, namely that such contribution amounts and the equity awards made or to be made to each of Messrs. Britt, DuChene, Lakkaraju, London, Neese, O’Connor and Purvis pursuant to the Retention Arrangements would vest in full upon a termination of such individual’s employment under circumstances that would otherwise entitle the individual to severance payments pursuant to his employment agreement.

On June 3, 2007, the Solectron board of directors approved the contribution and crediting of the Solectron contributions to be made to the Deferred Compensation Plan pursuant to the Retention Arrangement for Mr. Tufano to Mr. Tufano’s deferred compensation account as of June 3, 2007, subject to the terms and conditions of the Deferred Compensation Plan. The Solectron board of directors also approved accelerated vesting of all Solectron contributions to the Deferred Compensation Plan, including Solectron contributions credited to Mr. Tufano’s account under the Deferred Compensation Plan pursuant to the Retention Arrangement, if the Deferred Compensation Plan is terminated. The Solectron board of directors approved these changes to Mr. Tufano’s Retention Arrangement to reflect the importance to Solectron and its stockholders of retaining Mr. Tufano, in light of the fact that the contribution trigger, namely the appointment of a new Chief Executive Officer, might not occur in light of the pending merger with Flextronics and that the Deferred Compensation Plan could be terminated in connection with the merger prior to the vesting of the contributed amounts. In addition, the Solectron board of directors adopted resolutions to clarify its original intent when it adopted the Retention Arrangement for Mr. Tufano, namely that such contribution amounts and the equity awards made or to be made to Mr. Tufano pursuant to the Retention Arrangement would vest in full upon a termination of his employment under circumstances that would otherwise entitle him to severance payments pursuant to his employment agreement.

Continued Benefits

Following the merger, Flextronics will either (i) maintain Solectron’s benefit plans (other than Solectron’s 401(k) plans unless Flextronics otherwise notifies Solectron that such plans will not be terminated immediately prior to the closing of the merger), (ii) permit each continuing employee of Solectron and its subsidiaries employed immediately prior to the effective time and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs and policies of Flextronics on terms no less favorable than those provided to similarly situated employees of Flextronics, or (iii) a combination of clauses (i) and (ii). All of Solectron’s executive officers currently participate or are eligible to participate in Solectron’s benefit plans, which include stock plans, medical, dental, vision, prescription drug, life insurance, accidental death and dismemberment insurance, business travel accident insurance, short term and long term disability, employee assistance program, flexible spending accounts, adoption assistance, long-term care insurance, 401(k) plans, bonus plans, deferred compensation plan, and other welfare benefit plans.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The merger agreement provides that Flextronics will and will cause the surviving corporation to fulfill and honor Solectron’s obligations under any indemnification agreements with its current and former directors and officers and persons who become directors, officers, employees or agents after the date of the merger agreement but before the effective time of the merger. In addition, Flextronics has agreed to cause the surviving corporation to maintain in the certificate of incorporation and bylaws of the surviving corporation provisions relating to exculpation, indemnification and the advancement of expenses that are at least as favorable to the indemnified directors, officers, employees and agents as those contained in Solectron’s organizational documents. Flextronics has also agreed to cause the surviving corporation to provide directors’ and officers’ liability insurance coverage for persons who immediately prior to the effective time of the merger are covered by Solectron’s directors’ and officers’ liability insurance, for events occurring prior to the effective time. See the section entitled “The Merger Agreement — Employee Compensation and Benefits — Director and Officer Indemnification and Insurance” beginning on page 101 of this joint proxy statement/prospectus.

Board of Directors and Management of the Combined Company

Under the terms of the merger agreement, Flextronics will appoint to its board of directors two individuals designated by Solectron and approved by Flextronics upon consummation of the merger, to hold office until their earlier resignation or removal in accordance with Flextronics’s Memorandum and Articles of Association. Following the merger, one or more of the executive officers of Solectron may become executive officers of Flextronics. In connection therewith, Flextronics may enter into compensatory arrangements with one or more executive officers of Solectron, which arrangements may include payments of cash and/or grants of equity securities of Flextronics.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary discusses the material U.S. federal income tax consequences of the merger applicable to a holder of shares of Solectron common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. persons that hold their shares of Solectron common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). As used in this section, a “U.S. person” is a citizen or resident of the United States, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any State or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust (other than a grantor trust) if (A) (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

This discussion does not address all of the tax consequences that may be relevant to particular Solectron stockholders in light of their own investment circumstances, including persons receiving payment for terminated options, or persons who have acquired Solectron stock upon the exercise of stock options or pursuant to other compensatory arrangements, and other Solectron stockholders that are subject to special treatment under U.S. federal income tax laws. Such stockholders would include, for example, stockholders who are not U.S. persons, insurance companies, tax-exempt organizations, financial institutions, investment companies, broker-dealers, mutual funds, real estate investment trusts, partnerships (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes), and investors in such entities, U.S. persons whose “functional” currency is not the U.S. dollar, and stockholders who hold Solectron stock as part of a hedge, straddle, constructive sale or conversion transaction. This discussion does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not in connection with the merger. This discussion does not address the tax consequences of the merger to a Solectron stockholder who owns directly or indirectly taking into account certain attribution rules including the rules of Treasury Regulations Section 1.367(a)-3(c)(4)(i), five percent or more of the total voting power or value of Flextronics outstanding capital stock immediately after the merger. In addition, this discussion does not address the tax consequences of the merger under state, local, or foreign tax laws. No ruling has been or will be sought from the IRS regarding the tax consequences of the merger, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Flextronics and Solectron intend that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

Flextronics’s and Solectron’s obligations to complete the planned two-step merger are conditioned upon Flextronics’s receipt at closing of a tax opinion from Curtis, Mallet-Prevost, Colt & Mosle LLP and Solectron’s receipt at closing of a tax opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, each to the effect that, for U.S. federal income tax purposes, (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) no gain (except to the extent of cash received) will be recognized by stockholders of Solectron (other than a Solectron stockholder who owns, directly or indirectly taking into account certain attribution rules including the rules of Treasury Regulations Section 1.367(a)-3(c)(4)(i), five percent or more of the total voting power or value of Flextronics’s outstanding capital stock immediately after the merger). These opinions will be based on the truth and accuracy of certain factual representations and covenants made by Flextronics and Solectron (including those contained in tax representation letters to be provided by Flextronics and Solectron at the time of closing), and on customary factual assumptions, limitations and qualifications. The closing tax opinions do not bind the IRS and do not prevent the IRS from asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the closing tax opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

If the merger qualifies as a tax-free reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to each Solectron stockholder will vary depending on whether that stockholder receives Flextronics ordinary shares, cash or a combination of cash and Flextronics ordinary shares in exchange for that stockholder’s Solectron common stock.

Exchange of Solectron Common Stock for Flextronics Ordinary Shares.  Except as discussed below under “— Cash in Lieu of Fractional Flextronics Ordinary Shares,” if a Solectron stockholder receives solely Flextronics ordinary shares in exchange for its shares of Solectron common stock, that stockholder will not recognize gain or loss upon the merger. A Solectron stockholder’s aggregate tax basis in the Flextronics ordinary shares that it receives will be equal to the aggregate tax basis of the Solectron common stock that such stockholder surrenders (excluding any portion of its basis in Solectron common stock that is allocated to cash that it receives in lieu of fractional Flextronics ordinary shares), and such stockholder’s holding period in Flextronics ordinary shares will include its holding period in the Solectron common stock that it surrenders.

Exchange of Solectron Common Stock for Cash.  If a Solectron stockholder receives solely cash in exchange for its Solectron common stock pursuant to the merger, that stockholder will recognize gain or loss equal to the difference between the amount of cash that it receives and the aggregate tax basis of the shares of Solectron common stock that such stockholder surrenders. A Solectron stockholder must calculate gain or loss separately for each block of shares of Solectron common stock if that stockholder purchased blocks of Solectron common stock in different transactions.

Exchange of Solectron Common Stock for a Combination of Flextronics Ordinary Shares and Cash. Except as discussed below under “— Cash in Lieu of Fractional Flextronics Ordinary Shares,” if a Solectron stockholder receives a combination of Flextronics ordinary shares and cash in exchange for shares of Solectron common stock, that stockholder generally will recognize any gain, but not loss, that it realizes pursuant to the merger.

Such stockholder will recognize gain equal to the lesser of:

•	the amount of cash that it receives pursuant to the merger; and

•	the amount of gain that it realizes pursuant to the merger.

For this purpose, the amount of gain that such stockholder realizes pursuant to the merger will equal the excess, if any, of the sum of:

•	the cash that it receives; plus

•	the fair market value of Flextronics ordinary shares that it receives, over its tax basis in the Solectron common stock that such stockholder surrenders pursuant to the merger.

For this purpose, each Solectron stockholder must calculate the amount of gain or loss separately for each block of share of Solectron common stock that it surrenders. Each Solectron stockholder therefore should consult with its own tax advisor with respect to the manner in which cash and Flextronics ordinary shares should be allocated among different blocks of Solectron common stock.

Cash in Lieu of Fractional Flextronics Ordinary Shares.  If a Solectron stockholder receives cash instead of a fractional Flextronics ordinary share, it will recognize a taxable gain or loss based upon the difference between the amount of cash that stockholder receives with respect to such fractional share and its tax basis in the shares of Solectron common stock that is allocated to such fractional share.

Character of Recognized Gain and Loss.  Any gain that a Solectron stockholder recognizes generally will be treated as capital gain, except that if it receives cash pursuant to the merger, that stockholder’s gain could be treated as a dividend if the receipt of the cash has the effect of a dividend for U.S. federal income tax purposes under Sections 356 and 302 of the Code. See below under “— Potential Treatment of Cash as a Dividend.”

If a Solectron stockholder’s holding period in a block of its Solectron common stock is greater than one year as of the consummation of the merger, then such stockholder’s capital gain or loss with respect to that block will constitute long-term capital gain or loss. Long-term capital gains will be subject to U.S. federal income tax at a maximum rate of 15% in the hands of certain U.S. holders such as individuals. The use of capital losses to offset ordinary income from other sources is subject to limitations.

Potential Treatment of Cash as a Dividend.  In general, the determination of whether the receipt of cash pursuant to the merger will be treated as a dividend depends upon the extent to which a Solectron stockholder’s receipt of cash reduces its deemed percentage stock ownership of Flextronics. For purposes of this determination, a Solectron stockholder will be treated as if it first exchanged all of its Solectron common stock solely for Flextronics ordinary shares and then Flextronics immediately redeemed, referred to in this joint proxy statement/prospectus as the deemed redemption, a portion of such Flextronics ordinary shares in exchange for the cash that such stockholder actually received. The gain that a Solectron stockholder recognizes pursuant to the merger followed by the deemed redemption will be treated as capital gain if (i) the deemed redemption is “substantially disproportionate” with respect to its (and after the deemed redemption it actually or constructively owns less than 50% of voting power of the outstanding Flextronics ordinary shares) or (ii) the deemed redemption is not “essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to the Solectron stockholder if the percentage of the outstanding Flextronics ordinary shares that it actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding Flextronics ordinary shares that it is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend,” if it results in a “meaningful reduction” in that stockholder’s deemed percentage stock ownership of Flextronics. In applying the above tests, a Solectron stockholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock it actually owns or owned. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has even a minor reduction in such shareholder’s percentage stock ownership under the above analysis.

As these rules are complex and dependent upon a Solectron stockholder’s specific circumstances, each Solectron stockholder should consult its tax advisor to determine whether such stockholder may be subject to these rules.

Any Solectron stockholder who will own 5% or more of either the total voting power or total value of Flextronics’s ordinary shares after the merger (taking into account ownership under applicable attribution rules) is subject to additional requirements to avoid recognizing gain on the merger. Any such stockholder should consult its tax advisor.

Treatment of Flextronics and Solectron.  No gain or loss will be recognized by Flextronics or Solectron as a result of the merger.

If either Flextronics’s counsel or Solectron’s counsel is unable to deliver a closing tax opinion, then either Flextronics or Solectron may waive such condition unilaterally on behalf of all parties and the planned two-step merger will not be consummated. Instead, Saturn Merger Corp. will be merged with and into Solectron and Solectron will continue as the surviving corporation and a wholly-owned subsidiary of Flextronics, a transaction that generally would not qualify as a tax-free reorganization under Section 368(a) of the Code. In that event, a Solectron stockholder will recognize gain or loss equal the difference between the sum of the cash that it receives, plus the fair market value of Flextronics ordinary shares that such stockholder receives, and its tax basis in the Solectron common stock that it surrenders. Any gain that a Solectron stockholder recognizes generally will be treated as capital gain, and if its holding period in a block of its Solectron common stock is greater than one year as of the consummation of the transaction, then that stockholder’s capital gain or loss with respect to that block will constitute long-term capital gain or loss. Long-term capital gains will be subject to U.S. federal income tax at a maximum rate of 15% in the hands of certain U.S. holders such as individuals. The use of capital losses to offset ordinary income from other sources is subject to limitations.

Backup Withholding.  Any cash payments to Solectron stockholders in connection with the merger may be subject to backup withholding on a holder’s receipt of cash, unless such holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

HOLDERS OF SHARES OF SOLECTRON COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, AND FOREIGN TAX LAWS.

Singapore Tax Considerations

This summary is of a general nature and is included herein solely for informational purposes. It is not intended to be, nor should it be construed as being, legal or tax advice. No representation regarding the consequences to any particular holder of ordinary shares is made. This summary of Singapore tax considerations is based on current law and taxation measures announced in the Singapore Budget Statement 2007, which are subject to change, possibly on a retroactive basis, and is provided for general information. These discussions do not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, U.S. shareholders who actually or constructively own 10% or more of the total combined voting power of all of Flextronics’s outstanding shares, regulated investment companies, partnerships or other pass through entities or investors in such entities, financial institutions or broker-dealers, expatriates and shareholders that are not U.S. shareholders subject to special treatment under the U.S. federal income tax laws). Shareholders should consult their own tax advisors regarding the particular tax consequences to such shareholders of any investment in Flextronics’s ordinary shares. In this summary, references to “S$” are to Singapore dollars.

Income Taxation Under Singapore Law

Under current provisions of the Income Tax Act, Chapter 134 of Singapore, corporate profits are taxed at a rate equal to 20% with effect from the year of assessment 2005. Pursuant to the Budget Statement 2007, the corporate tax rate in Singapore is 18% from the year of assessment 2008 (that is, in respect of income earned during the financial year or other fiscal period ending in 2007), In addition, pursuant to the Budget Statement 2007, 75% of up to the first S$10,000, and 50% of up to the next S$290,000 of a company’s chargeable income (other than Singapore dividends received by the company) will be exempt from corporate tax with effect from the year of assessment 2008.

Singapore does not impose withholding tax on dividends. Prior to January 1, 2003, Singapore applied a full imputation system to all dividends (other than exempt dividends) paid by a Singapore resident company. With effect from January 1, 2003, tax on corporate profits is final and dividends paid by a Singapore resident company will be tax exempt in the hands of a shareholder, whether or not the shareholder is a company or an individual and whether or not the shareholder is a Singapore resident. However, if the resident company was previously under the imputation system and has unutilized dividend franking credits as at December 31, 2002, there will be a 5-year transition period from January 1, 2003 to December 31, 2007, during which a company may remain on the imputation system. Dividends declared by non-resident companies are not subject to the imputation system.

Under current Singapore tax law there is no tax on capital gains, and, thus, any profits from the disposal of shares are not taxable in Singapore unless the gains arising from the disposal of ordinary shares is construed to be of an income nature and subject to tax, especially if they arise from activities which Inland Revenue Authority of Singapore regards as the carrying on of a trade or business in Singapore (in which case, the disposal profits would be taxable as trade profits rather than capital gains).

There is no stamp duty payable in respect of the holding of ordinary shares. No duty is payable on the acquisition of new ordinary shares. Where existing shares are acquired in Singapore, stamp duty is payable on the instrument of transfer of the ordinary shares at the rate of S$2 for every S$1,000 of the market value of the ordinary shares. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, stamp duty must be paid if the instrument of transfer is received in Singapore. Under Article 22(iii) of Flextronics’s Articles of Association, Flextronics’s directors are authorized to refuse to register any instrument of transfer of shares unless such instrument is accompanied by a certificate of payment of stamp duty (if any).

Singapore Estate Taxation

In the case of an individual who was not domiciled in Singapore and who died before January 1, 2002, a Singapore estate tax is imposed on the value of all movable and immovable properties situated in Singapore. Flextronics’s ordinary shares are considered to be movable property situated in Singapore. Thus, the estate of an individual shareholder who was not domiciled in Singapore at the time of his or her death before January 1, 2002 will be subject to Singapore estate tax on the value of any such ordinary shares held by the individual upon the individual’s death. Such estate will be required to pay Singapore estate tax to the extent that the value of the ordinary shares (or in aggregate with any other assets subject to Singapore estate tax) exceeds S$600,000. Any such excess will be taxed at a rate equal to 5% on the first S$12,000,000 of the individual’s Singapore chargeable assets and thereafter at a rate equal to 10%. If an individual not domiciled in Singapore dies on or after January 1, 2002, no estate duty is payable on his moveable property in Singapore.

Tax Treaties Regarding Withholding Taxes

There is no reciprocal income tax treaty between the United States and Singapore regarding withholding taxes on dividends and capital gains.

HOLDERS OF SHARES OF SOLECTRON COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, AND FOREIGN TAX LAWS.

Accounting Treatment of the Merger

In accordance with United States generally accepted accounting principles, Flextronics will account for the merger using the purchase method of accounting. Under this method of accounting, Flextronics will record the market value (based on an average of Flextronics’s closing share prices for the five trading days beginning two days before and ending two trading days after the date on which the number of Flextronics’s ordinary shares to be issued is known) of its ordinary shares issued in connection with the merger, the amount of cash consideration to be paid to holders of Solectron common stock, the fair value of vested options assumed, and the amount of direct transaction costs associated with the merger as the estimated purchase price of acquiring Solectron. Flextronics will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired (including contractual agreements, customer relationships, licenses, patents and trademarks and developed technologies), based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

Intangible assets, other than goodwill and indefinite-lived intangible assets, if any, will be amortized over their estimated useful lives. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Flextronics Financing

Flextronics estimates that it will require up to approximately $1.9 billion to pay the cash portion of the merger consideration, including acquisition and financing related costs, assuming holders of 50% of Solectron’s outstanding shares elect to receive cash. In addition, upon consummation of the merger, the surviving corporation will be required to offer to repurchase Solectron’s outstanding $150 million of 8.00% Senior Subordinated Notes due 2016 and $450 million of 0.5% Convertible Senior Notes due 2034 at a price of 101% and 100%, respectively, of the principal amount of the notes outstanding, plus accrued and unpaid interest up to, but excluding, the date of repurchase.

Flextronics currently has a $2.0 billion credit facility through a syndicate of banks led by Bank of America, N.A. Simultaneously with execution of the merger agreement, Flextronics and Citigroup agreed to the terms of a commitment letter pursuant to which Citigroup has committed to provide Flextronics with a seven-year, senior unsecured term loan facility of up to $2.5 billion to fund the cash requirements for the transaction, including the refinancing of Solectron’s debt, if required. Under the terms of Citigroup’s commitment letter, the availability of the term loan is subject to customary conditions precedent. The commitments under the commitment letter will expire on the earliest of (i) March 31, 2008, (ii) the date the term loan becomes effective, and (iii) the termination of the merger agreement.

The term loan facility proposed by the commitment letter would have a term of seven years and would be unconditionally guaranteed, on a joint and several basis, by Flextronics’s direct and indirect domestic subsidiaries that are or become guarantors under the existing $2.0 billion credit facility. Borrowings under the term loan facility would bear interest, at Flextronics’s option, either at: (i) the specified base rate (the greater of Citibank, N.A.’s base rate, the three-moth certificate of deposit rate plus 0.50% and the federal funds rate plus 0.50%), plus a margin of 1.00% per annum, or (ii) LIBOR (the London Interbank Offered Rate) plus a margin of 2.00% per annum. The commitment letter provides that the amount of the term loan facility will be reduced by the amount of any other borrowings made by Flextronics in connection with the financing of the merger and the amount by which the cash portion of the merger consideration is less than $1.8 billion.

Any portion of the term loan facility not drawn at closing would be available as a delayed draw facility. Flextronics would be required to pay to Citigroup a commitment fee on the undrawn portion of the term loan facility from the closing date until the 45th calendar day after the closing date at a per annum rate of 0.25% and from and after the 45th calendar day after closing at a per annum rate of 0.50%.

The representations and warranties, covenants and events of default under the term loan facility documentation would be the same (subject to conforming changes) as the representations and warranties, covenants and events of default under Flextronics’s existing $2.0 billion credit facility documentation.

The documentation governing the term loan has not been finalized and, accordingly, the actual terms of the loan may differ from those described above.

The merger is not conditioned on receipt of financing by Flextronics and Flextronics continues to evaluate alternative long-term financing arrangements.

Regulatory Filings and Approvals Required to Complete the Merger

In order to complete the merger, Flextronics and Solectron must notify, furnish information to, and, where applicable, obtain clearance from competition authorities in Brazil, Canada, China, the European Union, Mexico, Turkey and Ukraine. Flextronics and Solectron will also notify and furnish information to, on a voluntary basis, the competition authorities in Singapore. The merger is also subject to U.S. antitrust laws and, as such, is subject to review by the DOJ and/or the FTC under the HSR Act. Flextronics and Solectron made their filings under the HSR Act on June 15, 2007, and have made the necessary filings with competition authorities in Brazil on June 26, 2007, in Canada on July 6, 2007, in Mexico on July 6, 2007, in Turkey on July 3, 2007 and in Ukraine on July 6, 2007. Flextronics and Solectron have informally notified the competition authorities in China, Mexico and the European Commission of the merger and expect to file formal notifications of the merger in China, the European Commission, Mexico and Singapore in mid-July 2007.

Although Flextronics and Solectron expect to obtain the required regulatory approvals in all of these jurisdictions, there can be no assurance that Flextronics and Solectron will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and, if such required actions are not immaterial, could result in the conditions to Flextronics’s obligation to complete the merger not being satisfied. Pursuant to the terms of the merger agreement, Flextronics is not required to agree to any divestiture of any shares of capital stock or of any business, assets or properties of Flextronics or its subsidiaries or affiliates (including Solectron or its subsidiaries) that will have or would reasonably be expected to have a material adverse effect on the benefits expected to be derived from the merger. In addition, Flextronics may refuse to complete the merger if governmental authorities impose any material restrictions or limitations on Flextronics, Solectron or their respective subsidiaries and their ability to conduct their respective businesses that will have or would reasonably be expected to have a material adverse effect on the benefits expected to be derived from the merger. Flextronics and Solectron also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval. In addition, at any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by Solectron or Flextronics of substantial assets.

In some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust or other laws challenging or seeking to enjoin the merger, before or after it is completed.

Stock Exchange Listing; Delisting and Deregistration

The Flextronics ordinary shares to be issued in the merger will continue to trade on the NASDAQ Global Select Market under the symbol “FLEX.”

When the merger is completed, Solectron common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act. In addition, Solectron will cease to be a reporting company under the Exchange Act. Further, Solectron Global Services Canada Inc. exchangeable shares will be delisted from the Toronto Stock Exchange.

Restrictions on Sales of Flextronics Ordinary Shares Received in the Merger

The Flextronics ordinary shares to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for Flextronics ordinary shares issued to any person who is deemed to be an “affiliate” of Solectron prior to the merger. Persons who may be deemed to be “affiliates” of Solectron prior to the merger include individuals or entities that control, are controlled by, or are under common control of Solectron, prior to the merger, and may include officers and directors, as well as principal stockholders of Solectron, prior to the merger. Affiliates of Solectron will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of Solectron prior to the merger may not sell any Flextronics ordinary shares received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Flextronics’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of Flextronics ordinary shares to be received in connection with the merger by persons who may be deemed to be affiliates of Solectron prior to the merger.

Legal Proceedings Relating to the Merger

On June 4, 2007, a purported class action complaint was filed in the Superior Court of the State of California, County of Santa Clara, alleging breach of fiduciary duty of the directors of Solectron and seeking to enjoin the merger. While this case is in the early stages, Solectron believes that it is without merit. Any judgments, however, in respect of this or similar lawsuits that are adverse to Flextronics and Solectron may adversely affect Flextronics and Solectron’s ability to consummate the merger.

Appraisal Rights

Solectron stockholders that hold Solectron common stock are entitled to appraisal rights if they comply with certain provisions of the General Corporation Law of the State of Delaware, or the DGCL.

Additionally, under the DGCL, if the record holder of the one share of Solectron Series B Preferred Stock does not cast any votes in favor of the adoption of the merger agreement at the Solectron special meeting, then the record holder has the right to seek an appraisal of, and to be paid the “fair value” (as defined pursuant to Section 262 of the DGCL) for, the Series B Preferred Stock if the stockholder complies with the provisions of Section 262 of the DGCL.

With respect to the one share of Solectron Series B Preferred Stock, Solectron believes that if Computershare, as trustee under the Voting and Exchange Trust Agreement, exercises any of the votes attached to the one share of Solectron Series B Preferred Stock to vote in favor of the proposal to adopt the merger agreement, then the trustee will not be entitled under Section 262 to an appraisal of the one share of Solectron Series B Preferred Stock or any interest therein. Accordingly, Solectron believes that, if the trustee is instructed by at least one holder of Solectron

Global Services Canada Inc. exchangeable shares to cast at least one vote at the Solectron special meeting in favor of the proposal to adopt the merger agreement and the trustee complies with these instructions, the trustee will not be entitled to an appraisal of the one share of Solectron Series B Preferred Stock or any interest therein under Section 262.

The following discussion is not a complete statement of appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which explains the procedures and requirements for exercising statutory appraisal rights and which is attached as Annex G to this joint proxy statement/prospectus and incorporated herein by reference. All references in this summary to a “stockholder” are to the record holder of the shares of Solectron common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex G.

This joint proxy statement/prospectus constitutes notice to Solectron stockholders concerning the availability of appraisal rights under Section 262 of the DGCL.

A stockholder who wishes to exercise appraisal rights should carefully review the following discussion and Annex G to this joint proxy statement/prospectus, because failure to fully comply with the procedures required by Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, Solectron stockholders have the right, subject to compliance with the requirements summarized below, to dissent and demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Solectron common stock and to be paid in cash such amount in lieu of the merger consideration if the merger is consummated. For this purpose, the fair value of Solectron shares of common stock will be their fair value, excluding any element of value arising from the consummation or expectation of consummation of the merger, and including a fair rate of interest, if any, as determined by that court.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL, including:

•	Written Demand for Appraisal Prior to the Vote at the Special Meeting. A stockholder must deliver to Solectron a written demand for appraisal, meeting the requirements of Section 262 of the DGCL, before the taking of the stockholders’ vote on the adoption of the merger agreement at the special meeting. Voting against or abstaining with respect to the adoption of the merger agreement, failing to return a proxy or returning a proxy voting against or abstaining with respect to the proposal to adopt the merger agreement will not constitute the making of a written demand for appraisal. The written demand for appraisal must be in addition to and separate from any proxy, abstention from the vote on the merger agreement or vote against the merger agreement. The written demand must reasonably inform Solectron of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of such stockholder’s shares. Failure to timely deliver a written demand for appraisal will cause a stockholder to lose his, her or its appraisal rights.

•	Refrain from Voting in Favor of Adoption of the Merger Agreement. In addition to making a written demand for appraisal, a stockholder must not vote his, her or its shares of Solectron capital stock in favor of the adoption of the merger agreement. A submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted in favor of the proposal to adopt the merger agreement and will result in the waiver of appraisal rights. A stockholder that has not submitted a proxy will not waive his, her or its appraisal rights solely by failing to vote if the stockholder satisfies all other provisions of Section 262 of the DGCL.

•	Continuous Ownership of Solectron Common Stock. A stockholder must also continuously hold his, her or its shares of Solectron stock from the date the stockholder makes the written demand for appraisal through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Solectron stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

•	Petition with the Chancery Court. Within 120 days after the effective date of the merger (but not thereafter), either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL, which are summarized above, must file a petition in the Delaware Court of

Chancery demanding a judicial determination of the fair value of the shares of Solectron stock held by all stockholders who are entitled to appraisal rights. This petition in effect initiates a court proceeding in Delaware. Neither Solectron, if it is the surviving corporation, nor Saturn Merger II Corp., if it is the surviving corporation, has any intention at this time to file such a petition if a demand for appraisal is made, and stockholders seeking to exercise appraisal rights should not assume that Solectron or Saturn Merger II Corp., as the case may be, will file such a petition or that Solectron will initiate any negotiations with respect to the fair value of such shares. Accordingly, because Solectron (or Saturn Merger II Corp., as the case may be) has no obligation to file such a petition, if no stockholder files such a petition with the Delaware Court of Chancery within 120 days after the effective date of the merger, appraisal rights will be lost, even if a stockholder has fulfilled all other requirements to exercise appraisal rights. If such a petition is filed, the Delaware Court of Chancery could determine that the fair value of shares of Solectron common stock is more than, the same as, or less than the merger consideration.

A written demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Solectron common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the required steps summarized herein in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Solectron’s principal executive offices at Solectron Corporation, 847 Gibraltar Drive, Milpitas, California, 95035, Attention: Corporate Secretary. The written demand for appraisal should state the stockholder’s name and mailing address, the number of shares of Solectron capital stock owned by the stockholder and must reasonably inform Solectron that the stockholder intends thereby to demand appraisal of his, her or its shares of Solectron capital stock. Within ten days after the effective date of the merger, Solectron will provide notice of the effective date of the merger to all Solectron stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Solectron capital stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Solectron capital stock outstanding in the name of such record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to the surviving corporation a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such written statement to the stockholder within ten days after the stockholders’ request is received by the surviving corporation or within ten days after the latest date for delivery of a demand for appraisal under Section 262 of the DGCL, whichever is later.

Upon the filing of a petition in the Court of Chancery of the State of Delaware within 120 days after the effective date of the merger as set forth above, by a stockholder demanding a determination of the fair value of Solectron capital stock, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. If the surviving corporation files a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and the surviving corporation must bear the costs of the notices.

At the hearing on the petition, the Court of Chancery of the State of Delaware will determine which stockholders have become entitled to appraisal rights. The court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery of the State of Delaware may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After determining which stockholders are entitled to appraisal rights, the court will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Solectron stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the verified list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Interest may be simple or compound, as the court may direct. The court’s decree may be enforced as other decrees in the Court of Chancery may be enforced.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

If a stockholder demands appraisal rights in compliance with the requirements of Section 262 of the DGCL, then, after the effective time of the merger, such stockholder will not be entitled to: (i) vote such stockholder’s shares of Solectron capital stock for any purpose; or (ii) receive payment of dividends or other distributions on such stockholder’s shares that are payable to stockholders of record at a date after the effective time of the merger.

A stockholder may withdraw his, her or its demand for appraisal rights and accept the merger consideration at any time within 60 days after the effective time of the merger, or at any time thereafter with the surviving corporation’s written approval. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. If any Solectron stockholder withdraws his, her or its demand for appraisal rights, then his, her or its shares of Solectron common stock will be automatically converted into the right to receive Flextronics ordinary shares, cash without interest or a combination of the two, pursuant to the merger agreement.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all of the terms of the merger agreement and is qualified by reference to the merger agreement attached as Annex A-1 to this joint proxy statement/prospectus, which represents the merger agreement for the first step of the integrated two-step merger or, if applicable, for the single step merger. We urge you to read carefully the full text of the merger agreement, which is incorporated herein by reference.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the terms of the merger. Except for its status as a legal document governing the contractual rights among the parties thereto in relation to the proposed merger and the other transactions contemplated thereby, the merger agreement is not intended to be a source of factual or operational information about Flextronics, Solectron or their respective businesses. The representations and warranties contained in the merger agreement are not necessarily accurate or complete as made and may be subject to exceptions set forth in the disclosure schedules provided in accordance with the merger agreement. Such representations, warranties and covenants have been negotiated by Solectron and Flextronics for the purpose of allocating contractual risk between the parties, including where the parties do not have complete knowledge of all the facts, and not for the purpose of establishing matters as facts. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to investors. Flextronics and Solectron will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under U.S. federal securities law and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws. Investors are not third-party beneficiaries under the merger agreement and any stockholder of Solectron or shareholder of Flextronics or any potential investor should not rely on the representations, warranties and covenants therein or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

The Merger

Under the merger agreement, the merger will be structured as an integrated two-step transaction. In the first step, Saturn Merger Corp. will merge with and into Solectron, with Solectron continuing as the surviving corporation and becoming a wholly-owned subsidiary of Flextronics. In the second step, which will occur immediately following the first step, Solectron, as the surviving corporation of the first merger, will merge with and into Saturn Merger II Corp., a second wholly-owned subsidiary of Flextronics, with Saturn Merger II Corp. continuing as the surviving corporation and as a wholly-owned subsidiary of Flextronics.

If, however, Flextronics and Solectron are unable to obtain opinions of counsel to the effect that, for federal income tax purposes, the two-step merger, as part of an integrated plan, generally will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, the merger may be structured as a one-step transaction with Saturn Merger Corp. merging with and into Solectron, with Solectron continuing as the surviving corporation and becoming a wholly-owned subsidiary of Flextronics.

Unless we expressly specify otherwise, when we refer to the merger in this joint proxy statement/prospectus, we mean both steps of the two-step merger or if the merger is effected as a single merger of Saturn Merger Corp. into Solectron, that single merger, and when we refer to the surviving corporation we mean Saturn Merger II Corp. as the surviving corporation of the two-step merger or if the merger is effected as a single merger of Saturn Merger Corp. into Solectron.

As of the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation of the merger will be amended to be identical to the certificate of incorporation and bylaws, respectively, of Saturn

Merger Corp. immediately prior to the effective time of the merger, except that the certificate of incorporation of the surviving corporation will provide that name of the surviving corporation is “Solectron Corporation.” Also as of the effective time of the merger, the individuals who are officers and directors of Saturn Merger Corp. immediately prior to the effective time of the merger will be the officers and directors of the surviving corporation.

Completion and Effectiveness of the Merger

Flextronics and Solectron will complete the merger when all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “— Conditions to Completion of the Merger” beginning on page 104 of this joint proxy statement/prospectus are satisfied or waived, including adoption of the merger agreement by the stockholders of Solectron and the approval of the issuance of the Flextronics ordinary shares by the shareholders of Flextronics. The merger will become effective at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware.

Merger Consideration

Conversion of Solectron Common Stock

Under the merger agreement, upon completion of the merger each share of Solectron common stock will be converted into the right to receive 0.3450 of an ordinary share of Flextronics or $3.89 in cash, without interest, as merger consideration. Solectron’s stockholders will be able to elect to receive Flextronics ordinary shares or cash consideration. However, each Solectron stockholder will be able to elect only one type of consideration for all of the Solectron common stock it owns, subject to proration as described below. Shares of Solectron common stock held by Solectron, Flextronics or any of their wholly-owned subsidiaries will be canceled and extinguished and no merger consideration will be delivered in exchange for those shares. The procedures by which Solectron’s stockholders elect to receive the form of consideration are summarized below under “— Election of Merger Consideration.”

Limitations on Stock and Cash Consideration

Under the merger agreement, at least 50%, but no more than 70%, of the shares of Solectron common stock outstanding immediately prior to completion of the merger (which, throughout this joint proxy statement/prospectus, assumes that each exchangeable share of Solectron Global Services Canada Inc. not held by Solectron, its subsidiaries and its affiliates is exchanged for one share of common stock of Solectron) will be converted into the right to receive Flextronics ordinary shares, and at least 30% but no more than 50%, of the shares of Solectron common stock outstanding immediately prior to completion of the merger will be converted into the right to receive cash.

Based on the shares of Solectron common stock outstanding as of June 1, 2007, and on the exchange ratio of 0.3450 Flextronics ordinary shares per share of Solectron common stock, if 50% of Solectron stockholders made an election to receive Flextronics ordinary shares, Flextronics would issue approximately 160,562,866 ordinary shares in the merger and if 70% of Solectron stockholders elected to receive Flextronics ordinary shares, Flextronics would issue approximately 224,788,013 ordinary shares in the merger. These numbers include any shares of restricted stock of Solectron or similar Solectron stock subject to a repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability). In addition, each option to acquire Solectron common stock that is outstanding immediately before the merger, whether or not then exercisable, with an exercise price equal to or less than $5.00, will be assumed by Flextronics and converted into an option or other right to acquire Flextronics ordinary shares after the merger with the number of shares and the exercise price to be adjusted based upon the exchange ratio. As of June 1, 2007, options to acquire approximately 22,320,863 shares of Solectron common stock with an exercise price equal to or less than $5.00 were outstanding, which based upon the 0.3450 exchange ratio will be converted into options and other rights to acquire approximately 7,700,698 Flextronics ordinary shares.

Proration if Stock Limit is Exceeded

If Solectron stockholders elect to receive Flextronics ordinary shares in respect of an aggregate of more than 70% of the number of shares of Solectron common stock outstanding immediately prior to completion of the merger, then:

•	Solectron stockholders that elect to receive cash or that make no election or are deemed to have made no election will receive cash; and

•	each Solectron stockholder that elects to receive Flextronics ordinary shares will receive (i) a number of Flextronics ordinary shares equal to the product of (A) 0.3450 of the number of shares of Solectron common stock it holds and (B) a fraction, the numerator of which is 70% of the aggregate number of shares of Solectron common stock outstanding immediately prior to the effective time and the denominator of which is the aggregate number of shares of Solectron common stock for which stock elections have been made, plus (ii) cash for its remaining shares of Solectron common stock.

Proration if Cash Limit is Exceeded

If Solectron stockholders elect to receive cash in respect of an aggregate of more than 50% of the number of shares of Solectron common stock outstanding immediately prior to completion of the merger, then:

•	Solectron stockholders who elect to receive Flextronics ordinary shares or that make no election or are deemed to have made no election will receive Flextronics ordinary shares; and

•	each Solectron stockholder that elects to receive cash will receive (i) an amount in cash, without interest, equal to the product of (A) $3.89 times the number of shares of Solectron common stock it holds and (B) a fraction, the numerator of which is 50% of the aggregate number of shares of Solectron common stock outstanding immediately prior to the effective time and the denominator of which is the aggregate number of shares of Solectron common stock for which cash elections have been made, plus (ii) Flextronics ordinary shares for its remaining shares of Solectron common stock.

Allocation of Non-Election Shares if Stock and Cash Limits Have Not Been Exceeded

If Solectron stockholders elect to receive Flextronics ordinary shares in respect of an aggregate of 70% or less, and cash in respect of an aggregate of 50% or less, of the number of shares of Solectron common stock outstanding immediately prior to completion of the merger, then:

•	Solectron stockholders who elect to receive Flextronics ordinary shares will receive Flextronics ordinary shares;

•	Solectron stockholders who elect to receive cash will receive cash; and

•	each Solectron stockholder that does not make an election will receive (i) cash in respect of a pro rata portion of the shares of Solectron common stock it holds, based on (x) the difference between the maximum aggregate number of shares of Solectron common stock that the merger agreement provides will be converted into the right to receive cash and the aggregate number of shares of Solectron common stock that Solectron stockholders elect to convert into the right to receive cash, as a percentage of (y) the aggregate number of shares of Solectron common stock with respect to which no elections have been made, plus (ii) Flextronics ordinary shares for such stockholder’s remaining shares of Solectron common stock.

Treatment of Solectron Restricted Stock

Holders of shares of Solectron common stock that are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under a restricted stock purchase agreement or other similar arrangement will have the same right to elect to receive cash or Flextronics ordinary shares as other Solectron stockholders. Therefore, such shares of Solectron restricted stock will be converted into Flextronics ordinary shares or cash, as applicable, and will thereafter have the same terms and conditions that were applicable to the Solectron restricted stock prior to the effective time of the merger (including the same vesting requirements), except that, in the case of a stock election, the number of Flextronics ordinary shares will be adjusted to reflect the exchange ratio, and in the case of a cash election, each such share of restricted Solectron common stock will become a right to receive $3.89 in cash, without interest, upon vesting.

Treatment of Dissenting Shares

Holders of Solectron capital stock (including holders of common stock and the record holder of the one share of Series B Preferred Stock outstanding) that do not vote in favor of, or otherwise consent to, the adoption of the merger agreement and that demand appraisal rights with respect to their stock may be entitled to appraisal rights under Delaware General Corporation Law in connection with the merger. If the merger is consummated, a holder of record of shares of Solectron common stock or the Series B Preferred Stock that complies with the statutory procedures will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the appraised value of those shares instead of the consideration provided for in the merger agreement. See the section entitled “Solectron Proposal and Flextronics Proposal No. 1 — The Merger — Appraisal Rights” on page 81 of this joint proxy statement/prospectus.

Fractional Shares

Flextronics will not issue any fractional shares in connection with the merger. Instead, each holder of Solectron common stock exchanged in connection with the merger who would otherwise be entitled to receive a fraction of a Flextronics ordinary share will receive cash, without interest, in an amount equal to 0.3450 multiplied by the average closing price of Flextronics’s ordinary shares reported on the NASDAQ Global Select Market on each of the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger.

Adjustments to Merger Consideration

If, between the date of the merger agreement and the effective time of the merger, there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Flextronics ordinary shares or Solectron common stock), reorganization, recapitalization, reclassification or other like change with respect to Flextronics ordinary shares or Solectron common stock, then the merger consideration will be appropriately adjusted to reflect such change.

The exchange agent and the surviving corporation will be entitled to deduct and withhold from the merger consideration payable or otherwise deliverable to Solectron stockholders amounts, if any, that are required to be deducted and withheld under any United States federal, state or local, or any foreign tax, laws.

Election of Merger Consideration

At the time this joint proxy statement/prospectus is provided to Solectron stockholders, the merger agreement provides that the exchange agent will mail an election form to Solectron stockholders which is to be used to elect the form of merger consideration they wish to receive. The exchange agent will also make available election forms to holders of Solectron common stock who request such forms before the election deadline described below.

To make an election, a holder of Solectron common stock must submit a properly completed election form to the exchange agent by the election deadline. For an election to be effective, it must be actually received by the exchange agent by the election deadline. Solectron stockholders that do not timely or otherwise properly submit election forms will be deemed not to have made elections. Solectron stockholders that fail to perfect their demand for appraisal, or that withdraw or otherwise lose their rights to appraisal, will also be deemed not to have made elections.

The deadline for Solectron stockholders to submit their election forms will be 5:00 p.m., New York City Time, on the later of (i) the date of the Solectron stockholders’ meeting and (ii) a date mutually agreed to by Flextronics and Solectron that is as near as practicable to 10 business days prior to the expected closing date of the merger agreement. Flextronics and Solectron will issue a press release announcing the date of the election deadline not more than 15, but at least 10, business days prior to the election deadline.

Elections may be revoked or changed by written notice received by the exchange agent before the election deadline (accompanied by a new properly completed and signed election form in the event of a changed election).

Insofar as the exchangeable shares will be exchanged for shares of Solectron common stock prior to the effective time of the merger, holders of exchangeable shares will be entitled to participate directly in the merger, in all respects, as holders of shares of Solectron common stock. Therefore, as provided in the merger agreement, this joint proxy statement/prospectus and the accompanying election form is also being mailed to holders of exchangeable shares that are entitled to direct votes attaching to the one share of Series B Preferred Stock of Solectron. The exchange agent will also make election forms available to holders of exchangeable shares that request such forms before the election deadline. Holders of exchangeable shares must observe the same procedures, restrictions and requirements as holders of Solectron common stock in order for their election to be timely and properly made.

Exchange of Solectron Stock Certificates; Distributions of Flextronics Shares and Cash

Exchange Agent; Exchange Fund

In accordance with the merger agreement, Flextronics has appointed           as the exchange agent for the merger. Flextronics will make available to the exchange agent stock certificates and cash in sufficient amounts to be delivered and paid as the merger consideration, including any amounts to be paid in lieu of fractional shares.

Exchange of Stock Certificates

After the effective date of the merger, each certificate or uncertificated share that previously represented shares of Solectron common stock will only represent the right to receive the ordinary shares of Flextronics and/or the cash consideration (and cash in lieu of fractions thereof) into which those shares of Solectron common stock have been converted.

As promptly as practicable after the effective time of the merger, the exchange agent will mail to each Solectron stockholder immediately prior to the effective time a letter of transmittal, together with instructions, to be used to surrender certificates representing Solectron common stock and uncertificated shares of Solectron common stock in exchange for the merger consideration. Holders of Solectron common stock that properly surrender their Solectron stock certificates or deliver their uncertificated shares of Solectron common stock in accordance with the letter of transmittal will receive (i) the Flextronics ordinary shares issuable to them pursuant to the merger, (ii) cash in lieu of any fractional Flextronics ordinary shares issuable to them, and/or (iii) cash consideration payable to them pursuant to the merger, and (iv) any dividends or other distributions to which they are entitled under the terms of the merger agreement. Former holders of exchangeable shares that properly surrender their exchangeable share certificates in accordance with the letter of transmittal will be treated as holders of Solectron common stock for purposes of the foregoing.

Lost Certificates

If a Solectron stock certificate is lost, stolen or destroyed, the holder of the certificate must deliver an affidavit prior to receiving any merger consideration. Flextronics may also, in its reasonable discretion, require the delivery of an indemnity bond.

Transfers of Ownership

Flextronics will issue, as applicable, (i) Flextronics ordinary shares, (ii) the cash consideration, (iii) cash in lieu of fractional shares, and/or (iv) any dividends or distributions that may be payable in a name other than the name in which a surrendered Solectron stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes.

Dividends and Distributions with Respect to Unexchanged Stock Certificates

If any dividend or other distribution is declared with respect to Flextronics ordinary shares with a record date that is after the effective time, the Flextronics ordinary shares to be issued as merger consideration will be entitled to participate in such dividend or other distribution. Upon surrender of certificates representing Solectron common stock or delivery of uncertificated shares of Solectron common stock in exchange for the merger consideration, Flextronics will pay to the holders thereof, without interest, the amount of any such dividends or other distributions to which they are entitled and which had or have a payment date prior to on the date of such surrender or delivery. Flextronics will not pay any dividends or other distributions with a record date after the effective time of the merger to any holder of shares of Solectron common stock until and unless the holder surrenders its Solectron stock certificates or delivers its uncertificated shares of Solectron common stock.

Termination of the Exchange Fund

At any time after the twelve month anniversary of the effective time of the merger, Flextronics may require the exchange agent to return to Flextronics all share certificates and cash held by the exchange agent for delivery and payment to former stockholders of Solectron pursuant to the merger. Thereafter, former stockholders of Solectron may look only to Flextronics for any merger consideration and any cash payment relating to any dividends or distributions to which they may be entitled upon surrender of their certificates representing shares of Solectron common stock.

None of Solectron, Flextronics, the surviving corporation or the exchange agent will be liable to any holder of Solectron common stock for any shares (or any related dividends or distributions) properly delivered to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains a number of representations and warranties with respect to Solectron and Flextronics. The representations and warranties are subject, in some cases, to specified exceptions and qualifications.

Although both Solectron and Flextronics have made representations and warranties in respect of many of the same matters, the representations and warranties of Solectron made by Solectron are generally more comprehensive that those made by Flextronics.

Representations and Warranties by both Parties

Flextronics and Solectron have made similar representations and warranties relating to the following matters:

•	corporate organization, power and authority;

•	outstanding shares, options, warrants and convertible securities;

•	corporate authority to enter into, and complete the transactions under, the merger agreement; and enforceability of the merger agreement;

•	the unanimous approval by their respective boards of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	absence of any conflict or violation of their respective charter documents, legal requirements or contracts as a result of the merger;

•	regulatory approvals required to complete the merger;

•	filings with the SEC, financial statements and the absence of undisclosed material liabilities;

•	internal controls over financial reporting and disclosure controls and procedures;

•	the absence since March 2, 2007 in the case of Solectron and March 31, 2007 in the case of Flextronics through, in each case, the date of the merger agreement of (i) any material adverse effect or any event, change or development reasonably expected to have, individually or in the aggregate, a material adverse effect, and (ii) certain other events and occurrences that would require the consent of the other party if they took place between the signing and the closing of the merger agreement;

•	the filing of required tax returns, payment of taxes and certain other tax matters;

•	real and personal properties and assets;

•	intellectual property matters;

•	governmental authorizations;

•	litigation and similar legal proceedings;

•	compliance with laws;

•	environmental matters;

•	employee benefit plans;

•	certain material contracts to which either Solectron, Flextronics or any of their respective subsidiaries is a party;

•	insurance matters;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	information supplied for inclusion in this joint proxy statement/prospectus; and

•	brokers’ and finders’ fees owed in connection with the merger.

Additional Representations and Warranties by Solectron

Solectron has made additional representations and warranties relating to:

•	labor matters;

•	related party transactions;

•	anti-takeover statutes; and

•	the opinion received from its financial advisor with respect to the merger.

Additional Representations and Warranties by Flextronics

Flextronics has made additional representations and warranties relating to:

•	the operations of Saturn Merger Corp.; and

•	the availability of certain financing commitments and the sufficiency of funds to pay the cash consideration in the merger.

Solectron’s Conduct of Business Before Completion of the Merger

Conduct of Business in the Ordinary Course

Under the merger agreement, Solectron has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, except as contemplated by the merger agreement or required by applicable law, or unless Flextronics consents in writing, Solectron and each of its subsidiaries will carry on their business in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and in compliance with all applicable laws and regulations, pay their debts and obligations when due, subject to good faith disputes over such debts and obligations, and use reasonable best efforts consistent with past practice to preserve intact their present business organization and employee base and preserve their relationships with customers, suppliers, licensors, licensees and others with which they have business dealings.

Certain Restrictions

Under the merger agreement, Solectron also has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, except as contemplated by the merger agreement or required by applicable law, or unless Flextronics consents in writing, it will not (and will not permit its subsidiaries to), subject to specified exceptions:

•	adopt or propose any change to its certificate of incorporation or bylaws;

•	declare, set aside or pay dividends or make any other distributions in respect of any capital stock, or effect any stock splits, combinations or reclassifications or issue or authorize the issuance of any other securities in respect of its capital stock;

•	purchase, redeem or otherwise acquire any shares of Solectron capital stock or the capital stock of any subsidiary except for unvested shares of Solectron restricted stock;

•	issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber (or authorize any of the preceding) any shares of Solectron capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Solectron capital stock, or any other ownership interest in Solectron or any of its subsidiaries, other than:

•	issue Solectron common stock pursuant to the exercise of Solectron stock options outstanding on the date of the merger agreement or otherwise permitted by the merger agreement;

•	grant purchase rights in the ordinary course of business consistent with past practices under Solectron’s employee stock purchase plan; and

•	grant Solectron options in the ordinary course of business consistent with past practices, provided that:

•	such grants of options and rights under Solectron’s employee stock purchase plan shall not exceed the equivalent of 20,000 shares of Solectron common stock individually or 500,000 shares of Solectron common stock in the aggregate, in each case, in any 3 month period;

•	such options may only be granted to employees of Solectron, or its subsidiaries, who have an annual base salary of no more than $100,000 (or its equivalent in a foreign currency);

•	options may only be granted with an exercise price equal to the grant date fair market value of Solectron’s common stock;

•	no restricted stock may be granted; and

•	no options may contain change of control provisions;

(provided, however, that the Solectron Retention Arrangements described in “Interests of Solectron’s Officers and Directors in the Merger — Solectron Retention Arrangements” are excluded from the limitations described immediately above);

•	enter into a new line of business;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or all or substantially all the assets of, or by any other manner, any business or other entity or division;

•	except for purchases of inventory in the ordinary course of business consistent with past practice, acquire, agree to acquire, solicit or participate in any negotiations with respect to the acquisition of, any assets that are material, individually or in the aggregate, to the business of Solectron and its subsidiaries for consideration in excess of $5,000,000 in any one case or $25,000,000 in the aggregate;

•	enter into any agreement with respect to the formation of any joint ventures, strategic partnerships or alliance;

•	except for sales and licenses in the ordinary course of business consistent with past practice, sell, lease, license, sell and leaseback, mortgage, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Solectron and its subsidiaries taken as a whole;

•	effect any material restructuring activities, including any material reductions in force, except for its previously announced restructuring activities;

•	make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other person or entity, other than loans or investments by Solectron or a wholly-owned subsidiary to or in Solectron or a wholly-owned subsidiary, employee loans or advances for expenses in the ordinary course of business consistent with past practice and in accordance with applicable law, or extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

•	except as required by generally accepted accounting principles, as concurred by Solectron’s independent auditors, make any change in accounting methods or principles of accounting or revalue any of its assets;

•	amend any material tax returns, make or change any material election relating to taxes, adopt or change any material accounting method relating to taxes (unless required by the Code), or settle, consent or enter into any closing agreement relating to any audit or consent to any waiver of the statutory period of limitations of any audit;

•	cancel, terminate (without a reasonable substitute), materially amend or enter into any material insurance policy other than the renewal of existing policies;

•	pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business of liabilities that are not material, individually or in the aggregate, to Solectron and its subsidiaries and that are incurred in the ordinary course of business;

•	except as required by legal requirements or pursuant to contracts binding on Solectron or its subsidiaries on the date of the merger agreement:

•	increase in any manner the compensation or fringe benefits of, or pay or grant any bonus, change of control, severance or termination pay to, any employees, service providers or directors of Solectron or its subsidiaries, other than increases or payments to non-officer employees in the ordinary course and consistent with past practice;

•	adopt or amend any employee benefit plan or make any contributions, other than regularly scheduled contributions, to any employee benefit plan;

•	waive any stock repurchase rights, accelerate, amend or change the vesting period or exercisability of options, reprice options or authorize cash payments in exchange for options;

•	subject to certain exceptions, enter into, modify or amend any material management, employment, settlement, consulting, contractor, indemnification or other agreement or contract with any employees or service providers pursuant to which Solectron or its subsidiaries has or may have liability;

•	enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Solectron of the nature contemplated by the merger agreement; or

•	enter into, adopt or amend any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement or other similar benefit plan or arrangement covering any employees or service providers;

provided that Solectron or its subsidiaries may:

•	enter into employment agreements, offer letters or retention arrangements with non-officer employees in the ordinary course of business consistent with past practices; and

•	increase annual compensation of non-officer employees and provide for or amend bonus arrangements for non-officer employees in the ordinary course of compensation reviews consistent with past practice and which does not result in material increases in benefits or compensation expenses;

provided, further, that the Solectron Retention Arrangements described in “The Merger — Interests of Solectron’s Officers and Directors in the Merger — Solectron Retention Arrangements” are excluded from the limitations described immediately above and Solectron may take any and all action necessary to implement and satisfy its obligations under such agreements;

•	enter into any agreement that would subject Flextronics or the surviving corporation or their businesses to any non-compete, most-favored nation, unpaid future deliverables rights, exclusivity or other material restrictions;

•	provide any material refund, credit or rebate to any customer, reseller or distributor other than in the ordinary course of business consistent with past practice;

•	incur, assume or guarantee any indebtedness, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than:

•	in connection with the financing of ordinary course trade payables consistent with past practice;

•	pursuant to existing credit facilities as in effect on the date of the merger agreement; or

•	loans, investments, or guarantees by Solectron or any of its subsidiaries to, in or of its subsidiaries;

•	create or incur any lien on any material asset of Solectron or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

•	enter into, modify or amend or terminate any material contract or waive, release or assign any material rights under any material contracts other than in the ordinary course of business consistent with past practice;

•	take any action with the intent or for the purpose of preventing, impairing or delaying the merger or the other transactions contemplated by the merger agreement or that would reasonably be expected to prevent, impair, delay or adversely affect Flextronics’s and Solectron’s ability to obtain the governmental approval for the consummation of the merger or the other transactions contemplated by the merger agreement; or

•	take, or commit or agree to, or announce the intention to take, any of the foregoing actions.

Cooperation Regarding Tax Audits

Solectron has agreed that during the period between the date of the merger agreement and the effective time of the merger it will:

•	keep Flextronics fully informed of the status of its discussions with any tax authority in respect of any audit relating to a material amount of taxes;

•	consult with Flextronics in respect of, and provide Flextronics the opportunity to participate in, devising the strategy for dealing with such tax authority in the course of such audit; and

•	obtain Flextronics’s prior consent before proposing in writing any settlement or other resolution to any such audit.

Flextronics’s Conduct of Business Before Completion of the Merger

Under the merger agreement, Flextronics has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, except as contemplated by the merger agreement or required by applicable law, or unless Solectron consents in writing, it will not (and will not permit its subsidiaries to), subject to specified exceptions:

•	adopt or propose any change to Flextronics’s memorandum and articles of association in any manner that would reasonably be likely to prevent or materially delay or impair the merger or the consummation of the transactions contemplated by the merger agreement;

•	declare, set aside or pay any cash dividends on or make any other cash distributions;

•	adopt a plan of complete or partial liquidation, dissolution or recapitalization or a plan of reorganization;

•	take any action with the intent or for the purpose of preventing, impairing or delaying the merger or the other transactions contemplated by the merger agreement or that would reasonably be expected to prevent, impair, delay or adversely affect Flextronics’s and Solectron’s ability to obtain governmental approval for the consummation of the merger or the other transactions contemplated by the merger agreement; or

•	take, or commit, agree or announce the intention to take, any of the foregoing actions.

Preparation of the Joint Proxy Statement/Prospectus and the Registration Statement

•	The merger agreement provides that as promptly as reasonably practicable following its execution, Flextronics and Solectron will prepare and file with the SEC this joint proxy statement/prospectus and Flextronics will prepare and file with the SEC the registration statement in which this joint proxy statement/prospectus will be included as a prospectus. Flextronics and Solectron will provide each other with any information required in order to prepare and file the joint proxy statement/prospectus and the registration statement.

•	Each of Flextronics and Solectron will respond to any comments received from the SEC and will use reasonable best efforts to the cause the registration statement to be declared effective as promptly as practicable after it is filed and to keep the registration statement effective for as long as is necessary to consummate the merger and the transactions contemplated by the merger agreement. Flextronics and Solectron have agreed to notify each other promptly upon the receipt of any comments from the SEC in connection with the joint proxy statement/prospectus, the registration statement, and/or any filing required pursuant to Regulation M-A promulgated by the SEC and to consult with each other and to prepare written responses to such comments and provide each other with copies of all related correspondence with the SEC. Flextronics and Solectron have also agreed to promptly inform each other if any event occurs which requires that this joint proxy statement/prospectus and/or the registration statement be amended or supplemented and to cooperate with each other in filing with the SEC and/or mailing such amendment or supplement to the stockholders of Solectron and/or the shareholders of Flextronics, as required. Subject to certain exceptions, Flextronics and Solectron have agreed to cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to this joint proxy statement/prospectus and the registration statement prior to filing such amendment or supplement with the SEC, and to provide each other with a copy of all such filings made with the SEC.

•	Solectron and Flextronics have agreed to cause the joint proxy statement/prospectus to be delivered to their stockholders or shareholders, as applicable, at the earliest practicable time after the registration statement is declared effective by the SEC.

Stockholders’ Meetings; Boards of Directors Recommendations

Solectron’s and Flextronics’s Obligations to Convene Meeting and Solicit Approval

Solectron has agreed to take all actions necessary in accordance with Delaware General Corporation Law to call, hold and convene a meeting of its stockholders to consider and vote on the adoption of the merger agreement, and Flextronics has agreed to take all actions necessary in accordance with applicable laws of Singapore to convene and hold a meeting of its shareholders to consider and vote on the approval of the issuance of Flextronics ordinary shares to be issued in the merger. Solectron and Flextronics have agreed that the meetings of their stockholders or shareholders, as applicable, will take place as promptly as practicable after the registration statement is declared effective by the SEC, and in any event within 45 days after the mailing of this joint proxy statement/prospectus to their stockholders and shareholders.

In connection with the meetings of their stockholders or shareholders, as applicable, Solectron and Flextronics have agreed to use reasonable best efforts to solicit from their stockholders or shareholders, as applicable, proxies in favor of the adoption of the merger agreement, in the case of the Solectron stockholders, and the issuance of the Flextronics ordinary shares, in the case of the Flextronics shareholders, or otherwise to secure the required vote or consent for such matters.

Solectron and Flextronics have also agreed that their respective boards of directors will unanimously recommend that their stockholders or shareholders, as applicable, vote in favor of the adoption of the merger agreement, in the case of the Solectron board of directors, and the issuance of the Flextronics ordinary shares, in the case of the Flextronics board of directors, and, except with respect to the Solectron board of directors (as described in “Solectron’s Right to Change its Recommendation”) that neither of such boards of directors nor any committee thereof will withhold, withdraw, amend or modify in any manner adverse to the other party the board’s unanimous recommendation.

Certain Permitted Disclosures in Respect of Other Transactions

Notwithstanding the obligations described in the preceding paragraphs, the board of directors of each of Solectron and Flextronics may take and disclose to their stockholders or shareholders, as applicable, a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, and may make any other statement or disclosure if it determines, in good faith after consultation with outside counsel, that the failure to make such statement or disclosure would reasonably be expected to be a beach of its fiduciary duties under applicable law. If, however, the board of directors of either Solectron or Flextronics makes any disclosure contemplated by the preceding sentence and does not re-affirm its unanimous recommendation of the merger, it will be deemed to have withheld, withdrawn, amended or modified its unanimous recommendation in a manner adverse to the other party.

Solectron’s Right to Change its Recommendation

Notwithstanding Solectron’s board of directors’ obligations described in the preceding paragraphs, (i) in response to a superior offer, the board of directors of Solectron may withhold, withdraw, amend or modify its unanimous recommendation in favor of the merger, and (ii) in response to an unsolicited superior offer, the board of directors of Solectron may approve, endorse or recommend the superior offer, and Solectron may terminate the merger agreement in order to enter into an agreement providing for such superior offer, in the case of each of clauses (i) and (ii) if all of the following conditions are met:

•	the superior offer has not been withdrawn;

•	the board of directors of Solectron has determined in good faith, after consultation with Solectron’s financial advisor and outside legal counsel, that the failure to take the proposed action would reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable law;

•	the stockholders of Solectron have not yet approved the adoption of the merger agreement;

•	Solectron has provided Flextronics, at least five business days prior to publicly taking or disclosing the proposed action contemplated by clauses (i) and/or (ii) above, written notice of its receipt of the superior offer, which must state expressly the most recent terms and conditions of the superior offer, the identity of the third party or group making the superior offer, and that Solectron intends to take the proposed action contemplated by clauses (i) and/or (ii) above; and

•	during the five business day period described in the preceding bullet, Solectron provides Flextronics with a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement and to negotiate in good faith with respect to such adjustments, so as would enable Solectron to proceed with its recommendation to its stockholders in favor of the adoption of the merger agreement.

A “superior offer” is a bona fide offer or proposal by a third party relating to any transaction or series of related transactions involving any of the following on terms that the Solectron board of directors in good faith concludes, after consultation with outside legal counsel and its financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the third party making the offer, to be more favorable to Solectron’s stockholders (in their capacities as stockholders) from a financial point of view than the terms of the merger under the merger agreement:

•	any purchase from Solectron or other acquisition by any person or group (including through a tender offer or an exchange offer) of more than a 90% interest in the total outstanding voting securities of Solectron or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving Solectron or any of its subsidiaries, other than transactions involving only Solectron and/or one or more of its subsidiaries;

•	any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 90% of the assets of Solectron (including its subsidiaries taken as a whole); or

•	any liquidation or dissolution of Solectron.

Solectron’s board of directors may also withhold, withdraw, amend or modify its recommendation in favor of the merger for any reason other than in response to a superior offer if all of the following conditions are met:

•	the board of directors of Solectron has determined in good faith, after consultation with Solectron’s financial advisor and outside legal counsel, that the failure to so withhold, withdraw, amend or modify its recommendation would reasonably be expected to be a breach of its fiduciary duties to its stockholders under the Delaware General Corporation Law;

•	the stockholders of Solectron have not yet approved the adoption of the merger agreement;

•	Solectron has provided Flextronics, at least five business days prior to publicly withholding, withdrawing, amending or modifying its recommendation, written notice of the proposed withholding, withdrawal, amendment or modification, which must state expressly that Solectron is proposing to withhold, withdraw, amend or modify its recommendation, and the reasons for the proposed change; and

•	during the five business day period described in the preceding bullet, Solectron negotiates in good faith with Flextronics so as to enable Solectron to proceed with its recommendation to the Solectron stockholders in favor of the adoption of the merger agreement.

Regardless of whether the board of directors of Solectron has received an acquisition proposal or has withheld, withdrawn, amended or modified its recommendation to its stockholders in favor of the adoption of the merger agreement, except in specified circumstances where Solectron has terminated the merger agreement in accordance with its terms and conditions, Solectron is obligated under the terms of the merger agreement to call, give notice of, convene and hold the meeting of its stockholders to consider and vote on the proposal to adopt the merger agreement.

Solectron’s Agreement not to Solicit Other Transactions

Termination of Existing Activities

Under the merger agreement, Solectron agreed to cease, as of the date of the merger agreement, all activities, discussions and/or negotiations by Solectron and its subsidiaries with any third parties with respect to any acquisition proposal (as defined below).

No Solicitation

Solectron also has agreed that none of it, any of its subsidiaries or any of its or its subsidiaries’ officers or directors will, and Solectron will use reasonable best efforts to cause its affiliates, subsidiaries, agents and representatives not to, directly or indirectly:

•	solicit, initiate, facilitate or encourage, the making, submission or announcement of, any acquisition proposal;

•	enter into or participate in any discussions or negotiations with any third party regarding any acquisition proposal;

•	furnish any non-public information relating to Solectron or its subsidiaries or afford access to its business, properties, assets, books or records to, or otherwise cooperate with, or assist, participate in, facilitate or encourage any effort by, any third party, concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any acquisition proposal;

•	except under specified circumstances, approve, endorse or recommend any acquisition proposal; or

•	execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or any transaction contemplated by such an acquisition proposal.

In addition, Solectron has agreed not to submit, or propose to submit, to the vote of its stockholders any acquisition proposal.

An “acquisition proposal” is any offer or proposal relating to any transaction or series of related transactions involving:

•	any purchase from Solectron or acquisition by any person or group (including through a tender offer or exchange offer) of more than a 20% interest in the total outstanding voting securities of Solectron or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving Solectron or any of its subsidiaries, other than transactions involving only Solectron and/or one or more of its subsidiaries;

•	any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 20% of the assets of Solectron (including its subsidiaries taken as a whole); or

•	any liquidation or dissolution of Solectron.

Notification of Acquisition Proposals

Each director or executive officer of Solectron must promptly, and in any event within 48 hours, notify Flextronics upon their or Solectron’s receipt of any acquisition proposal or any request for non-public information that would reasonably be expected to lead to an acquisition proposal or any inquiry from any third party seeking to have discussions or negotiations relating to a possible acquisition proposal. Solectron must notify Flextronics of the material terms and conditions of the acquisition proposal, request or inquiry, of the identity of the person or group making the acquisition proposal, request or inquiry, and must provide Flextronics a copy of all written materials provided to the person or group making the acquisition proposal, request or inquiry. Solectron has also agreed to notify Flextronics of any decision of its board of directors whether to respond to any acquisition proposal, request or inquiry, and to keep Flextronics reasonably informed as to the status and material terms of any such acquisition proposal, request or inquiry.

Permitted Responses to Acquisition Proposals

Notwithstanding the prohibitions contained in the merger agreement with respect to acquisition proposals, if prior to the approval of the adoption of the merger agreement by its stockholders, Solectron receives a bona fide written acquisition proposal that its board of directors concludes in good faith, after consultation with outside legal counsel and its financial advisor, is, or is reasonably likely to lead to, a superior offer, then Solectron may furnish non-public information to, and engage in discussions and negotiations with, the third party making the acquisition proposal, provided that:

•	Solectron complies in all material respects with the terms of the merger agreement relating to acquisition proposals;

•	prior to furnishing non-public information or entering into any negotiations or discussions with such third party, Solectron enters into a confidentiality agreement with the third party that contains customary limitations on the use and disclosure of such information and Solectron contemporaneously furnishes Flextronics with a copy of the information furnished to the third party to the extent not previously furnished to Flextronics; and

•	Solectron’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to provide such information or enter into such discussions or negotiations would reasonably be expected to result in a breach of its fiduciary duties under the Delaware General Corporation Law.

Solectron’s Obligations in Respect of State Takeover Laws

Solectron has agreed that in connection with any withholding, withdrawal, amendment or modification of the recommendation to its stockholder to vote in favor of the proposal to adopt the merger agreement, its board of directors will not take any action or change its approval for the purpose of causing any state takeover statute or other state law to be applicable to the transaction contemplated by the merger agreement. In addition, if any such take over statute or other similar state law is or becomes applicable to the merger, Solectron and its board of directors will use reasonable best efforts to minimize their effect on the merger and the other transactions contemplated by the merger agreement.

Access to Information; Confidentiality

Subject to certain limited restrictions, Solectron has agreed to provide Flextronics and its representatives reasonable access to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of Solectron and its subsidiaries until the earlier of the termination of the merger agreement or the consummation of the merger. Flextronics has agreed to make available to Solectron a designated officer to answer questions and make available such information and documents of Flextronics as is reasonably requested by Solectron, taking into account the nature of the transactions contemplated by the merger agreement.

Any proprietary information disclosed to either Flextronics or Solectron is subject to the terms and conditions of the confidentiality agreement, dated April 3, 2007, entered into by Flextronics and Solectron.

Public Disclosure

Flextronics and Solectron have agreed to consult with one another and to provide the other an opportunity to review and comment upon any press release or public statement with respect to the merger agreement and the merger, prior to issuing such press release or otherwise making such public statement. Solectron is not required, however, to provide Flextronics with an opportunity to review or comment on any press release or public statement related to any acquisition proposal or any change of recommendation of the board of directors of Solectron.

Regulatory Filings

Flextronics and Solectron have agreed to coordinate and cooperate with each other, and to use reasonable best efforts, to comply with applicable legal requirements in connection with the merger. In particular, the parties have agreed to make all filings and submissions of information required by any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, including those filings or submissions of information required under the HSR Act, under the merger notification and control laws of the European Commission, Brazil, Canada, Mexico, China, Turkey and the Ukraine, and under the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties, including Singapore. Flextronics and Solectron will also notify the other promptly upon (i) the receipt of any comments from any governmental entity in connection with any filings made or information provided in respect of the merger and (ii) any request by any governmental entity for amendments or supplements to any such filings or information.

Third-Party Consents

Solectron has agreed to use reasonable best efforts to obtain any consents, waivers or approvals under any of its or its subsidiaries’ contracts which are required to be obtained in connection with the consummation of the merger, as reasonably requested by Flextronics after consultation with Solectron. Solectron is obligated to keep Flextronics informed of all material developments and shall, at Flextronics’s request, include Flextronics in any discussions or communication with any third party whose consent, waiver or approval is sought in connection with the merger.

Treatment of Solectron Equity Plans

Solectron Stock Options

Under the terms of the merger agreement, Flextronics will assume all options, whether or not exercisable, to purchase Solectron common stock that are issued and outstanding at the effective time of the merger and have an exercise price equal to or less than $5.00. Each assumed option will continue to have, and be subject to, the same terms and conditions, except that (i) each assumed option will be exercisable for that number of whole Flextronics ordinary shares equal to the number of shares of Solectron common stock for which they were exercisable immediately prior to the effective time of the merger multiplied by 0.3450 (with the result rounded down to the nearest whole share); and (ii) the exercise price of each assumed option will be equal to the per share exercise price for such option immediately prior to the effective time, divided by 0.3450 (rounded up to the nearest whole cent).

Options with an exercise price of more than $5.00 per share will not be assumed by Flextronics and will therefore accelerate and become fully vested and exercisable in connection with, but subject to and conditioned on, completion of the merger. Such options will be exercisable for a period of at least 30 days prior to the effective time of the merger in accordance with the Solectron stock option plan under which they were granted, provided that the exercise of such options will be subject to and conditioned on the completion of the merger. Each option that is issued and outstanding immediately prior to the effective time of the merger which is not assumed by Flextronics and which has not been exercised prior to the effective time of the merger (including options for which vesting is accelerated in connection with the completion of the merger), shall be canceled and extinguished without any conversion or assumption at the effective time of the merger.

In connection with the assumption or termination of outstanding options, the merger agreement requires Solectron to use its reasonable best efforts take any actions necessary to cause the options to be assumed or terminated.

Solectron’s Employee Stock Purchase Plan

The merger agreement provides that Solectron’s employee stock purchase plan is to be terminated at the effective time of the merger. If an offering period under the employee stock purchase plan would otherwise extend beyond the effective time of the merger, Solectron will designate a business day prior to the effective time of the merger to be the last day of such offering period and will make necessary adjustments to reflect the shortened offering period. Solectron has agreed to use reasonable best efforts to ensure that its employee stock purchase plan is terminated prior to the effective time of the merger.

Reservation of Flextronics Ordinary Shares; Form S-8

Flextronics is required, at or before the effective time of the merger, to take all corporate action necessary to reserve for issuance a sufficient number of Flextronics ordinary shares for delivery upon the exercise of the Solectron options it has assumed. Flextronics has agreed that it will file with the SEC, not later than 5 business days following the effective time of the merger, a registration statement on Form S-8, with respect to the issuance of Flextronics ordinary shares issuable under the Solectron options assumed by Flextronics.

Employee Compensation and Benefits

Treatment of Solectron’s 401(k) Plans

Unless Flextronics requests otherwise, Solectron shall terminate all of its 401(k) plans no later than the day prior to the closing date of the merger. Flextronics is required to take all steps necessary to permit each eligible participant in Solectron’s 401(k) plan to rollover their Solectron 401(k) distributions (including outstanding loans) into a 401(k) plan operated by Flextronics, to the extent permitted by Flextronics’s 401(k) plans.

Employee Benefits and Service Credit

Flextronics has agreed that as of and following the closing date of the merger agreement, it will continue Solectron’s employee benefit plans, programs and policies and/or permit eligible Solectron employees, and their eligible dependents, to participate in Flextronics’s employee benefit plans, programs and policies on terms no less favorable than those provided to similarly situated employees of Flextronics.

Flextronics is also required under the merger agreement to give each employee of Solectron employed immediately prior to the effective time of the merger who continues as an employee of Flextronics credit for prior service with Solectron and its subsidiaries (including predecessor employers), for purposes of eligibility and vesting under applicable Flextronics benefit plans, programs and policies and determination of benefits levels under any Flextronics vacation and severance plans, programs and policies. In addition, Flextronics has agreed to give credit under its welfare benefit plans for all co-payments made, amounts credited towards deductibles and out-of-pocket maximums and time accrued against applicable waiting periods, in respect of the plan year in which the effective time of the merger occurs or the plan year in which an employee is transitioned from a Solectron benefit plan, program or policy to a Flextronics benefit plan, program or policy. In addition, Flextronics has also agreed to waive all requirements for evidence of insurability and pre-existing conditions that may otherwise be applicable under its employee health plans (including medical, dental, vision and prescription drug plans).

Treatment of Company Deferred Compensation Plan

Flextronics may request, within 30 days of the closing date of the merger, that Solectron terminate its executive deferred compensation plan. In addition, and notwithstanding the restrictions on Solectron’s activities prior to the effective time of the merger, Solectron may terminate its deferred compensation plan in the absence of a request from Flextronics. As soon as is administratively practicable following the termination of Solectron’s deferred compensation plan and subject to the terms of such plan and its related trust and trust agreement, Solectron is required to begin distributing the assets of the deferred compensation plan.

Retention Arrangements

Flextronics has agreed to honor and to cause the surviving corporation of the merger to honor the Solectron Retention Arrangements described in “Interests of Solectron’s Officers and Directors in the Merger — Solectron Retention Arrangements.” Flextronics is not permitted to terminate, amend or otherwise modify these arrangements without the prior consent of the applicable employee.

Director and Officer Indemnification and Insurance

The merger agreement provides that Flextronics will and will cause the surviving corporation to fulfill and honor Solectron’s obligations under any indemnification agreements with its current and former directors and officers and persons who become directors, officers, employees or agents after the date of the merger agreement but before the effective time of the merger. In addition, Flextronics has agreed to cause the surviving corporation to maintain in the certificate of incorporation and bylaws of the surviving corporation provisions relating to exculpation, indemnification and the advancement of expenses that are at least as favorable to the indemnified directors, officers, employees and agents as those contained in Solectron’s organizational documents.

Flextronics has also agreed to cause the surviving corporation to provide directors’ and officers’ liability insurance coverage for persons who immediately prior to the effective time of the merger are covered by Solectron’s directors’ and officers’ liability insurance, for events occurring prior to the effective time. Flextronics is required to maintain such coverage for a period of six years following the effective time. Such coverage must be in the aggregate no less favorable to the insured persons, except that the surviving corporation is not required to pay annual premiums of more than 200% of the annual premium currently paid by Solectron. The merger agreement permits Flextronics, or if it does not do so prior to the closing date, Solectron, to purchase a tail policy under Solectron’s current directors’ and officers’ liability policy in order to provide the contemplated coverage (provided the cost does not exceed an amount equivalent to the premium that would be payable for six years at 200% of Solectron’s current premium).

Section 16 Matters

Flextronics and Solectron have agreed to take all such actions as may be required to cause any dispositions of Solectron common stock and any acquisitions of Flextronics ordinary shares by each director and officer of Solectron who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated under the Exchange Act.

Rule 145 Affiliates

Following the Solectron stockholders’ meeting, Solectron has agreed to deliver to Flextronics a letter identifying all of the individuals and entities that are “affiliates” of Solectron for purposes of Rule 145 under the Securities Act at the time that the merger agreement is submitted for adoption by Solectron’s stockholders. Solectron has agreed to use reasonable best efforts to cause each such “affiliate” to deliver to Flextronics at least 10 days prior to the closing date of the merger agreement an affiliate letter acknowledging restrictions under and their obligations with respect to Rule 145.

Solectron Board Designees

The merger agreement provides that Flextronics will take all actions necessary under its memorandum and articles of association to cause two individuals designated by Solectron, and agreed to by Flextronics in its sole discretion, to be appointed or elected, following the effective time of the merger, to the board of directors of Flextronics.

Nasdaq Notification

Flextronics has agreed to file with the NASDAQ Global Select Market a Notification of Listing of Additional Shares with respect to the Flextronics ordinary shares to be issued in the merger in a timely manner prior to the closing of the merger agreement or otherwise in accordance with the rules and regulations of the NASDAQ Global Select Market.

Treatment of Exchangeable Shares

Solectron is required by the merger agreement to take all action necessary to either (i) cause its subsidiary, Solectron Global Services Canada Inc., a corporation existing under the laws of Canada, to redeem all of its outstanding exchangeable shares or (ii) cause another one of its subsidiaries, 3942163 Canada Inc., a corporation existing under the federal laws of Canada, to acquire all of such issued and outstanding exchangeable shares. Each holder of the exchangeable shares will receive one share of Solectron common stock for each exchangeable share that is redeemed or acquired pursuant to the preceding sentence. Following the redemption or acquisition of the exchangeable shares, Solectron will cause its one issued and outstanding share of Series B Preferred Stock to be cancelled in accordance with its terms. See “Annex F — Treatment of Solectron Series B Preferred Stock and Solectron Global Services Canada Inc. Exchangeable Shares.”

Compliance with Canadian Securities Laws

Flextronics and Solectron are required by the merger agreement to use their reasonable best efforts to take all action required to permit the issuance of the Flextronics ordinary shares issued pursuant to the merger agreement into and from any province or territory in Canada and the first resale of Flextronics ordinary shares issued pursuant to the merger agreement on an exchange or a market, in each case, without any further qualifications, approvals or filings of documents. If, prior to the effective time of the merger, it is reasonably determined that such resales may not be effected under certain Canadian laws, then Flextronics and Solectron have agreed to cooperate to seek an exemptive order, ruling or consent from securities regulatory authorities under Canadian securities laws or other applicable laws to permit such resales after the effective time of the merger.

Termination of Solectron’s Credit Agreement

Except as may otherwise be permitted by Flextronics, Solectron has agreed that at or prior to the effective time of the merger, and conditioned upon the occurrence of the merger, it will terminate its credit agreement, dated as August 28, 2006, between itself, Bank of America, N.A., and certain other parties and terminate all letters of credit under the credit agreement that are not cash collateralized. In addition, Solectron will repay all borrowings that may be outstanding under the credit agreement. Solectron is obligated to advise Flextronics of any limitations on its ability to take any of the actions outlined in the preceding sentence without incurring any adverse effect, and in that case, may request that Flextronics repay, at or prior to, but conditioned upon, completion of the merger, borrowings that have been expressly permitted pursuant to the merger agreement.

Tax Matters in Connection with the Two-Step Merger

Each of Flextronics, Saturn Merger Corp. and Solectron agreed that it will not, and will not permit any of its subsidiaries (including Saturn Merger II Corp.) to, take, or fail to take, any action that would reasonably be expected to cause the two-step merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or in connection with the two-step merger, to cause Flextronics to not be considered a corporation pursuant to Section 367(a) of the Code for purposes of the merger agreement. In addition, Flextronics has agreed that it will cause Solectron to comply with applicable tax reporting and filing obligations.

Flextronics and Solectron have also agreed to use reasonable best efforts to obtain opinions of counsel to the effect that, for federal income tax purposes, the two-step merger will qualify generally as a reorganization within the meaning of Section 368(a) of the Code.

Stockholder Litigation; Appraisal Rights

Subject to any applicable joint defense agreement, Flextronics and Solectron have agreed to cooperate and consult with one another in connection with any other litigation against either of them or any of their respective directors or officers with respect to the transactions contemplated by the merger agreement. Both Flextronics and Solectron have agreed to use reasonable best efforts to prevail in such litigation and to allow the consummation of the merger. Solectron will not settle any litigation without the prior written consent Flextronics, which consent is not to be unreasonably withheld or delayed. Flextronics will not settle any stockholder litigation related to Solectron or any of its directors or officers, unless the directors or officers subject to such litigation are fully covered for any losses in connection with the settlement by any insurance policies contemplated by the merger agreement or such directors or officers are fully indemnified and held harmless by Flextronics and the surviving corporation.

In addition, under the merger agreement, Flextronics will be entitled to direct all negotiations and proceedings with respect to demands for appraisal under applicable law, and Solectron will not make any payment with respect to any such demands or offer to settle any such appraisal demands without the prior written consent of Flextronics.

Reasonable Best Efforts

Subject to the provisions of the merger agreement, Flextronics and Solectron will use their reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate the merger, including:

•	taking actions necessary to fulfill the conditions to their respective obligations to consummate the merger;

•	obtaining the necessary waivers, consents, approvals, orders and authorizations from governmental entities and taking the steps necessary to avoid any suits, claims, actions, investigations or proceedings by governmental entities;

•	defending any suits, claims, actions, investigations or proceedings that challenge the merger agreement or the consummation of the merger and seeking to have vacated or otherwise lifted or removed any order, decree or ruling that has the effect of restraining, enjoining or otherwise prohibiting the merger;

•	entering into supplemental indentures if and as required pursuant to any contract to which Solectron or its subsidiaries is a party or bound, with effect as of or after the effective time; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Flextronics will not be required to, and Solectron, will not, without the prior written consent of Flextronics, effect or agree to:

•	any license, sale or other disposition or holding separate of any shares of capital stock or of any business, assets or properties of Flextronics, its subsidiaries or affiliates, or Solectron or its subsidiaries;

•	the imposition of any limitation on the ability of Flextronics, its subsidiaries or affiliates, or Solectron or its subsidiaries to conduct their respective businesses or own any capital stock or asset or to acquire, hold or exercise full rights of ownership of their respective businesses; or

•	the imposition of any impediment on Flextronics, its subsidiaries or affiliates, or Solectron or its subsidiaries under any governmental rule or regulation;

that, individually or taken together with any or all other restrictions or requirements contemplated by the preceding clauses, are reasonably expected to have a material adverse effect on the benefits expected to be derived from the merger agreement.

Conditions to Completion of the Merger

Conditions to All Parties Obligations

The obligations of Flextronics and Solectron to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by Solectron stockholders;

•	the approval of the issuance of the Flextronics ordinary shares by Flextronics shareholders;

•	the effectiveness of a registration statement filed in connection with the issuance of Flextronics ordinary shares in the merger and no stop order proceedings suspending the registration statement or this joint proxy statement/prospectus;

•	no statute, rule, regulation or other order having been enacted or issued by a governmental entity of competent jurisdiction which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger; and

•	the expiration or termination of any applicable waiting periods under the HSR Act with respect to the merger and the receipt of consents, waivers or approvals required under foreign merger notification and control laws.

The obligations of Flextronics and Solectron to consummate the merger as a two-step merger are also subject to Flextronics and Solectron having each received from their respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and no gain will be recognized by Solectron stockholders (other than by certain stockholders in certain situations). If either Flextronics or Solectron is unable to obtain such opinion, either of them may waive this condition, and the merger may be consummated as the single merger of Saturn Merger Corp. with and into Solectron.

Additional Conditions to Obligations of Flextronics and Saturn Merger Corp.

Flextronics’s obligation to complete the merger is also subject to the satisfaction or waiver by Flextronics of the following additional conditions:

•	Solectron’s representations and warranties being true and correct in all respects as of the date of the merger agreement and as of the closing date (except those representations and warranties which address matters only as of a particular date (which representations and warranties must be true and correct as of that date), and except for representations and warranties where failure to be true and correct did not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Solectron);

•	the performance and compliance by Solectron in all material respects with its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	the absence of any change, event, development, violation, inaccuracy, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Solectron.

Additional Conditions to Solectron’s Obligation

Solectron’s obligation to complete the merger is also subject to the satisfaction or waiver by Solectron of the following additional conditions:

•	Flextronics and Saturn Merger Corp.’s representations and warranties being true and correct in all respects as of the date of the merger agreement and as of the closing date (except those representations and warranties which address matters only as of a particular date (which representations and warranties must be true and correct as of that date), and except for representations and warranties where failure to be true and correct did not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Flextronics);

•	the performance and compliance by Flextronics and Saturn Merger Corp. in all material respects with its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	the absence of any change, event, development, violation, inaccuracy, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Flextronics.

Definition of Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Flextronics or Solectron is defined to mean any change, event, development, violation, inaccuracy, circumstance or effect (any such item, an effect), individually or when taken together with all other effects that have occurred during the applicable measurement period, that is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of such entity taken as a whole with its subsidiaries. However, under the terms of the merger agreement, any effect resulting from, relating to or arising out of the following will not be deemed a material adverse effect or taken into account in determining whether there has been or will be, a material adverse effect on Flextronics or Solectron, as the case may be:

•	general economic, political or financial market conditions in the United States or any other jurisdiction in which the entity or any of its subsidiaries has substantial business or operations, to the extent that such changes do not have a material disproportionate effect on such entity taken as a whole with its subsidiaries as compared to other similarly situated participants in the industry in which such entity and its subsidiaries operate;

•	conditions in the industry in which such entity and its subsidiaries operate, to the extent that such changes do not have a material disproportionate effect on such entity taken as a whole with its subsidiaries as compared to other similarly situated participants in the industry in which such entity and its subsidiaries operate;

•	changes in applicable law, United States generally accepted accounting principles or international accounting standards;

•	acts of terrorism, war, weather conditions or other similar force majeure events;

•	compliance with the express terms of the merger agreement which require that a party and its respective subsidiaries take actions in furtherance of the transactions contemplated by the merger agreement or refrain from taking actions prohibited by the merger agreement;

•	any legal claims made or brought by any current or former Solectron stockholders or other legal proceedings arising out of or related to the merger agreement or the proposed merger;

•	the announcement or pendency of the merger agreement or the proposed merger including (i) shortfalls or any declines in revenue, margins or profitability, (ii) the loss or departure of officers or other employees, (iii) the termination or potential termination of (or the failure or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners, and (iv) any other negative development in customer, supplier, distributor or other business partner relationships, whether as a direct or indirect result of the loss or departure of officers or employees or otherwise;

•	with respect to any party hereto, any actions taken, or failure to take action, or such other effects, in each case, which the other party has approved, consented to or requested in writing;

•	changes in the entity’s stock price or the trading volume of the entity’s stock, in and of itself; or

•	any failure to meet internal or published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself.

Termination of the Merger Agreement and Termination Fees

Termination Triggers

The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger and, except as provided below, whether before or after either the requisite approvals of the merger by Solectron stockholders or Flextronics shareholders:

•	by mutual written consent duly authorized by the boards of directors of Flextronics, Saturn Merger Corp. and Solectron; or

•	by Solectron or Flextronics:

•	if the merger is not completed by December 31, 2007, provided that either party may extend such date to March 31, 2008, if the condition requiring approvals and consents (including the termination of any waiting period) under merger notification and control laws shall not have been satisfied, provided that this right to terminate is not available to any party whose action or failure to act was a principal cause of, or resulted in the failure of, the merger to occur on or before such date and such action or failure to act constitutes a material breach of the merger agreement (we refer to December 31, 2007, or if the termination date is extended to March 31, 2008, March 31, 2008, as the termination date of the merger agreement);

•	if any governmental entity issues any order or takes any other action having the effect of permanently restraining, enjoining or prohibiting the completion of the merger;

•	if the required vote of Solectron stockholders is not obtained at a duly convened meeting of stockholders; or

•	if the required vote of Flextronics shareholders is not obtained at a duly convened meeting of shareholders; or

•	by Flextronics:

•	in the event of a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Solectron or if any representation or warranty of Solectron becomes untrue such that the condition to completion of the merger regarding Solectron’s representations and warranties or covenants would not be met, except that if the breach or inaccuracy is curable by Solectron prior to the termination date of the merger agreement, then Flextronics may not terminate the merger agreement for 30 days after delivery of written notice to Solectron of the breach or thereafter if such breach is cured during those 30 days, and Flextronics may not terminate the merger agreement based on a breach by Solectron if Flextronics is otherwise in material breach of the merger agreement;

•	if there has been, or any event has occurred since the date of the merger agreement that would reasonably be expected to have, a material adverse effect on Solectron, and (i) the material adverse effect is not reasonably capable of being cured prior to the termination date of the merger agreement, or (ii) the material adverse effect is not cured prior to the earlier of the termination date and 30 days following the receipt of written notice from Flextronics to Solectron of the material adverse effect, provided that Flextronics may not exercise this termination right if it is in material breach of the merger agreement; or

•	at any time prior to the adoption of the merger agreement by the required vote of Solectron stockholders, if any of the following triggering events occur with respect to Solectron:

•	its board of directors withholds, withdraws, amends or modifies, in a manner adverse to Flextronics, its unanimous recommendation in favor of the adoption of the merger agreement and approval of the merger;

•	its board of directors approves, endorses or recommends, or authorizes Solectron to enter into a definitive agreement with respect to, a superior offer (as described in the section entitled “Stockholders’ Meetings; Boards of Directors Recommendations — Solectron’s Right to Change its Recommendation” beginning on page 96 of this joint proxy statement/prospectus);

•	it enters into any letter of intent or similar document or any agreement, contract or commitment accepting any superior offer;

•	a tender or exchange offer relating to its securities is initiated by a third party, and it does not send to its security holders, pursuant to Rule 14e-2 promulgated under the Securities and Exchange Act, within 10 business days after the tender or exchange offer is first published, sent or given, a statement disclosing that its board of directors recommends rejection of the tender or exchange offer; or

•	its board of directors resolves to do any of the above;

•	by Solectron:

•	upon a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Flextronics or if any representation or warranty of Flextronics becomes untrue such that the condition to completion of the merger regarding Flextronics’s representations and warranties or covenants would not be met, except that if the breach or inaccuracy is curable by Flextronics prior to the termination date of the merger agreement, then Solectron may not terminate the merger agreement for 30 days after delivery of written notice to Flextronics of the breach or thereafter if such breach is cured during those 30 days, and Solectron may not terminate the merger agreement based on a breach by Flextronics if Solectron is otherwise in material breach of the merger agreement;

•	if there has been, or any event has occurred since the date of the merger agreement that would reasonably be expected to have, a material adverse effect on Flextronics, and (i) the material adverse effect is not reasonably capable of being cured prior to the termination date of the merger agreement, or (ii) the material adverse effect is not cured prior to the earlier of the termination date and 30 days following the receipt of written notice from Solectron to Flextronics of the material adverse effect, provided that Solectron may not exercise this termination right if it is in material breach of the merger agreement; or

•	if Solectron’s board of directors authorizes it to enter into a definitive agreement with respect to a superior offer and Solectron pays to Flextronics the termination fee described below and enters into such definitive agreement.

If the merger agreement is terminated, no party will have any further liability or obligation under the merger agreement, except for any termination fee that may be due in connection with the termination, and except that the parties will remain liable for any willful breach of the merger agreement prior to its termination.

Payment of Termination Fee by Solectron

Solectron has agreed to pay to Flextronics a termination fee of $100.0 million, concurrently with the termination, if the merger agreement is terminated in any of the following circumstances:

•	by Flextronics as a result of the occurrence of a triggering event (as described under “— Termination Triggers” above); or

•	by Solectron because its board of directors has authorized it to enter into a definitive agreement with respect to a superior offer.

Solectron has also agreed to pay the termination fee of $100.0 million to Flextronics if the merger agreement is terminated by either Flextronics or Solectron as a result of the failure to obtain approval of Solectron’s stockholders and if:

•	at least 3 days prior to the meeting of Solectron’s stockholders, there has been a public disclosure of a proposal to acquire Solectron and such proposal has not been withdrawn; and

•	within 12 months following termination of the merger agreement, any acquisition involving Solectron is consummated or Solectron enters into a definitive agreement or letter of intent with respect to any acquisition and it is subsequently consummated.

The termination fee must be paid within two business days following the acquisition of Solectron. However, if at the time the merger agreement is terminated in connection a failure to obtain approval of Solectron’s stockholders, a triggering event has occurred, the termination shall be deemed to be based on the triggering event, and the termination fee will be due concurrently with the termination.

In no event shall Solectron be obligated to pay to Flextronics more than one Termination Fee under this Agreement.

Payment of Termination Fee by Flextronics

Flextronics has agreed to pay to Solectron a termination fee of $100.0 million if the merger agreement is terminated by either Solectron or Flextronics as a result of the failure to obtain approval of Flextronics’s shareholders and if:

•	at least 3 days prior to the meeting of Flextronics’s shareholders, there has been a public disclosure of a proposal to acquire Flextronics and such proposal has not been withdrawn; and

•	within 12 months following termination of the merger agreement, the acquisition transaction in such proposal is consummated or Flextronics enters into a definitive agreement or letter of intent with respect to such acquisition and it is subsequently consummated.

The termination fee must be paid within two business days following the consummation of the acquisition transaction.

Definition of Acquisition

Under the merger agreement, for the purposes of the termination payment, an “acquisition” is any of the following:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Solectron or Flextronics, as applicable, pursuant to which its shareholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, or any direct or indirect parent of such entity;

•	a sale or other disposition by Solectron or Flextronics, as applicable, of assets representing in excess of 50% of the aggregate fair market value of its business immediately prior to such sale; or

•	the acquisition by any person or group, including by way of a tender offer or an exchange offer, directly or indirectly, of beneficial ownership or the right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Solectron’s capital stock or Flextronics’s ordinary shares, as applicable.

Liability for Costs and Expenses

If a party fails to pay when due the termination fee and the other party must make a claim, which claim results in a judgment against the party that fails to pay, such party will pay the other party’s reasonable costs and expenses in connection with the suit together with interest on the unpaid termination fee.

Fees and Expenses

Except for the termination fees described in “— Payment of Termination Fee by Solectron” and “— Payment of Termination Fee by Flextronics” above, in general, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is consummated, are to be paid by the party incurring such expense. However, Flextronics and Solectron have agreed to share equally the fees in connection with:

•	the filing of all documents related to the HSR Act and all other premerger notification and report forms under similar applicable laws of other jurisdictions; and

•	the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement any of their respective amendments or supplements.

THE VOTING AGREEMENTS

Solectron Voting Agreement

Contemporaneously with the execution and delivery of the merger agreement, Doug Britt, Paul Tufano, Todd DuChene, Roop Lakkaraju, Marty Neese, Kevin O’Connor, David Purvis, Warren Ligan, Perry Hayes, William Hasler, E. Paulett Eberhart, William Graber, Paul Low, C. Wesley Scott, Cyril Yansouni, Heinz Fridrich, Craig London and Richard D’Amore, representing all of Solectron’s executive officers and directors, entered into a voting agreement with Flextronics. As of the record date, Solectron’s executive officers and directors owned in the aggregate           shares of Solectron common stock and vested options that if exercised would represent an additional           shares of Solectron common stock. In the aggregate, these shares represent approximately     % of the shares of Solectron common stock outstanding on the record date.

The following is a summary description of the Solectron voting agreement. The form of the Solectron voting agreement is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Each Solectron stockholder who has entered into a voting agreement has granted to Flextronics an irrevocable proxy and irrevocably appointed Flextronics and any designee of Flextronics as such stockholder’s sole and exclusive attorney-in-fact and proxy to vote such stockholder’s Solectron shares at every annual, special, adjourned or postponed meeting of stockholders of Solectron and in every written consent in lieu of such meeting, as follows:

•	in favor of the adoption of the merger agreement, including all other actions and transactions contemplated by the merger agreement or the proxy and any other actions presented to Solectron stockholders that would reasonably be expected to facilitate the merger agreement, the merger and the other actions and transactions contemplated by the merger agreement or the proxy;

•	against approval of any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement or the proxy; and

•	against any acquisition proposal or any other action that is intended to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

Each such stockholder has agreed not to enter into any agreement or understanding with any person to vote or make any public announcement that is inconsistent with the preceding paragraph. In addition, to the extent not voted by the person(s) appointed by the irrevocable proxy, each such stockholder has agreed to vote their Solectron shares as set forth above at every meeting of the stockholders of Solectron, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Solectron.

Nothing in the voting agreement limits or restricts the stockholder from acting in his or her capacity as an officer or director of Solectron or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such stockholder acting solely in his or her capacity as an officer or director).

The voting agreement will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.

Flextronics Voting Agreement

Contemporaneously with the execution and delivery of the merger agreement, H. Raymond Bingham, James A. Davidson, Michael E. Marks, Michael McNamara, Rockwell Schnabel, Ajay Shah, Richard L. Sharp, Lip-Bu Tan, Christopher Collier, Carrie Schiff and Thomas J. Smach, representing certain of Flextronics’s executive officers and all of its directors, entered into a voting agreement with Solectron. As of the record date, such Flextronics’s executive officers and directors owned in the aggregate           Flextronics ordinary shares and vested options that if exercised would represent an additional           Flextronics ordinary shares. In the aggregate, these shares represent approximately     % of the Flextronics ordinary shares outstanding on the record date.

The following is a summary description of the Flextronics voting agreement. The form of the Flextronics voting agreement is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Each Flextronics shareholder who has entered into the voting agreement has granted to Solectron an irrevocable proxy and irrevocably appointed Solectron and any designee of Solectron as such shareholder’s sole and exclusive attorney-in-fact and proxy to vote such shareholder’s Flextronics shares at every annual, special, adjourned or postponed meeting of shareholders of Flextronics and in every written consent in lieu of such meeting, as follows:

•	in favor of the issuance of Flextronics ordinary shares required to be issued in the merger, and any other actions presented to Flextronics shareholders that would reasonably be expected to facilitate the merger agreement, the issuance of the Flextronics ordinary shares and the other actions and transactions contemplated by the merger agreement or the proxy; and

•	against approval of any proposal made in opposition to, or in competition with, the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement or the proxy.

Each such shareholder has agreed not to enter into any agreement or understanding with any person to vote or make any public announcement that is inconsistent with the preceding paragraph. In addition, to the extent not voted by the person(s) appointed by the irrevocable proxy, each such shareholder has agreed to vote their Flextronics shares as set forth above at every meeting of the shareholders of Flextronics, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Flextronics.

Nothing in the voting agreement limits or restricts the shareholder from acting in his or her capacity as an officer or director of Flextronics or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such stockholder acting solely in his or her capacity as an officer or director).

The voting agreement will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Flextronics and Solectron after giving effect to the acquisition of Solectron by Flextronics, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2007 is presented as if the acquisition had occurred on April 1, 2006. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on March 31, 2007. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate historical financial statements of Flextronics as of and for the fiscal year ended March 31, 2007, included in the Flextronics annual report on Form 10-K for the fiscal year ended March 31, 2007, which is incorporated by reference into this joint proxy statement/prospectus;

•	separate unaudited historical financial statements of Solectron as of and for the three- and six-month periods ended March 2, 2007, included in the Solectron quarterly report on Form 10-Q for the six months ended March 2, 2007, which is incorporated by reference into this joint proxy statement/prospectus; and

•	separate historical financial statements of Solectron as of and for the fiscal year ended August 25, 2006, included in the Solectron annual report on Form 10-K for the fiscal year ended August 25, 2006, which is incorporated by reference into this joint proxy statement/prospectus.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Flextronics believes are reasonable.

The unaudited pro forma condensed combined financial statements do not include the effects of:

•	approximately $200.0 million per year of synergies anticipated after the first 18 to 24 months of integration. These synergies are expected to result from anticipated operating efficiencies and cost savings, including the expected gross margin improvement in future quarters due to scale and leveraging of Flextronics’s and Solectron’s manufacturing platforms, and are net of potential losses in gross margin due to revenue attrition resulting from combining the two companies; and

•	costs of restructuring, integration, and retention bonuses associated with the closing of the acquisition, which cannot be reasonably estimated at this time as planning for these activities is in the early stages and their impact cannot be determined at this time (see Note 4 below).

In preparing the unaudited pro forma condensed combined financial statements, Flextronics has assumed that holders of 50% of Solectron’s outstanding common stock (including restricted shares and exchangeable shares) will elect to receive new Flextronics ordinary shares at the exchange ratio of 0.3450 of a Flextronics ordinary share for each share of Solectron common stock, and holders of 50% of Solectron’s outstanding common stock (including restricted shares and exchangeable shares) will elect to receive cash consideration in the amount of $3.89 per share of Solectron common stock as stated in the merger agreement. Flextronics is continuing to evaluate its existing cash positions and financing agreements, and alternative long-term financing arrangements to fund the cash requirements for this transaction (including the refinancing of Solectron’s debt, if required). For the purposes of preparing the unaudited pro forma condensed combined financial statements, Flextronics estimates that it will borrow approximately $1.9 billion in connection with financing the cash consideration attributable to the acquisition (including costs associated with the transaction). Depending on the actual number of Solectron shares outstanding as of the acquisition date and the percentage of Solectron stockholders that elect to receive Flextronics ordinary shares, the cash paid, amount borrowed and Flextronics ordinary shares issued may differ significantly from the information in the unaudited pro forma condensed combined financial statements. For example, had Flextronics assumed that holders of 70% of the outstanding Solectron common stock would elect to receive Flextronics ordinary shares and holders of 30% of Solectron’s outstanding common stock would elect to receive cash consideration, Flextronics estimates that it would borrow approximately $700 million less at an estimated interest rate of 7.3% resulting in lower interest expense, a corresponding increase in the combined company’s equity on a pro forma basis, and basic and diluted weighted average shares outstanding would be approximately 64 million shares higher on a pro forma basis. The impact on the total purchase price and pro forma assets of the combined company is not material.

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. Flextronics’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma balance sheet date. The fair value of Flextronics ordinary shares issued in the transaction was based on a price of $11.35 per ordinary share, which represents the average closing price of its ordinary shares for the five trading days beginning two trading days before and ending two trading days after June 4, 2007, the date on which the acquisition was agreed to and announced. The fair value of vested and unvested share-based awards assumed was also based on the $11.35 per ordinary share. The fair value of assumed long-term debt was based on Solectron’s carrying value or market prices (see Note 2 below). Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the impact of potential restructuring activities and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Solectron’s operations up to the closing date of the acquisition.

Because the final valuation associated with vested and unvested stock options and unvested restricted shares held by Solectron employees will be calculated as of the closing date of the acquisition, the amount allocated to this item may change materially depending on the price of Flextronics ordinary shares or, the number of Solectron unvested share based awards outstanding as of the closing date. Based on the fair value of Flextronics ordinary shares of $11.35 (calculated as described above), the amount of the compensation charge Flextronics would record associated with unvested share-based awards estimated to be assumed for Solectron employees would be approximately $19.0 million in the first year after the closing of the acquisition, with an additional $36.8 million recognized over the next two to four years thereafter.

Flextronics and Solectron have different fiscal year ends, which end on March 31 and the last Friday in August, respectively. As such, the presentation of Solectron’s historical results have been aligned to more closely conform to Flextronics’s presentation. Solectron’s statement of operations have been adjusted to present its results of operations for the twelve months ended March 2, 2007 by adding its interim period results for the six-months ended March 2, 2007 to its results of operations for the year ended August 25, 2006, and subtracting the comparable preceding year interim period results. In addition, certain reclassifications have been made as pro forma adjustments to Solectron’s historical financial statements to conform to the presentation used in Flextronics’s historical financial statements. Such reclassifications had no effect on Solectron’s previously reported results of operations.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2007 has been derived from:

•	the audited historical consolidated statement of operations of Flextronics for the year ended March 31, 2007;

•	the audited historical consolidated statement of operations of Solectron for the year ended August 26, 2006; and

•	the unaudited historical condensed consolidated statements of operations of Solectron for the six month periods ended March 2, 2007 and February 24, 2006.

The unaudited pro forma condensed combined balance sheet as of March 31, 2007 has been derived from:

•	the audited historical consolidated balance sheet of Flextronics as of March 31, 2007; and

•	the unaudited historical condensed consolidated balance sheet of Solectron as of March 2, 2007.

FLEXTRONICS INTERNATIONAL LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
		Solectron
	Flextronics	Twelve Months
	Year Ended	Ended
	March 31,	March 2,	Pro Forma		Pro Forma
	2007	2007	Adjustments		Combined
	(In thousands, except per share amounts)

Net sales	$18,853,688	$11,505,700	$(265,327	)(a)	$30,094,061
Cost of sales	17,777,859	10,910,500	(271,487	)(b)	28,416,872
Restructuring charges	146,831	—	56,661	(c)	203,492

Gross profit	928,998	595,200	(50,501)		1,473,697
Selling, general and administrative expenses	547,538	448,100	(5,390	)(d)	990,248
Intangible amortization	37,089	—	32,801	(e)	69,890
Restructuring charges	5,026	58,600	(56,661	)(c)	6,965
Other (income) expense, net	(77,594)	—	—		(77,594)
Interest and other (income) expense, net(h)	91,986	(8,400)	139,916	(f)	223,502

Income from continuing operations before income taxes	324,953	96,900	(161,167)		260,686
Provision for (benefit from) income taxes	4,053	(6,400)	(12,792	)(g)	(15,139)

Income from continuing operations	$320,900	$103,300	(148,375)		$275,825

Earnings per share:
Income from continuing operations:
Basic	$0.55				$0.37

Diluted	$0.54				$0.36

Weighted-average shares used in computing per share amounts:
Basic(h)	588,593		159,186	(i)	747,779

Diluted(h)	596,851		159,795	(i)	756,646

FLEXTRONICS INTERNATIONAL LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical
	Flextronics	Solectron
	As of March 31,	As of March 2,	Pro Forma		Pro Forma
	2007	2007	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$714,525	$1,068,800			$1,783,325
Restricted cash	—	16,800			16,800
Accounts receivable, net	1,754,705	1,390,600			3,145,305
Inventories	2,562,303	1,799,500	$11,189	(j)	4,372,992
Deferred income taxes	11,105	—	21,724	(k)	32,829
Other current assets	548,409	343,400	(21,724	)(k)	870,085

Total current assets	5,591,047	4,619,100	11,189		10,221,336
Property and equipment, net	1,998,706	741,400			2,740,106
Deferred income taxes	669,898	—	13,768	(k)	683,666
Goodwill	3,076,400	155,900	1,163,460	(l)	4,395,760
Other intangible assets, net	187,920	—	221,000	(m)	408,920
Other assets	817,403	124,800	(26,018	)(n)	916,185

Total assets	$12,341,374	$5,641,200	$1,383,399		$19,365,973

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$8,385	$25,100			$33,485
Accounts payable	3,440,845	1,891,000			5,331,845
Accrued payroll	215,593	145,500			361,093
Other current liabilities	823,245	478,700	$36,500	(o)	1,338,445

Total current liabilities	4,488,068	2,540,300	36,500		7,064,868
Long-term debt and capital lease obligations, net of current portion(h)	1,493,805	616,000	1,883,634	(p)	3,993,439
Other liabilities	182,842	36,700	86,190	(q)	305,732
Shareholders’ equity(h)
Ordinary shares, no par value	5,923,799	7,594,300	(5,769,025	)(r)	7,749,074
Retained earnings (deficit)	267,200	(5,052,000)	5,052,000	(r)	267,200
Accumulated other comprehensive income (loss)	(14,340)	(94,100)	94,100	(r)	(14,340)

Total shareholders’ equity	6,176,659	2,448,200	(622,925	)(r)	8,001,934

Total liabilities and shareholders’ equity	$12,341,374	$5,641,200	$1,383,399		$19,365,973

1.	Basis of Presentation

On June 4, 2007 Flextronics and Solectron entered into a definitive merger agreement under which Solectron will become a wholly-owned subsidiary of Flextronics in a transaction to be accounted for using the purchase method of accounting. The total estimated purchase price of approximately $3.7 billion is primarily comprised of Flextronics ordinary shares, cash, direct transaction costs and assumed vested stock options.

The unaudited pro forma condensed combined balance sheet is presented to give effect to the acquisition as if the transaction had been consummated on March 2, 2007. The unaudited pro forma condensed statement of operations is presented as if the transaction had been consummated on April 1, 2006. Pursuant to the merger agreement, at their election, Solectron stockholders will receive 0.3450 of a Flextronics ordinary share or $3.89 in cash for each share of Solectron common stock, subject to proration due to minimum and maximum limits on the percentage of Solectron common stock for which Flextronics ordinary shares will be issued or cash will be paid. The unaudited pro forma condensed combined balance sheet provides for the issuance of approximately 159 million Flextronics ordinary shares assuming the minimum number of shares of Solectron common stock is converted in connection with the acquisition (50%), based upon the total outstanding shares of Solectron common stock as of June 1, 2007, and including exchangeable shares and certain Solectron restricted shares the vesting of which is expected to accelerate as a result of the change in control. The actual number of Flextronics ordinary shares to be issued will be determined based on the actual number of shares of Solectron common stock outstanding at the closing date of the acquisition, including as a result of stock options exercised, and including vested restricted shares and exchangeable shares, and the percentage of Solectron stockholders that elect to receive Flextronics ordinary shares. Under the purchase method of accounting, the fair value of the Flextronics ordinary shares will be based on an average of Flextronics’s closing share prices for the five trading days beginning two trading days before and ending two trading days after the date on which the number of Flextronics ordinary shares to be issued is known. For the purposes of the pro forma financial statements presented herein, the fair value of the total consideration was determined using the average of the closing prices of Flextronics ordinary shares during the five trading days beginning two trading days before and ending two trading days after June 4, 2007, the date on which the merger agreement was entered into and announced, or $11.35 per share.

Based on a fixed exchange ratio of 0.3450 of a Flextronics ordinary share for each outstanding share of Solectron common stock, the total number of Solectron options outstanding as of June 1, 2007 and eligible to be assumed pursuant to the merger agreement, and assuming holders of 50% of the unvested Solectron restricted shares were to elect to receive Flextronics ordinary shares, Flextronics would assume vested and unvested Solectron options covering, and in respect of unvested restricted shares would issue, in the aggregate, an equivalent of approximately 11.3 million Flextronics ordinary shares. The actual number of Solectron share-based awards to be assumed will be determined based on the actual number of Solectron share-based awards outstanding as of the closing date. The fair value of options assumed was estimated using the Black-Scholes-Merton option-pricing formula and a share price of $11.35 per share as calculated above. The fair value of unvested restricted shares assumed was estimated as $11.35 per share.

The total estimated purchase price for the acquisition is as follows (in thousands):

Fair value of Flextronics ordinary shares to be issued	$1,806,761
Cash consideration	1,794,884
Estimated fair value of vested options assumed	18,514
Direct transaction costs	48,000

Total estimated purchase price	$3,668,159

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Solectron’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. The fair value of assumed long-term debt was based on Solectron’s carrying value or market prices (see Note 2 below). The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary valuation date and the closing date of the acquisition. Further adjustments to these estimates may be included in the final allocation of the purchase price of Solectron if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The allocation of purchase price does not include the effect of anticipated restructuring activities because it cannot be estimated at this time (see Note 4 below).

The estimated purchase price has been allocated as follows (in thousands):

Tangible assets acquired and liabilities assumed:
Cash, cash equivalents and restricted cash	$1,085,600
Other current assets	3,544,689
Fixed assets	741,400
Other non-current assets	84,550
Current liabilities	(2,576,800)
Debt assumed	(628,750)
Other liabilities	(122,890)
Identifiable intangible assets	221,000
Goodwill	1,319,360

Total estimated purchase price	$3,668,159

Tangible assets acquired and liabilities assumed

Flextronics has estimated the fair value of tangible assets acquired and liabilities assumed. Some of these estimates are subject to change, particularly those estimates relating to deferred taxes and property plant and equipment. These estimates are primarily based on Solectron’s net book values as of March 2, 2007, discussions with Solectron management and due diligence and are subject to further review by management, which may result in material adjustments. Furthermore, the fair values of the assets acquired and liabilities assumed may be affected and materially changed by the results of Solectron’s operations and changes in market values up to the closing date of the acquisition. In addition, the unaudited pro forma condensed combined financial statements do not reflect adjustments to liabilities that will result from expected restructuring activities after the acquisition closes, as planning for these activities is still in the early stages and therefore, the resulting costs cannot be fully estimated at present (see Note 4 below).

Identifiable intangible assets

Flextronics has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are preliminary and are subject to completion of a formal valuation process, review by management and other adjustments (which may be material), which may reflect, among other things, the effect of Solectron’s operations between March 2, 2007 and the closing date. The following table sets forth the preliminary estimate for the components of these intangible assets and their estimated useful lives as of March 2, 2007 (dollars in thousands):

	Preliminary	Useful Life
	Fair Value	(in Years)

Customer relationships	$163,000	6 – 8
Developed technologies	58,000	5 – 7

Total acquired identifiable intangible assets	$221,000

2.	Long-Term Debt

For the purposes of preparing the unaudited pro forma condensed combined financial statements, upon the closing of the acquisition Flextronics assumes Solectron’s outstanding debt, which is primarily comprised of Solectron’s 8.00% Senior Subordinated Notes due 2016 and 0.5% Convertible Senior Notes due 2034. Holders of the 8.00% Senior Subordinated Notes due 2016 and 0.5% Convertible Senior Notes due 2034 have the option, subject to certain conditions, to require Solectron to repurchase their notes in the event of a “change in control,” as defined, at a price of 101% and 100%, respectively, of the principal amount of the respective notes plus accrued and unpaid interest up to, but excluding, the date of repurchase. Upon closing of the acquisition, Flextronics would assume Solectron’s obligations under the notes. To the extent holders of these notes require that Solectron repurchase their notes at the foregoing prices, Flextronics has assumed that it will use one or more of its alternative long-term financing arrangements to refinance such repurchase, if required. Accordingly, Solectron’s outstanding debt is classified as long-term for the purposes of preparing the unaudited pro forma condensed financial statements.

The 8.00% Senior Subordinated Notes due 2016 were recorded at fair market value (see Note 3 below). The 0.5% Convertible Senior Notes due 2034 were recorded at Solectron’s carrying value, which is 100% of the principal amount.

3.	Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet:

(a) To eliminate inter-company transactions between Flextronics and Solectron.

(b) Adjustments to cost of sales (in thousands):

To eliminate inter-company transactions between Flextronics and Solectron	$(265,327)
To reverse Solectron’s historical amortization of intangibles	(4,700)
To eliminate share-based compensation expense recognized by Solectron	(5,500)
To record share-based compensation expense related to Solectron unvested share-based awards assumed	4,040

$(271,487)

(Note: The adjustments for share-based compensation expense above do not contemplate expense related to new awards to acquire Flextronics ordinary shares that may be granted to Solectron employees, if any.)

(c) To reclassify the estimated portion of Solectron’s restructuring charges relating to manufacturing severance costs to conform to Flextronics historical presentation using the same proportionate allocation of total restructuring charges as Flextronics incurred.

(d) Adjustments to selling, general and administrative expenses (in thousands):

To eliminate share-based compensation expense recognized by Solectron	$(20,300)
To record share-based compensation expense related to Solectron unvested share-based awards assumed	14,910

$(5,390)

(Note: The adjustments for share-based compensation expense above do not contemplate expense related to new awards to acquire Flextronics ordinary shares that may be granted to Solectron employees, if any.)

(e) To record amortization of acquired intangible assets.

(f) Adjustments to interest and other (income) expense, net (in thousands):

To recognize incremental interest expense on new Flextronics debt financing at an assumed 7.3% borrowing rate	$136,575
To amortize deferred financing costs associated with new Flextronics financing	4,000
To eliminate Solectron’s historical amortization of deferred financing costs	(3,931)
To adjust Solectron’s historical interest expense resulting from the fair value adjustments to the assumed debt	3,272

$139,916

(Note: Solectron’s amounts reflected as interest income, interest expense and other expense, net according to their stand-alone consolidated statements of operations for all periods used to derive their statement of operations for the twelve month period ended March 2, 2007 herein have been combined to conform to Flextronics’s presentation.)

(g) To record the net tax impact of the pro forma adjustments.

(h) In preparing the unaudited pro forma condensed combined financial statements, Flextronics has assumed that holders of 50% of Solectron’s outstanding common stock will elect to receive new Flextronics ordinary shares, and holders of 50% of Solectron’s outstanding common stock will elect to receive cash consideration. Had Flextronics assumed that holders of 70% of Solectron’s outstanding common stock would elect to receive Flextronics ordinary shares and holders of 30% of Solectron’s outstanding common stock would elect to receive cash consideration, Flextronics estimates that it would borrow approximately $700 million less at an estimated interest rate of 7.3% resulting in less interest expense, a corresponding increase in the combined company’s equity on a pro forma basis, and basic and diluted weighted average shares outstanding would be approximately 64 million shares higher on a pro forma basis.

(i) The pro forma number of shares used in the basic and diluted per share calculations reflects the historical weighted average number of basic and diluted Flextronics ordinary shares combined with the estimated number of Flextronics ordinary shares to be issued in the acquisition. The pro forma number of shares used in the diluted per share calculation also includes ordinary share equivalents from assumed Solectron options and unvested restricted shares using the treasury stock method. Ordinary share equivalents attributable to the convertible debt assumed were not included in the diluted per share calculation as the impact was anti-dilutive.

(j) To record estimated fair value adjustments for inventory acquired from Solectron (see Note 5 below).

(k) To reclassify Solectron’s classification of deferred tax assets to conform to Flextronics’s presentation.

(l) Adjustments to goodwill (in thousands):

To record the preliminary purchase price allocation to goodwill as though the acquisition had occurred on March 31, 2007	$1,319,360
To eliminate Solectron’s goodwill from previous acquisitions	(155,900)

$1,163,460

(m) To record the preliminary purchase price allocation to intangible assets as though the acquisition had occurred on March 31, 2007.

(n) Adjustments to other assets (in thousands):

To record estimated deferred financing costs associated with Flextronics’s debt financing of the cash paid for Solectron shares and other costs	$28,000
To eliminate Solectron’s intangible assets from previous acquisitions	(25,800)
To eliminate Solectron’s deferred financing costs	(14,450)
To reclassify Solectron’s classification of deferred tax assets to conform to Flextronics’s presentation	(13,768)

$(26,018)

(o) To record estimated employee benefit and other obligations triggered by Solectron’s change in control.

(p) Adjustments to long-term debt and capital lease obligations, net of current portion (in thousands):

To reflect Flextronics’s debt financing of the cash paid for Solectron shares and other costs	$1,870,884
To record fair value adjustments to Solectron’s existing debt assumed in the acquisition	12,750

$1,883,634

(q) To record a deferred tax liability associated with acquired identifiable intangible assets at a combined state and federal effective rate of 39% for Flextronics.

(r) Adjustments to shareholders’ equity (in thousands):

To record the fair value of Flextronics ordinary shares issued	$1,806,761
To record the fair value of Solectron vested options assumed	18,514
To eliminate Solectron’s shareholders’ equity	(2,448,200)

$(622,925)

4.	Restructuring costs related to post-acquisition Flextronics activities

On March 29, 2007 Solectron announced that it was commencing Phase II of its contemplated restructuring plan. Restructuring and impairment charges related to its Phase II plan are estimated to be in the range of $35 million to $45 million. Further, as part of combining the two companies, Flextronics expects to incur significant restructuring costs during the year commencing with the closing of the acquisition that are in addition to Solectron’s previously announced plans. The unaudited pro forma condensed combined financial statements do not reflect adjustments related to any of these restructuring costs, as management of Flextronics has not yet determined all of the restructuring activities and therefore, estimates of these costs cannot be determined at this time. Certain liabilities associated with these restructuring activities will be recognized in the opening balance sheet in accordance with EITF Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and will result in an increase in goodwill.

5.	Certain Non-recurring Items

As part of the estimated allocation of the purchase consideration, Flextronics recorded estimated fair value adjustments for inventory acquired from Solectron. Although such amount will be recognized as an additional cost of sale in the period following the close of the transaction, the accompanying unaudited pro forma condensed combined statement of operations does not include the impact of this adjustment due to its non-recurring nature.

COMPARATIVE PER SHARE MARKET PRICE DATA

Flextronics ordinary shares are traded on the NASDAQ Global Select Market under the symbol “FLEX.” Solectron common stock is traded on the New York Stock Exchange under the symbol “SLR.” The following table sets forth the high and low sale prices of Flextronics ordinary shares and Solectron common stock as reported on the Nasdaq Global Select Market and the New York Stock Exchange, respectively, on June 1, 2007, which is the last full trading day preceding public announcement of the merger, and on July 9, 2007, which is the latest practicable trading day for which the closing sale prices were available prior to the date of this joint proxy statement/prospectus.

The table also includes the equivalent high and low sales prices per share of Solectron common stock on those dates. These equivalent high and low prices per share reflect the fluctuating value of the Flextronics ordinary shares that would be received by a Solectron stockholder who has elected to receive Flextronics shares, applying the exchange ratio of 0.3450 of a Flextronics ordinary share for each share of Solectron common stock.

	Flextronics		Solectron
	Ordinary Shares		Common Stock		Equivalent Solectron Per Share Price
	High	Low	High	Low	High	Low

June 1, 2007	$11.76	$11.44	$3.43	$3.35	$4.06	$3.95
July 9, 2007	$11.11	$10.86	$3.81	$3.74	$3.83	$3.75

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Solectron stockholders in determining whether to adopt the merger agreement or whether to elect to receive stock or cash in the merger. Solectron stockholders are urged to obtain current market quotations for Flextronics ordinary shares and Solectron common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to adopt the merger agreement and whether to elect to receive stock or cash in the merger. See the section entitled “Where You Can Find More Information” beginning on page 183 of this joint proxy statement/prospectus.

DESCRIPTION OF FLEXTRONICS SHARE CAPITAL

The following statements are brief summaries of Flextronics’s capital structure and important rights and privileges of shareholders conferred by applicable Singapore law and Flextronics’s Memorandum of Association and Articles of Association, in each case as currently in effect. These statements summarize the material provisions of applicable Singapore law governing the rights of Flextronics shareholders and Flextronics’s Memorandum of Association and Articles of Association, in each case as currently in effect, but are qualified in their entirety by reference to applicable Singapore law and Flextronics’s Memorandum of Association, a copy of which has been filed as Exhibit 3.01 to Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Flextronics’s Articles of Association, a copy of which has been filed as Exhibit 3.01 to Flextronics’s Report on Form 8-K filed on October 11, 2006. Copies of Flextronics’s Memorandum of Association and Articles of Association are also available for inspection at Flextronics’s registered office in Singapore.

Ordinary Shares

Flextronics’s share capital consists of ordinary shares, with no par value per ordinary share. As a result of amendments to the Singapore Companies Act effected by the Singapore Companies (Amendment) Act 2005, which became effective on January 30, 2006, companies no longer have an authorized share capital. There is a provision in Flextronics’s Articles of Association to enable it in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as Flextronics’s directors may determine, subject to the provisions of the Singapore Companies Act and Flextronics’s Articles of Association. All ordinary shares presently issued are fully paid and existing shareholders are not subject to any calls on ordinary shares. All ordinary shares are in registered form. Flextronics cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of Flextronics’s own ordinary shares.

New Shares

Under applicable Singapore law, new shares may be issued only with the prior approval from Flextronics’s shareholders in a general meeting. General approval may be sought from Flextronics’s shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:

•	the conclusion of the next annual general meeting; or

•	the expiration of the period within which the next annual general meeting is required by law to be held.

Subject to this approval, the provisions of the Singapore Companies Act and Flextronics’s Articles of Association, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Shareholders

Only persons who are registered in Flextronics’s Register of Members are recognized as shareholders and absolute owners of the ordinary shares. Flextronics may close the Register of Members for any time or times, but the register may not be closed for more than thirty days in any calendar year. Closure is normally made for the purpose of determining shareholders’ entitlement to receive dividends and other distributions and would, in the usual case, not exceed ten days.

Transfer of Ordinary Shares

Subject to applicable securities laws and Flextronics’s Articles of Association, Flextronics’s ordinary shares are freely transferable. The directors may decline to register any transfer of ordinary shares on which Flextronics has a lien and, for shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it is presented for registration together with a certificate of payment of stamp duty (if any), the share certificate and other evidence of title as they may require. Flextronics will replace lost or destroyed certificates for shares upon notice to it and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require.

Re-election of Directors

Under Article 95 of Flextronics’s Articles of Association, at each annual general meeting, one-third of the directors, or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors, are required to retire by rotation from office. Under Article 96 of Flextronics’s Articles of Association, the directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring directors are eligible for re-election. Under Article 91 and Article 95 of Flextronics’s Articles of Association, any director holding office as a Chief Executive Officer (or a person holding an equivalent position) shall not, unless Flextronics’s board of directors determines otherwise, be subject to retirement by rotation or be taken into account in determining the number of directors to retire by rotation. Under Article 101 of Flextronics’s Articles of Association, any director appointed by Flextronics’s board of directors is subject to re-election at the next annual general meeting, but shall not be taken into account in determining the number of directors required to retire by rotation at that annual general meeting.

Shareholders’ Meetings

Flextronics is required to hold an annual general meeting in each year. Under Flextronics’s Articles of Association, any general meeting other than the annual general meeting is called an “extraordinary general meeting.” The directors may convene an extraordinary general meeting whenever they think fit, and they must also do so upon the written request of shareholders representing not less than one-tenth of the paid-up capital as at the date of the deposit of the written request (disregarding paid-up capital held as treasury shares) that carries the right of voting at general meetings. In addition, two or more shareholders holding not less than one-tenth of the total number of issued ordinary shares of Flextronics (excluding treasury shares) may call a meeting of Flextronics’s shareholders.

Unless otherwise required by law or by Flextronics’s Articles of Association, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the votes cast at a meeting of which at least fourteen days’ written notice is given. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of a majority of not less than 75% of the votes cast at a general meeting of which not less than 21 days’ written notice specifying the intention to propose the resolution as a special resolution has been duly given, is necessary for certain matters under Singapore law, such as an alteration of Flextronics’s Articles of Association.

Voting Rights

Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is entitled to vote and who is present in person or by proxy at the meeting has one vote. On a poll, every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by him. A poll may be demanded by any of:

•	the chairman of the meeting;

•	not less than three shareholders who are entitled to vote at the meeting and who are present in person or by proxy or by attorney, or in the case of a corporation, by a representative;

•	any shareholder or shareholders present in person or by proxy or by attorney, or in the case of a corporation, by a representative and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; or

•	any shareholder or shareholders present in person or by proxy or by attorney, or in the case of a corporation, by a representative, and holding not less than one-tenth of the total number of paid-up shares of Flextronics (excluding treasury shares).

Dividends

In an annual general meeting, Flextronics’s shareholders may declare dividends, but no dividend will be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of Flextronics’s profits. Except as otherwise may be provided in special rights as to dividends specified in the terms of issue of any ordinary shares (no such ordinary shares currently being in issue), all dividends are paid pro rata among the shareholders. To date, Flextronics has not declared any cash dividends on Flextronics’s ordinary shares and has no current plans to pay cash dividends in the foreseeable future.

Bonus and Rights Issues

In a general meeting, Flextronics’s shareholders may, upon the recommendation of the directors,

•	issue bonus shares for which no consideration is payable to Flextronics, to the shareholders in proportion to their shareholdings; and/or

•	capitalize any reserves or profits and distribute them as bonus shares to the shareholders in proportion to their shareholdings.

The directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. These rights are subject to any conditions attached to the issue and the regulations of any stock exchange on which the ordinary shares are listed.

Takeovers

The acquisition of Flextronics’s ordinary shares is regulated by the Securities and Futures Act and the Singapore Code on Take-overs and Mergers.

Under the Singapore Code on Take-overs and Mergers, where:

•	any person acquires whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a company, or

•	any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of six months additional shares carrying more than 1% of the voting rights, such person is required to extend a mandatory take-over offer for the remaining voting shares of the company. The Securities Industry Council is empowered to waive compliance with this requirement.

Subject to certain exceptions, a mandatory offer made must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with him for voting rights of the offeree company during the offer period and within six months prior to its commencement.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Indemnity

As permitted by the laws of Singapore, Flextronics’s Articles of Association provide that, subject to the Singapore Companies Act, Flextronics’s directors and officers will be indemnified by Flextronics against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as officers, directors or employees of Flextronics and in which judgment is given in their favor (or where the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part) or in which they are acquitted, or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court.

Directors and officers may not be indemnified by Flextronics against any liability which by law would otherwise attach to them relating to any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to Flextronics.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed above under “Takeovers,” there are no limitations imposed by the laws of Singapore or by Flextronics’s Articles of Association on the right of non-resident shareholders to hold or vote ordinary shares.

Transfer Agent

Flextronics’s transfer agent is Computershare Trust Company, N.A., 250 Royall Street, Canton MA, 02021.

COMPARISON OF RIGHTS OF HOLDERS OF SOLECTRON COMMON STOCK
AND HOLDERS OF FLEXTRONICS ORDINARY SHARES

Upon consummation of the merger, the former stockholders of Solectron, a Delaware corporation, who elected to receive ordinary shares of Flextronics in exchange for their Solectron common stock or who otherwise will receive ordinary shares of Flextronics in accordance with the Merger Agreement, will become shareholders of Flextronics, a company incorporated under the laws of Singapore, and applicable Singapore law and Flextronics’s Memorandum of Association and Articles of Association will govern the rights of former Solectron stockholders as holders of Flextronics ordinary shares. The following is a summary of certain material differences between (i) the rights of Solectron stockholders under applicable Delaware law and Solectron’s Certificate of Incorporation and Bylaws, in each case as currently in effect and (ii) the rights of Flextronics shareholders under applicable Singapore law and Flextronics’s Memorandum of Association and Articles of Association, in each case as currently in effect. The following summary does not purport to be a complete statement of the provisions affecting, and the differences between, the rights of Solectron stockholders and the rights of Flextronics shareholders. The following summary is qualified in its entirety by reference to applicable Delaware law, Solectron’s Certificate of Incorporation and Bylaws, applicable Singapore law and Flextronics’s Memorandum of Association and Articles of Association. Flextronics has filed its Memorandum of Association and Articles of Association with the SEC, and Solectron has filed its Certificate of Incorporation and Bylaws with the SEC. See the section entitled “Where You Can Find More Information,” beginning on page 183 of this joint proxy statement/prospectus. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.

Capital Stock

Solectron — Solectron’s Certificate of Incorporation authorizes Solectron to issue:

•	1,600,000,000 shares of Solectron common stock, $0.001 par value per share, and

•	1,200,000 shares of preferred stock, $0.001 par value per share.

Flextronics — Flextronics’s share capital consists of ordinary shares, with no par value per ordinary share. As a result of amendments to the Singapore Companies Act effected by the Singapore Companies (Amendment) Act 2005, which became effective on January 30, 2006, companies no longer have an authorized share capital. There is a provision in Flextronics’s Articles of Association to enable it in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as Flextronics’s directors may determine, subject to the provisions of the Singapore Companies Act and Flextronics’s Articles of Association.

Board Authority to Issue Shares

Solectron — Under applicable Delaware law, Solectron’s directors may, if all of the shares of stock authorized by Solectron’s Certificate of Incorporation have not been issued, subscribed for or otherwise committed to be issued, issue or take subscriptions for additional shares of stock up to the amount authorized in Solectron’s Certificate of Incorporation.

Flextronics — Under applicable Singapore law, new shares may be issued only with the prior approval from Flextronics’s shareholders in a general meeting. General approval may be sought from Flextronics’s shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:

•	the conclusion of the next annual general meeting; or

•	the expiration of the period within which the next annual general meeting is required by law to be held.

Subject to this approval, the provisions of the Singapore Companies Act and Flextronics’s Articles of Association, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Number and Qualification of Directors

Solectron — Under applicable Delaware law, the board of directors may change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. Solectron’s Certificate of Incorporation provides that the number of directors shall be as specified in Solectron’s Bylaws. Solectron’s Bylaws currently provide that the number of directors of the corporation shall consist of nine members until changed by amendment to the bylaws or by amendment to Solectron’s Certificate of Incorporation.

Flextronics — Under Flextronics’s Articles of Association and subject to the provisions of the Singapore Companies Act, the number of directors may not be less than two nor, unless otherwise determined by the shareholders at a general meeting, more than eleven. Flextronics’s board of directors currently consists of eight directors.

Classification of Board of Directors

Solectron — Under applicable Delaware law, all directors of a Delaware corporation are elected annually; however, a corporation may designate a classified board in its initial certificate of incorporation or bylaws or by adopting amendments to its certificate of incorporation and/or bylaws, which amendments must be approved by the corporation’s stockholders. Solectron’s Certificate of Incorporation and Bylaws do not provide for a classified board of directors. Solectron’s Bylaws provide that directors are elected at each annual meeting of stockholders to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified.

Flextronics — Under Article 95 of Flextronics’s Articles of Association, at each annual general meeting, one-third of the directors, or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors, are required to retire by rotation from office. Under Article 96 of Flextronics’s Articles of Association, the directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring directors are eligible for re-election. Under Article 101 of Flextronics’s Articles of Association, any director appointed by Flextronics’s board of directors is subject to re-election at the next annual general meeting, but shall not be taken into account in determining the number of directors required to retire by rotation at that annual general meeting.

Cumulative Voting

Solectron — Under Delaware law, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. Solectron’s Certificate of Incorporation provides for cumulative voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares.

Flextronics — Flextronics’s shareholders do not have any cumulative voting rights. An ordinary resolution is required to approve the re-election, or as the case may be, the re-appointment of the directors. The affirmative vote by a show of hands of at least a majority of the shareholders present and voting at the annual general meeting, or if a poll is demanded in accordance with Flextronics’s Articles of Association, a simple majority of the shares voting at the annual general meeting, is required to approve an ordinary resolution.

Filling Vacancies on the Board of Directors

Solectron — Solectron’s Bylaws provide that vacancies in the board of directors arising from the resignation or death of a director or increase in the number of directors may be filled by a majority of the remaining members of the board of directors. This is true even if the majority is less than a quorum, or if there is a sole remaining director. Each director elected in this manner holds office until his or her successor is elected at the next succeeding annual meeting of stockholders or at a special meeting called for that purpose. A vacancy created by the removal of a director may be filled only by the approval of the stockholders.

Flextronics — Under Flextronics’s Articles of Association, shareholders may in any general meeting appoint another person in place of a director removed from office. Any director so appointed shall be treated for the purpose of determining the time at which he or any other director is to retire by rotation as if he had become a director on the day on which the director in whose place he is appointed was last elected as a director. In addition, under Flextronics’s Articles of Association, the board of directors has the power, at any time, to appoint any person to be a director either to fill a casual vacancy or as an additional director, provided that the total number of directors does not at any time exceed the maximum number of directors fixed by Flextronics’s Articles of Association. Any person so appointed will only hold office until the next annual general meeting, and will then be eligible for re-election.

Removal of Directors

Solectron — Under applicable Delaware law and Solectron’s Bylaws, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that as long as stockholders of the corporation are entitled to cumulative voting, no individual director may be removed without cause (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Whenever the holders of any class or series are entitled to elect one or more directors by the Certificate of Incorporation, such director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of the class or series. Furthermore, Solectron’s Bylaws provide that no reduction of the authorized number of directors would have the effect of removing any director prior to the expiration of that director’s term in office.

Flextronics — Under Flextronics’s Articles of Association, shareholders may, in accordance with the provisions of the Singapore Companies Act and by ordinary resolution of which special notice has been given, remove any director before the expiration of his period of office.

Action by Written Consent of Shareholders or Stockholders

Solectron — Under applicable Delaware law and Solectron’s Bylaws, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted and delivered to Solectron in the manner prescribed by Delaware law.

Flextronics — Under Flextronics’s Articles of Association and subject to the provisions of the Singapore Companies Act, a written resolution signed by every registered shareholder has the same effect and validity as an ordinary resolution passed at a duly convened, held and constituted general meeting of shareholders.

Special or Extraordinary General Meetings

Solectron — Under applicable Delaware law, special meetings of the stockholders may be called by the board of directors or by any other person as may be authorized to do so by the certificate of incorporation or the bylaws of the corporation. Solectron’s Bylaws provide that Solectron’s board of directors, chairman of the board, president, secretary, or holders of shares entitled to cast not less than 10% of the votes at the meeting may call a special meeting of the Solectron stockholders.

Flextronics — Under the Singapore Companies Act and Flextronics’s Articles of Association, Flextronics is required to hold an annual general meeting in each year. Flextronics’s Articles of Association provide that any general meeting other than the annual general meeting is called an “extraordinary general meeting.” The directors may convene an extraordinary general meeting whenever they think fit, and they must also do so upon the written request of shareholders representing not less than one-tenth of the paid-up capital as at the date of the deposit of the written request (disregarding paid-up capital held as treasury shares) that carries the right of voting at general meetings. In addition, two or more shareholders holding not less than one-tenth of the total number of issued shares of Flextronics (excluding treasury shares) may call a meeting of Flextronics’s shareholders.

Inspections of Shareholders List

Solectron — Section 220 of the Delaware General Corporation Law, or the DGCL, provides any stockholder of a Delaware corporation with the right to inspect the corporation’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

Flextronics — Under the Singapore Companies Act, a Singapore company’s register of members and index is required to be open to the inspection of any member without charge and of any other person on payment for each inspection of one Singapore dollar or a lower amount as determined by the company.

Dividends, Distributions and Repurchase of Shares

Solectron — Under applicable Delaware law, a Delaware corporation generally may declare and pay dividends out of surplus, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Solectron’s Bylaws provide that the board of directors may declare and pay dividends upon the shares of its capital stock pursuant to the DGCL. Dividends may be paid in cash, property, or in shares of the capital stock, subject to any preferential dividend rights of any then outstanding preferred stock. Solectron has not paid any cash dividend on its common stock since its inception and has no current plans to pay cash dividends in the foreseeable future.

Under applicable Delaware law, any Delaware corporation may redeem or repurchase its own shares, except that generally it may not redeem or repurchase these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A Delaware corporation may redeem or repurchase shares having a preference, or if no share entitled to such a preference are outstanding, any of its shares, upon the distribution of any of its assets if such shares will be retired upon acquisition, and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation’s remaining assets are sufficient to pay any debts not otherwise provided for.

Flextronics — In an annual general meeting, Flextronics’s shareholders may declare dividends, but no dividend will be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of Flextronics’s profits. Except as otherwise may be provided in special rights as to dividends specified in the terms of issue of any ordinary shares (no such ordinary shares currently being in issue), all dividends are paid pro rata among the shareholders. To date, Flextronics has not declared any cash dividends on Flextronics’s ordinary shares and has no current plans to pay cash dividends in the foreseeable future.

Flextronics’s Articles of Association provide that subject to the provisions of the Singapore Companies Act, Flextronics may purchase or otherwise acquire its ordinary shares on such terms and in such manner as Flextronics may think fit. Any shares so purchased or acquired by Flextronics may be (i) held as treasury shares in accordance with the Singapore Companies Act or cancelled and (ii) held or dealt with by Flextronics in such manner as may be permitted by, and in accordance with, the Singapore Companies Act. On any cancellation of the shares, the rights and privileges attached to those shares will expire. Flextronics may not, except as provided in the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of its own ordinary shares.

Indemnification and Limitation on Personal Liability

Solectron — Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final resolution of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (other than an action by or in the right of the corporation) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions as described in the foregoing paragraph, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaw, agreement, vote or otherwise. Solectron’s Bylaws provide for mandatory indemnification of and advance of expenses to directors and officers to the fullest extent permitted by Delaware law.

Solectron’s Bylaws provide that Solectron may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Solectron, or is or was serving at the request of Solectron as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liabilities incurred by that person in any such capacity or arising out of that person’s status as such. Solectron’s Bylaws also empower Solectron to indemnify to the fullest extent permitted by applicable law, each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation.

Flextronics — As permitted by the laws of Singapore, Flextronics’s Articles of Association provide that, subject to the Singapore Companies Act, Flextronics’s directors and officers will be indemnified by Flextronics against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as officers, directors or employees of Flextronics and in which judgment is given in their favor (or where the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part) or in which they are acquitted, or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by Flextronics against any liability which by law would otherwise attach to them relating to any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to Flextronics.

Amendments to Governing Documents

Solectron — Under the DGCL, a Delaware corporation’s certificate of incorporation generally may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the amendment. Any amendment of a provision of the certificate of incorporation requiring a higher vote, or having certain effects on a class or series of a class of shares, may only be altered, amended or repealed if authorized by such higher vote or by such class or series of a class, respectively. Solectron’s Certificate of Incorporation reserves Solectron’s right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner prescribed by Delaware law, and does not impose any supermajority voting requirements.

Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. Solectron’s Bylaws provide that its Bylaws, may be adopted, amended or repealed by a majority of the stockholders entitled to vote. Solectron has, in its Certificate of Incorporation, also conferred the power to adopt, amend or repeal bylaws upon its directors, which power does not divest or limit the stockholders’ power to adopt, amend or repeal the Bylaws.

Flextronics — Under applicable Singapore law, Flextronics’s objects clauses contained in its Memorandum of Association and Articles of Association may be altered or amended and new articles may be adopted by the affirmative vote by a show of hands of at least 75% of the shareholders present and voting at an extraordinary general meeting or annual general meeting of shareholders, or, if a poll is duly demanded as previously described, at least 75% of the shares voting at the meeting. Flextronics’s board of directors has no right to amend the objects clauses contained in Flextronics’s Memorandum of Association or its Articles of Association.

Transactions with Officers and Directors

Solectron — Under the DGCL, contracts or transactions in which one or more of a Delaware corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (i) the stockholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (ii) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Flextronics — Under the Singapore Companies Act, directors are not prohibited from dealing with the company, but where they have an interest in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon as practicable after the relevant facts have come to his knowledge, declare the nature of his interest at a board of directors’ meeting.

In addition, a director who holds any office or possesses any property which directly or indirectly might create interests in conflict with his duties as director is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors.

The Singapore Companies Act extends the scope of this statutory duty of a director to disclose any interests by pronouncing that an interest of a member of a director’s family (including his spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

There is however no requirement for disclosure where the interest of the director consists only of being a member or creditor of a corporation which is interested in the proposed transaction with the company and the interest may properly be regarded as immaterial. Where the proposed transaction relates to any loan to the company, no disclosure need be made where the director has only guaranteed the repayment of such loan, unless the articles of association provide otherwise.

Further, where the proposed transaction pertains to a related corporation (i.e. the holding company, subsidiary or subsidiary owned by a common holding company) no disclosure need be made of the fact that the director is also a director of that corporation, unless the articles of association provide otherwise.

Subject to specified exceptions, the Singapore Companies Act prohibits a Singapore company from making a loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan. Companies are also prohibited from making loans to its directors’ spouses or children (whether adopted, natural-born or step-children), or giving a guarantee or security in connection with such a loan.

Stockholder or Shareholder Suits

Solectron — Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the DGCL have been met. Generally, a person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Flextronics — The Singapore Companies Act has a provision, which is limited in its scope to companies that are not listed on the securities exchange in Singapore, which provides a mechanism enabling shareholders to apply to the court for leave to bring a derivative action on behalf of the company.

Applications are generally made by shareholders of the company or individual directors, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares). This section of the Singapore Companies Act is primarily used by minority shareholders to bring an action in the name and on behalf of the company or intervene in an action to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company.

The concept of class action suits in the sense which allows individual shareholders to bring an action on behalf of the class of shareholders, does not exist in Singapore. Although there have been suggestions that shareholders may bring a representative action under the Singapore court’s procedural rules, there is no reported case in Singapore where such an action has been pursued. The representative action is merely a procedural device which generally allows a person to act in a representative capacity for the other parties to the action. Accordingly, it is doubtful whether such a procedural provision would be of much applicability in relation to class actions.

Although there is the possibility of common law derivative actions under Section 216A of the Singapore Companies Act, doubts have arisen as to whether the common law derivative action is still available for a Singapore company that is not listed on a securities exchange in Singapore, and in practice, resort is commonly made to Section 216A of the Singapore Companies Act. A Singapore court may also order derivative actions to proceed when hearing an action based on unfair prejudice or oppression under Section 216 of the Singapore Companies Act.

Takeovers

Solectron — Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder, unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not be written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Subject to these specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation or its bylaws, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. Solectron has not made this election.

Flextronics — The acquisition of Flextronics’s ordinary shares is regulated by the Securities and Futures Act and the Singapore Code on Take-overs and Mergers.

Under the Singapore Code on Take-overs and Mergers, where:

•	any person acquires whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a company, or

•	any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of six months additional shares carrying more than 1% of the voting rights, such person is required to extend a mandatory take-over offer for the remaining voting shares of the company. The Securities Industry Council is empowered to waive (albeit rarely granted) compliance with this requirement.

Subject to certain exceptions, a mandatory offer made must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with him for voting rights of the offeree company during the offer period and within six months prior to its commencement.

Shareholder or Stockholder Approval of Business Combinations

Solectron — Generally, under the DGCL, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a Delaware corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding capital stock of the corporation entitled to vote.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL. See the section entitled “— Takeovers” above.

Flextronics — The Singapore Companies Act mandates that specified business combinations require approval by the shareholders in a general meeting, notably:

•	notwithstanding anything in the company’s memorandum or articles of association, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•	subject to the memorandum of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•	notwithstanding anything in the company’s memorandum or articles of association, the directors may not, with the prior approval of shareholders, issue shares.

Appraisal or Dissenters’ Rights

Solectron — Under the DGCL, a stockholder of a Delaware corporation that is a constituent party in a merger may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. No appraisal rights are available to holders of shares of any class of stock which is either: (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or (ii) held by more than 2,000 stockholders of record, with respect to a merger or consolidation if the terms of the merger or consolidation do not require the stockholders to receive consideration other than shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders, plus cash in lieu of fractional shares.

Flextronics — There are no equivalent provisions in Singapore under the Singapore Companies Act.

Dissolution

Solectron — Under applicable Delaware law, the dissolution of a Delaware corporation may be authorized by the corporation’s board of directors and by the holders of a majority of the corporation’s outstanding stock, or by all the corporation’s stockholders entitled to vote on the dissolution.

Flextronics — Under applicable Singapore law, a Singapore company can be dissolved if it is liquidated, voluntarily by its shareholders or creditors, or otherwise by an order of a court on the petition of various interested parties. A defunct company which has ceased to carry on business may be struck off of the Singapore Register of Companies. On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Transferability of Shares

Solectron — Under applicable Delaware law, as a general matter, and subject to applicable securities laws and restrictions on transfer as may be imposed by a Delaware corporation’s certificate of incorporation, bylaws or by agreement, shares and share certificates are freely transferable, provided that the necessary steps are taken to have the transfer properly recorded in the records of the corporation.

Flextronics — Subject to applicable securities laws and Flextronics’s Articles of Association, Flextronics’s ordinary shares are freely transferable. The directors may decline to register any transfer of ordinary shares on which Flextronics has a lien and, for shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it is presented for registration together with a certificate of payment of stamp duty (if any), the share certificate and other evidence of title as they may require. Flextronics will replace lost or destroyed certificates for shares upon notice to it and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require.

Shareholder Rights Plan

Solectron — Solectron does not currently have a shareholder rights plan.

Flextronics — Flextronics has not adopted a shareholder rights plan.

Advanced Notice for Shareholder Nominations and Proposals

Solectron — Solectron’s bylaws permit stockholders to nominate candidates for election to Solectron’s board of directors or propose other business at any annual or special stockholder meeting. To be properly brought before a meeting, notice of stockholder nominations or other business proposals must be in proper form and delivered to, or mailed and received by, the secretary of Solectron no less than 90 days prior to the date of the meeting. If, however, less than 100 days notice or prior public disclosure of the date of a meeting is given to stockholders, notice of a stockholder nomination or proposal will be considered timely if the notice is received by the close of business on the tenth day following the notice of the meeting.

Flextronics — Under Flextronics’s Articles of Association, no person other than a director retiring at the annual general meeting or a person recommended for election by Flextronics’s board of directors shall be eligible for appointment as a director at any annual general meeting unless a registered shareholder gives written notice of such nomination by depositing such notice at Flextronics’s registered office in Singapore, One Marina Boulevard, #28-00, Singapore 018989, in proper form and at least 45 days before the date on which the company first mailed its proxy statement for the prior year’s annual general meeting.

Subject to the satisfaction of the requirements of the Companies Act, registered shareholders representing at least 5% of the total voting rights of all members having a right to vote on the requisition date or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least S$500 each may requisition that Flextronics include and give notice of their proposal for the next annual general meeting. Any such requisition must be signed by all the requisitionists and be deposited at Flextronics’s registered office in Singapore, One Marina Boulevard, #28-00, Singapore 018989, at least six weeks prior to the date of the annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the annual general meeting in the case of any other requisition. In addition, shareholders holding not less than 10% of the paid-up capital of Flextronics, which at the date of the deposit carries the right of voting at general meetings, may requisition the company to hold a general meeting of shareholders for the purpose of passing one or more proposed resolutions and holders of not less than 10% of the total number of issued shares of the company (excluding shares held as treasury shares) may call a meeting themselves for the purpose of passing one or more proposed resolutions.

OTHER FLEXTRONICS PROPOSALS

FLEXTRONICS PROPOSALS NOS. 2 AND 3: RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS

Article 95 of Flextronics’s Articles of Association requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors), are required to retire from office. The directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Under Article 91 of Flextronics’s Articles of Association, any director holding office as a Chief Executive Officer shall not, unless the board of directors determines otherwise, be subject to retirement by rotation or be taken into account in determining the number of directors to retire by rotation. Retiring directors are eligible for re-election. Mr. Davidson and Mr. Tan are the members of the board of directors who will retire by rotation at Flextronics’s 2007 annual general meeting. They are both eligible for re-election and have been nominated to stand for re-election at the 2007 annual general meeting.

The Singapore Companies Act, Cap. 50, referred to in this joint proxy statement/prospectus as the Companies Act, requires that Flextronics must have at all times at least one director ordinarily resident in Singapore. In addition, the Companies Act provides that any purported vacation of office by such director shall be deemed to be invalid unless there is at least one director remaining on the board who is ordinarily resident in Singapore. As Mr. Tan is currently the only member of Flextronics’s board of directors who is ordinarily resident in Singapore, any purported vacation of his office at the 2007 annual general meeting shall be deemed to be invalid absent a prior appointment of another director to the Board who is ordinarily resident in Singapore.

Under Section 153(2) of the Companies Act, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the annual general meeting commencing next after such director attains the age of 70 years. However, under Section 153(6) of the Companies Act, a person 70 years old or older may, by ordinary resolution be appointed or re-appointed as a director of that company to hold office until the next annual general meeting of shareholders of Flextronics or be authorized to continue in office as a director until the next annual general meeting of shareholders of Flextronics. Mr. Schnabel turned 70 in December 2006, and, under Singapore law, his office as a Director will become vacant at the conclusion of the 2007 annual general meeting. Accordingly, Flextronics is proposing that a resolution be passed at the 2007 annual general meeting, pursuant to Section 153(6) of the Companies Act, to re-appoint Mr. Schnabel as a director to hold office from the date of the 2007 annual general meeting until the 2008 annual general meeting.

The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event that any nominee is unable or declines to serve as a director at the time of the 2007 annual general meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors of Flextronics, in accordance with Article 100 of the company’s Articles of Association, to fill the vacancy.

As of the date of this joint proxy statement/prospectus, the board of directors of Flextronics is not aware of any nominee who is unable or will decline to serve as a Director.

Nominees to Flextronics’s Board of Directors

James A. Davidson (age 47) — Mr. Davidson has served as a member of Flextronics’s board of directors since March 2003. He is a co-founder and managing director of Silver Lake, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Mr. Davidson also serves on the board of Seagate Technology.

Rockwell A. Schnabel (age 70) — Mr. Schnabel has served as a member of Flextronics’s board of directors since February 2006. Mr. Schnabel is founding partner and advisory director of Trident Capital Partners, a venture capital firm, where he also served as a managing director from its inception in 1993 until 2001. From 2001 to 2005, Mr. Schnabel served as the U.S. Representative to the European Union. Prior to that time, he served at the U.S. Department of Commerce as Undersecretary, Deputy Secretary and Acting Secretary of Commerce in the administration of President George H.W. Bush, and under President Reagan as U.S. Ambassador to Finland.

Lip-Bu Tan (age 47) — Mr. Tan has served as a member of Flextronics’s board of directors since April 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan also serves on the boards of Cadence Design Systems, Inc., Creative Technology Ltd., Integrated Silicon Solution, Inc., Semiconductor Manufacturing International Corporation, SINA Corporation and Mindtree Consulting.

Directors Not Standing for Re-election

H. Raymond Bingham (age 61) — Mr. Bingham has served as a member of Flextronics’s board of directors since October 2005. Mr. Bingham served in various positions with Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from 1997 through 2005, most recently as its Executive Chairman from May 2004 to July 2005, Director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves on the boards of STMicroelectronics, KLA-Tencor Corporation, and Oracle Corporation.

Michael E. Marks (age 56) — Mr. Marks has served as Flextronics’s Chairman of the Board since January 1, 2006, when he retired from his position as Chief Executive Officer, a position he had held since January 1994. Mr. Marks has been a member of Flextronics’s board of directors since 1991, and previously served as Chairman from July 1993 to January 2003. Mr. Marks joined the Menlo Park, CA office of Kohlberg Kravis Roberts & Co., a private equity firm which specializes in large, complex buyouts and which is referred to as KKR, in January 2006 as a Member and transitioned to the role of Senior Advisor in January 2007. Mr. Marks serves on the boards of four KKR portfolio companies: Aricent (as Chairman of the Board), Avago Technologies Ltd., Accellent, and Sun Microsystems. Mr. Marks also sits on the boards of SanDisk Corporation (Sunnyvale, CA), Crocs, Inc. (Boulder, CO), Schlumberger Limited (New York, NY) and the V Foundation for Cancer Research (Cary, NC).

Michael M. McNamara (age 50) — Mr. McNamara has served as a member of Flextronics’s board of directors since October 2005, and as Flextronics’s Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as Flextronics’s Chief Operating Officer from January 2002 through January 2006 and as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997.

Ajay B. Shah (age 47) — Mr. Shah has served as a member of Flextronics’s board of directors since October 2005. Mr. Shah is a Managing Director of Silver Lake Sumeru and the Managing Partner of the Shah Capital Partners Fund. Mr. Shah was President of the Technology Solutions unit of Solectron Corporation and a member of the board of directors. Previously, he co-founded SMART Modular Technologies, Inc. and was its CEO. Mr. Shah also serves as Chairman of the board of Directors of Smart Modular Technologies.

Richard L. Sharp (age 60) — Mr. Sharp has served as a member of Flextronics’s board of directors since July 1993, and served as Chairman of Flextronics’s Board from January 2003 until January 2006. Mr. Sharp is currently the Chairman of the Board of Crocs, Inc. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002.

The Flextronics Board recommends a vote “FOR”
the re-election of Messrs. Davidson and Tan
and the re-appointment of Mr. Schnabel to the Flextronics Board of Directors.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Flextronics has adopted a Code of Business Conduct and Ethics that applies to all of its employees and its Directors. The Code is available on Flextronics’s website at www.flextronics.com/en/Investors/CorporateGovernance/tabid/67/Default.aspx. Any amendment (other than technical, administrative or other non-substantive amendments) to or material waiver (as defined by the SEC) of a provision of the Code that applies to Flextronics’s principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the Code specified in the rules of the SEC will be posted on Flextronics’s website.

Director Retirement Age

Under Section 153(2) of the Singapore Companies Act, Cap. 50, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the annual general meeting commencing next after such director attains the age of 70 years, and any re-appointment of such director must be approved by Flextronics’s shareholders by ordinary resolution.

Shareholder Communications With Flextronics’s Board

Flextronics’s shareholders may communicate with Flextronics’s board by sending an e-mail to Board@flextronics.com. All e-mails received will be sent to Flextronics’s Chairman of the Board and Chief Financial Officer and/or Senior Vice President, Finance. The e-mail correspondence is regularly reviewed and summaries are provided to Flextronics’s Board.

Board of Directors

Flextronics’s Articles of Association give Flextronics’s board of directors general powers to manage the company’s business. The board oversees and provides policy guidance on Flextronics’s strategic and business planning processes, oversees the conduct of the company’s business by senior management and is principally responsible for the succession planning for the company’s key executives, including Flextronics’s Chief Executive Officer.

Flextronics’s board of directors held a total of 20 meetings during fiscal year 2007, of which 4 were regularly scheduled meetings and 16 were administrative meetings. During the period for which each current director was a director or a committee member, all directors attended at least 75% of the aggregate of the total number of regularly scheduled meetings of Flextronics’s board together with the total number of meetings held by all committees of Flextronics’s board on which he served. Only Mr. Marks and Mr. McNamara attended 75% of the total number of administrative meetings of Flextronics’s board. During fiscal year 2007, Flextronics’s non-employee directors met at regularly scheduled executive sessions without management participation.

Flextronics’s board has adopted a policy that encourages each director to attend the annual general meeting, but attendance is not required. Mr. McNamara attended the company’s 2006 annual general meeting.

Director Independence

To assist Flextronics’s board in determining independence, the board has adopted Director Independence Guidelines, which incorporate the definition of independence of The NASDAQ Stock Market, or Nasdaq. Flextronics’s board has determined that each of the company’s directors is an independent director as defined by the applicable rules of Nasdaq and Flextronics’s Director Independence Guidelines, other than Messrs. McNamara, Marks and Sharp. Under the Nasdaq definition and Flextronics’s Director Independence Guidelines, a director is independent only if the Board determines that the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq definition and Flextronics’s Director Independence Guidelines, a director will not be independent if the director has certain disqualifying relationships. In evaluating independence, the board broadly considers all relevant facts and circumstances. Flextronics’s Director Independence Guidelines are included in the company’s Guidelines with Regard to Certain Governance Matters, a copy of which is available on the company’s website at www.flextronics.com/en/Investors/CorporateGovernance/tabid/67/Default.aspx.

In evaluating the independence of Flextronics’s independent directors, the board considered certain transactions, relationships and arrangements between Flextronics and various third parties with which certain of the company’s independent directors are affiliated, and determined that such transactions, relationships and arrangements did not interfere with such directors’ exercise of independent judgment in carrying out their responsibilities as directors. In addition to the information set forth under the section entitled “Certain Relationships and Related Person Transactions — Transactions with Related Persons” beginning on page 181, these transactions, relationships and arrangements were as follows:

•	Mr. H. Raymond Bingham, a member of Flextronics’s board of directors, was a non-management director until December 2006, of Freescale Semiconductor, Inc. (of which Mr. Bingham beneficially owns less than 1%), which is a supplier of the Company, and Mellanox Technologies (of which Mr. Bingham beneficially owns less than 1%), which is a customer of Flextronics. Mr. Bingham is a non-management director of STMicroelectronics, which is a supplier of Flextronics, and Oracle Corporation (of which Mr. Bingham beneficially owns less than 1%), which is an IT supplier of Flextronics. In addition, Mr. Bingham is a Managing Director of General Atlantic LLC, a private equity firm. In connection with his position as Managing Director of General Atlantic LLC, Mr. Bingham is a non-management director and/or indirect beneficial owner of certain portfolio companies of General Atlantic LLC, which are customers and/or suppliers of Flextronics. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company, except that purchases from STMicroelectronics accounted for approximately 2.1% of the gross revenues for STMicroelectronics during the most recent fiscal year of that company.

•	Mr. James A. Davidson, a member of Flextronics’s board of directors, is a co-founder and managing director of Silver Lake, a private equity investment firm, and in connection with his position as managing director, Mr. Davidson is a non-management director and/or indirect beneficial owner of certain portfolio companies of affiliated funds of Silver Lake, which are customers and/or suppliers of Flextronics. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company, except that purchases from one portfolio company, Avago Technologies Limited, accounted for approximately 2.3% of the gross revenues of Avago Technologies Limited during the most recent fiscal year of that company.

•	Mr. Ajay Shah, a member of Flextronics’s board of directors, is the Managing Partner of Shah Capital Partners, L.P., a technology focused private equity firm, and Manager of Shah Management LLC, a related entity. In connection with his position as Managing Partner of Shah Capital Partners and Manager of Shah Management LLC, Mr. Shah is a non-management director and/or indirect beneficial owner of certain portfolio companies of Shah Capital Partners and Shah Management LLC, which are customers and/or suppliers of Flextronics. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company. Mr. Shah is also a Managing Director of Silver Lake Sumeru, a private equity fund within Silver Lake.

•	Mr. Lip-Bu Tan, a member of Flextronics’s board of directors, is a non-management director and less than 1% beneficial owner of each of Cadence Design Systems, Inc. and Integrated Silicon Solutions, Inc., which are customers or suppliers of Flextronics. In addition, Mr. Tan is the founder and Chairman of Walden International, a venture capital fund. In connection with his position as Chairman of Walden International, Mr. Tan is a non-management director/observer and/or indirect beneficial owner of certain portfolio companies of Walden International, which are customers and/or suppliers of Flextronics. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company.

Board Committees

The standing committees of Flextronics’s board of directors are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee. The table below provides current membership for each of these committees.

Nominating and
Corporate
	Audit		Compensation		Governance		Finance
Name	Committee		Committee		Committee		Committee

H. Raymond Bingham	X	*
James A. Davidson			X	*
Michael E. Marks							X
Michael M. McNamara							X
Rockwell A. Schnabel			X		X	*
Ajay B. Shah	X
Richard L. Sharp
Lip-Bu Tan	X				X

*	Committee Chair

Audit Committee

The Audit Committee is currently composed of Mr. Bingham, Mr. Shah and Mr. Tan, each of whom the board has determined to be independent and to meet the financial experience requirements under both the rules of the SEC and the listing standards of the NASDAQ Global Select Market. The Board has also determined that Mr. Bingham is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of Nasdaq. The Audit Committee held six meetings during fiscal year 2007. The Committee’s principal functions are to:

•	monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by Flextronics’s financial and senior management, and the company’s independent registered public accounting firm;

•	be directly responsible for the appointment, compensation and oversight of the work of Flextronics’s independent registered public accounting firm (including resolution of any disagreements between Flextronics’s management and the auditors regarding financial reporting); and

•	facilitate communication among Flextronics’s independent registered public accounting firm, its financial and senior management and its board.

Flextronics’s board has adopted an Audit Committee Charter that is available on the company’s website at www.flextronics.com/en/Investors/CorporateGovernance/tabid/67/Default.aspx.

Compensation Committee

Responsibilities and Meetings.

The Compensation Committee of the board of directors of Flextronics is responsible for reviewing and approving the goals and objectives relating to, and determining the compensation of, the Chief Executive Officer and all other executive officers. The Committee also oversees management’s decisions concerning the performance and compensation of other company officers, administers the company’s equity compensation plans, reviews and recommends to the board the compensation of Flextronics’s non-employee directors and regularly evaluates the effectiveness of Flextronics’s overall executive compensation program. The Compensation Committee is currently composed of Mr. Davidson and Mr. Schnabel, each of whom Flextronics’s Board has determined to be an independent director under applicable listing standards of the NASDAQ Global Select Market. The Committee held 11 meetings during fiscal year 2007. The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, which is available on Flextronics’s website at www.flextronics.com/en/Investors/CorporateGovernance/tabid/67/Default.aspx.

Delegation of Authority.

When appropriate, the Compensation Committee may form, and delegate its authority to, subcommittees. In addition, in accordance with the company’s equity compensation plans, the Compensation Committee’s charter allows the Committee to delegate to the company’s Chief Executive Officer its authority to grant stock options to employees of Flextronics who are not directors or executive officers. In November of 2006, however, the Compensation Committee approved an Equity Compensation Grant Policy, which provides that all grants of equity awards (including stock options and share bonus awards) must be approved by the board of directors or the Committee.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for Flextronics’s executive officers. In making its determinations, the Committee meets with Flextronics’s Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the structure of the company’s compensation programs and compensation decisions, including the performance of individual executives. In addition, the Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. During Flextronics’s 2007 fiscal year, the Committee engaged Pearl Meyer & Partners to advise on certain executive compensation matters. Pearl Meyer has not provided any other services to Flextronics and has received no compensation other than with respect to the services provided to the Committee. For additional information about the Compensation Committee’s policies and procedures with respect to determining the compensation of Flextronics’s Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers serving at the end of fiscal year 2007, see the section entitled “Compensation Analysis and Discussion” beginning on page 158 of this joint proxy statement/prospectus.

The Compensation Committee also reviews and makes recommendations to the board of Flextronics for the compensation of the company’s non-employee directors. To assist the Committee in its annual review of director compensation, Flextronics’s management provides director compensation data compiled from the annual reports and proxy statements of companies in Flextronics’s peer comparison group.

Compensation Committee Interlocks and Insider Participation

During Flextronics’s 2007 fiscal year, Mr. Bingham, Mr. Sharp and Mr. Schnabel each served as members of the Compensation Committee. None of Flextronics’s executive officers serves on the Compensation Committee. None of Flextronics’s Directors has interlocking or other relationships with other boards, compensation committees or Flextronics’s executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

On December 18, 2006, Flextronics entered into a Reference Design License Agreement with SCRAM Technologies, Inc., which is referred to as “SCRAM”. Mr. Richard Sharp, a member of Flextronics’s board of directors, is a controlling shareholder and Chairman of the Board of Directors of SCRAM. Upon the signing of the license agreement, Flextronics paid $1 million to SCRAM as a technology license fee. In addition, under the terms of the license agreement, Flextronics will pay royalties on sales of modules that incorporate the SCRAM technology. As of July 11, 2007, Flextronics has not paid any royalties to SCRAM under the license agreement. The terms of the transaction were based on arms-length negotiations between Flextronics and SCRAM, and were approved by the Audit Committee of the company’s board of directors. Mr. Sharp served on the Compensation Committee until January 11, 2007, when he was replaced by Mr. Schnabel.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently is currently composed of Mr. Schnabel and Mr. Tan, each of whom Flextronics’s board has determined to be an independent director under applicable listing standards of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee held no meetings during fiscal year 2007. The Committee recruits, evaluates and recommends candidates for appointment or election as members of Flextronics’s board. The Committee also recommends corporate governance guidelines to the board and oversees the board’s annual self-evaluation process. Flextronics’s board has adopted a Nominating and Corporate Governance Committee Charter that is available on the company’s website at www.flextronics.com/en/Investors/CorporateGovernance/tabid/67/Default.aspx.

The goal of the Nominating and Corporate Governance Committee is to ensure that Flextronics’s board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Committee seeks to achieve a balance of knowledge, experience and capability on Flextronics’s board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the board and between the board and management. To this end, the Committee seeks nominees with the highest professional and personal ethics and values, an understanding of Flextronics’s business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Committee uses these and other criteria to evaluate potential nominees, Flextronics has no stated minimum criteria for nominees. The Committee does not use different standards to evaluate nominees depending on whether they are proposed by Flextronics’s directors and management or by the company’s shareholders.

The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for Flextronics’s board based upon recommendations by the company’s directors and management. The Committee will also consider recommendations submitted by Flextronics’s shareholders. Shareholders can recommend qualified candidates for Flextronics’s board to the Nominating and Corporate Governance Committee by submitting recommendations to Flextronics’s corporate secretary at Flextronics International Ltd., One Marina Boulevard, #28-00, Singapore 018989. Submissions that are received and meet the criteria outlined above will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for Flextronics’s 2008 Annual General Meeting should be made not later than          , 2008 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. To date, Flextronics has not received any such recommendations from its shareholders.

Finance Committee

The Finance Committee is currently composed of Mr. Marks and Mr. McNamara. The Finance Committee reviews and approves various financial matters that are not reserved for approval by Flextronics’s Board.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2007

The general policy of Flextronics’s board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. Flextronics’s non-employee directors’ compensation program is designed to: (i) attract directors with the necessary skills, experience and character to oversee the company’s management with the goal of enhancing long-term value for the company’s shareholders and (ii) fairly compensate the company’s directors for their service to the company.

In addition to the compensation provided to Flextronics’s non-employee directors detailed below, each non-employee director receives reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the board of directors and Board Committees, as well as reimbursement of fees incurred for attendance at continuing education courses for directors. Flextronics does not pay management directors for board service in addition to their regular employee compensation.

Annual Compensation

Under the Companies Act, Flextronics may only provide cash compensation to its non-employee directors for services rendered in their capacity as directors with prior approval from its shareholders at a general meeting. At the 2006 annual general meeting, Flextronics’s shareholders approved the following cash compensation arrangements for non-employee directors of Flextronics:

•	annual cash compensation of $40,000, payable quarterly in arrears to each non-employee director, for services rendered as a director;

•	additional annual cash compensation of $10,000, payable quarterly in arrears to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee; and

•	additional annual cash compensation of $5,000, payable quarterly in arrears for participation on any standing committee of the board of directors.

Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plans, except for Mr. Marks, who was previously Flextronics’s Chief Executive Officer, and who continues to participate in a deferred compensation plan established for his benefit when he was the Chief Executive Officer.

Flextronics is currently seeking approval from its shareholders for the company to: (i) increase the annual cash compensation payable to each of the company’s non-employee directors to $60,000 for services rendered as a director and (ii) increase the annual cash compensation payable to the Chairman of the Audit Committee to $50,000 for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee. Flextronics is also currently seeking approval for the company to provide the following additional cash compensation:

•	annual cash compensation of $15,000 payable to each other non-employee director who serves on the Audit Committee for his or her participation on the Audit Committee;

•	annual cash compensation of $25,000 payable to the Chairman of the Compensation Committee (if appointed) for services rendered as Chairman of the Compensation Committee and for his or her participation on the Compensation Committee; and

•	annual cash compensation of $10,000 to the Chairman of the Nominating and Corporate Governance Committee (if appointed) and to the Chairman of the Finance Committee (if appointed) for their service as chairmen of the respective committees and for their participation on the respective committees.

Flextronics is seeking to maintain the additional annual cash compensation of $5,000 payable to each of Flextronics’s non-employee directors for their participation on each standing committee, other than the Audit Committee. For additional information, see the section entitled “Flextronics Proposal No. 6: Ordinary Resolution to Approve Director Cash Compensation and Cash Compensation for the Chairmen of the Standing Board Committees (If Appointed) and for Committee Participation” beginning on page 147 of this joint proxy statement/prospectus.

Initial Option Grants

Each individual who first becomes a non-employee director of Flextronics is granted stock options to purchase 25,000 ordinary shares under the automatic option grant provisions of Flextronics’s 2001 Equity Incentive Plan, which is referred to in this joint proxy statement/prospectus as the 2001 Plan. These options vest and are exercisable as to 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. During fiscal year 2007, there were no grants under this program as there were no new non-employee directors.

Yearly Option Grants

Under the terms of the automatic option grant provisions of the 2001 Plan, on the date of each annual general meeting, each individual who is at that time serving as a non-employee director receives stock options to purchase 12,500 ordinary shares. These options vest and are exercisable as to 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. During fiscal year 2007, each non-employee director received stock options to purchase 12,500 ordinary shares under this program.

Yearly Stock Bonus Awards

Under the terms of the discretionary stock bonus grant provisions of the 2001 Plan and as approved by the Compensation Committee, each non-employee director receives, following each Annual General Meeting of the company, a yearly stock bonus award consisting of such number of shares having an aggregate fair market value of US$100,000 on the date of grant. During fiscal year 2007, each non-employee director received a stock bonus award of 7,716 shares under this program.

Discretionary Grants

Under the terms of the discretionary option grant provisions of the 2001 Plan, non-employee directors are eligible to receive stock options granted at the discretion of the Compensation Committee. No director received stock options pursuant to the discretionary grant program during fiscal year 2007. The maximum number of ordinary shares that may be subject to awards granted to each non-employee director under the 2001 Plan is 100,000 ordinary shares in each calendar year.

Agreement with Michael E. Marks

On November 30, 2005, Flextronics entered into an agreement with Mr. Marks providing for the transition from Mr. Marks’s position as Chief Executive Officer to his service as Chairman of the Board of Directors, effective January 1, 2006. In addition to payments and benefits previously reported for fiscal year 2006 compensation, the Agreement provided for a payment in fiscal year 2007 and certain continuing benefits, as follows:

•	a cash payment of $1,554,286, which was paid in July 2006;

•	eligibility to receive all cash compensation paid to non-employee directors from January 2, 2006 until the 2006 Annual General Meeting, at which time Mr. Marks became eligible to receive all cash and equity compensation paid to non-employee directors;

•	provision by the company of medical and dental benefits for the remainder of Mr. Marks’s life for Mr. Marks and his spouse (reduced to the extent Mr. Marks receives comparable benefits from another employer); and

•	personal use of Flextronics’s corporate jets, subject to availability, and subject to Mr. Marks’s reimbursement of the variable cost as determined by Flextronics USA in its sole discretion.

The following table sets forth the fiscal year 2007 compensation for Flextronics’s non-employee directors.

Director Summary Compensation in Fiscal Year 2007

				Change
				in Pension
				Value and
				Nonqualified
	Fees			Deferred
	Earned or	Stock	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation
Name	($)(1)	($)(2)(4)	($)(3)(4)	($)(5)	($)(6)	Total

Michael E. Marks	$45,000	$100,000	$2,938,568	$1,075,726	$1,579,019	$5,738,313
H. Raymond Bingham	$47,500	$100,000	$34,736	$—	$—	$182,236
James A. Davidson	$45,000	$100,000	$123,633	$—	$—	$268,633
Rockwell A. Schnabel	$41,097	$100,000	$33,945	$—	$—	$175,042
Ajay B. Shah	$51,403	$100,000	$34,736	$—	$—	$186,139
Richard Sharp	$45,000	$100,000	$112,605	$—	$—	$257,605
Lip-Bu Tan	$50,000	$100,000	$124,054	$—	$—	$274,054

(1)	This column reports the amount of cash compensation earned in 2007 for board and committee services.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of share bonus awards granted in 2007 in accordance with SFAS 123(R). As the share bonus awards were in the form of fully vested and non-forfeitable shares, fair value is the closing price of Flextronics’s ordinary shares on the date of grant.

(3)	The amounts in this column do not reflect compensation actually received by the non-employee directors nor do they reflect the actual value that will be recognized by the non-employee directors. Instead, the amounts reflect the compensation cost recognized by Flextronics in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123(R) for stock options granted in and prior to fiscal year 2007. The amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2007, 2006 and 2005, see the section entitled “Stock-Based Compensation” under Note 2 to Flextronics’s audited consolidated financial statements for the fiscal year ended March 31, 2007, included in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made prior to fiscal year 2005, see the section entitled “Accounting for Stock-Based Compensation” under Note 2 to Flextronics’s audited consolidated financial statements for the respective fiscal years included in Flextronics’s Annual Report on Form 10-K for those respective fiscal years. Flextronics’s non-employee directors have the following options outstanding as of the 2007 fiscal year-end: Mr. Bingham (37,500), Mr. Davidson (134,110), Mr. Schnabel (37,500), Mr. Shah (37,500), Mr. Sharp (212,500) and Mr. Tan (133,665). Mr. Marks has 6,987,500 options outstanding as of the 2007 fiscal year-end, including 6,975,000 options that were previously granted to him while he served as Chief Executive Officer of Flextronics.

(4)	The grant-date fair value of share bonus awards and stock options granted to each non-employee director in fiscal year 2007 totals $166,268, of which $100,000 relates to share bonus awards and $66,268 relates to stock options. The grant-date fair value is the amount that Flextronics would expense in its financial statements over the award’s vesting schedule. For share bonus awards, fair value is the closing price of Flextronics’s ordinary shares on the date of grant. For stock options, the fair value is calculated using the Black-Scholes-Merton value on the grant date of $5.30 per option. The fair values of share bonus awards and option awards are accounted for in accordance with SFAS 123(R). For additional information on the valuation assumptions, see the section entitled “Stock-Based Compensation” under Note 2 of Flextronics’s audited consolidated financial statements for the fiscal year ended March 31, 2007, included in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. These amounts reflect Flextronics’s accounting expense, and do not correspond to the actual value that will be recognized by the non-employee directors.

(5)	The amount in this column represents above-market earnings on the vested portion of Mr. Marks’ nonqualified deferred compensation account. On January 1, 2006, Mr. Marks retired from his position as Flextronics’s Chief Executive Officer and was appointed to serve as Chairman of Flextronics’s Board of Directors. While Mr. Marks was the Chief Executive Officer, Flextronics had established a supplemental executive retirement plan for Mr. Marks. Upon retirement, all amounts under this plan became fully vested and non-forfeitable. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to Mr. Marks’ deferred compensation account.

(6)	Upon Mr. Marks’ retirement, Flextronics International USA, Inc., a subsidiary of Flextronics which is which is referred to in this joint proxy statement/prospectus as Flextronics USA, agreed to provide Mr. Marks and his spouse medical and dental benefits for the remainder of their lives, provided however, that these benefits could be reduced to the extent, if any, that Mr. Marks receives comparable benefits from another employer. During fiscal year 2007, Flextronics paid $24,733 related to medical and dental benefits. Flextronics also made a lump-sum payment of $1,554,286 in July 2006 pursuant to the terms of Mr. Marks’ agreement with Flextronics USA dated November 30, 2005.

FLEXTRONICS PROPOSAL NO. 4: RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008 AND AUTHORIZATION OF FLEXTRONICS’S BOARD TO FIX ITS REMUNERATION

The Audit Committee of the Board of Directors of Flextronics has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm to audit the company’s accounts and records for the fiscal year ending March 31, 2008, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Singapore Companies Act, Cap. 50, Flextronics’s board of directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors’ remuneration for service rendered through the next annual general meeting. Flextronics expects that a representative from Deloitte & Touche LLP will be present at the 2007 annual general meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Set forth below are the aggregate fees paid for the services performed by Flextronics’s principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and their respective affiliates during fiscal years 2007 and 2006. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2007	2006
	(In millions)

Audit Fees	$7.7	$7.0
Audit-Related Fees	0.3	2.2
Tax Fees	1.2	1.1
All Other Fees	—	—

Total	$9.2	$10.3

Audit Fees consist of fees for professional services rendered by Flextronics’s independent registered public accounting firm for the audit of the company’s annual consolidated financial statements included in its Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of the company’s quarterly consolidated financial statements included in its Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by Flextronics’s independent registered public accounting firm that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements and not included in Audit Fees. In fiscal year 2006, these fees related primarily to assurance services performed in conjunction with the divestitures of Flextronics’s Network Services and Semiconductor divisions, and the pending divestiture of Flextronics’s Software Development and Solutions business.

Tax Fees consist of fees for professional services rendered by Flextronics’s independent registered public accounting firm for tax compliance, tax advice, tax consultation and tax planning services.

All Other Fees consist of fees for professional services rendered by Flextronics’s independent registered public accounting firm for permissible non-audit services, if any. Flextronics did not incur fees under this category during fiscal years 2007 and 2006.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to Flextronics in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Flextronics Board recommends a vote “FOR” the re-appointment of Deloitte &
Touche LLP, upon the recommendation of the Audit Committee, as the company’s independent registered public accounting firm for fiscal year 2008 and authorization of the
Board, upon the recommendation of the Audit Committee, to
fix its remuneration.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report,” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Flextronics specifically incorporates this information by reference into any such filing.

The Audit Committee assists the board of directors of Flextronics in overseeing the company’s financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of Flextronics’s independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on Flextronics’s website at www.flextronics.com/en/Investors/CorporateGovernance/tabid/67/Default.aspx. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the NASDAQ Stock Market LLC. The current members of the committee are Mr. Bingham, Mr. Shah and Mr. Tan. Each is an independent director as defined by the applicable rules of Nasdaq.

Flextronics’s financial and senior management supervise its systems of internal controls and the financial reporting process. Flextronics’s independent registered public accounting firm perform an independent audit of Flextronics’s consolidated financial statements in accordance with generally accepted auditing standards and express opinions on these consolidated financial statements and management’s assessment of the effectiveness of Flextronics’s internal control over financial reporting. In addition, Flextronics’s independent registered public accounting firm express their own opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of Flextronics and its independent registered public accounting firm the company’s audited consolidated financial statements for the fiscal year ended March 31, 2007, as well as management’s assessment and the company’s independent registered public accounting firm’s evaluation of the effectiveness of the company’s internal control over financial reporting. Flextronics’s management represented to the Audit Committee that its audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with Flextronics’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. The Audit Committee has also received from Flextronics’s independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Flextronics’s independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by Flextronics’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. All audit and permissible non-audit services performed by the independent registered public accounting firm during fiscal year 2007 and fiscal year 2006 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s discussions with the management of Flextronics and the company’s independent registered public accounting firm and based on the Audit Committee’s review of the company’s audited consolidated financial statements together with the reports of its independent registered public accounting firm on the consolidated financial statements and the representations of its management with regard to these consolidated financial statements, the Audit Committee recommended to the company’s board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which was filed with the SEC on May 29, 2007.

Submitted by the Audit Committee of the Board of Directors:

H. Raymond Bingham
Ajay B. Shah
Lip-Bu Tan

FLEXTRONICS PROPOSAL NO. 5: ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ISSUANCES

Flextronics is incorporated in the Republic of Singapore. Under Singapore law, Flextronics’s directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from the company’s shareholders. If this proposal is approved, the authorization would be effective from the date of the 2007 annual general meeting until the earlier of (i) the conclusion of the 2008 annual general meeting or (ii) the expiration of the period within which the 2008 annual general meeting is required by law to be held. The 2008 annual general meeting is required to be held no later than 15 months after the date of the 2007 annual general meeting and no later than six months after the date of

Flextronics’s 2008 fiscal year end (Singapore law allows for a one-time application for an extension of up to a maximum of three months to be made with the Singapore Accounting and Corporate Regulatory Authority).

Flextronics’s board believes that it is advisable and in the best interests of the company’s shareholders for its shareholders to authorize the directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of Flextronics’s ordinary shares as well as instruments convertible into its ordinary shares; and

•	in connection with Flextronics’s equity compensation plans and arrangements.

Notwithstanding this general authorization to issue Flextronics’s ordinary shares, Flextronics will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of Nasdaq, such as where the company proposes to issue ordinary shares that will result in a change in control of the company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of its outstanding ordinary shares.

In connection with the merger, Flextronics is also requesting separate approval from its shareholders at the 2007 annual general meeting to allot and issue its ordinary shares to stockholders of Solectron pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007, entered into among Flextronics, Saturn Merger Corp., a wholly-owned subsidiary of Flextronics, and Solectron. For a discussion of this proposal, see the section entitled “Solectron Proposal and Flextronics Proposal No. 1” on page 44 of this joint proxy statement/prospectus. For a discussion of the issuance of Flextronics ordinary shares in connection with the merger, refer to the sections entitled “The Merger Agreement — Merger Consideration” beginning on page 86 of this joint proxy statement/prospectus and “The Merger Agreement — Election of Merger Consideration” beginning on page 88 of this joint proxy statement/prospectus. The merger agreement has been attached as Annex A-1 to this joint proxy statement/prospectus.

Flextronics’s board expects that it will continue to issue ordinary shares and grant options and stock bonus awards in the future under circumstances similar to those in the past. As of the date of this joint proxy statement/prospectus, other than issuances of ordinary shares in connection with the merger and the issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with equity compensation plans and arrangements, Flextronics has no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, Flextronics’s board believes that it is advisable and in the best interests of the company’s shareholders for its shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide the company with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of the company’s ordinary shares as well as instruments convertible into its ordinary shares.

As of March 31, 2007:

•	607,544,548 ordinary shares were issued and outstanding;

•	56,154,415 ordinary shares were reserved for issuance upon the exercise of outstanding options and pursuant to other awards under Flextronics’s equity compensation plans;

•	29,055,336 ordinary shares were available for grant under Flextronics’s equity compensation plans; and

•	1,518,951 shares were reserved for issuance upon conversion of Flextronics’s outstanding convertible notes.

If this proposal is approved, Flextronics’s directors would be authorized to issue, during the period described above, ordinary shares subject to applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of Flextronics’s ordinary shares on the NASDAQ Global Select Market.

Flextronics is submitting this proposal because it is required to do so under Singapore law before the board can issue any ordinary shares in connection with strategic transactions, public and private offerings and in connection with the company’s equity compensation plans. Flextronics is not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of Flextronics, the company could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of its existing shareholders. This could also have the effect of impeding the efforts of Flextronics’s shareholders to remove an incumbent director and replace him with a new director of their choice. These potential effects could limit the opportunity for Flextronics’s shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

The Flextronics Board recommends a vote “FOR” the resolution to authorize ordinary share issuances.

FLEXTRONICS PROPOSAL NO. 6: ORDINARY RESOLUTION TO APPROVE DIRECTOR CASH COMPENSATION AND CASH COMPENSATION FOR THE CHAIRMEN OF THE STANDING BOARD COMMITTEES (IF APPOINTED) AND FOR COMMITTEE PARTICIPATION

Under the Companies Act, Flextronics may only provide cash compensation to its directors for services rendered in their capacity as directors with the prior approval from the company’s shareholders at a general meeting. Flextronics believes that it is advisable and in the best interests of the company’s shareholders for its shareholders to authorize the company to provide the following annual cash compensation to its Directors:

•	annual cash compensation of $60,000, payable quarterly in arrears, to each of Flextronics’s non-employee directors for services rendered as a director;

•	additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Audit Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee;

•	additional annual cash compensation of $15,000, payable quarterly in arrears to each other non-employee director of Flextronics who serves on the Audit Committee for his or her participation on the Audit Committee;

•	additional annual cash compensation of $25,000, payable quarterly in arrears to the Chairman of the Compensation Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Compensation Committee and for his or her participation on the Compensation Committee;

•	additional annual cash compensation of $10,000, payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Nominating and Corporate Governance Committee and for his or her participation on the Nominating and Corporate Governance Committee;

•	additional annual cash compensation of $10,000, payable quarterly in arrears to the Chairman of the Finance Committee (if appointed) of the Board of Directors of Flextronics for services rendered as Chairman of the Finance Committee and for his or her participation on the Finance Committee; and

•	additional annual cash compensation of $5,000, payable quarterly in arrears to each of Flextronics’s non-employee directors for their participation on each standing committee (other than the Audit Committee) of the board of directors of Flextronics on which such director serves.

Flextronics’s standing committees of the board of directors are currently the Audit, Compensation, Nominating and Corporate Governance and Finance Committees.

Flextronics believes that this authorization will benefit its shareholders by enabling the company to attract and retain qualified individuals to serve as directors of the company and to continue to provide leadership for the company with the goal of enhancing long-term value for the company’s shareholders.

For additional information about compensation paid to Flextronics’s non-employee directors, including compensation paid for the fiscal year ended March 31, 2007, changes in the cash compensation made pursuant to this proposal, and equity compensation paid to non-employee directors, please see the section entitled “Non-Management Directors’ Compensation for Fiscal Year 2007” on page 139 of this joint proxy statement/prospectus.

The Flextronics Board recommends a vote “FOR” the resolution to approve directors’ cash compensation and cash compensation for the
Chairmen of the standing Board committees (if appointed) and for committee participation.

FLEXTRONICS PROPOSAL NO. 7: ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

Flextronics’s purchases or acquisitions of its ordinary shares must be made in accordance with, and in the manner prescribed by, the Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may from time to time be applicable.

Singapore law requires Flextronics to obtain shareholder approval of a “general and unconditional share purchase mandate” given to the company’s directors if the company wishes to purchase or otherwise acquire its ordinary shares. This general and unconditional mandate is referred to in this joint proxy statement/prospectus as the Share Purchase Mandate, and it allows Flextronics’s directors to exercise all of the company’s powers to purchase or otherwise acquire its issued ordinary shares on the terms of the Share Purchase Mandate. Although Flextronics’s shareholders approved a renewal of the Share Purchase Mandate at the 2006 annual general meeting, the company’s directors have not exercised any of the its powers to purchase or otherwise acquire any of its ordinary shares pursuant to the 2006 renewal of the Share Purchase Mandate. The Share Purchase Mandate renewed at the 2006 annual general meeting will expire on the date of the 2007 annual general meeting. Accordingly, Flextronics is submitting this proposal to seek approval from its shareholders at the 2007 annual general meeting for another renewal of the Share Purchase Mandate.

If renewed by shareholders at the 2007 annual general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by Flextronics’s shareholders at a general meeting, continue in force until the earlier of the date of the 2008 annual general meeting or the date by which the 2008 annual general meeting is required by law to be held.

The authority and limitations placed on Flextronics’s share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2007 Annual General Meeting, are summarized below:

Limit on Allowed Purchases

Flextronics may only purchase or acquire ordinary shares that are issued and fully paid up. Flextronics may not purchase or acquire more than 10% of the total number of issued ordinary shares outstanding at the date of the 2007 annual general meeting. Any of Flextronics’s ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 10% limit.

Purely for illustrative purposes, on the basis of 608,940,696 issued ordinary shares outstanding as of July 10, 2007, and assuming that no additional ordinary shares are issued on or prior to the 2007 annual general meeting, and that no ordinary shares are held as treasury shares, pursuant to the proposed Share Purchase Mandate, Flextronics would be able to purchase not more than 60,894,069 issued ordinary shares.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•	the date on which Flextronics’s next Annual General Meeting is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•	market purchases on the NASDAQ Global Select Market or any other stock exchange on which Flextronics’s ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by the company for that purpose; and/or

•	off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which Flextronics’s ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Companies Act.

If Flextronics decides to purchase or acquire its ordinary shares in accordance with an equal access scheme, the company’s directors may impose any terms and conditions as they see fit and as are in the company’s interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the rules of the Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•	the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each ordinary share will be determined by Flextronics’s Directors. The maximum purchase price to be paid for the ordinary shares as determined by Flextronics’s directors must not exceed:

•	in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of Flextronics’s ordinary shares quoted or reported on the NASDAQ Global Select Market at the time the purchase is effected; and

•	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of Flextronics’s ordinary shares, which means the closing price of an ordinary share as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which Flextronics’s ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which the company announces its intention to make an offer for the purchase or acquisition of its ordinary shares from holders of its ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Treasury Shares

Under the Companies Act, ordinary shares purchased or acquired by Flextronics may be held as treasury shares. Some of the provisions on treasury shares under the Companies Act, are summarized below:

Maximum Holdings.  The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.

Voting and Other Rights.  Flextronics may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings and, for the purposes of the Companies Act, the company shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of Flextronics’s assets may be made, to the company in respect of treasury shares, other than the allotment of ordinary shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the subdivision or consolidation, respectively.

Disposal and Cancellation.  Where ordinary shares are held as treasury shares, Flextronics may at any time:

•	sell the treasury shares for cash;

•	transfer the treasury shares for the purposes of or pursuant to an employees’ share scheme;

•	transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

•	cancel the treasury shares; or

•	sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with Flextronics’s Articles of Association and applicable laws of Singapore shall be used. Flextronics intends to use its internal sources of funds and/or borrowed funds to finance any purchase or acquisition of its ordinary shares. Flextronics’s directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect the company’s working capital requirements.

Previously, any payment made by Flextronics in consideration of the purchase or acquisition of ordinary shares was required to be made out of the company’s distributable profits. The Companies Act permits Flextronics to purchase and acquire its ordinary shares out of its capital or profits. Acquisitions or purchases made out of capital are permissible only so long as Flextronics is solvent for the purposes of section 76F(4) of the Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares in accordance with the provisions of the Companies Act and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of the payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

Any ordinary share that Flextronics purchases or acquires will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such ordinary share will expire on cancellation (unless such ordinary share is held by Flextronics as a treasury share). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by Flextronics and which are not held by it as treasury shares.

Flextronics will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

Financial Effects

Flextronics’s net tangible assets and the consolidated net tangible assets of the company’s subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled or held as treasury stock. Flextronics does not anticipate that the purchase or acquisition of its ordinary shares in accordance with the Share Purchase Mandate would have a material impact on the company’s consolidated results of operations, financial condition and cash flows.

The financial effects on Flextronics and Flextronics’s group (including the company’s subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of the company’s profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.

Under the Companies Act, purchases or acquisitions of ordinary shares by Flextronics may be made out of the company’s profits and/or its capital. Where the consideration paid by Flextronics for the purchase or acquisition of ordinary shares is made out of the company’s profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by the company. Where the consideration that Flextronics pays for the purchase or acquisition of ordinary shares is made out of the company’s capital, the amount available for the distribution of cash dividends by the company will not be reduced. To date, Flextronics has not declared any cash dividends on its ordinary shares and has no current plans to pay cash dividends in the foreseeable future.

Rationale for the Share Purchase Mandate

Flextronics believes that a renewal of the Share Purchase Mandate at the 2007 annual general meeting will benefit its shareholders by providing the company’s directors with appropriate flexibility to repurchase ordinary shares if the directors believe that such repurchases would be in the best interests of the company’s shareholders. Flextronics’s decision to repurchase its ordinary shares from time to time will depend on the company’s continuing assessment of then-current market conditions, its need to use available cash to finance acquisitions and other strategic transactions, the level of its debt and the terms and availability of financing.

Take-Over Implications

If, as a result of Flextronics’s purchase or acquisition of its issued ordinary shares, a shareholder’s proportionate interest in the company’s voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of Flextronics, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for the company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer under Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of Flextronics purchasing or acquiring its issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of Flextronics’s voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by Flextronics should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Flextronics Board recommends a vote “FOR” the resolution to approve the proposed renewal of the Share Purchase Mandate.

FLEXTRONICS PROPOSALS NOS. 8 AND 9: ORDINARY RESOLUTIONS TO APPROVE AMENDMENTS TO FLEXTRONICS’S 2001 EQUITY INCENTIVE PLAN

Overview of Amendments

Flextronics’s shareholders are being asked to approve amendments to its 2001 Equity Incentive Plan, which is referred to below as the 2001 Plan. The principal features of the 2001 Plan are summarized below. However, this summary is not a complete description of all of the provisions of the 2001 Plan. The full text of the 2001 Plan as proposed to be amended is attached as Annex H to this joint proxy statement/prospectus.

The amendments to the 2001 Plan provide for:

(a) an increase in the sub-limit on the maximum number of ordinary shares which may be issued as stock bonus awards from 10 million shares to 15 million shares; and

(b) an increase in the share reserve by 10 million shares to an aggregate of 42 million ordinary shares.

Reasons for Amendments

The Flextronics board believes these amendments are necessary for the company to continue to attract and retain the services of well-qualified employees (including officers) and directors who will contribute to the company’s success by their ability, ingenuity and industry knowledge, and to provide incentives to such personnel and board members that are linked directly to increases in shareholder value, and will therefore inure to the benefit of all shareholders of Flextronics.

Flextronics is proposing that the aggregate 10 million share sub-limit on stock bonus awards that may be issued pursuant to the 2001 Plan be increased to a 15 million share sub-limit so that Flextronics may continue to award stock bonuses to attract and retain employees and directors. As of          , 2007,           shares had been issued pursuant to stock bonus awards and there were outstanding stock bonus awards under the 2001 Plan covering           shares. Accordingly, unless Flextronics’s shareholders approve the increase in the 10 million share limitation, Flextronics will be limited in its ability to make stock bonus awards.

As of          , 2007, there were           ordinary shares available for issuance pursuant to additional options and stock bonus awards under the 2001 Plan. If Flextronics Proposal No. 9 is passed,           ordinary shares will be available for issuance pursuant to additional options and stock bonus awards under the 2001 Plan. Flextronics has used and intends to continue using stock option and stock bonus awards as incentives to attract, retain and motivate its directors and employees. With the growing worldwide demand for talent, the appropriate use of equity awards remains an essential component of Flextronics’s overall compensation philosophy. Consequently, Flextronics believes the approval of the increase in the 2001 Plan share reserve is important to its continued growth and success.

2001 Plan History

Flextronics’s board of directors adopted the 2001 Plan in August 2001 and the company’s shareholders approved the board’s adoption of the 2001 Plan in September 2001 with an initial reserve of 7,000,000 ordinary shares. On June 29, 2004, Flextronics’s board adopted amendments to the 2001 Plan that were approved by the company’s shareholders in September of 2004. Those amendments increased the share reserve by 20,000,000 ordinary shares to 27,000,000 ordinary shares and added stock bonus awards as a type of award under the 2001 Plan. Subsequently, on September 20, 2006, Flextronics’s board adopted amendments to the 2001 Plan that were approved by the company’s shareholders in October of 2006. Those amendments eliminated a 2,000,000 sub-limit on the number of ordinary shares subject to stock bonus awards which may be outstanding at any time during the term of the 2001 Plan, modified the automatic option grant to non-employee directors of 12,500 options following each annual general meeting so that the option grant would not be pro-rated based on the service of the director during the prior 12 months and increased the share reserve by 5,000,000 ordinary shares to 32,000,000 ordinary shares. In addition, on May 1, 2007, the board adopted and approved amendments to the 2001 Plan to require minimum performance periods for stock bonus awards granted under the 2001 Plan. The 2001 Plan also consolidates ordinary shares that were available for issuance under prior company plans and certain assumed plans, and any ordinary shares that were issuable upon exercise of options or other awards granted under those plans that expire or become unexercisable for any reason without having been exercised in full become available for grant under the 2001 Plan.

Ordinary Shares Subject to the 2001 Plan

As of          , 2007, there were           ordinary shares subject to outstanding options and other awards granted under Flextronics’s 2001 Plan, which includes shares that were previously available for issuance under Flextronics’s 1993 Share Option Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim

Option Plan, and all assumed plans. If Flextronics Proposal No. 9 is passed,           ordinary shares will be available for issuance pursuant to additional options and stock bonus awards under the 2001 Plan. In addition, shares that are subject to issuance under outstanding awards that cease to be subject to such awards for any reason other than exercise or vesting of such awards, as well as shares that cease to be subject to awards under prior and assumed plans that were consolidated into the 2001 Plan, will be available for grant under the 2001 Plan.

In the event any change is made to Flextronics’s outstanding ordinary shares by reason of any recapitalization, bonus issue, stock split, combination of shares, exchange of shares or other changes affecting the outstanding shares as a class, appropriate adjustments will be made to the maximum number and/or class of securities issuable under the 2001 Plan, the maximum number and/or class of securities for which any participant may be granted awards over the term of the 2001 Plan or that may be granted generally under the terms of the 2001 Plan, the number and/or class of securities and price per share in effect under each outstanding award, and the number and/or class of securities for which automatic option grants are to be subsequently made to newly-elected or continuing non-employee directors.

Administration

The 2001 Plan contains two separate equity incentive programs: a discretionary stock option/stock bonus program and an automatic stock option grant program. The discretionary program is administered by the Compensation Committee, which is referred to in this section as the Plan Administrator. The Plan Administrator has complete discretion, subject to the provisions of the 2001 Plan, to authorize option grants and awards of stock bonuses under the 2001 Plan. All grants under the automatic option grant program must be made in strict compliance with the provisions of that program, and no administrative discretion may be exercised by the Plan Administrator with respect to the automatic grants.

Eligibility

Flextronics’s executive officers, members of its board of directors, and all of its employees and those of its subsidiaries are eligible to participate in the discretionary program. Non-employee directors are also eligible to participate in the automatic option grant program. Non-employee directors may not participate in the automatic option grant program if such participation is prohibited or restricted, either absolutely or subject to various securities requirements, whether legal or administrative, then being complied with in the jurisdiction in which such director is a resident. Non-employee directors may not receive awards in excess of an aggregate of 100,000 ordinary shares per calendar year. In no event may any one participant in the 2001 Plan receive awards for more than 4,000,000 ordinary shares in the aggregate per calendar year under the 2001 Plan.

As of          , 2007, five executive officers, seven non-employee directors and approximately           employees were eligible to participate in the discretionary stock option/stock bonus program under the 2001 Plan, and seven non-employee directors were eligible to participate in the automatic option grant program.

Transferability

In general, awards granted under the 2001 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards may be transferred to family members through a gift or domestic relations order. Subject to applicable laws, certain optionees who reside outside of the United States and Singapore may assign their award to a financial institution located outside of the United States and Singapore.

Equity Incentive Programs

Discretionary Stock Option/Stock Bonus Program

Options may be granted under the discretionary program at an exercise price per share not less than 100% of the fair market value per ordinary share on the option grant date. Each option granted under this program generally is exercisable as determined by the Plan Administrator. Options will not be exercisable more than 10 years after the date of grant, and options granted to non-employees will not be exercisable more than five years after the date of grant.

Options granted under the 2001 Plan generally may be exercised as to vested shares for a period of time after the termination of the option holder’s service to Flextronics or one of its subsidiaries. Generally, the Plan Administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Singapore law prevents Flextronics from granting certain forms of restricted stock. As a result, Flextronics expanded its compensation program in 2004 by adding stock bonus awards — either an outright stock bonus or a type of contingent stock award sometimes referred to as restricted stock units — as a type of award under the 2001 Plan. Stock bonuses may be granted outright or contingent upon satisfaction of conditions determined by the Plan Administrator and communicated to the potential recipient in advance. As the conditions to issuance of shares must be met in advance, the shares when issued are not subject to vesting and no additional payment is required (satisfaction of the condition(s) being viewed as a form of payment). The condition(s) to issuances of shares under a stock bonus award could be a single requirement, such as remaining in Flextronics’s service for a period of time, or many requirements, such as meeting individual or company-wide performance goals. Any stock bonus awards which vest based on performance goals are subject to a minimum performance period of one year, and any stock bonus award with vesting based solely on the passage of time and continued service to the company has a minimum performance period of three years. In no event may stock bonus awards which are not subject to minimum performance periods exceed 5% of the total shares reserved and available for issuance under the 2001 Plan.

Automatic Option Grant Program

Under the automatic option grant program, each individual who initially becomes a non-employee director will automatically be granted at that time options to purchase 25,000 ordinary shares. In addition, on the date of each annual general meeting, continuing non-employee directors automatically will be granted options to purchase 12,500 ordinary shares.

Each option granted under this program must have an exercise price per share equal to 100% of the fair market value per ordinary share on the grant date and a maximum term of five years. Each option becomes exercisable as to 25% of the total shares one year after the date of grant and as to 1/48th of the total shares each month thereafter.

Each automatic option grant will automatically accelerate upon an acquisition of Flextronics by merger or asset sale or a hostile change in control of Flextronics. In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to Flextronics for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

Valuation

The fair market value per ordinary share on any relevant date under the 2001 Plan is the closing sales price per share on that date on the NASDAQ Global Select Market. As of July 10, 2007, the closing price of Flextronics’s ordinary shares on the NASDAQ Global Select Market was $10.89 per share.

Acceleration

Except for grants made under the automatic option grant program described above, in the event of a dissolution or liquidation or if Flextronics is acquired by merger or asset sale or in the event of other change of control events, each outstanding award under the discretionary program shall automatically accelerate so that each such award shall, immediately prior to the effective date of such transaction, become fully vested with respect to the total number of shares then subject to such award. However, subject to the specific terms of a given award, vesting shall not so accelerate if, and to the extent, such award is either to be assumed or replaced with a comparable right covering shares of the capital stock of the successor corporation or parent thereof or is replaced with a cash incentive program of the successor corporation which preserves the inherent value existing at the time of such transaction. Certain outstanding options granted to executive officers provide for acceleration either (i) if the executive is terminated without cause or leaves for good reason within, or remains employed for, the first 12 months following a change of control, or (ii) if the executive is terminated or the executive’s duties are substantially reduced or changed during the 18-month period following a change of control. For additional information, see the section entitled “Executive Compensation — Potential Payments on Termination or Change of Control” beginning on page 174 of this joint proxy statement/prospectus.

The acceleration of vesting in the event of a change in the ownership or control of Flextronics may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the company.

Payment for Shares

The consideration for shares to be issued under the 2001 Plan may be paid in cash, by executing a same-day sale, by cancellation of indebtedness, by conversion of a convertible note issued by Flextronics or through waiver of compensation due.

Amendment and Termination

The board of directors of Flextronics may at any time amend or modify the 2001 Plan in any or all respects, except that any such amendment or modification may not adversely affect the rights of any holder of an award previously granted under the 2001 Plan unless such holder consents. The board may terminate the 2001 Plan at any time. In addition, the automatic option grant program may not be amended more frequently than once every six months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the board may not, without the approval of Flextronics’s shareholders:

•	amend the 2001 Plan to materially increase the maximum number of ordinary shares issuable under the 2001 Plan, the number of ordinary shares for which options may be granted to newly-elected or continuing non- employee directors, or the maximum number of ordinary shares for which any one individual participating in the 2001 Plan may be granted options;

•	materially modify the eligibility requirements for participation in the 2001 Plan; or

•	materially increase the benefits accruing to participants in the 2001 Plan.

Term of the 2001 Plan

Unless terminated earlier, the 2001 Plan will continue until August 2011, 10 years after the date the 2001 Plan was adopted by the board of directors of Flextronics.

U.S. Federal Income Tax Consequences of Option Grants and Stock Bonus Awards

The following is a general summary as of the date of this joint proxy statement/prospectus of the United States federal income tax consequences to Flextronics and employees participating in the 2001 Plan. Federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the 2001 Plan. The following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences for participants who are subject to tax in other countries.

Options granted under the 2001 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The United States federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options.  No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised unless the optionee is subject to the alternative minimum tax or the optionee exercises the option more than three months after his or her employment with Flextronics. The optionee will, however, recognize taxable income in the year in which the acquired shares are sold or otherwise disposed of. For United States federal income tax purposes, dispositions are either qualifying or disqualifying dispositions. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the date on which the shares are transferred to the optionee pursuant to the option’s exercise. Upon a qualifying disposition, any gain or loss, generally measured by the difference between the amount realized on the sale of shares and the option exercise price, will be treated as capital gain or loss. If either of these two holding periods is not satisfied, then a disqualifying disposition results. Upon a disqualifying disposition, the optionee generally recognizes ordinary income in the amount of the lesser of (i) the difference between the fair market value of the shares at the time of the option’s exercise, and the option’s exercise price or (ii) the amount realized on the sale and the option’s exercise price. Any ordinary income recognized is added to the optionee’s basis for purposes of determining any additional gain on the sale; any such additional gain will be capital gain.

If the optionee makes a disqualifying disposition of the acquired shares, Flextronics may be entitled to a deduction from its U.S. taxable income for the taxable year in which such disposition occurs, equal to the amount of ordinary income the employee recognizes. In no other instance will Flextronics be allowed a deduction with respect to the optionee’s disposition of the acquired shares.

Non-Statutory Options.  Taxable income generally is not recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the acquired shares on the exercise date over the exercise price paid for the shares, and Flextronics will be entitled to a deduction with respect to, and be required to satisfy the tax withholding requirements applicable to, such income.

Stock Bonuses.  Upon issuance of shares pursuant to a stock bonus, the employee will have ordinary income in the amount of the fair market value of the issued stock on the date of issuance. Any further gain or loss upon disposition of the stock will be short-or long-term capital gain or loss, depending on the employee’s holding period as measured from the date of issuance. Flextronics will generally have a withholding obligation, and be entitled to a deduction, in the amount the employee recognizes as ordinary income.

Section 162(m).  Any United States income tax deductions that would otherwise be available to Flextronics may be subject to a number of restrictions under the Internal Revenue Code, including Section 162(m), which can limit the deduction for compensation paid to Flextronics’s Chief Executive Officer and Flextronics’s other four most highly compensated executive officers.

New Plan Benefits Under 2001 Plan

The number of shares to be issued under the 2001 Plan to the individuals and groups listed below and the net values to be realized upon such issuances are discretionary, and therefore, not determinable:

•	Michael McNamara, Flextronics’s Chief Executive Officer;

•	Thomas Smach, Flextronics’s Chief Financial Officer;

•	each of Flextronics’s three other most highly compensated executive officers;

•	all current executive officers as a group;

•	all employees, including all current officers who are not executive officers, as a group.

The Flextronics Board recommends a vote “FOR”
the approval to amend the 2001 Equity Incentive Plan to increase the sub-limit on the maximum number of shares which may be issued as stock bonus awards under the 2001 Plan from 10 million shares to 15 million shares.

The Flextronics Board recommends a vote “FOR”
the approval of the increase in the number of ordinary shares authorized for issuance under the 2001 Equity Incentive Plan.

EXECUTIVE OFFICERS

The names, ages and positions of Flextronics’s executive officers as of July 11, 2007 are as follows:

Name	Age	Position

Michael M. McNamara	50	Chief Executive Officer
Thomas J. Smach	47	Chief Financial Officer
Christopher Collier	38	Senior Vice President, Finance
Carrie L. Schiff	41	Senior Vice President and General Counsel
Werner Widmann	55	President, Multek

Michael M. McNamara.  Mr. McNamara has served as Flextronics’s Chief Executive Officer since January 2006, and as a member of Flextronics’s board of directors since October 2005. Prior to his promotion, Mr. McNamara served as Flextronics’s Chief Operating Officer from January 2002 through January 2006, as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.

Thomas J. Smach.  Mr. Smach has served as Flextronics’s Chief Financial Officer since December 2004. Prior to his promotion, he served as Senior Vice President, Finance from April 2000 to December 2004 following Flextronics’s acquisition of the Dii Group, Inc., a provider of electronics manufacturing services. From August 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of the Dii Group, Inc. Mr. Smach is a certified public accountant and he received a B.S. in Accounting from State University of New York at Binghamton.

Christopher Collier.  Mr. Collier, Flextronics’s Principal Accounting Officer since May 1, 2007, has served as Flextronics’s Senior Vice President of Finance since December 2004. Prior to his appointment as Senior Vice President of Finance in 2004, Mr. Collier served as Vice President of Finance and Corporate Controller since he joined Flextronics in April 2000. Mr. Collier is a certified public accountant and he received a B.S. in Accounting from State University of New York at Buffalo.

Carrie L. Schiff.  Ms. Schiff has served as Flextronics’s Senior Vice President and General Counsel since June 1, 2006. Prior to her appointment as Senior Vice President and General Counsel, Ms. Schiff served as Vice President, General Counsel from February 1, 2004 to June 1, 2006 and as Associate General Counsel from July 2001 through January 2004. Prior to joining Flextronics, Ms. Schiff was the Senior Vice President, Corporate Development of USA.Net, Inc. from April 1999 until June 2001. Preceding USA.Net, Inc., Ms. Schiff was a partner with the firm of Cooley Godward. Ms. Schiff received an A.B. from the University of Chicago and her law degree from the University of California, Los Angeles.

Werner Widmann.  Mr. Widmann has served as President, Multek since January 2004. Prior to his promotion, he served as General Manager of Multek Germany beginning in October 2002. Prior to joining Multek, Mr. Widmann was Managing Director of Inboard from 1999 to 2002 and held various technical and managerial positions with STP, NPI, Siemens AG and IBM Sindelfingen throughout his 33 year-career in the PCB industry. Mr. Widmann received his degree in mechanical/electrical engineering from the University for Applied Sciences (Fachhochschule), Karlsruhe.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report,” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Flextronics specifically incorporates this information by reference into any such filing.

The Compensation Committee of the Board of Directors of Flextronics has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 158 of this joint proxy statement/prospectus. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Flextronics’s proxy statement for the 2007 Annual General Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

James A. Davidson
Rockwell A. Schnabel

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, Flextronics discusses the material elements of its compensation programs and policies, including the objectives of its compensation programs and the reasons why Flextronics pays each element of its executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, who are referred to as the named executive officers:

Name	Title

Michael M. McNamara	Chief Executive Officer
Thomas J. Smach	Chief Financial Officer
Nicholas E. Brathwaite	Chief Technology Officer
Werner Widmann	President, Multek
Peter Tan	President and Managing Director, Flextronics Asia

This discussion focuses on compensation and practices relating to the named executive officers for Flextronics’s 2007 fiscal year.

Compensation Committee

The Compensation Committee of Flextronics’s board of directors (referred to in this discussion as the Committee) approves the goals and objectives relating to executive compensation, and determines the compensation of the Chief Executive Officer and all other executive officers. The Committee also oversees management’s decisions concerning the performance and compensation of other company officers, administers the equity compensation plans, and evaluates the effectiveness of the company’s overall executive compensation program.

Independent Consultants and Advisors

The Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. During the company’s 2007 fiscal year, the Committee engaged Pearl Meyer & Partners to advise on certain executive compensation matters. Pearl Meyer has not provided any other services to the company and has received no compensation other than with respect to the services provided to the Committee. The Committee has continued to engage Pearl Meyer on fiscal year 2008 executive compensation matters and expects that it will continue to retain an independent compensation consultant on future executive compensation matters.

Compensation Philosophy and Objectives

Flextronics believes that the quality, skills and dedication of its executive officers are critical factors affecting the company’s performance and shareholder value. The company’s key compensation goals are to:

•	attract superior executive talent;

•	retain and motivate its executives;

•	reward past performance;

•	provide incentives for future performance; and

•	align the executives’ interests with those of the company’s shareholders.

Accordingly, in determining the amount and mix of compensation, the Committee seeks both to provide a competitive compensation package and to structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as to promote executive retention. To accomplish these objectives, the Committee has structured the compensation program to include the following key features:

•	annual and long-term cash bonuses and certain share bonus awards are earned only if the company achieves pre-established earnings per share and revenue growth targets (and in the cases of certain executives in charge of business units, if similar business unit performance targets are achieved);

•	stock-based compensation directly aligns executives’ interests with those of the company’s shareholders; and

•	deferred cash bonus awards and certain stock-based compensation are designed to promote executive retention, as these elements of compensation only vest over a period of years if the executive remains in the company’s employment.

The Committee does not maintain policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to allocate a substantial majority of the named executive officers’ compensation to components that are performance-based and at-risk.

None of the named executive officers serves pursuant to an employment agreement, and each serves at the will of the company’s board of directors. Similarly, the company generally does not enter into severance agreements with its executive officers. This enables the board to remove an executive officer, if necessary, prior to retirement or resignation whenever it is in the best interests of the company. When an executive officer retires, resigns or is terminated, the Committee exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company.

Competitive Positioning

In determining the amounts and components of compensation for the company’s Chief Executive Officer and Chief Financial Officer, the Committee reviews the compensation levels of companies in both an industry peer group and a peer group of high technology companies with comparable revenues and market capitalization. The companies in the industry peer group consisted of: Arrow Electronics, Inc., Avnet, Inc., Celestica Inc., Jabil Circuit, Inc., Sanmina-SCI Corporation and Solectron Corporation. The companies in the high technology peer group consisted of: Advanced Micro Devices, Inc., Harris Corporation, Intuit Inc., Juniper Networks, Inc., Micron Technology, Inc. and Seagate Technology. The Committee also reviews data of a high technology survey group, which reflects data from a broader group of technology companies with comparable revenues and an industry survey group, which reflects data from a broader group of manufacturing companies with comparable revenues.

The Committee seeks to set overall target compensation for the company’s Chief Executive Officer and Chief Financial Officer at or above the 75th percentile of such compensation for the composite of the high technology peer group and the high technology survey group. In setting this benchmark, the Committee has considered that the company’s revenues are at the 100th percentile of its industry and high technology peer groups.

In determining the amounts and components of compensation for the company’s other executive officers, the Committee seeks to structure competitive compensation arrangements based, in part, upon the nature and scope of these executives’ responsibilities and leadership roles in relation to the Chief Executive Officer and Chief Financial Officer. The Committee also considers the recommendations of the Chief Executive Officer, who based his recommendations for fiscal year 2007 compensation, in part, on the following sources of market data:

1. Hay Group’s 2006 Executive Compensation Report which represents 496 parent organizations and 626 independent operating units of US-based companies, general industry; and

2. Radford’s 2006 Executive Compensation Report which represents 700 organizations in the technology industry.

In this process, the Committee seeks to set overall target compensation for the company’s other executive officers at or above the 75th percentile of such compensation of the composite of these two survey sources.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the company’s executive officers. In making its determinations, the Committee meets with the Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the structure of the company’s compensation programs and compensation decisions, including the performance of individual executives.

Fiscal Year 2007 Executive Compensation Components

Flextronics allocates compensation among the following components for its named executive officers:

•	base salary;

•	annual incentive cash bonuses;

•	long-term incentive cash bonuses;

•	stock-based compensation;

•	deferred compensation; and

•	other benefits.

Base Salary

Base salaries for the executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. The Committee typically reviews base salaries every fiscal year and adjusts base salaries from time to time to take into account competitive market data, individual performance and promotions or changed responsibilities. Mr. McNamara’s annual base salary was increased from $800,000 to $1,000,000 effective January 1, 2006 upon Mr. McNamara’s appointment as the company’s Chief Executive Officer. Base salary levels for the other named executive officers increased between 5.3% and 22.6% in fiscal year 2007 as compared to fiscal year 2006 base salary levels.

Annual Incentive Bonuses

Flextronics’s annual cash bonus program provides its executive officers with the opportunity to earn annual cash bonuses based upon the company’s achievement of pre-established performance goals. The program allocates 50% of the bonus opportunity to achievement of annual targets and 50% to achievement of quarterly targets, provided that if one or more quarterly targets are not met, the executive may recoup the missed quarterly bonus if the annual target is achieved. For Messrs. McNamara, Smach, and Tan, the Committee established fiscal year 2007 bonus opportunities based upon the achievement of year-over-year quarterly and annual earnings per share growth targets, which the Committee believes correlate to enhancement of shareholder value. In the case of Mr. Brathwaite, the Committee established an annual bonus opportunity based upon the achievement of year-over-year quarterly and annual EPS growth and the achievement of revenue and operating profit growth at the company’s components business unit. In the case of Mr. Widmann, the Committee established an annual bonus opportunity based upon the achievement of revenue and operating profit growth at the Multek business unit.

For purposes of determining achievement of these targets, the Committee uses adjusted, non-GAAP diluted earnings per share (and non-GAAP operating profit at the business unit level), which is calculated by excluding after-tax intangible amortization, stock-based compensation expense, gains and losses from divestitures, and restructuring and certain other charges that are included in GAAP earnings per share.

Under the annual bonus program, the Committee sets various bonus levels as a percentage of base salary based on the performance measures described above. Generally, the Committee sets target performance measures so that the maximum bonus awards only will be paid if the company achieves exceptional results, and so that the threshold bonus awards will be paid unless the company performs poorly. If the company fails to achieve the threshold level, no bonus is awarded.

For fiscal year 2007, depending upon attainment of EPS targets (and, in the case of Messrs. Brathwaite and Widmann, the additional business unit performance metrics described above), Messrs. McNamara, Smach, Brathwaite, Tan and Widmann were eligible for maximum bonuses of 300%, 200%, 200%, 150% and 150% of their respective base annual salaries, and threshold bonuses of 37.5%, 25%, 25%, 18.75% and 18.75% of their respective base salaries. Based upon the company’s year-over-year quarterly and annual EPS growth (and, in the case of Messrs. Brathwaite and Widmann, the additional business unit performance metrics described above), Messrs. McNamara, Smach, Brathwaite, Tan and Widmann received annual incentive bonuses ranging between 122% and 300% of their annual base salaries.

For additional information about the annual incentive bonus program, please refer to the Grants of Plan-Based Awards in Fiscal Year 2007 table beginning on page 168 of this joint proxy statement/prospectus, which shows the threshold, target and maximum amounts that were payable under the annual incentive bonus program for fiscal year 2007, and the Summary Compensation Table for Fiscal Year 2007 beginning on page 166 of this joint proxy statement/prospectus, which shows the actual amounts of bonuses paid to the named executive officers for fiscal year 2007.

One-Year Special Performance Bonus Plan for Werner Widmann and Peter Tan

In fiscal year 2007, the Committee established a one-year special performance bonus program for Messrs. Widmann and Tan and certain other senior officers. This program provided for a one-time bonus of $250,000 based upon achievement by the company of pre-established annual EPS and revenue growth targets. For purposes of determining achievement of these targets, the Committee uses non-GAAP measures on the basis discussed above. Based on fiscal year 2007 results, the targets were not achieved and the bonuses were not paid. However, the Committee awarded a bonus of $125,000 to Mr. Widmann based upon its overall evaluation of Mr. Widmann’s fiscal year 2007 compensation and performance of Mr. Widmann’s Multek business unit.

Long-Term Incentive Bonuses

Three-Year Performance Plan

In fiscal year 2007, the Committee established a three-year cash incentive bonus plan. The three-year performance plan is designed to reward the named executive officers and certain other senior officers based upon the achievement by the company of a three-year compounded annual revenue growth rate and a three-year compounded annual EPS growth rate, provided that the individual receiving the bonus remains employed by the company or one of its affiliates at the time the bonus is paid. Under this plan, each of the named executive officers (other than Mr. Tan, who has retired) will be eligible for a bonus of up to $1,000,000 if certain pre-established targets are achieved. For purposes of determining achievement of these targets, the Committee uses non-GAAP measures on the basis discussed above. The Committee established the three-year cash incentive bonus plan to focus senior management on achievement of sustained EPS and revenue growth at levels which result in payment of the

$1,000,000 maximum bonus only if the company performs significantly better than internal targets, with a lesser bonus opportunity if the company achieves its internal growth targets. If the company fails to achieve the target performance level required for the lesser bonus, no bonus will be awarded.

For additional information about the three-year cash incentive bonus plan, please refer to the Grants of Plan-Based Awards in Fiscal Year 2007 table beginning on page 168 of this joint proxy statement/prospectus, which shows the target and maximum amounts payable under the plan.

Stock-Based Compensation

Stock Options and Share Bonus Awards.

The Committee grants stock options and share bonus awards (the equivalent of restricted stock units), which are designed to align the interests of the named executive officers with those of the company’s shareholders and provide each individual with a significant incentive to manage the company from the perspective of an owner, with an equity stake in the business. These awards are also intended to promote executive retention, as unvested stock options and share bonus awards generally are forfeited if the executive voluntarily leaves the company. Each stock option allows the executive officer to acquire Flextronics’s ordinary shares at a fixed price per share (the market price on the grant date) over a period of up to 10 years, thus providing a return to the officer only if the market price of the shares appreciates over the option term. Share bonus awards are structured as either service-based awards, which vest if the executive remains employed through the vesting period, or performance-based awards, which vest only if the company achieves pre-established performance measures. Before the share bonus award vests, the executive has no ownership rights in Flextronics’s ordinary shares.

The size of the option grant or share bonus award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with Flextronics, but the Committee also takes into account (i) the individual’s potential for future responsibility and promotion over the term of the award, (ii) the individual’s personal performance in recent periods, and (iii) the number of options and share bonus awards held by the individual at the time of grant. In addition, the Committee considers competitive equity award data from Flextronics’s peer group.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price. The Committee’s current policy is that options and share bonus awards granted to executive officers are only made during open trading windows. Awards are not timed in relation to the release of material information. The company’s current policy provides that grants to non-executive new hires and follow on grants to non-executives are made on pre-determined dates in each fiscal quarter.

Grants During Fiscal Year 2007

The number of stock options and share bonus awards granted to the named executive officers in fiscal year 2007, and the grant-date fair value of these awards determined in accordance with SFAS 123(R), are shown in the Grants of Plan-Based Awards in Fiscal Year 2007 table beginning on page 168 of this joint proxy statement/prospectus.

Option Exchange Program During Fiscal Year 2007

In April 2006, the Committee authorized the grant of share bonus awards to the named executive officers in exchange for the cancellation of certain stock option awards. The number of options cancelled and share bonus awards issued in exchange for each of the named executive officers is set forth in the following table:

	Aggregate Number
Name	of Options Cancelled	Share Bonus Award

Michael M. McNamara	650,000	200,000
Thomas J. Smach	625,000	200,000
Nicholas E. Brathwaite	750,000	350,000
Peter Tan	100,000	100,000
Werner Widmann	50,000	100,000

The company’s exchange program was designed to retain and motivate the named executive officers. In order to both achieve retention and to have a substantial portion of this compensation be at risk based on key performance measures aligned with the enhancement of shareholder value:

•	50% of the share bonus awards vest in equal annual installments over three years in the cases of Messrs. McNamara, Smach and Brathwaite and over five years in the cases of Messrs. Widmann and Tan (in the case of Mr. Tan, his award was cancelled for periods following his termination date pursuant to his separation agreement discussed under the section entitled “— Change of Control Arrangements — Peter Tan Separation Agreement” beginning on page 165 of this joint proxy statement/prospectus); and

•	50% of the share bonus awards vest in equal annual installments if the company achieves year-over-year, pre-established EPS growth rates, provided that if one or more of the annual EPS growth targets is not met, the unvested portion may be recouped if the subsequent period’s cumulative target is met. For purposes of determining achievement of these targets, the Committee uses non-GAAP measures on the basis discussed under the section entitled “— Annual Incentive Bonuses” beginning on page 160 of this joint proxy statement/prospectus. The performance period for Messrs. McNamara, Smach and Brathwaite is three years, and is five years for Messrs. Widmann and Tan (in the case of Mr. Tan, his award was cancelled for periods following his termination date pursuant to his separation agreement discussed under the section entitled “— Change of Control Arrangements — Peter Tan Separation Agreement” beginning on page 165 of this joint proxy statement/prospectus).

Deferred Compensation

Each of the named executive officers participates in a deferred compensation plan or arrangement. These plans and arrangements are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Messrs. McNamara, Smach and Brathwaite participate in the company’s senior executive deferred compensation plan (referred to as the senior executive plan), and Messrs. Tan and Widmann participate in individual deferral arrangements. As discussed below, the company has made deferred long-term incentive bonuses so that a significant component of the named executive officers’ compensation serves a retentive purpose. In structuring the executive deferred compensation arrangements, the Committee also sought to provide an additional long-term savings plan for the executives in recognition that the company does not otherwise provide the executives with a pension plan or any supplemental executive retirement benefits.

Deferred Compensation for Messrs. McNamara, Smach and Brathwaite.  Under the senior executive plan, a participant may defer up to 80% of his or her base salary and up to 100% of his or her cash bonuses. In addition, at the Committee’s discretion, awards for deferred long-term incentive bonuses may be awarded in return for services to be performed in the future. During fiscal year 2006, the Committee approved deferred bonuses for Mr. McNamara of $5,000,000, Mr. Smach of $3,000,000 and Mr. Brathwaite of $3,000,000. The deferred bonuses (together with earnings) for Mr. McNamara and Mr. Smach vest as follows: (i) 10% vested on April 1, 2006; (ii) 15% vested on April 1, 2007; (iii) an additional 20% will vest on April 1, 2008; (iv) an additional 25% will vest on April 1, 2009; and (v) an additional 30% will vest on April 1, 2010. The deferred bonus (together with earnings) for Mr. Brathwaite vests as follows: (i) 20% vested on April 1, 2006; (ii) 20% vested on April 1, 2007; and (iii) 20% will vest on each of April 1, 2008, 2009 and 2010. Any unvested portions of the deferred bonuses for Messrs. McNamara, Smach and Brathwaite will become 100% vested upon a change of control (as defined in the senior executive plan) if they are employed at that time or if their employment is terminated as a result of death or disability. Other than in cases of death or disability or a change of control, any unvested amounts will be forfeited if the executive’s employment is terminated. Mr. Smach also participates in the Dii Group deferred compensation plan. This plan had been established by the Dii Group, which was acquired by Flextronics in 2000. No further employer or employee contributions have been made under this plan.

Peter Tan Deferred Compensation.  In fiscal year 2006, the Committee approved a deferred bonus for Peter Tan of $3,200,000 in return for services to be performed in the future. The deferred bonus for Mr. Tan was credited to a brokerage account. The deferred bonus (together with earnings) for Mr. Tan originally was scheduled to vest so that 50% would be paid if Mr. Tan’s employment was terminated (other than as a result of death or disability) on or after April 1, 2008, and 100% would be paid if Mr. Tan’s employment was terminated on or after April 1, 2009. On March 31, 2007, Mr. Tan retired as President and Managing Director, Flextronics Asia. Under the terms of Mr. Tan’s separation agreement, the vesting of $2,634,099 of his deferral account was accelerated; the remaining $1,000,000 of the deferral account (together with earnings) will vest 50% on June 30, 2008 and 50% on June 30, 2009, subject to compliance with certain non-solicitation and non-competition covenants.

Werner Widmann Deferred Compensation.  In fiscal years 2006 and 2007, Mr. Widmann was awarded aggregate deferred bonuses of $3,000,000 in return for services to be performed in the future. These deferred bonuses were credited to a brokerage account. The deferred bonuses (together with earnings) for Mr. Widmann vest as follows: (i) 10% vested on July 1, 2007; (ii) an additional 15% will vest on July 1, 2008; (iii) an additional 20% will vest on July 1, 2009; (iv) an additional 25% will vest on July 1, 2010; and (v) an additional 30% will vest on July 1, 2011, provided Mr. Widmann continues to be employed by the company. 100% of the deferred bonus will be paid to Mr. Widmann if his employment is terminated as a result of his death. In the event of a change of control of the company, any unvested deferred bonus will vest based on the percentage of his completed months of service with the company during the six-year period from July 1, 2005 through July 1, 2011.

For additional information about (i) executive contributions to the named executive officers’ deferral accounts, (ii) company contributions to the deferral accounts, (iii) earnings on the deferral accounts, and (iv) deferral account balances as of the end of fiscal year 2007, see the Nonqualified Deferred Compensation in Fiscal Year 2007 table beginning on page 173 of this joint proxy statement/prospectus. The deferral accounts are unfunded and unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of the company’s other general obligations.

Benefits

Executive Perquisites

Perquisites represent a small part of the overall compensation program for the named executive officers. In fiscal year 2007, the company paid the premiums on life insurance or disability insurance for Messrs. McNamara, Smach and Tan, and reimbursed Messrs. McNamara, Smach and Brathwaite for taxes due upon vesting of a portion of their deferred bonuses. The company also provide a vehicle allowance for Messrs. Widmann and Tan. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2007.

401(k) Plan; Multek Pension Plan

Under the company’s 401(k) Plan, all Flextronics’s employees are eligible to receive matching contributions. The matching contribution for the fiscal year 2007 was dollar for dollar on the first 3% of each participant’s pre-tax contributions, plus $0.50 for each dollar on the next 2% of each participant’s pre-tax contributions, subject to maximum limits under the Internal Revenue Code. Flextronics does not provide an excess 401(k) plan for its executive officers.

Mr. Widmann participates in the Multek pension plan. These benefits are described in the section entitled “Executive Compensation — Pension Benefits in Fiscal Year 2007” beginning on page 172 of this joint proxy statement/prospectus. None of the other named executive officers participate in any pension plan.

Other Benefits

Executive officers are eligible to participate in all of the company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.

Change of Control Arrangements

The named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their stock options. These benefits are described and quantified under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change of Control” beginning on page 175 of this joint proxy statement/prospectus. As described in that section, if there is a change of control of Flextronics, the entire unvested portion of the deferred compensation accounts of Messrs. McNamara, Smach and Brathwaite will accelerate, and a percentage of the unvested portion of Mr. Widmann’s deferred compensation account will accelerate based on his period of service. The vesting of Mr. Tan’s deferral account is governed by his separation agreement, which is discussed in the section entitled “— Peter Tan Separation Agreement” below. Certain of Messrs. McNamara’s, Smach’s and Brathwaite’s options are subject to acceleration if there is a change of control and such executive’s employment is terminated or his duties are substantially changed. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that might offer greater security absent these arrangements. In addition, these arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the acceleration of vesting of options only occurs if the executive remains with the company through the change of control and is terminated or his duties are substantially changed, or a double trigger. The Committee determined that a single trigger for acceleration of the executives’ deferred compensation accounts was appropriate in order to provide certainty of vesting for benefits that represent the executives’ primary source of retirement benefits.

Peter Tan Separation Agreement

On March 31, 2007, Peter Tan, a named executive officer, retired as President and Managing Director, Flextronics Asia. Pursuant to Mr. Tan’s separation agreement, Mr. Tan continued as an employee until June 30, 2007. In addition to continuation of salary, eligibility for performance-based bonuses, and continuation of benefits through June 30, 2007, the vesting of $2,634,099 of his deferral account was accelerated; the remaining $1,000,000 of the deferral account (together with earnings) will vest 50% on June 30, 2008 and 50% on June 30, 2009, subject to compliance with certain non-solicitation and non-competition covenants.

EXECUTIVE COMPENSATION

The following table sets forth the fiscal year 2007 compensation for:

•	Flextronics’s chief executive officer;

•	Flextronics’s chief financial officer; and

•	the three other most highly compensated executive officers serving as executive officers at the end of the 2007 fiscal year.

The executive officers included in the Summary Compensation Table for Fiscal Year 2007 are referred to as the “named executive officers.” A detailed description of the plans and programs under which the named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” beginning on page 158 of this joint proxy statement/prospectus. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table for Fiscal Year 2007.

Summary Compensation Table for Fiscal Year 2007

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)		($)

Michael M. McNamara Chief Executive Officer	2007	$1,000,000	$750,000	$—	$2,347,360	$3,000,000	$144,444	$365,304	(7)	$7,607,108

Thomas J. Smach Chief Financial Officer	2007	$650,000	$450,000	$—	$1,390,831	$1,300,000	$111,714	$246,137	(8)	$4,148,682

Nicholas E. Brathwaite Chief Technology Officer	2007	$650,000	$600,000	$324,398	$836,180	$856,376	$92,089	$169,791	(9)	$3,528,834

Werner Widmann(10) President, Multek	2007	$412,977	$125,000	$291,906	$326,789	$502,247	$126,730	$132,295	(11)	$1,917,944

Peter Tan(12) President and Managing Director, Flextronics Asia	2007	$400,000	$—	$267,409	$370,571	$600,000	$52,766	$233,363	(13)	$1,924,109

(1)	Messrs. Smach and Brathwaite deferred a portion of their salaries under Flextronics’s senior executive deferred compensation plan, which amounts are included in the Nonqualified Deferred Compensation in Fiscal Year 2007 table on page 173 of this joint proxy statement/prospectus. Messrs. McNamara, Smach and Brathwaite also contributed a portion of their salaries to their 401(k) savings plan accounts. All amounts deferred are included under this column.

(2)	For Messrs. McNamara, Smach and Brathwaite, this column shows the portions of such named executive officers’ deferred long-term bonuses which vested on April 1, 2007. For additional information about the deferred long-term bonuses, see the sections entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Deferred Compensation” beginning on page 163 of this joint proxy statement/prospectus and the discussion under the section entitled “— Nonqualified Deferred Compensation in Fiscal Year 2007” beginning on page 173 of this joint proxy statement/prospectus.

(3)	Stock awards consist of service-vested and performance-based share bonus awards. The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the compensation cost recognized by Flextronics in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123(R) for share bonus awards granted in and prior to fiscal year 2007. The amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For share bonus awards, fair value is the closing price of Flextronics’s ordinary shares on the date of grant. Such amounts are reduced by the aggregate fair value of stock options surrendered in exchange for the share bonus awards. For additional information about the fiscal year 2007 grant of share bonus awards in exchange for options, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Stock-Based Compensation — Option

Exchange Program during Fiscal Year 2007” beginning on page 163 of this joint proxy statement/prospectus. The full grant-date fair value of share bonus awards granted in fiscal year 2007 is reflected in the Grants of Plan-Based Awards in 2007 table on page 168 of this joint proxy statement/prospectus. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Stock-Based Compensation” under Note 2 to Flextronics’s audited consolidated financial statements for the fiscal year ended March 31, 2007, included in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the compensation cost recognized by Flextronics in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS 123(R) for stock options granted in and prior to fiscal year 2007. The amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. The full grant-date fair value of stock options granted in fiscal year 2007 is reflected in the Grants of Plan-Based Awards in 2007 table on page 168 of this joint proxy statement/prospectus. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2007, 2006 and 2005, see the section entitled “Stock-Based Compensation” under Note 2 to Flextronics’s audited consolidated financial statements for the fiscal year ended March 31, 2007, included in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made prior to fiscal year 2005, see the section entitled “Accounting for Stock-Based Compensation” under Note 2 to Flextronics’s audited consolidated financial statements for the respective fiscal years included in Flextronics’s Annual Report on Form 10-K for those respective fiscal years.

(5)	The amounts in this column represent annual incentive cash bonuses based on fiscal year 2007 performance. Messrs. McNamara, Smach and Brathwaite deferred a portion of their annual incentive bonuses under Flextronics’s senior executive deferred compensation plan, which amounts are included in the Nonqualified Deferred Compensation in Fiscal Year 2007 table on page 173 of this joint proxy statement/prospectus. All amounts deferred are included under this column.

(6)	The amounts in this column represent, in the case of Mr. Widmann, the sum of (A) the increase in the actuarial present value of his accrued pension benefits and (B) above-market earnings on his nonqualified deferred compensation account in fiscal year 2007. In the cases of Messrs. McNamara, Smach, Brathwaite and Tan, the amounts in this column represent above-market earnings on their nonqualified deferred compensation accounts in fiscal year 2007. In the case of Mr. Smach, the amount does not include above-market earnings of $262,767 on his account under the Dii Group deferred compensation plan (which had been established by the Dii Group, which was acquired by Flextronics in 2000; no further employer or employee contributions have been made under this plan). As discussed under the section entitled “— Pension Benefits in Fiscal Year 2007” beginning on page 172 of this joint proxy statement/prospectus, Mr. Widmann participates in the Multek Multilayer Technology GmbH & Co. KG Pension Plan. During fiscal year 2007, the actuarial present value of Mr. Widmann’s pension benefits increased by $21,281. None of the other named executive officers participate in any defined benefit or pension plans. The Pension Benefits in Fiscal Year 2007 table on page 173 of this joint proxy statement/prospectus includes the assumptions used to calculate the increase in the actuarial present value of pension benefits. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to the named executive officers’ deferred compensation accounts. See the Nonqualified Deferred Compensation in Fiscal Year 2007 table on page 173 of this joint proxy statement/prospectus for additional information.

(7)	This amount represents the sum of (A) company matching contributions to Mr. McNamara’s 401(k) saving plan account of $12,550, (B) life insurance premium payments of $564, (C) $7,621 for the reimbursement of taxes with respect to taxes due on Mr. McNamara’s vested deferred compensation amounts for the 2007 fiscal year, and (D) $344,569, representing earnings on the unvested portion of Mr. McNamara’s deferred compensation account.

(8)	This amount represents the sum of (A) company matching contributions to Mr. Smach’s 401(k) saving plan account of $9,925, (B) individual disability premium payments of $845, (C) $4,101 for the reimbursement of taxes with respect to taxes due on Mr. Smach’s vested deferred compensation amounts for the 2007 fiscal year, and (D) $231,266, representing earnings on the unvested portion of Mr. Smach’s deferred compensation account.

(9)	This amount represents the sum of (A) company matching contributions to Mr. Brathwaite’s 401(k) saving plan account of $7,965, (B) $9,132 for the reimbursement of taxes with respect to taxes due on Mr. Brathwaite’s vested deferred compensation amounts for the 2007 fiscal year, and (C) $152,694, representing earnings on the unvested portion of Mr. Brathwaite’s deferred compensation account.

(10)	All compensation paid to and benefits for Mr. Widmann, other than stock awards and option awards were paid in Euros. The amounts have been converted into dollars based on the prevailing exchange rate at the end of the fiscal year.

(11)	This amount represents the sum of (A) a vehicle allowance in the amount of $20,480 and (B) $111,815 representing earnings on the unvested portion of Mr. Widmann’s deferred compensation account. This amount excludes an unvested deferred long-term bonus of $2,412,733 contributed to Mr. Widmann’s deferred compensation account during fiscal year 2007. As the deferred long-term bonus vests, the vested amount will be reported as a bonus in the Summary Compensation Table for Fiscal Year 2007 in future years. Such amount is reflected in the “Flextronics Contributions in Last Fiscal Year” column under the Nonqualified Deferred Compensation in Fiscal Year 2007 table on page 173 of this joint proxy statement/prospectus.

(12)	On March 31, 2007, Mr. Tan, a named executive officer, retired as President and Managing Director, Flextronics Asia.

(13)	This amount represents the sum of (A) life insurance premium payments of $1,141, (B) a vehicle allowance in the amount of $25,250, (C) vehicle-related expenses of $1,984 and (D) $204,988 representing earnings on the unvested portion of Mr. Tan’s deferred compensation account. This amount excludes termination benefits of $2,634,099, representing the acceleration of a previously-awarded deferred bonus, plus accumulated earnings through June 30, 2007, which was not payable until June 30, 2007. For additional information about the termination benefits, see the section entitled “— Potential Payments upon Termination or Change of Control” beginning on page 174 of this joint proxy statement/prospectus.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table presents information about equity and non-equity awards granted in Flextronics’s 2007 fiscal year to the named executive officers. The awards included in this table consist of:

•	awards under Flextronics’s three-year cash incentive bonus plan;

•	awards under Flextronics’s annual incentive cash bonus program;

•	awards under Flextronics’s special 2007 incentive cash bonus plan;

•	performance-based share bonus awards;

•	service-based share bonus awards; and

•	stock options.

										All Other
									All Other	Option	Exercise
								Estimated Future	Stock Awards:	Awards:	or	Grant-Date
		Estimated Future Payouts						Payouts Under	Number of	Number of	Base	Fair Value
		Under Non-Equity						Equity Incentive	Shares of	Securities	Price	of Stock
		Incentive Plan Awards						Plan Awards(1)	Stock or	Underlying	of Option	and Option
	Grant	Threshold		Target		Maximum		Target	Units	Options	Awards	Awards
Name	Date	($)		($)		($)		(#)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)

Michael M. McNamara	—	$—		$750,000	(6)	$1,000,000	(6)	—	—	—	—	$—
	—	$375,000	(7)	$1,500,000	(7)	$3,000,000	(7)	—	—	—	—	$—
	04/17/2006	$—		$—		$—		100,000	—	—	—	$—
	04/17/2006	$—		$—		$—		—	100,000	—	—	$—
	04/17/2006	$—		$—		$—		—	—	700,000	$11.23	$3,488,380
Thomas J. Smach	—	$—		$750,000	(6)	$1,000,000	(6)	—	—	—	—	$—
	—	$162,500	(7)	$650,000	(7)	$1,300,000	(7)	—	—	—	—	$—
	04/17/2006	$—		$—		$—		100,000	—	—	—	$—
	04/17/2006	$—		$—		$—		—	100,000	—	—	$—
	04/17/2006	$—		$—		$—		—	—	400,000	$11.23	$1,993,360
Nicholas E. Brathwaite	—	$—		$750,000	(6)	$1,000,000	(6)	—	—	—	—	$—
	—	$162,500	(7)	$650,000	(7)	$1,300,000	(7)	—	—	—	—	$—
	04/17/2006	$—		$—		$—		175,000	—	—	—	$360,500
	04/17/2006	$—		$—		$—		—	175,000	—	—	$360,500
	04/17/2006	$—		$—		$—		—	—	650,000	$11.23	$3,239,210

										All Other
									All Other	Option	Exercise
								Estimated Future	Stock Awards:	Awards:	or	Grant-Date
		Estimated Future Payouts						Payouts Under	Number of	Number of	Base	Fair Value
		Under Non-Equity						Equity Incentive	Shares of	Securities	Price	of Stock
		Incentive Plan Awards						Plan Awards(1)	Stock or	Underlying	of Option	and Option
	Grant	Threshold		Target		Maximum		Target	Units	Options	Awards	Awards
Name	Date	($)		($)		($)		(#)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)

Werner Widmann	—	$—		$750,000	(6)	$1,000,000	(6)	—	—	—	—	$—
	—	$77,433	(7)	$309,733	(7)	$619,466	(7)	—	—	—	—	$—
	—	$—		$250,000	(8)	$—		—	—	—	—	$—
	04/17/2006	$—		$—		$—		50,000	—	—	—	$466,500
	04/17/2006	$—		$—		$—		—	50,000	—	—	$466,500
	—	$—		$—		$—		—	—	—	—	$—
Peter Tan(9)	—	$—		$750,000	(6)	$1,000,000	(6)	—	—	—	—	$—
	—	$75,000	(7)	$300,000	(7)	$600,000	(7)	—	—	—	—	$—
	—	$—		$250,000	(8)	$—		—	—	—	—	$—
	04/17/2006	$—		$—		$—		50,000	—	—	—	$371,000
	04/17/2006	$—		$—		$—		—	50,000	—	—	$371,000

(1)	This column reflects the aggregate target payouts for performance-based share bonus awards granted in fiscal year 2007 under Flextronics’s 2001 Equity Incentive Plan. The performance-based share bonus awards vest annually over either three years or five years only if the company achieves pre-determined year-over-year EPS growth rates, provided that if one or more of the annual EPS growth targets is not met, the unvested portion may be recouped if the subsequent period’s cumulative target is met. There is no threshold or maximum payout. Based on fiscal year 2007 performance, the following shares vested for the named executive officers: Michael M. McNamara — 33,334 shares; Thomas J. Smach — 33,334 shares; Nicholas E. Brathwaite — 58,334 shares; Werner Widmann — 10,000 shares; and Peter Tan — 10,000 shares. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Stock-Based Compensations — Option Exchange Program During Fiscal Year 2007” beginning on page 163 of this joint proxy statement/prospectus.
(2)	This column shows the number of service-based share bonus awards granted in fiscal year 2007 under Flextronics’s 2001 Equity Incentive Plan. The share bonus awards vest in equal annual installments over either three years or five years commencing on April 17, 2007, provided that the executive continues to remain employed on the vesting date. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Stock-Based Compensations — Option Exchange Program During Fiscal Year 2007” beginning on page 163 of this joint proxy statement/prospectus.
(3)	This column shows the number of stock options granted in fiscal year 2007 under Flextronics’s 2001 Equity Incentive Plan. These options vest as follows: 25% on the one-year anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter. Vesting is contingent upon the named executive officer continuing to remain employed on the vesting date.
(4)	This column shows the exercise price for the stock options granted, which was the closing price of Flextronics’s ordinary shares on April 17, 2006, the date the options were granted.
(5)	This column shows the grant-date fair value of share bonus awards and stock options under SFAS 123(R) granted to the named executive officers in fiscal year 2007. The grant-date fair value is the amount that Flextronics will expense in its financial statements over the award’s vesting schedule. For share bonus awards, fair value is the closing price of Flextronics’s ordinary shares on the grant date, which was $11.23. Such amount is reduced by the aggregate fair value of stock options surrendered in exchange for the share bonus awards. For additional information about the fiscal year 2007 grant of share bonus awards in exchange for options, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Stock-Based Compensation — Option Exchange Program during Fiscal Year 2007” beginning on page 163 of this joint proxy statement/prospectus. For stock options, the fair value is calculated using the Black-Scholes-Merton value on the grant date, which was $4.98 per option. The fair values shown for stock awards and option awards are accounted for in accordance with SFAS 123(R). For additional information on the valuation assumptions, see the section entitled “Stock-Based Compensation” under Note 2 of Flextronics’s audited consolidated financial statements for the fiscal year ended March 31, 2007, included in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. These amounts reflect Flextronics’s accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(6)	These amounts are the potential payouts under Flextronics’s three-year cash incentive bonus plan. Target or maximum payouts only will be made if the company achieves pre-determined three-year compounded annual revenue and EPS growth rates for the three years ending in fiscal year 2009. There is no threshold payout under this plan. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Long-Term Incentive Bonuses — Three-Year Performance Plan” beginning on page 161 of this joint proxy statement/prospectus.
(7)	These amounts show the range of payouts under Flextronics’s annual incentive cash bonus program for fiscal year 2007. Amounts actually earned in fiscal year 2007 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for Fiscal Year 2007. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Annual Incentive Bonuses” beginning on page 160 of this joint proxy statement/prospectus.
(8)	These amounts show the possible payouts under Flextronics’s special 2007 incentive cash bonus plan for Messrs. Widmann and Tan. Based on fiscal year 2007 performance, the performance targets were not met and the bonuses were not paid. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Annual Incentive Bonuses — One-Year Special Performance Bonus Plan for Werner Widmann and Peter Tan” beginning on page 161 of this joint proxy statement/prospectus.
(9)	Effective March 31, 2007, Mr. Tan entered into a separation agreement with Flextronics terminating his employment on June 30, 2007. Under the terms of the separation agreement, the share bonus awards awarded to him on April 17, 2006 were cancelled and his eligibility under the three-year cash incentive bonus plan was terminated.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information about outstanding options and stock awards held by the named executive officers as of March 31, 2007. The table shows information about (i) stock options, (ii) service-based share bonus awards, and (iii) performance-based share bonus awards. The market value of the stock awards is based on the closing price of Flextronics’s ordinary shares as of March 30, 2007, which was $10.94. Market values shown assume all performance criteria are met and the maximum value is paid. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Stock-Based Compensation” beginning on page 162 of this joint proxy statement/prospectus.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
								Market	Number of	Payout Value
						Number of		Value of	Unearned	of Unearned
	Number of	Number of				Shares or		Shares or	Shares, Units	Shares, Units
	Securities	Securities				Units of		Units of	or Other	or Other
	Underlying	Underlying		Option		Stock That		Stock That	Rights That	Rights That
	Unexercised	Unexercised		Exercise	Option	Have Not		Have Not	Have Not	Have Not
	Options	Options		Price	Expiration	Vested		Vested	Vested(1)	Vested
Name	(#)	(#)		($)	Date	(#)		($)	(#)	($)
	Exercisable	Unexercisable

Michael M. McNamara	150,000	—		$13.98	09/21/2011	—		—	—	—
	1,200,000	800,000	(2)	7.90	07/01/2012	—		—	—	—
	600,000	—		8.84	09/03/2012	—		—	—	—
	129,167	70,833	(3)	11.53	08/23/2014	—		—	—	—
	3,000,000	—		12.37	05/13/2015	—		—	—	—
	—	700,000	(4)	11.23	04/17/2016	—		—	—	—
	—	—		—	—	—		—	100,000	$1,094,000
	—	—		—	—	100,000	(5)	$1,094,000	—	—
Thomas J. Smach	100,000	—		$13.98	09/21/2011	—		—	—	—
	670,000	—		7.90	07/01/2012	—		—	—	—
	322,917	177,083	(6)	11.53	08/23/2014	—		—	—	—
	500,000	—		12.37	05/13/2015	—		—	—	—
	—	400,000	(7)	11.23	04/17/2016	—		—	—	—
	—	—		—	—	—		—	100,000	$1,094,000
	—	—		—	—	100,000	(8)	$1,094,000	—	—

	Option Awards					Stock Awards
											Equity
									Equity		Incentive
									Incentive		Plan Awards:
									Plan Awards:		Market or
								Market	Number of		Payout Value
						Number of		Value of	Unearned		of Unearned
	Number of	Number of				Shares or		Shares or	Shares, Units		Shares, Units
	Securities	Securities				Units of		Units of	or Other		or Other
	Underlying	Underlying		Option		Stock That		Stock That	Rights That		Rights That
	Unexercised	Unexercised		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Options	Options		Price	Expiration	Vested		Vested	Vested(1)		Vested
Name	(#)	(#)		($)	Date	(#)		($)	(#)		($)
	Exercisable	Unexercisable

Nicholas E. Brathwaite	83,333	—		$13.98	09/21/2011	—		—	—		—
	92,924	—		15.90	10/01/2011	—		—	—		—
	99,375	—		7.90	07/01/2012	—		—	—		—
	500,000	—		13.18	09/28/2014	—		—	—		—
	250,000	—		17.50	01/22/2014	—		—	—		—
	—	650,000	(9)	11.23	04/17/2016	—		—	—		—
	—	—		—	—	—		—	175,000		$1,914,500
	—	—		—	—	175,000	(10)	$1,914,500	—		—
Werner Widmann	3,000	—		$5.87	10/08/2012	—		—	—		—
	82,500	7,500	(11)	10.34	07/01/2013	—		—	—		—
	10,000	—		16.57	01/09/2014	—		—	—		—
	50,000	—		13.18	09/28/2014	—		—	—		—
	60,417	39,583	(12)	12.05	10/29/2014	—		—	—		—
	—	—		—	—	—		—	50,000		$547,000
	—	—		—	—	50,000	(13)	$547,000	—		—
Peter Tan	15,000	—		$23.19	12/20/2010	—		—	—		—
	15,000	—		21.76	06/15/2011	—		—	—		—
	750	—		23.02	07/06/2011	—		—	—		—
	45,833	4,167	(14)	10.34	07/01/2013	—		—	—		—
	125,000	—		16.57	01/09/2014	—		—	—		—
	100,000	—		13.18	09/28/2014	—		—	—		—
	90,625	59,375	(15)	12.05	10/29/2014	—		—	—		—
	250,000	—		12.37	05/13/2015	—		—	—		—
	—	—		—	—	6,000	(16)	$65,640	—		—
	—	—		—	—	—		—	50,000	(16)	$547,000
	—	—		—	—	50,000	(16)	$547,000	—		—

(1)	This column shows performance-based share bonus awards that vest annually over either three years or five years if the company achieves pre-determined year-over-year EPS growth rates, provided that if one or more of the annual EPS growth targets is not met, the unvested portion may be recouped if the subsequent period’s cumulative target is met. Awards for Messrs. McNamara, Smach and Brathwaite vest over three years, subject to achievement of performance conditions, and awards for Messrs. Widmann and Tan, vest over five years, subject to achievement of performance conditions.

(2)	These stock options vested on July 1, 2007.

(3)	These stock options vest monthly from April 23, 2007 through August 23, 2008.

(4)	25% of these stock options vested on April 17, 2007; the remaining 525,000 stock options vest monthly from April 17, 2007 through April 17, 2010.

(5)	33,334 of these performance shares vested on April 17, 2007; 33,333 shares will vest on April 17, 2008; and 33,333 shares will vest on April 17, 2009.

(6)	These stock options vest monthly from April 23, 2007 through August 23, 2008.

(7)	25% of these stock options vested on April 17, 2007; the remaining 300,000 stock options vest monthly from April 17, 2007 through April 17, 2010.

(8)	33,334 of these performance shares vested on April 17, 2007; 33,333 shares will vest on April 17, 2008; and 33,333 shares will vest on April 17, 2009.

(9)	25% of these stock options vested on April 17, 2007; the remaining 487,500 stock options vest monthly from April 17, 2007 through April 17, 2010.

(10)	58,334 of these performance shares vested on April 17, 2007; 58,333 shares will vest on April 17, 2008; and 58,333 shares will vest on April 17, 2009.

(11)	These stock options vested as of July 1, 2007.

(12)	These stock options vest monthly from April 29, 2007 through October 29, 2008.

(13)	10,000 of these performance shares vested on April 17, 2007; and 10,000 shares will vest on each of April 17, 2008, 2009, 2010 and 2011.

(14)	3,125 of these stock options vested prior to July 1, 2007; the remaining 1,042 stock options were cancelled under Mr. Tan’s separation agreement.

(15)	9,375 of these stock options vested prior to July 1, 2007; the remaining 50,000 stock options were cancelled under Mr. Tan’s separation agreement.

(16)	These share bonus awards were cancelled under Mr. Tan’s separation agreement.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table presents information, for each of Flextronics’s named executive officers, on (1) stock option exercises during fiscal year 2007, including the number of shares acquired upon exercise and the value realized and, (2) the number of shares acquired upon the vesting of stock awards in the form of share bonus awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Michael M. McNamara	—	$—	—	$—
Thomas J. Smach	—	$—	—	$—
Nicholas E. Brathwaite	—	$—	—	$—
Werner Widmann	—	$—	—	$—
Peter Tan(1)	62,500	$381,250	6,000	$63,720

(1)	Mr. Tan exercised 62,500 stock options on August 16, 2006, with an exercise price of $5.88 per share and a market price of $11.98 per share. Mr. Tan also vested in 6,000 share bonus awards with a market price of $10.62 per share on July 1, 2006.

Pension Benefits in Fiscal Year 2007

The following table sets forth information on the pension benefits for Mr. Widmann. No other named executive officer participated in a pension plan during fiscal year 2007.

The Multek Multilayer Technology GmbH & Co. KG Pension Plan, or the Multek Plan, is a funded and tax qualified retirement program that covers, as of March 31, 2007, 570 current employees, 29 former employees with vested benefits and 14 retirees. The Multek Plan provides benefits based primarily on a formula that takes into account Mr. Widmann’s base salary for each fiscal year and equals 1.5% of his base salary up to a German parliament-prescribed limit applicable to German defined benefit plans (€63,000 for 2007), and 4.5% of his base salary over this limit.

Employees of Multek Germany are eligible to participate in the Multek Plan after completion of one year of service with Multek. The accumulated benefit an employee earns over his or her career with Multek is payable monthly beginning after retirement or upon disability if earlier. The normal retirement age as defined in the Multek Plan is 62. If an employee retires before the normal retirement age, his or her benefits will be reduced by 0.5% per month. Employees vest in their benefits after five years of continuous service.

No pension benefits were paid to Mr. Widmann in the last fiscal year.

The amount reported in the table below equals the present value of the accumulated benefit as of March 31, 2007 for Mr. Widmann under the Multek Plan based upon the assumptions described in note 2 below.

Present Value of
		Number of Years		Accumulated
		Credited Service		Benefit
Name	Plan Name	(#)		($)

Werner Widmann	Multek Multilayer Technology GmbH & Co. KG Pension Plan	3.5	(1)	$70,256	(2)

(1)	Mr. Widmann’s number of years of credited service under the Multek Plan is 3.5 years, which differs from his actual years of service with Flextronics of 4.5 years, as a result of the eligibility requirements that an employee needs to complete one year of service with Multek before being eligible to participate in the Multek Plan.

(2)	The accumulated benefit is based on Mr. Widmann’s service and base salary through March 31, 2007. The present value assumes a discount rate of 5.5% and has been calculated assuming Mr. Widmann will remain in service until age 62, the age at which retirement may occur without any reduction in benefits. As Mr. Widmann has not met the five-year vesting requirement, his accumulated benefit remains unvested as of March 31, 2007.

Nonqualified Deferred Compensation in Fiscal Year 2007

Each of the named executive officers participates in a deferred compensation plan or arrangement. For a description of the terms of these plans and arrangements, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Deferred Compensation” beginning on page 163 of this joint proxy statement/prospectus. Messrs. McNamara, Smach and Brathwaite participate in the Flextronics Senior Executive Deferred Compensation Plan, or the Senior Executive Plan, and Messrs. Widmann and Tan participate in individual deferral arrangements. Under these plans and arrangements, the company has granted long-term deferred bonuses. The vesting terms of the deferred bonuses are described in the section entitled “Compensation Discussion and Analysis — Fiscal Year 2007 Executive Compensation Components — Deferred Compensation” beginning on page 163 of this joint proxy statement/prospectus. In addition, the Senior Executive Plan allows the participants to defer up to 80% of his or her base salary and up to 100% of his or her cash bonuses. Deferred balances under the Senior Executive Plan are deemed to be invested in hypothetical investments selected by the participant’s investment manager. Participants in the Senior Executive Plan may receive their deferred compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to 10 years. Under Messrs. Widmann’s and Tan’s arrangements, their account balances are invested as directed by their investment managers. Under their arrangements, the entire vested account balance is distributed following termination of employment. Earnings credited to the named executive officers’ accounts ranged from 7.6% to 11.7% in fiscal year 2007. The deferred account balances of the named executive officers are unfunded and unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of the company’s other general obligations.

The following table presents information for fiscal year 2007 about: (i) executive contributions to the named executive officers’ deferral accounts, (ii) company contributions to the deferral accounts, (iii) earnings on the deferral accounts, and (iv) deferral account balances as of the end of the fiscal year. No withdrawals or distributions were made in fiscal year 2007.

	Executive	Flextronics		Aggregate		Aggregate
	Contributions	Contributions		Earnings		Balance
	in Last	in Last		in Last		at Last Fiscal
	Fiscal Year	Fiscal Year		Fiscal Year		Year-End
Name	($)(1)	($)		($)(3)		($)(4)

Michael M. McNamara	$398,438	$—		$483,349		$6,061,216
Thomas J. Smach	$185,859	$—		$316,779	(5)	$3,653,421	(5)
Nicholas E. Brathwaite	$98,556	$—		$292,306		$3,517,130
Werner Widmann	$—	$2,412,733	(2)	$217,264		$3,169,303
Peter Tan	$—	$—		$257,754		$3,528,348

(1)	Reflects participation by the named executive officers to defer a portion of their salary and bonus earned in the 2007 fiscal year. These amounts are included in the Summary Compensation Table for Fiscal Year 2007 under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	This amount represents a deferred long-term bonus contributed to Mr. Widmann’s deferred compensation account during fiscal year 2007. This amount is not included under the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2007 as the entire amount is unvested as of March 31, 2007. As the deferred long-term bonus vests, the vested amount will be reported as a bonus in the Summary Compensation Table for Fiscal Year 2007 in future years.

(3)	Reflects earnings for each Named Executive Officer. The above-market portion of these earnings is included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table for Fiscal Year 2007.

(4)	The amounts in this column include the following unvested balances for the named executive officers: Michael M. McNamara — $4,247,084; Thomas J. Smach — $2,609,838; Nicholas E. Brathwaite — $2,060,427; Werner Widmann — $3,169,303; and Peter Tan — $3,528,348. The amounts in this column have previously been reported in the Summary Compensation Table for Fiscal Year 2007 for this and prior fiscal years, except for the following amounts: Michael M. McNamara — $173,765; Thomas J. Smach — $87,915; Nicholas E. Brathwaite — $150,583; Werner Widmann — $19,384; and Peter Tan — $70,594.

(5)	Does not include earnings of $585,148 on Mr. Smach’s account under the Dii Group deferred compensation plan (which had been established by the Dii Group, which was acquired by Flextronics in 2000; no further employer or employee contributions have been made under this plan). Also does not include the aggregate balance of this account of $5,745,823.

Potential Payments Upon Termination or Change of Control

As described in the Compensation Discussion and Analysis, Flextronics’s named executive officers do not have employment or severance agreements with the company. Flextronics’s named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their stock options. These benefits are described below and quantified in the table below.

Acceleration of Vesting of Deferred Compensation

•	if the employment of any of Messrs. McNamara, Smach or Brathwaite is terminated as a result of his death or disability, the entire unvested portion of his deferred compensation account will vest;

•	if the employment of Mr. Widmann is terminated as a result of his death, the entire unvested portion of his deferred compensation account will vest;

•	if there is a change of control, the entire unvested portion of the deferred compensation account of each of Messrs. McNamara, Smach and Brathwaite will vest;

•	if there is a change of control, the unvested portion of Mr. Widmann’s deferred compensation account will vest based on the percentage of his completed months of service with the company during the six-year period from July 1, 2005 through July 1, 2011.

Acceleration of Vesting of Equity Awards

Certain options grants to Flextronics’s named executive officers include change of control acceleration provisions, as follows:

•	800,000 of Mr. McNamara’s unvested options provide that if Mr. McNamara is terminated without cause or leaves for good reason within the first 12 months following a change of control of the company, the vesting of any unvested portion of the option will accelerate;

•	700,000 of Mr. McNamara’s unvested options, 400,000 of Mr. Smach’s unvested options and 650,000 of Mr. Brathwaite’s unvested options provide that if the executive officer is terminated or the executive’s duties are substantially reduced or changed during the 18-month period following a change of control of the company, the vesting of any unvested portion of the option will accelerate.

Peter Tan Separation Agreement

On March 31, 2007, Peter Tan, a named executive officer, retired as President and Managing Director, Flextronics Asia. Pursuant to Mr. Tan’s separation agreement, Mr. Tan continued as an employee until June 30, 2007. In addition to continuation of salary, eligibility for performance-based bonuses, and continuation of benefits through June 30, 2007, the vesting of a previously-awarded deferred bonus in the amount of $3.2 million, plus accumulated earnings of approximately $434,099 as of June 30, 2007 was accelerated subject to certain holdbacks and compliance with certain non-solicitation and non-competition covenants, as described in the table below.

Potential Payments Upon Termination or Change of Control as of March 30, 2007

The following table shows the estimated payments and benefits that would be provided to each named executive officer (other than Mr. Tan) as a result of (i) the accelerated vesting of deferred compensation in the cases of death, disability or a change of control, and (ii) the accelerated vesting of certain stock options in the case of termination or a substantial change in duties following a change of control. The following table also shows the benefit provided to Mr. Tan as a result of the accelerated vesting of deferred compensation under Mr. Tan’s separation agreement. Calculations for this table assume that the triggering event took place on March 30, 2007 (the last business day of Flextronics’s 2007 fiscal year). Amounts shown under the column, “Accelerated Vesting of Stock Options” represent the intrinsic value of the awards based on the closing price of Flextronics’s ordinary shares on March 30, 2007, the last trading day during the company’s 2007 fiscal year. The following table does not include pension benefits for Mr. Widmann. Please see the discussion under “— Pension Benefits in Fiscal Year 2007” beginning on page 172 of this joint proxy statement/prospectus. The following table also does not include potential payouts under the named executive officers’ nonqualified deferred compensation plans relating to vested benefits. Please see the discussion under “— Pension Benefits in Fiscal Year 2007” beginning on page 172 of this joint proxy statement/prospectus.

	Accelerated Vesting of
	Deferred	Accelerated Vesting of
	Compensation(1)	Stock Options	Total

Michael M. McNamara	$4,247,084	$2,432,000	$6,679,084
Thomas J. Smach	2,609,838	—	2,609,838
Nicholas E. Brathwaite	2,060,427	—	2,060,427
Werner Widmann	924,380	—	924,380	(2)
Peter Tan(3)	2,528,348	—	2,528,348

(1)	The amounts shown for Messrs. McNamara, Smach and Brathwaite represent the entire unvested portions of their deferred compensation accounts which would vest in the event of death, disability or a change of control. The amount shown for Mr. Widmann represents the portion of his unvested deferred compensation account which would vest in the event of a change of control. The entire amount of Mr. Widmann’s deferred compensation account, or $3,169,303, would vest in the event of his death. The amount shown for Mr. Tan represents the actual portion of his deferred compensation account (calculated as of March 30, 2007) which vested in connection with his separation agreement.

(2)	An additional $2,244,923 unvested portion of Mr. Widmann’s deferred compensation account would vest in the event of Mr. Widmann’s death.

(3)	Pursuant to Mr. Tan’s separation agreement, the vesting of his previously-awarded deferred bonus in the amount of $3.2 million, plus accumulated earnings of $328,348 was accelerated as of June 30, 2007, subject to a holdback of $1.0 million. As consideration for the acceleration of benefits, Mr. Tan has agreed for a period of two years commencing June 30, 2007 not to solicit any key employees or executives of the company or to solicit any customers or suppliers in order to compete with the company or otherwise engage in competitive activities. Subject to compliance with Mr. Tan’s non-solicitation and non-compete obligations, 50% of the holdback amount will be released and vest on June 30, 2008 and the balance will be released and vest on June 30, 2009. Mr. Tan also remains subject to confidentiality agreements for the benefit of the company. Mr. Tan’s deferred bonus was otherwise scheduled to vest 50% on April 1, 2008 and 100% on April 1, 2009, assuming termination of employment as of such dates.

EQUITY COMPENSATION PLAN INFORMATION

As of March 31, 2007, Flextronics maintained, in addition to the 2001 Plan, the 2004 Award Plan for New Employees, which is referred to in this joint proxy statement/prospectus as the 2004 Plan, and the 2002 Interim Incentive Plan, which is referred to in this joint proxy statement/prospectus as the 2002 Plan. Neither the 2004 Plan nor the 2002 Plan has been approved by Flextronics’s shareholders.

The following table gives information about equity awards under these plans as of March 31, 2007.

				(C)
	(A)		(B)	Number of Ordinary Shares
	Number of Ordinary		Weighted-Average	Remaining Available for
	Shares to be Issued		Exercise Price	Future Issuance Under
	Upon Exercise of Options		of	Equity Compensation Plans
	and Vesting of Share Bonus		Outstanding Options	(Excluding Ordinary Shares
Plan Category	Awards		(1)	Reflected in Column (A))

Equity compensation plans approved by shareholders	31,766,018	(2)	$12.65	24,730,806	(3)
Equity compensation plans not approved by shareholders(4),(5),(6)	20,142,679	(7)	$11.17	4,324,530	(8)

Total	51,908,697		$12.11	29,055,336

(1)	The weighted-average exercise price does not take into account ordinary shares issuable upon vesting of outstanding share bonus awards, which have no exercise price.

(2)	Includes 1,697,000 ordinary shares issuable upon vesting of share bonus awards granted under the 2001 Plan. The remaining balance consists of ordinary shares issuable upon exercise of outstanding stock options.

(3)	Consists entirely of ordinary shares available for grant under the 2001 Plan, including shares available under prior company plans and assumed plans consolidated into the 2001 Plan. The 2001 Plan provides for grants of up to 32,000,000 shares after Flextronics’s shareholders approved an increase in the shares available under the 2001 Plan by 5.0 million shares on October 4, 2006.

(4)	The 2004 Plan was established in October 2004. The purpose of the 2004 Plan is to provide incentives to attract, retain and motivate eligible persons whose potential contributions are important to Flextronics’s success by offering such persons an opportunity to participate in Flextronics’s future performance through stock awards. Grants under the 2004 Plan may be granted only to persons who: (a) were not previously an employee or director of Flextronics or a subsidiary of Flextronics or (b) have either (i) completed a period of bona fide non-employment by Flextronics, and any subsidiary of Flextronics, of at least one year, or (ii) are returning to service as an employee of Flextronics, or any subsidiary of Flextronics, after a period of bona fide non-employment of less than one year due to Flextronics’s acquisition of such person’s employer; and then only as an incentive to such persons entering into employment with Flextronics or any subsidiary of Flextronics. Flextronics may only grant nonqualified stock options or share bonus awards under the 2004 Plan. The 2004 Plan is administered by the Compensation Committee, which is comprised of two independent directors. The 2004 Plan provides for grants of up to 10,000,000 shares. The exercise price of options granted under the 2004 Plan is determined by the Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2004 Plan generally vest over four years, generally expire 10 years from the date of grant and unvested options are forfeited upon termination of employment. Share bonus awards generally vest in installments over a three- to five-year period and unvested share bonus awards are forfeited upon termination of employment.

(5)	Flextronics’s 2002 Plan was adopted by Flextronics’s board in May 2002. The adoption of the 2002 Plan was necessitated by Flextronics’s internal growth, Flextronics’s multiple acquisitions and the requirement to provide equity compensation for employees consistent with competitors and peer companies. The board reserved an aggregate of 20,000,000 ordinary shares for issuance under the 2002 Plan. The 2002 Plan provides for the grant to qualified persons of non-statutory stock options to purchase Flextronics’s ordinary shares and share bonus awards. Shares subject to options granted pursuant to the 2002 Plan that expire or terminate for any reason without being exercised or share bonus awards that do not vest will again become available for grant and issuance pursuant to awards under the 2002 Plan. Options granted under the 2002 Plan generally have an exercise price of not less than the fair market value of the underlying ordinary shares on the date of grant. Options granted under the 2002 Plan generally vest over four years, generally expire 10 years from the date of grant and unvested options are forfeited upon termination of employment. Share bonus awards generally vest in installments over a three- to five-year period and unvested share bonus awards are forfeited upon termination of employment. The other general terms of the 2002 Plan are similar to the 2001 Plan.

(6)	Flextronics has assumed option plans in connection with the acquisition of certain companies, which are referred to in this joint proxy statement/prospectus as the Assumed Plans. Options to purchase a total of 4,245,718 ordinary shares under the Assumed Plans remained outstanding. These options have a weighted-average exercise price of $6.30 per share. These options have been converted into options to purchase Flextronics’s ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. No further awards may be made under the Assumed Plans. Options outstanding under the Assumed Plans are not included in the above table.

(7)	Includes 2,635,500 ordinary shares issuable upon vesting of share bonus awards granted under the 2002 and the 2004 Plans. The remaining balance consists of ordinary shares issuable upon exercise of outstanding stock options.

(8)	Of these, 1,910,418 ordinary shares remained available for grant under the 2002 Plan and 2,414,112 ordinary shares remained available for grant under the 2004 Plan. On February 1, 2007 Flextronics’s board of directors approved an increase of 2.5 million ordinary shares available for grant under the 2004 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 31, 2007, except as otherwise indicated, regarding the beneficial ownership of Flextronics’s ordinary shares by:

•	each shareholder known to Flextronics to be the beneficial owner of more than 5% of Flextronics’s outstanding ordinary shares;

•	each Named Executive Officer;

•	each director; and

•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Flextronics International Ltd., One Marina Boulevard, #28-00, Singapore 018989.

Information in this table as to Flextronics’s directors and Named Executive Officers is based upon information supplied by these individuals. Information in this table as to Flextronics’s greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of May 31, 2007 and ordinary shares subject to share bonus awards that vest within 60 days of May 31, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

In the table below, percentage ownership is based on 608,657,239 ordinary shares outstanding as of May 31, 2007.

	Shares Beneficially
	Owned
	Number of
Name and Address of Beneficial Owner	Shares	Percent

5% Shareholders:
Entities associated with AXA Financial, Inc.(1)	75,457,262	12.40%
1290 Avenue of the Americas, New York, NY 10104
Entities associated with FMR Corp.(2)	69,793,885	11.47
82 Devonshire Street, Boston, MA 02109
Entities associated with Capital Group International, Inc.(3)	41,762,950	6.86
11100 Santa Monica Boulevard, Los Angeles, CA 90025
Entities associated with Franklin Resources, Inc.(4)	36,637,486	6.02
One Franklin Parkway, San Mateo, CA 94403
Wellington Management Company, LLP(5)	36,430,442	5.99
75 State Street, Boston, MA 02109
Capital Research and Management Company(6)	36,096,530	5.93
333 South Hope Street, Los Angeles, CA 90071
Named Executive Officers and Directors:
Michael E. Marks(7)	9,801,675	1.59
Michael M. McNamara(8)	6,923,144	1.13
Richard L. Sharp(9)	3,237,606	*
Thomas J. Smach(10)	1,869,672	*
Nicholas E. Brathwaite(11)	1,272,175	*
Peter Tan(12)	680,875	*
Werner Widmann(13)	221,750	*
James A. Davidson(14)	171,949	*
Lip-Bu Tan(15)	125,559	*
Rockwell A. Schnabel(16)	58,854	*
Ajay B. Shah(17)	18,653	*
H. Raymond Bingham(18)	18,653	*
All executive officers and directors as a group (12 persons)(19)	23,138,698	3.70%

*	Less than 1%.

(1)	Based on information supplied by AXA Financial, Inc. in an amended Schedule 13G filed with the SEC on February 13, 2007. AXA Rosenberg Investment Management LLC is deemed to have sole voting power for 1,935,823 of these shares and sole dispositive power for 2,540,477 of these shares. AllianceBernstein is deemed to have sole voting power for 50,648,543 of these shares, shared voting power for 7,841,238 of these shares, sole dispositive power for 72,889,983 of these shares and shared dispositive power for 21,102 of these shares. AXA Equitable Life Insurance Company is deemed to have sole dispositive power for 5,700 of these shares. A majority of these shares are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Each of Alliance Capital Management L.P., AllianceBernstein and AXA Equitable Life Insurance Company is a subsidiary of AXA Financial, Inc.

(2)	Based on information supplied by FMR Corp. in an amended Schedule 13G filed with the SEC on February 14, 2007. FMR Corp., as a result of acting as an investment adviser, is deemed to beneficially own all of these shares. FMR Corp. is deemed to have sole voting power for 2,126,817 of these shares and sole dispositive power for 69,793,885 of these shares.

(3)	Based on information supplied by Capital Group International, Inc. in an amended Schedule 13G filed with the SEC on February 12, 2007. Capital Group International, Inc., as a result of being the parent holding company of a group of investment management companies, is deemed to have sole voting power for 31,037,100 of these shares and sole dispositive power for 41,762,950 of these shares. Capital Guardian Trust Company, a wholly owned subsidiary of Capital Group International, Inc., is deemed to have sole voting power for 27,981,000 of these shares and sole dispositive power for 38,285,950 of these shares.

(4)	Based on information supplied by Franklin Resources, Inc. in an amended Schedule 13G filed with the SEC on February 14, 2007. Templeton Global Advisors Limited is deemed to have sole voting and dispositive power for 16,019,987 of these shares and shared dispositive power for 307,710 of these shares. Templeton Investment Counsel, LLC is deemed to have sole voting and dispositive power for 6,839,770 of these shares. Franklin Templeton Investments Corp. is deemed to have sole voting power for 5,448,850 of these shares and sole dispositive power for 6,437,920 of these shares. Franklin Templeton Portfolio Advisors, Inc. is deemed to have sole voting and dispositive power for 2,548,536 of these shares. Franklin Templeton Investment Management Limited is deemed to have sole dispositive power for 2,373,150 of these shares. Templeton Capital Advisors Ltd. is deemed to have sole voting and dispositive power for 1,785,000 of these shares. Franklin Templeton Investments (Asia) Limited is deemed to have sole voting power for 165,830 of these shares and sole dispositive power for 219,400 of these shares. Franklin Templeton Investments Japan Limited is deemed to have sole voting and dispositive power for 57,930 of these shares. Templeton Asset Management Ltd. is deemed to have sole voting and dispositive power for 34,283 of these shares. Fiduciary Trust Company International is deemed to have sole voting and dispositive power for 13,800 of these shares. The securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including the Investment Management Subsidiaries, which are listed above.

(5)	Based on information supplied by Wellington Management Company, LLP in an amended Schedule 13G filed with the SEC on February 14, 2007. Wellington Management Company, LLP, as a result of acting as an investment adviser, is deemed to have shared voting power for 17,151,120 of these shares and shared dispositive power for 36,344,742 of these shares.

(6)	Based on information supplied by Capital Research and Management Company in an amended Schedule 13G filed with the SEC on February 12, 2007. Capital Research and Management Company, as a result of acting as an investment adviser, is deemed to beneficially own all of these shares. Capital Research and Management Company is deemed to have sole voting power for 20,031,530 of these shares and sole dispositive power for 36,096,530 of these shares.

(7)	Includes 2,561,626 shares held by Epping Investment Holdings, LLC of which Mr. Marks and his spouse are managing members, 241,049 shares held by the Marks Family Trust, 24,000 shares held by a trust for Mr. Marks’s minor children and 6,975,000 shares subject to options exercisable within 60 days of May 31, 2007.

(8)	Includes 6,114,583 shares subject to options exercisable within 60 days of May 31, 2007.

(9)	Includes 1,981,279 shares held directly by RLS Trust of which Mr. Sharp is sole trustee. Also includes 480,000 shares beneficially owned by Bethany, LLC of which Mr. Sharp is a manager, and in which Mr. Sharp owns a 1% interest. Mr. Sharp disclaims beneficial ownership in the shares owned by Bethany, LLC except to the extent of his pecuniary interest arising from his partnership interest in Bethany, LLC. Also includes 438,985 shares held directly by RLS 2000 Charitable Remainder Unitrust of which Mr. Sharp is sole trustee, and 155,000 shares held directly by RLS 1998 Charitable Remainder Unitrust, of which Mr. Sharp is a co-trustee. Also includes 182,342 shares subject to options exercisable within 60 days of May 31, 2007.

(10)	Includes 1,759,583 shares subject to options exercisable within 60 days of May 31, 2007.

(11)	Includes 1,228,757 shares subject to options exercisable within 60 days of May 31, 2007. Mr. Brathwaite ceased to be an executive officer on May 1, 2007.

(12)	Includes 658,875 shares subject to options exercisable within 60 days of May 31, 2007. Mr. Tan ceased to be an executive officer on March 31, 2007.

(13)	Includes 221,750 shares subject to options exercisable within 60 days of May 31, 2007.

(14)	Includes 45,740 shares held by the Davidson Living Trust of which Mr. Davidson is a trustee. Also includes 15,614 shares held by Silver Lake Technology Management, L.L.C. of which Mr. Davidson is Managing

Director. Mr. Davidson disclaims beneficial ownership in the shares owned by Silver Lake Technology Management, L.L.C. except to the extent of his pecuniary interest arising from his interest in Silver Lake Technology Management, L.L.C. Also includes 5,000 shares held directly by Mr. Davidson, 94 shares held by The John Alexander Davidson 2000 Irrevocable Trust of which Mr. Davidson is a trustee and 105,501 shares subject to options exercisable within 60 days of May 31, 2007. Mr. Davidson received these options in connection with his service as a member of Flextronics’s Board. Under Mr. Davidson’s arrangements with respect to director compensation, these 105,501 shares issuable upon exercise of options are expected to be assigned by Mr. Davidson to Silver Lake Technology Management, L.L.C. Does not include 18,571,429 shares issuable in connection with $195.0 million in aggregate principal amount of Flextronics’s Zero Coupon Convertible Junior Subordinated Notes due 2009 held by funds affiliated with Silver Lake Partners, of which Mr. Davidson is a co-founder and managing director, for net share settlement equal to the Note’s conversion value in excess of the $195.0 million face amount, which will be settled in cash. Mr. Davidson disclaims beneficial ownership of the Notes and any underlying shares, except to the extent of his pecuniary interest therein.

(15)	Includes 20,614 shares held by the Lip-Bu Tan and Ysa Loo, TTEES of which Mr. Tan is a co-trustee and 104,945 shares subject to options exercisable within 60 days of May 31, 2007.

(16)	Includes 8,854 shares subject to options exercisable within 60 days of May 31, 2007.

(17)	Includes 10,937 shares subject to options exercisable within 60 days of May 31, 2007.

(18)	Includes 10,937 shares subject to options exercisable within 60 days of May 31, 2007.

(19)	Includes 16,150,615 shares subject to options exercisable and 9,000 shares subject to share bonus awards that vest within 60 days of May 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Flextronics’s Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between Flextronics and its executive officers or directors. In addition, in order to formalize Flextronics’s policies and procedures for the review, approval or ratification, and disclosure of related person transactions, the Board adopted a Statement of Policy with Respect to Related Person Transactions. The policy generally provides that the Audit Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between Flextronics and any director, any nominee for director, any executive officer, any beneficial owners of more than 5% of Flextronics’s ordinary shares or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable Board committee, including, among other things, the following transactions:

•	transactions involving less than $25,000 for any individual related person;

•	compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in Flextronics’s filings with the SEC or, if not required to be disclosed, are approved by the Compensation Committee; and

•	indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with Flextronics.

Flextronics has various procedures in place to identify potential related person transactions, and the Audit Committee works with Flextronics’s management and the company’s Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Flextronics’s Statement of Policy with Respect to Related Person Transactions is included in the company’s Guidelines with Regard to Certain Governance Matters, a copy of which is available along with a copy of the company’s Code of Business Conduct and Ethics on its website at www.flextronics.com/en/Investors/CorporateGovernance/tabid/67/Default.aspx.

Transactions with Related Persons

Other than compensation agreements and other arrangements, which are described under the sections entitled “Executive Compensation” beginning on page 166 of this joint proxy statement/prospectus and the transactions described below, during fiscal year 2007, there was not, nor is there currently proposed, any transaction or series of similar transactions to which Flextronics is or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of Flextronics’s ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Loans to Executive Officers

Nicholas E. Brathwaite.  On May 31, 2003, Flextronics USA loaned $2,839,454 to Mr. Brathwaite prior to the time Mr. Brathwaite became an executive officer. Mr. Brathwaite executed a Secured Full Recourse Promissory Note, a Second Deed of Trust and a Loan and Security Agreement in favor of Flextronics USA that bear interest at a rate of 1.49% per year. On December 13, 2005 prior to the time that Mr. Brathwaite became an executive officer, this loan was amended to extend the maturity date from December 31, 2005 to December 31, 2007. The outstanding balance of this loan as of March 31, 2007 was $2,995,463 (consisting of $2,839,454 in principal and $156,009 in accrued interest), which is the largest aggregate amount of indebtedness outstanding during fiscal year 2007.

Glouple.  In connection with an investment partnership of Flextronics’s executive officers, Glouple Ventures LLC, from July 2000 through December 2001, one of Flextronics’s subsidiaries, Flextronics International, NV, loaned the following amounts (inclusive of interest accrued through March 31, 2007) to each of Messrs. McNamara, Smach and Brathwaite:

	Amount	Interest
Date	of Loan	Rate

July 2000	$331,662	6.40%
August 2000	217,046	6.22
November 2000	1,063,748	6.09
August 2001	160,495	5.72
November 2001	123,623	5.05
December 2001	35,464	5.05

The loans were evidenced by promissory notes executed by each of Messrs. McNamara, Smach and Brathwaite in favor of Flextronics International, NV. The loans bear interest at the rates indicated above and mature on August 15, 2010. As of March 31, 2007, the remaining aggregate outstanding balance of the indebtedness of each executive was $1,932,038, including accrued interest, which is the largest aggregate amount of indebtedness outstanding during fiscal year 2007.

Investment by Silver Lake Partners

In March 2003, Flextronics issued $195.0 million aggregate principal amount of its Zero Coupon Convertible Junior Subordinated Notes due 2008 to funds affiliated with Silver Lake Partners. In connection with the issuance of the Notes, Flextronics appointed James A. Davidson, a co-founder and managing director of Silver Lake Partners, to its Board of Directors. In July 2006, Flextronics entered into an agreement with the Silver Lake noteholders to, among other things (i) extend the maturity date of the Notes to July 31, 2009 and (ii) provide for net share settlement of the Notes upon maturity. The Notes may no longer be converted or redeemed prior to maturity, other than in connection with certain change of control transactions, and upon maturity will be net share settled by the payment of cash equal to the face amount of the Notes and the issuance of shares with a value equal to any conversion value in excess of the face amount of the Notes. The terms of the transaction were based on arms’-length negotiations between Flextronics and Silver Lake Partners, and were approved by Flextronics’s Board of Directors as well as by the Audit Committee of the Board of Directors.

Sale of Software Development and Solutions Business

In September 2006, Flextronics completed the sale of its Software Development and Solutions business to Software Development Group (now known as Aricent Inc.), an affiliate of Kohlberg Kravis Roberts & Co., which is referred to below as KKR. Flextronics received aggregate cash payments of approximately $688.5 million, an eight-year $250.0 million face value promissory note with an initial 10.5% paid-in-kind interest coupon fair valued at approximately $204.9 million, and retained a 15% ownership interest in Aricent, fair valued at approximately $57.1 million. Mr. Michael E. Marks, the Chairman of Flextronics’s Board of Directors, was a member of KKR at the time of the transaction. The terms of the transaction were based on arms’-length negotiations between Flextronics and KKR, and were approved by an independent committee of Flextronics’s Board of Directors as well as by the Audit Committee of the Board of Directors.

License Agreement with SCRAM Technologies, Inc.

On December 18, 2006, Flextronics entered into a Reference Design License Agreement with SCRAM Technologies, Inc., which is referred to as “SCRAM”. Mr. Richard Sharp, a member of Flextronics’s board of directors, is a controlling shareholder and Chairman of the Board of Directors of SCRAM. Upon the signing of the license agreement, Flextronics paid $1 million to SCRAM as a technology license fee. In addition, under the terms of the license agreement, Flextronics will pay royalties on sales of modules that incorporate the SCRAM technology. As of July 11, 2007, Flextronics has not paid any royalties to SCRAM under the license agreement. The terms of the transaction were based on arms-length negotiations between Flextronics and SCRAM, and were approved by the Audit Committee of the company’s board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Flextronics’s directors and executive officers, and persons who own more than 10% of Flextronics’s ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish Flextronics with copies of all Section 16(a) forms that they file. Based solely on Flextronics’s review of the copies of such forms furnished to Flextronics and written representations from Flextronics’s executive officers and directors, Flextronics believes that all Section 16(a) filing requirements for the fiscal year ended March 31, 2007 were met, except that a Form 4 for Mr. Smach was filed on April 19, 2007, reporting a grant of stock options on September 21, 2001, and a Form 4 for Mr. McNamara was filed on January 17, 2007, reporting grants of stock options on each of September 21, 2001 and July 1, 2002.

FUTURE STOCKHOLDER PROPOSALS

If the merger occurs, there will be no Solectron annual meeting of stockholders in 2007. In the event the merger is not completed, proposals by stockholders intended to be presented at the Solectron annual meeting of stockholders to be held in 2007 must be received by Solectron no later than November 1, 2007, for consideration for possible inclusion in the proxy statement relating to that meeting. All proposals must meet the requirements of Rule 14a-8 of the Exchange Act. For any proposal that is not submitted for inclusion in Solectron’s 2007 proxy statement, but is instead intended to be presented directly at the Solectron annual meeting of stockholders to be held during 2007, SEC rules permit management to vote proxies in its discretion if Solectron (a) receives notice of the proposal before the close of business on January 16, 2007 and advises stockholders in the proxy statement for that meeting about the nature of the matter and how management intends to vote on such matter or (b) does not receive notice of the proposal prior to the close of business on January 16, 2007. Notices of intention to present a proposal at the Solectron annual stockholders meeting in 2007 should be addressed to Corporate Secretary, Solectron Corporation, 847 Gibraltar Drive, Building 5, Milpitas, California 95035. Solectron reserves the right to reject, rule out of order or to take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Shareholder proposals intended for inclusion in the proxy statement for the Flextronics 2008 annual general meeting must be received by Flextronics no later than April           , 2008. Any shareholder proposals must be mailed to Flextronics’s principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A.,

Attention: Chief Executive Officer. These shareholder proposals may be included in Flextronics’s proxy statement for the 2008 Annual General Meeting so long as they are provided to Flextronics on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.

In addition, under Section 183 of the Companies Act, registered shareholders representing at least 5% of the total outstanding voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least S$500 each may, at their expense, requisition that Flextronics includes and gives notice of their proposal for the 2008 Annual General Meeting. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, Cap. 50, any such requisition must be signed by all the requisitionists and be deposited at Flextronics’s registered office in Singapore, One Marina Boulevard, #28-00, Singapore 018989, at least six weeks prior to the date of the 2008 Annual General Meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2008 Annual General Meeting in the case of any other requisition.

LEGAL MATTERS

Allen & Gledhill will pass upon the validity of the Flextronics ordinary shares offered under this joint proxy statement/prospectus.

Curtis, Mallet-Prevost, Colt & Mosle LLP will pass upon certain U.S. federal income tax consequences of the merger for Flextronics.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, will pass upon certain U.S. federal income tax consequences of the merger for Solectron.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 10-K of Flextronics International Ltd. for the year ended March 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Solectron Corporation and subsidiaries as of August 31, 2006 and 2005, and for each of the years in the three-year period ended August 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the August 31, 2006 financial statements of Solectron Corporation and subsidiaries refers to adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share Based Payment, and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. You should rely only on the information contained in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus. Flextronics and Solectron have not authorized anyone to provide you with information that is different from or in addition to the information contained in or incorporated by reference into this joint proxy statement/prospectus.

The following documents, which were filed by Flextronics with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the SEC on May 29, 2007;

•	Flextronics’s Current Reports on Form 8-K filed on April 5, 2007, May 4, 2007, May 15, 2007 and June 4, 2007; and

•	the description of Flextronics’s ordinary shares contained in Flextronics’s registration statement on Form 8-A, declared effective by the SEC on January 31, 1994, including any amendments or reports filed for the purpose of updating such description.

The following documents, which were filed by Solectron with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	Solectron’s Annual Report on Form 10-K for the fiscal year ended August 25, 2006, filed with the SEC on November 8, 2006;

•	Solectron’s Quarterly Reports on Form 10-Q for the quarters ended November 24, 2006 and March 2, 2007, filed with the SEC on December 29, 2006 and April 11, 2007 (later amended on April 20, 2007), respectively;

•	Solectron’s Current Reports on Form 8-K filed on November 13, 2006, November 21, 2006, February 14, 2007, March 2, 2007, March 15, 2007, April 19, 2007, May 21, 2007, June 4, 2007 and June 7, 2007; and

•	the description of Solectron’s common stock contained in Solectron’s registration statement on Form 8-A, declared effective by the SEC on April 17, 1992, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by Flextronics and Solectron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Flextronics annual general meeting and the Solectron special meeting are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents, except for any disclosures furnished pursuant to Item 2.02 or Item 7.01 (and in each case, the corresponding exhibits under Item 9.01) of any Current Report on Form 8-K, unless otherwise expressly stated in that Current Report on Form 8-K.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Flextronics has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Flextronics, and Solectron has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Solectron.

The documents incorporated by reference into this joint proxy statement/prospectus are available upon request. Flextronics or Solectron, as appropriate, will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written or oral request.

You may request a copy of information incorporated by reference into this joint proxy statement/prospectus by contacting each of Flextronics and Solectron at:

For information relating to Flextronics:	For information relating to Solectron:
Flextronics International Ltd.	Solectron Corporation
2090 Fortune Drive	847 Gibraltar Drive
San Jose, California 95131	Milpitas, California 95035
Attention: Investor Relations	Attention: Investor Relations
Telephone: (408) 576-7722	Telephone: (408) 956-6542

Flextronics and Solectron file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information filed by Flextronics and Solectron with the SEC may be read and copied by the public at the Public Reference Room maintained by the SEC at:

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information filed by Flextronics and Solectron. The address of the SEC website is www.sec.gov.

Flextronics has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Flextronics’s ordinary shares to be issued to Solectron stockholders in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of Flextronics filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Solectron stockholders with questions about the merger or who need additional copies of this joint proxy statement/prospectus or voting materials should contact:

InnisFree M&A Incorporated
Banks and Brokers call collect: (212) 750-5833
Stockholders call toll free from within the
United States or Canada: (877) 825-8971

Holders of exchangeable shares of Solectron Global Services Canada Inc. with questions about the merger, the Solectron special meeting or who desire additional copies of this joint proxy statement/prospectus or additional exchangeable share voting instruction forms should contact:

Cristian Couchot
Corporate Trust Officer
Computershare Trust Company of Canada
710, 530-8thAve SW
Calgary, Alberta T2P 3S8
Telephone: (403) 267-6510
Fax: (403) 267-6598

Flextronics shareholders with questions about the merger or who need additional copies of this joint proxy statement/prospectus or voting materials should contact:

Georgeson Inc.
Banks and Brokers call: (212) 440-9800
All others call: (888) 605-7554

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Flextronics or Solectron since the date of this joint proxy statement/prospectus.

Annex A-1

CAUTIONARY STATEMENT

This copy of the Merger Agreement is intended to provide investors with information regarding its terms. Except for its status as a legal document governing the contractual rights among the parties thereto in relation to the proposed merger and the other transactions contemplated thereby, the Merger Agreement is not intended to be a source of factual, business or operational information about Flextronics, Solectron or their respective businesses.

The representations and warranties contained in the Merger Agreement are not necessarily accurate or complete as made and may be subject to exceptions set forth in the disclosure schedules provided in accordance with the Merger Agreement. Such representations, warranties and covenants have been negotiated by Flextronics and Solectron for the purpose of allocating contractual risk between the parties, including where the parties do not have complete knowledge of all the facts, and not for the purpose of establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and any shareholder of Flextronics or Solectron or any potential investor should not rely on the representations, warranties and covenants therein or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FLEXTRONICS INTERNATIONAL LTD.
SATURN MERGER CORP.
AND
SOLECTRON CORPORATION
Dated as of June 4, 2007

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section

401(k) Plan	5.9(d)
2009 Notes	3.2(e)
2010 Notes	3.2(e)
Acquisition	7.3(d)(i)
Acquisition Proposal	5.3(h)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
Articles of Amendment	5.14
Assumed Options	1.6(e)(i)
Audit	2.6(a)
Book Entry Shares	1.8(d)
Business Day	1.2(b)
Canadian Securities Laws	5.15
Cash Consideration	1.6(a)
Cash Conversion Number	1.6(a)
Cash Election	1.6(a)
Cash Election Number	1.7(b)
Cash Election Shares	1.6(a)
Cash Shortfall Number	1.7(c)
Certificate of Merger	1.2(a)
Certificates	1.8(d)
Closing	1.2(b)
Closing Date	1.2(b)
COBRA	2.13(a)
Code	Preamble
Commitment Letter	3.20
Company	Preamble
Company Balance Sheet	2.4(b)
Company Change of Recommendation	5.3(d)(i)
Company Change of Recommendation Notice	5.3(d)(i)(D)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Letter	Article II
Company Employee Agreement	2.13(a)
Company Employee Plan	2.13(a)
Company Employee/Service Provider	2.13(a)
Company Environmental Claim	2.12(a)
Company ERISA Affiliate	2.13(a)
Company ESPP	5.9(c)(i)
Company Financials	2.4(b)
Company Governmental Authorizations	2.9
Company Intellectual Property	2.8
Company Intellectual Property Contract	2.8

A-iv

Defined Term	Section

Company Leased Real Property	2.7(b)
Company Material Contract	2.14(a)
Company Options	2.2(b)
Company Option Plans	2.2(b)
Company Pension Plan	2.13(a)
Company Preferred Stock	2.2(a)
Company Products	2.8
Company Real Property Leases	2.7(b)
Company Restricted Stock	1.6(b)
Company SEC Reports	2.4(a)(i)
Company Stockholders’ Meeting	5.2(a)(i)
Company Voting Agreement	Recitals
Company Voting Proposal	5.2(a)(i)
Confidentiality Agreement	5.4(a)
Continuing Employees	5.9(e)
Contract	2.1(c)(i)
Credit Agreement	5.20
Deferred Compensation Plan	5.9(g)
Delaware Law	1.1
Dissenting Shares	1.6(c)
DOJ	2.3(d)
DOL	2.13(a)
Effect	8.3(d)
Effective Time	1.2(a)
Election	1.6(a)
Election Deadline	1.8(c)(ii)
Election Form	1.8(c)(iv)
Environmental Laws	2.12(a)
End Date	7.1(b)(i)
ERISA	2.13(a)
Exchange	5.14
Exchange Act	2.3(d)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)(i)
Exchange Ratio	1.6(a)
Exchangeable Shares	5.14
Exchangeable Share Provisions	5.14
Executives	5.9(h)
FCPA	2.16
Financing	3.20
First Step Merger	1.1
FTC	2.3(d)
GAAP	2.4(b)
Goldman	2.20

A-v

Defined Term	Section

Governmental Entity	2.3(d)
HIPAA	2.13(a)
HSR Act	2.3(d)
Indemnified Parties	5.10
Intellectual Property	2.8
Intellectual Property Rights	2.8
IRS	2.13(a)
Joint Proxy Statement/Prospectus	2.19
Knowledge	8.3(b)
Legal Requirements	1.8(h)
Lender	3.20
Liens	2.1(c)(ii)
Made Available	8.3(c)
Mask Works	2.8
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.12(a)
Merger	1.1
Merger Consideration	1.6(a)
Merger Sub	Preamble
Merger Sub 2	1.1
Merger Sub Common Stock	1.6(h)
Non-Election Shares	1.6(a)
Parent	Preamble
Parent Balance Sheet	3.4(b)
Parent Benefit Plan	5.9(e)
Parent Charter Documents	3.1(b)
Parent Closing Price	1.6(e)(i)
Parent Disclosure Letter	Article III
Parent Employee Plan	3.13(a)
Parent Environmental Claim	3.12(a)
Parent Governmental Authorizations	3.8
Parent Financials	3.4(b)
Parent Intellectual Property	3.8(a)
Parent Material Contract	3.14(a)
Parent Options	3.2(b)
Parent Products	3.8(a)
Parent Ordinary Shares	1.6(a)
Parent SEC Reports	3.4(a)(i)
Parent Share Awards	3.2(b)
Parent Shareholders’ Meeting	5.2(b)(i)
Parent Voting Agreement	Recitals
Parent Voting Proposal	5.2(b)(i)
Parent’s 401(k) Plan	5.9(d)
Permitted Borrowings	5.20

A-vi

Defined Term	Section

Person	8.3(e)
Redemption	5.14
Registered Intellectual Property	2.8
Registration Statement	2.19
Regulation M-A	2.19
Retention Arrangements	5.9(h)
Solectron Canada	5.14
Second Step Merger	1.1
Second Step Merger Agreement	1.1
SEC	2.3(d)
Securities Act	2.4(a)(i)
Series B Preferred Stock	2.2(a)
Stock Consideration	1.6(a)
Stock Conversion Number	1.6(a)
Stock Election	1.6(a)
Stock Election Number	1.7(a)
Stock Election Shares	1.6(a)
Subsidiary	2.1(c)(i)
Superior Offer	5.3(h)(ii)
Surviving Corporation	1.1
Tail Policy	5.10(b)
Tax, Taxes, Taxable	2.6(a)
Tax Authority	2.6(a)
Tax Opinions	5.12
Tax Return	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secret	2.8
Triggering Event	7.1
Voting Debt	2.2(c)
Voting Shares	2.3(a)
WARN	2.13(a)

A-vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 4, 2007, by and among Flextronics International Ltd., a Singapore company (“Parent”), Saturn Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Solectron Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the interests of their respective companies and shareholders or stockholders, as the case may be, that Parent and the Company consummate the business combination and other transactions provided for herein pursuant to which, as a single integrated transaction, (1)(i) Merger Sub will be merged with and into the Company, which will continue as the surviving corporation of such merger and as a wholly-owned Subsidiary of Parent, and (ii) following such merger, the Company will be merged with and into a wholly-owned subsidiary of Parent, which will continue as the surviving corporation of such merger and as a wholly-owned Subsidiary of Parent, and (2) each share of capital stock of the Company will be canceled and converted into the right to receive the merger consideration set forth herein.

B. For United States federal income tax purposes, it is intended that the Merger (as defined below) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and the parties intend, by executing this Agreement, that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A1 (the “Company Voting Agreement”).

D. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain current executive officers and all members of the Board of Directors of Parent are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A2 (the “Parent Voting Agreements”).

E. The Board of Directors of the Company has resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with Delaware Law (as defined below).

F. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement.

G. The Board of Directors of Parent has resolved to recommend to its shareholders the approval of the issuance of Parent Ordinary Shares (as defined below) in the Merger.

H. Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), (i) Merger Sub shall be merged with and into the Company (the “First Step Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of

Parent, and (ii) immediately following the First Step Merger, as part of a single integrated plan, the Company shall be merged with and into a wholly-owned subsidiary of Parent to be designated by Parent (“Merger Sub 2” and such merger, the “Second Step Merger”, and collectively with the First Step Merger, the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. The terms of the First Step Merger shall be as provided in Sections 1.2 through 1.10 below, and the terms of the Second Step Merger shall be as provided in the Form of Agreement and Plan of Merger and Reorganization attached hereto as Exhibit B (the “Second Step Merger Agreement”). Each of Parent and the Company shall, and Parent shall cause Merger Sub 2 to, enter into the Second Step Merger Agreement. The Company, as the surviving corporation after the First Step Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time; Closing.

(a) Effective Time.  Subject to the provisions of this Agreement, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date.

(b) Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, located at 101 Park Avenue, New York, New York, or such other place as agreed to by the parties, at a time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing but subject to the satisfaction of those conditions), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.

1.3  Effect of the First Step Merger.  At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Solectron Corporation.”

(b) Bylaws.  At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such bylaws.

1.5  Directors and Officers.

(a) Directors.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

(b) Officers.  The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

(c) Subsidiaries.  Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall take such action as reasonably requested by Parent to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock.  Each share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d), will be canceled and extinguished and automatically converted into the right to receive, at the election of the holder thereof (with respect to each holder, an “Election”), but subject to Sections 1.6(b), 1.6(c), 1.6(g), 1.7 and 1.8(g), either: (i) subject to Section 1.6(f), 0.3450 (the “Exchange Ratio”) of an ordinary share, no par value, of Parent (“Parent Ordinary Shares,” and such fraction of a Parent Ordinary Share, “Stock Consideration”) or (ii) $3.89 in cash, without interest (“Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”); provided that (i) in no event shall the maximum number of shares of Company Common Stock to be converted into Stock Consideration (the “Stock Conversion Number”) exceed the product of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) 0.70 and (ii) in no event shall the maximum number of shares of Company Common Stock to be converted into Cash Consideration (the “Cash Conversion Number”) exceed the product of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) 0.50; and provided further that subject to Section 1.7, each holder’s Election shall be for either (i) Cash Consideration (a “Cash Election”) for all of the shares of Company Common Stock (“Cash Election Shares”) held by such holder or (ii) Stock Consideration (a “Stock Election”) for all of the shares of Company Common Stock (“Stock Election Shares”) held by such holder. Any Company Common Stock or Exchangeable Shares for which an Election is not timely made as provided in Section 1.8(c) below shall be deemed “Non-Election Shares.”

(b) Restricted Stock.  If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the First Step Merger, including Company Common Stock issued under the Company’s 2002 Stock Plan pursuant to restricted stock purchase agreements (“Company Restricted Stock”), then notwithstanding any other provision of this Agreement, each holder of shares of Company Restricted Stock shall have the right to make an Election to receive either the Stock Consideration or Cash Consideration with respect to such shares in accordance with Section 1.6(a), and such shares will be cancelled and extinguished and automatically converted into the right to receive Stock Consideration or Cash Consideration in accordance with Section 1.6(a), which Stock Consideration or Cash Consideration will also be unvested and be subject to the same repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability), and the certificates representing any Parent Ordinary Shares issued in respect thereof may accordingly be marked with appropriate legends. To the extent any shares of Company Restricted Stock are converted into the right to receive Cash Consideration, such Cash Consideration shall vest and become payable on the date that the Company Restricted Stock would have otherwise vested pursuant to its original vesting schedule as in effect prior to the Effective Time, and such payment shall be made at the first regularly scheduled payroll date of Parent (or a Subsidiary of Parent) following the vesting date applicable to such payment.

(c) Dissenting Shares.  Notwithstanding any other provision of this Agreement and to the extent appraisal rights are available under Delaware Law, Company Common Stock and Series B Preferred Stock held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, but instead shall be entitled to such rights, but only such rights, as are granted under such Section 262 (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to appraisal under the Delaware Law). If any holder of Dissenting Shares shall have failed to perfect or who effectively shall have withdrawn or lost such holder’s rights to appraisal of such Dissenting Shares prior to the Election Deadline, such holder’s shares of Company Common Stock (or, if applicable, the Exchangeable Shares underlying the Series B Preferred Stock), as the case may be, shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement unless such stockholder properly makes an Election with respect to such shares prior to the Election Deadline. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 after the Election Deadline shall thereupon be deemed Non-Election Shares and therefore converted into, and become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration upon surrender, in the manner provided in Section 1.8(d), of the Certificates or Book Entry Shares that formerly evidenced such Company Common Stock (or, if applicable, the Exchangeable Shares underlying the Series B Preferred Stock) as the case may be. If the Merger is rescinded or abandoned for any reason, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of Delaware Law shall cease.

(d) Cancellation of Treasury and Parent Owned Stock.  Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(e) Stock Options.

(i) Each Company Option (as defined below) that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, with an exercise price equal to or less than $5.00, will be assumed by Parent and converted into an option to purchase Parent Ordinary Shares (“Assumed Options”). Each Assumed Option will continue to have, and be subject to, the same terms and conditions, except that (A) each Assumed Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) and (B) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent). The conversion of Company Options provided for in this Section 1.6(e)(i) with respect to any Company Options, whether or not they are intended to be “incentive stock options” (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code and otherwise in a manner designed to avoid their becoming deferred compensation arrangements subject to Section 409A of the Code to the extent permitted by Legal Requirements.

(ii) Each Company Option that is issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, which is not an Assumed Option and which has not been exercised prior to the Effective Time, shall, effective at the Effective Time, be canceled and extinguished without any conversion or assumption thereof.

(f) Fractional Shares.  No fraction of a Parent Ordinary Share will be issued by virtue of the First Step Merger, but in lieu thereof each holder of shares of Company Common Stock that would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.8(g), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the product of (x) the average of the per share closing prices of the Parent Ordinary Shares reported on the Nasdaq Global Select Market during the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date and (y) the Exchange Ratio.

(g) Adjustments to Exchange Ratio and Cash Consideration.  The Exchange Ratio and the Cash Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Ordinary Shares or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(h) Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(i) Cancellation of Series B Preferred Stock.  The Series B Preferred Stock will be cancelled as provided in the Company Charter Documents and Section 5.14.

1.7  Allocation of the Merger Consideration.  Notwithstanding any other provision of this Agreement, in the circumstances described below in this Section 1.7, the Merger Consideration shall be allocated as provided below in this Section 1.7:

(a) If the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then (i) all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and (ii) the Stock Election Shares of each holder shall be converted into the right to receive (x) the Stock Consideration in respect of that number of Stock Election Shares equal to the product of (1) the number of Stock Election Shares held by such holder and (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, and (y) Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;

(b) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then (i) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (ii) the Cash Election Shares of each holder shall be converted into the right to receive (x) the Cash Consideration in respect of that number of Cash Election Shares equal to the product of (1) the number of Cash Election Shares held by such holder and (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and (y) Stock Consideration in respect of the remaining number of such holder’s Cash Election Shares; or

(c) If (x) the Stock Election Number is less than the Stock Conversion Number and (y) the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number, the “Cash Shortfall Number”), then:

(i) all Stock Election Shares shall be converted into the right to receive the Stock Consideration;

(ii) all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(iii) the Non-Election Shares of each holder shall be treated in the following manner: (A) if the Cash Shortfall Number is greater than or equal to the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration; or (B) if the Cash Shortfall Number is less than the number of Non-Election Shares, then the Non-Election Shares of each holder shall be converted into the right to receive (1) the Cash Consideration in respect of that number of Non-Election Shares equal to the product of (x) the number of Non-Election Shares held by such holder and (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (2) Stock Consideration in respect of the remaining number of such holder’s Non-Election Shares.

1.8  Surrender of Certificates; Election of Merger Consideration.

(a) Exchange Agent.  Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger. The Exchange Agent shall make all computations as to the allocation and the proration of the Merger Consideration contemplated by Section 1.7, and any such computations shall be binding on the Company stockholders absent manifest error. Such computations shall be made as soon as practicable after the Election Deadline, but in no event more than five (5) Business Days after the Closing Date (or such other time as may be agreed in writing by the Company and Parent). The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 1.8 and as shall be reasonably necessary to effect the Elections provided for herein.

(b) Parent to Provide Merger Consideration.

(i) Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the share certificate(s) representing the number of Parent Ordinary Shares issuable and the aggregate Cash Consideration payable pursuant to this Article I in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.8(e). Any cash and Parent Ordinary Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (A) as promptly as practicable following the Effective Time, certificates representing the number of Parent Ordinary Shares sufficient to deliver, and Parent shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (B) at or prior to the Effective Time, immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 1.6(f)) and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement. To the extent that there are any losses with respect to any investment of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Agreement (including with respect to former Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of Delaware Law), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this Agreement.

(c) Elections.

(i) All Elections made pursuant to Section 1.6(a) shall be made on a form designated for that purpose that is reasonably acceptable to Parent and the Company (an “Election Form”). A holder acting in different capacities or acting on behalf of different beneficial owners shall be entitled to submit an Election Form for each capacity in which such holder so acts with respect to each person for which it so acts.

(ii) Parent shall cause the Exchange Agent to mail the Election Form to each of the Company’s stockholders entitled to vote at the Company Stockholders’ Meeting, at the time that the Joint Proxy Statement/Prospectus is provided to the shareholders of the Company. Parent shall cause the Exchange Agent to use reasonable best efforts to make available as promptly as possible an Election Form to any shareholder of the Company who requests such Election Form following the initial mailing of the Election Form and prior to the Election Deadline.

(iii) Parent shall cause the Exchange Agent to mail the Election Form to each holder of record of Exchangeable Shares who is entitled to vote in respect of the Company Stockholders’ Meeting pursuant to the outstanding share of Series B Preferred Stock, at the time that the Joint Proxy Statement/Prospectus is provided to the stockholders of the Company. Such Election Form shall permit each such holder of Exchangeable Shares to complete such Election Form and make an Election as if such holder were the registered holder of the Company Common Stock to which such holder of Exchangeable Shares will be entitled on completion of the Redemption or Exchange. Parent shall use reasonable best efforts to cause the Exchange Agent to make available as promptly as practicable an Election Form to any holder of Exchangeable Shares who requests such Election Form following the initial mailing of the Election Form and prior to the Election Deadline. For all purposes hereunder such an Election by a holder of Exchangeable Shares will be considered an Election made with respect to shares of Company Common Stock, subject to completion of the Redemption or Exchange.

(iv) Any Election shall be deemed to have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form properly completed and signed. For purposes of this Agreement, “Election Deadline” means 5:00 p.m. Eastern time on the later of (i) the date of the Company Stockholders’ Meeting and (ii) the date that Parent and the Company shall agree is as near as practicable to ten (10) Business Days prior to the expected Closing Date. Parent and the Company shall cooperate to issue a press release announcing the date of the Election Deadline not more than fifteen (15), but at least ten (10), Business Days prior to the Election Deadline.

(v) An Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form properly completed and signed.

(vi) If any Election is not timely or otherwise properly made with respect to any shares of Company Common Stock, such Election shall be deemed not effective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is filed by the Election Deadline. None of Parent, the Company or the Exchange Agent shall have any obligation to notify any holder of any defect in its Election prior to the Election Deadline.

(vii) Any holder may, at any time prior to the Election Deadline, (x) change such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form or (y) revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated in accordance with Article VII.

(d) Exchange Procedures.  As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of (i) a certificate or certificates (the “Certificates”) or (ii) non-certificated shares of Company Common Stock represented by book-entry (“Book Entry Shares”) which in each case immediately prior to the Effective Time represented: (1) outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to this Article I; or (2) outstanding Exchangeable Shares that were redeemed or exchanged for shares of Company Common Stock in connection with the Redemption or the Exchange, as the case may be, and such shares of Company Common Stock were subsequently converted into the right to receive Merger Consideration pursuant to this Article I: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares shall pass, only upon delivery of the Certificates or Book Entry Shares to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the right to receive either, but not a combination of, (x) certificates representing whole Parent Ordinary Shares or (y) the Cash Consideration, in each case determined in accordance with Section 1.6(a), and cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(e). Upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (with appropriate notice of such appointment having been provided to such holders of record), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor share certificate(s) representing the number of whole Parent Ordinary Shares to which such holder is entitled pursuant to Section 1.6(a), if any, any payment of the Cash Consideration which such holder is entitled to receive pursuant to Section 1.6(a) and any payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(e), in each case after taking into account all Certificates or Book Entry Shares surrendered by such holder and such holder’s Election, and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive such whole number of Parent Ordinary Shares into which such shares of Company Common Stock shall have been so converted in accordance with Section 1.6(a), the right to receive payment of the Cash Consideration in accordance with Section 1.6(a) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(e). If a holder that is entitled to receive both Cash Consideration and Stock Consideration in respect of Company Common Stock held by such owner immediately prior to the Effective Time surrenders Certificates or Book Entry Shares representing fewer than all of such Company Common Stock, such holder will receive both Cash Consideration and Stock Consideration in proportion to the relative amounts of Cash Consideration and Stock Consideration it is entitled to receive for all of the Company Common Stock it held immediately prior to the Effective Time.

(e) Distributions With Respect to Unexchanged Shares.  Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Ordinary Shares with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all Parent Ordinary Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Parent Ordinary Shares with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the Parent Ordinary Shares represented thereby until the holders of record of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Legal Requirements, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the holders thereof, without interest (i) promptly after such surrender, share certificates(s) representing such number of whole Parent Ordinary Shares issued in exchange therefor, if any, and the Cash Consideration payable, if any, in exchange therefor, in each case pursuant to Section 1.6(a), along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Parent Ordinary Shares.

(f) Transfers of Ownership.  If Parent Ordinary Shares are to be issued in a name other than that in which the Certificates or Book Entry Shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates or Book Entry Shares so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of Parent Ordinary Shares in any name other than that of the registered holder of the Certificates or Book Entry Shares surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(g) Required Withholding.  Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) No Liability.  None of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity

(i) Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall be paid to Parent as soon as practicable at the end of each calendar month.

(j) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 1.8 shall after such delivery to Parent look only to Parent for the payment of the Merger Consideration pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(e) with respect to the shares of Company Common Stock formerly represented thereby.

1.9  No Further Ownership Rights in Company Common Stock.  The Stock Consideration and Cash Consideration paid, together with any cash or other distributions paid pursuant to Sections 1.6(f) and 1.8(e), upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and/or pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such share certificate(s) representing Parent Ordinary Shares to be issued pursuant to Section 1.6(a), any Cash Consideration payable pursuant to Section 1.6(a), cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(e); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11  Alternative Structure.  If the condition described in Section 6.1(f)(i) to the obligations of each party to effect the Merger is not satisfied at or prior to the Closing Date, then (i) each party shall have the right in its sole discretion to unilaterally waive such condition on behalf of all parties and (ii) if any such party so waives such condition, then the Merger shall not be consummated as described in Section 1.1, but instead, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The terms of such merger of Merger Sub with and into the Company shall be as provided in Sections 1.2 through 1.10 above, provided that, all references therein (and in any other Section of this Agreement) to the “First Step Merger” shall be deemed to refer to the merger pursuant to this Section 1.11, and all references in this Agreement to the “Merger” shall be deemed to refer to such merger (except for references to “Merger” in Recital B, Section 2.6(b)(xiii), Section 3.6(a)(v), Section 5.12 and Section 6.1(f), which shall apply only to the Merger contemplated in Section 1.1). Nothing contained in this Section 1.11 shall have any effect on the Merger Consideration.

1.12  Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to (i) disclosure in the Company’s Annual Report on Form 10-K for the period ended August 25, 2006 and any other Company SEC Report thereafter filed with the SEC and publicly available prior to the date hereof, excluding any disclosure in any such Company SEC Report set forth in any risk factor section and in any section relating to forward-looking statements (and provided that the disclosure in such Annual Report or other Company SEC Report shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face), and (ii) the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows:

2.1  Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power.  The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Charter Documents.  The Company has Made Available to Parent a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date and as in full force and effect (collectively, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.

(c) Subsidiaries.

(i) Each “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of the Company and its respective jurisdiction of organization is identified in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended August 25, 2006 filed with the SEC on November 8, 2006. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or through one or more Subsidiaries (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (B) is entitled, by Contract or otherwise, to elect, appoint or designate directors or other Persons constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written or oral agreement, including any lease, license, subcontract, indenture, note, bond, or other binding instrument, understanding, commitment or other arrangement or undertaking, including any and all amendments, exhibits and schedules thereto.

(ii) The Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary and all such shares or interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all material Liens, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. For purposes of this Agreement, “Liens” shall mean all pledges, claims, liens, charges, encumbrances, options, restrictions and security interests of any kind or nature whatsoever.

(iii) Each Subsidiary of the Company (i) is a corporation or other organization duly organized, validly existing and, in any jurisdiction in which such legal concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary of the Company has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

2.2  Capital Structure.

(a) Capital Stock.  The authorized capital stock of the Company consists of: (i) one billion six hundred one million two hundred thousand (1,601,200,000) shares of Company Common Stock and (ii) one million two hundred thousand (1,200,000) shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which one (1) share is designated as “Series B Preferred Stock” (the “Series B Preferred Stock”). As of the close of business on June 1, 2007: (i) nine hundred thirteen million nine hundred seventy-four thousand four hundred sixty-two (913,974,462) shares of Company Common Stock were issued and outstanding, and (ii) seven hundred twenty-three thousand sixty-eight (723,068) shares of Company Common Stock were held by the Company in its treasury. As of the date hereof, one share of Series B Preferred Stock is issued and outstanding, which share will be cancelled in connection with the Redemption or Exchange, and no other shares of Company Preferred Stock are issued and outstanding. No shares of Company Common Stock and Company Preferred Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Company Options.  As of the close of business on June 1, 2007: (i) thirty-nine million six hundred fifty-two thousand five hundred eighty-one (39,652,581) shares of Company Common Stock were issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s Amended and Restated 1992 Stock Plan and 2002 Stock Plan (collectively, the “Company Option Plans” and such options, whether payable in cash, shares or otherwise, “Company Options”); and (ii) except for Company Common Stock issuable under the Company ESPP, there are no shares of Company Common Stock issuable upon the exercise of outstanding options to purchase Company Common Stock that were not issued under the Company Option Plans. Section 2.2(b)(i) of the Company Disclosure Letter sets forth a list of all Company Options that are exercisable to purchase or receive Company Restricted Stock and which are outstanding and unexercised as of June 1, 2007. Section 2.2(b)(i) of the Company Disclosure Letter sets forth a list of each outstanding Company Option as of the close of business on June 1, 2007, including (a) the name of the holder of such Company Option; (b) the number of shares of Company Common Stock subject to such Company Option; (c) the exercise price of such Company Option; (d) the date on which such Company Option was granted or issued; (e) the Company Option Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option; (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries; (g) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof; and (h) the date on which such Company Option expires. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except for Company Options pursuant to which optionees were issued Company Restricted Stock, to the Knowledge of the Company, each outstanding Company Option has been granted with an exercise price no less than the fair market value of the shares of Company Common Stock subject to such Company Options on the date of grant.

(c) Restricted Stock.  As of the close of business on June 1, 2007, sixteen million eight hundred twenty-four thousand seven hundred sixty-two (16,824,762) shares of Company Restricted Stock were issued and outstanding. Section 2.2(c) of the Company Disclosure Letter sets forth the following information about such Company Restricted Stock as of the close of business on June 1, 2007: (a) the name of the holders; (b) the date on which such Company Restricted Stock was issued; (c) the Company Option Plan under which such Company Restricted Stock was issued; (d) whether or not the holder is an employee of the Company or any of its Subsidiaries; and (e) the applicable vesting schedule including whether vesting occurs pursuant to the provision of services or the achievement of performance or other criteria and whether vesting will be triggered as a result of the Merger.

(d) Voting Debt.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness which carries or possesses the right to vote on any matters on which stockholders may vote or which is convertible into, or exchangeable for, securities having such right (collectively, “Voting Debt”).

(e) Other Securities.  Except for Company Options outstanding as of the date hereof and subject to Section 4.1(b)(iv), Company Options subsequently issued, and the rights associated with the Exchangeable Shares, there are no options, warrants, calls, rights or other securities and no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, and there are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, grant or extend any such option, warrant, call, right, or other security or enter into any such Contract. There are no rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

(f) Redemption and Disposal of Securities.  Except for the Company’s reacquisition of unvested shares of Company Restricted Stock forfeited to the Company, there are no Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries.

(g) Voting Agreements.  The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, other than the Company Voting Agreements and the irrevocable proxies granted pursuant to the Company Voting Agreements, there are no irrevocable proxies, voting agreements, or voting trusts with respect to any Company Common Stock.

2.3  Authority; No Conflict; Necessary Consents.

(a) Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of the Company Voting Proposal by the Company’s stockholders as contemplated in Section 5.2(a). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Company Voting Proposal by the Company’s stockholders as contemplated by Section 5.2(a). and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the Voting Shares entitled to vote at the Company Stockholders’ Meeting is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger under Delaware Law. For purposes hereof, “Voting Shares” shall mean (i) the outstanding shares of Company Common Stock and (ii) the outstanding share of Series B Preferred Stock (with the number of Voting Shares attributable to the share of Series B Preferred Stock equal to the number of issued and outstanding Exchangeable Shares as of the record date of the Company Stockholders Meeting that are not owned by the Company, any of its Subsidiaries or any entity directly or indirectly controlled by or under common control with the Company). This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) Board Approval.  The Board of Directors of the Company has, by resolution duly adopted by unanimous vote at a meeting of all directors duly called and held on June 3, 2007 (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement in accordance with Delaware Law and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. As of the date hereof, the Board of Directors of the Company has not rescinded or modified in any way the foregoing resolutions.

(c) No Conflict.  The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company Charter Documents, (ii) conflict with or violate any provision of any certificates of incorporation and bylaws, or like organizational documents, of any Subsidiary of the Company, (iii) subject to obtaining the approval of the Company Voting Proposal by the Company’s stockholders as contemplated in Section 5.2(a). and compliance with the requirements set forth in Section 2.3(d), conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound, (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or trigger or accelerate any payment under (excluding vesting accelerations of any Company Option that is not an Assumed Option), any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets or properties are bound or affected, or (v) result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries except in each case of (i) through (v) for such conflicts, violations, breaches, defaults, impairments, alterations, rights of termination, amendment, acceleration or cancellation, or creation of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Government Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body performing any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger by the Company and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing and effectiveness of the Joint Proxy Statement/Prospectus with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the merger control regulations of any jurisdiction other than the United States of America, which includes those identified in Section 2.3(d) of the Company Disclosure Letter, (iv) such other filings and notifications as may be required to be made by the Company under state securities laws or the rules and regulations of the New York Stock Exchange, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected either to have a Material Adverse Effect on the Company or materially affect the ability of the Company to consummate the Merger.

2.4  SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings.

(i) The Company has filed all registration statements, prospectuses, proxy statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since August 27, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (A) were prepared in accordance with, and complied and in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (B) did not at the time they were filed (and in the case of registration statements, as of their respective effective dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in the case of each of the preceding clauses (A) and (B) to the extent corrected: (1) in the case of Company SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Report; and (2) in the case of Company SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Company SEC Report. As of the date hereof, none of the Company SEC Reports is the subject of outstanding SEC comments or, to the Company’s Knowledge, ongoing SEC review.

(ii) The Company has Made Available to Parent true, correct and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2006, including all SEC comment letters, and responses to such comment letters by or on behalf of the Company.

(iii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(iv) None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements.  Each of the consolidated financial statements (including, in each case, any accompanying notes thereto) contained in the Company SEC Reports, including the consolidated statement of operations, consolidated statement of cash flows and consolidated balance sheet for the year ended, and as of, August 25, 2006 (the “Company Financials”): (i) complied, and in the case of consolidated financial statements to be contained in Company SEC Reports filed after the date hereof, will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, and in the case of consolidated financial statements to be contained in Company SEC Reports filed after the date hereof, will be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments) and (iii) fairly presented, and in the case of consolidated financial statements to be contained in Company SEC Reports filed after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The consolidated balance sheet of the Company and its subsidiaries as of March 2, 2007, contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or expressly permitted by the terms of this Agreement or the transactions contemplated hereby, and (iii) liabilities that, taken individually or together with other liabilities, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not had any disagreement with KPMG LLP, its independent public accountants, regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Internal Controls.  The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the Board of Directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls, and there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that collectively represent a “material weakness” in the design or operation of the Company’s internal controls. Since August 25, 2006, neither the Company nor any of its Subsidiaries (including any current Company Employee/Service Provider thereof) nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, or (C) any material claim or allegation regarding any of the foregoing.

(d) Disclosure Controls.  The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(e) Other Controls and Procedures.  The Company has established and maintains a system of controls and procedures sufficient to (i) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud that is detected by the Company, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors and (ii) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization.

2.5  Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been, accrued or arisen:

(a) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

(b) any action taken by the Company or event, change or development that would have required the consent of Parent pursuant to Section 4.1(b) had such action, event, change or development occurred after the date of this Agreement.

2.6  Taxes.

(a) Definitions.  “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) all foreign, federal, state and local, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, withholding and any other taxes, together with all interest, penalties and additions imposed on or with respect to such amounts and (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group. “Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or imposition of any Taxes. “Audit” means any audit, assessment, examination, written claim, or other written inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.

(b) Tax Returns and Audits.

(i) All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time in which to file) and in the manner prescribed by law in all material respects. All such Tax Returns are in all material respects true, correct and complete, and all Taxes owed by the Company and its Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid, except for those Taxes that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has received notice of any claim by any Tax Authority in any jurisdiction other than in which it has filed Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

(ii) No adjustment relating to any Tax Return of the Company or any of its Subsidiaries by any Tax Authority has been proposed formally or informally by any Tax Authority to the Company or any of its Subsidiaries.

(iii) There are no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(iv) No Audit is currently pending with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any communication from any Tax Authority that an Audit is forthcoming. Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, and there is no deficiency for any Taxes that is outstanding, assessed or proposed against the Company or any of its Subsidiaries, which deficiency has not been paid in full when due and payable or which has not been adequately reserved for in the Company Financials, except for delinquencies and deficiencies that, individually or in the aggregate, have not and are not reasonably expected to have a Material Adverse Effect on the Company.

(v) There are no outstanding written agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Company or any of its Subsidiaries is in force. The Company has delivered or made available to Parent complete and correct copies of all foreign, federal and state income Tax

Returns, audit reports and statements of deficiencies for the Company and each of its Subsidiaries filed by or issued to or with respect to the Company and each of its Subsidiaries for all periods which have been requested by Parent.

(vi) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which was the Company). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than the Company and such Subsidiary) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any adjustments under Section 481(a) or Section 263A of the Code or any comparable provision under state or foreign Tax laws by reason of a change in accounting method or otherwise that would be effective for any period after the Closing Date.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(ix) The Company and its Subsidiaries have not “participated” in a “listed transaction” (as defined in Section 1.6011-4 of the United States Treasury Regulations promulgated under the Code).

(x) The Company and each of its Subsidiaries is not, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xi) None of Company’s nor any of its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xii) The Company has adequately disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(xiii) The Company is not aware of any fact or circumstance that (i) would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code or (ii) cause Parent to be treated as other than a corporation pursuant to Section 367(a) of the Code for purposes of the Merger.

2.7  Properties.

(a) Title to Property and Assets.  The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice), except where any failure to have good and valid title, or a valid leasehold interest, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens securing liabilities reflected on the Company Balance Sheet, Liens for current taxes not yet due and other Liens that do not, individually or in the aggregate, materially impair the use of the property or assets subject thereto.

(b) Leases.  All real property leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases” and the real property subject to such Company Real Property Leases, the “Company Leased Real Property”) are in full force and effect, except where the failure of such Company Real Property Leases to be in full force and effect, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. There is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

(c) Condition of Property and Assets.  The Company Leased Real Property and the physical assets of the Company and the Subsidiaries are in good condition and repair and regularly maintained in accordance with standard industry practice, except where any failure to keep such Company Leased Real Property or physical assets in good condition and repair and regularly maintained, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. To the Company’s Knowledge, the Company Leased Real Property is in compliance with all applicable Legal Requirements, except for any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Company Leased Real Property.

2.8  Intellectual Property.

(a) Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.

“Company Intellectual Property Contract” shall mean any Contract that is material (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the business of the Company and that provides for the license or other use of Company Intellectual Property or the license or other use by the Company or its Subsidiaries of Intellectual Property Rights of a third party.

“Company Products” shall mean all products and services developed or under development by or on behalf of the Company or any of its Subsidiaries and owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (including any and all related tools, methods, processes and schematics) (i) original works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files and records, (ii) inventions (whether or not patentable), discoveries, improvements and technology, (iii) trademarks and service marks, logos, trade names, trade dress, (iv) Trade Secrets, (v) Mask Works and (vi) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by other Intellectual Property Rights.

“Intellectual Property Rights” shall mean all statutory or common law rights in Intellectual Property, together with the right to enforce and recover remedies for infringement thereof.

“Mask Works” shall mean mask work and similar rights protecting integrated circuit or chip topographies or designs.

“Registered Intellectual Property” shall mean any Intellectual Property Rights which have been registered, filed, or issued by or under the authority of any Governmental Entity responsible for issuing or registering Intellectual Property Rights, including, without limitation, (i) patents and patent applications, (ii) copyright registrations and copyright applications,” (iii) trademark and service mark registrations, and applications therefor, (iv) trade name and domain name registrations, (v) designs registrations, (vi) Mask Works and (vi) divisions, continuations, renewals, reissuances and extensions of any of the foregoing (as applicable).

“Trade Secret” shall mean any proprietary and confidential information or know-how, databases, data compilations or collections of technical data or business data including, to the extent kept confidential, customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers.

(b) No Infringement.  To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products does not infringe or misappropriate, any Intellectual Property Rights of any third party, or violate any right to privacy or publicity of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company or any of its Subsidiaries are currently doing business where such infringement or misappropriation is reasonably likely to have a Material Adverse Effect on the Company.

(c) Notice.  Neither the Company nor any of its Subsidiaries has received written notice from any third party claiming that the Company, any of its Subsidiaries, or any Company Product infringes or misappropriates any Intellectual Property Rights of any third party, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction where such claim if decided adversely to Company is reasonably likely to have a Material Adverse Effect on the Company.

(d) No Third Party Infringers.  To the Company’s Knowledge, no Person is materially infringing, misappropriating or otherwise violating the Company’s rights in any Company Intellectual Property where such infringement, violation or misappropriation is reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging any infringement, misappropriation or violation of any of the Company’s rights in Company Intellectual Property where such infringement, violation or misappropriation is reasonably likely to have a Material Adverse Effect on the Company.

(e) Transaction.  To the Company’s Knowledge, it is not party to any Company Intellectual Property Contract under which the consummation of the transactions contemplated hereby, will result in the Surviving Corporation or, Parent or any of Parent’s Subsidiaries which are Subsidiaries as of the date hereof: (i) granting to any third party any material incremental right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any material incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses or (iii) being obligated to pay any material incremental royalties or other material amounts, or offer any material incremental discounts, to any third party. As used in Section 2.8(e), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

(f) Intellectual Property.  The Company and its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the material Company Intellectual Property.

(g) No Order.  There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations or orders arising from a litigation or similar inter partes or adversarial proceeding to which the Company or a Subsidiary is a party that do or, to the Company’s Knowledge, may in a material respect: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights, or (iii) grant any third party any right with respect to any Company Intellectual Property.

(h) Information Technology.  The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for their businesses and have taken reasonable best steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the information technology systems, other than insignificant breaches which did not compromise in any material respect the security of the information technology systems.

(i) Ownership of Intellectual Property.  Section 2.8(i) of the Company Disclosure Letter lists all material Registered Intellectual Property owned by the Company and identifies, where applicable, in each case the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered. The Company owns all right, title, and interest (including the sole right to enforce) free and clear of all Liens, in and to all Company Intellectual Property, and with respect to the Company Registered Intellectual Property, are listed in the records of the Governmental Entity as the sole owner for each item thereof.

(j) Validity and Enforceability.  To the Company’s Knowledge, the material Company Registered Intellectual Property (i) is not invalid or unenforceable and (ii) has not expired or been cancelled or abandoned, except in the ordinary course.

2.9  Governmental Authorizations.  Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the business of the Company and its Subsidiaries as currently conducted or the holding of any such interest (“Company Governmental Authorizations”) has been issued or granted to the Company and each of its Subsidiaries, as the case may be, and is in full force and effect, except where such failure of the Company Governmental Authorizations to be issued or granted or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending or threatened suspension or cancellation of any of the Company Governmental Authorizations, except where such pending or threatened suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, there is no threatened action to change the Company’s or any of its Subsidiaries’ customs rating or grade with or by any Governmental Entity, nor is there any basis that could reasonably be expected to result in any such change or downgrading, except for any change or downgrade that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No Company Governmental Authorizations will cease to be effective as a result of the consummation of the Merger and the other transactions contemplated hereby, except where the failure of the Company Governmental Authorizations to remain effective, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

2.10  Litigation.  There is (i) no action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible), (ii) no investigation or other proceeding pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible) by or before any Governmental Entity or (iii) no action, suit, claim, investigation or proceeding pending, or to the Company’s Knowledge, threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person, for which the Company or any of its Subsidiaries may be subject to a claim for indemnification which, in the cases of clauses (i) through (iii) above, individually or in the aggregate, has resulted, or is reasonably expected to result in a finding or determination that would have a Material Adverse Effect on the Company. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2004, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues which, individually or in the aggregate, has resulted in, or is reasonably expected to result in a finding or determination that constitutes or that would have a Material Adverse Effect on the Company.

2.11  Compliance with Law.  Neither the Company nor any of its Subsidiaries is in violation of or default under any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected except for such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, nor, to the Knowledge of the Company, is there any pending investigation or inquiry relating thereto.

2.12  Environmental Matters.

(a) Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, treaties and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b) Environmental Compliance.  The Company and its Subsidiaries are in compliance with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof, except where failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(c) Environmental Liabilities.  There is no Company Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Company Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, except where such pending or threatened Company Environmental Claim, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would be expected to form the basis of any Company Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Company Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any costs or liabilities under Environmental Law, except where such release, emission, discharge, presence or disposal or such cost or liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Environmental Information.  The Company has provided to Parent all nonprivileged assessments, reports, data, results of investigations or audits that are in the possession or control of the Company or its Subsidiaries regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws, except for any such documentation or items that relate to environment matters that are not reasonably expected to have a Material Adverse Effect on the Company.

2.13  Employee Benefit Plans and Compensation.

(a) Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Agreement” shall mean each material employment, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment (other than employment at will) between the Company, any of its Subsidiaries or any Company ERISA Affiliate and any director or any Company Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

“Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any Company Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate has or may have any liability or obligation.

“Company Employee/Service Provider” shall mean any current or former employee, including officers, consultants, independent contractors or directors of the Company, any of its Subsidiaries or any Company ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Company ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“DOL” shall mean the United States Department of Labor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1989.

(b) Section 2.13(b) (i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (except for offer letters or employment agreements to non-U.S. employees to the extent any such letter or agreement provides solely statutorily mandated severance or notice periods). Section 2.13(b) (ii) of the Company Disclosure Letter sets forth a table setting forth the name and annual base salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $200,000 per year as of the date hereof.

(c) Documents.  The Company and each of its Subsidiaries have Made Available to Parent (i) correct and complete copies of the most recent documents embodying each Company Employee Plan and each Company Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets and liabilities, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material correspondence to or from any

Governmental Entity relating to any Company Employee Plan, (vi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance.  The Company Employee Plans are in, and have been administered in, compliance with all applicable requirements of ERISA, the Code, and other applicable laws in all material respects and have been administered in all material respects in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification or the Company has remaining a period of time under applicable regulations or pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such qualification. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made (or will timely make) all contributions and other payments required by and due under the terms of each Company Employee Plan. With respect to any Company Employee Plan that provides benefits to Company Employees/Service Providers who perform services outside of the United States, no Company Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or have not been properly accrued.

(e) Claims.

(i) There are no pending or, to the Company’s Knowledge, threatened material actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Except to the extent precluded by law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and any applicable Legal Requirements, without material liability to Parent, the Company, any of its Subsidiaries or any Company ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(ii) There are no material audits, inquiries, investigations or other proceedings of any nature pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any Company ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(f) No Pension Plan.  In the preceding six (6) years, neither the Company, nor any of its Subsidiaries nor any current or former Company ERISA Affiliate has maintained, established, sponsored, participated in or contributed to, any Company Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) No Self-Insured Health Plan.  No Company Employee Plan provides health benefits that are not fully insured through an insurance contract (other than a health flexible spending account).

(h) Effect of Transaction; Executive Compensation Tax.  Section 2.13(h) of the Company Disclosure Letter sets forth each Company Employee Plan or Company Employee Agreement that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Company Employee/Service Provider to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements.

(i) Parachute Payments.  Section 2.13(i) of the Company Disclosure Letter sets forth each Company Employee Plan that, considered individually or considered collectively will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Company Employee Plan or Company

Employee Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will result in payments under any Company Employee Plan or Company Employee Agreement that would not be deductible under Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code.

(j) Sections 162(m) and 409A of the Code.  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Company Employee/Service Provider of the Company or any of its Subsidiaries, which, individually or collectively, is reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. To the Knowledge of the Company based on reasonable, good faith interpretations of Section 409A of the Code and Internal Revenue Service guidance issued thereunder, neither the Company nor any of its Subsidiaries is party to any Contract or Company Employee Plan that, in accordance with current published guidance from the IRS would trigger additional taxation under Section 409A of the Code.

(k) Employment Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Company ERISA Affiliates and Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Company Employees/Service Providers (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees/Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Company Employees/Service Providers relating to any Company Employee/Service Provider, Company Employee Agreement or Company Employee Plan which, individually or in the aggregate, is reasonably expected to result in a finding or determination that would have a Material Adverse Effect on the Company. The services provided by each of the Company’s, each of the Company’s Subsidiaries’ and each of their Company ERISA Affiliates’ current employees based in the United States are terminable at the will of the Company, the Company’s Subsidiaries and their Company ERISA Affiliates, except as would not reasonably be expected to result in material liability.

(l) No Retiree Obligations.  No Company Employee Plan or Company Employee Agreement or Company Employee Agreement provides retiree life insurance, health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Company Employee/Service Provider (either individually or to Company Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with retiree life insurance, health or other welfare benefits, except to the extent required by statute.

(m) Labor and Works Council.  No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the Company’s Knowledge threatened. Section 2.13(m) of the Company Disclosure Letter sets forth a complete and accurate list of all foreign works’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body and any collective bargaining agreement, works’ council or other similar labor agreement between the Company and any union representative or similar employee representative within the Company to which employees located outside the United States are subject. The Company and its Subsidiaries have complied with all applicable Legal Requirements and all Contracts that are collective bargaining agreements, works’ council agreements or similar labor agreements in connection with the execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Company Employee/Service Provider against the Company or its Subsidiaries, including charges of unfair labor practices, which, individually or in the aggregate, is reasonably expected to result in a finding or determination that would have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are and have been in compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs.

2.14  Contracts.

(a) Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any collective bargaining agreement or other similar contract with any labor union, works council or other employee organization;

(iii) any Contract, including, without limitation, any Company Employee Plan or Company Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any Contract relating to the pending or proposed acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $5,000,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(v) any Contract relating to the pending or proposed disposition by the Company or any of its Subsidiaries of assets for consideration or any interest in any other Person or business enterprise in excess of $5,000,000 in each case, other than in the ordinary course of business;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $25,000,000, other than accounts receivable and accounts payable arising in the ordinary course of business;

(vii) any Contract that is a settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries or provides for future payments in excess of $5,000,000 by the Company and its Subsidiaries;

(viii) any Company Intellectual Property Contract;

(ix) any Contract that involves aggregate payment obligations by the Company and its Subsidiaries in excess of $50,000,000 in any twelve-month period, that by its terms will not terminate within twelve months from the date hereof and which cannot be unilaterally terminated by the Company or the applicable Company Subsidiary with ninety (90) days or less notice without material liability to the Company or its Subsidiaries;

(x) any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person or (b) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies;

(xi) any Contract with any of the customers identified in Section 2.14(a)(xi) of the Company Disclosure Letter; or

(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company and which is not disclosed pursuant to clauses (i) through (xi) above.

(b) No Breach.  All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms and neither the Company nor any of its Subsidiaries and, to the Company’s Knowledge, none of the other parties to any Company Material Contract, have violated any provision of, or committed, or failed to perform, any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except for any such failure to be valid and in full force and effect and such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any of the provisions of any Company Material Contract, except for any such breaches, violations or defaults that would not reasonably be expected to have a Material Adverse Effect on the Company.

2.15  Insurance.  The Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its subsidiaries, except with respect to any cancellation or termination in accordance with the terms of the applicable insurance policy that has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The Company has made available to Parent, prior to the date hereof, true, correct and complete copies of the Company’s director and officer and error and omission insurance policies and all other material policies of insurance to which any of their officers, directors or employees is a beneficiary or named insured.

2.16  Foreign Corrupt Practices Act.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.17  Transactions with Affiliates.  Except as set forth in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on December 4, 2006, there has not been since August 26, 2005, nor is there proposed, any transaction or relationship which is or would be required to be disclosed pursuant Item 404 of Regulation S-K promulgated by the SEC, provided that for purposes of this Section 2.17, no effect shall be given to Instruction 6 to paragraph (a) of Item 404 of Regulation S-K.

2.18  Takeover Statutes and Rights Plans.  The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirements, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

2.19  Information in Registration Statement and Joint Proxy Statement/Prospectus.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Ordinary Shares in the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus to be filed with the SEC as part of the Registration Statement (the “Joint Proxy Statement/Prospectus”), will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or shareholders of Parent or at the time of the Company Stockholders’ Meeting or at the time of the Parent Shareholders’ Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

2.20  Fairness Opinion.  The Company has received the opinion of Goldman, Sachs & Co. (“Goldman”), financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Stock Consideration and the Cash Consideration to be received by the holders of shares of Company Common Stock, taken in the aggregate, is fair from a financial point of view to such holders.

2.21  Brokers’ and Finders’ Fees.  Except for fees payable to Goldman pursuant to an engagement letter dated May 29, 2007, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to (i) disclosure in the Parent’s Annual Report on Form 10-K for the period ended March 31, 2007 and any other Parent SEC Report thereafter filed with the SEC and publicly available prior to the date hereof, excluding any disclosure in any such Parent SEC Report set forth in any risk factor section and in any section relating to forward-looking statements (and provided that the disclosure in such Annual Report or other Parent SEC Report shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face), and (ii) the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by Parent to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:

3.1  Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power.  Parent is (i) a public company limited by shares duly organized, validly existing and in good standing under the laws of Singapore, and (ii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Charter Documents.  Parent has Made Available to the Company a true and correct copy of the memorandum and articles of association of Parent each as amended to date and as in full force and effect (collectively, the “Parent Charter Documents”). Parent is not in violation of any of the provisions of the Parent Charter Documents.

(c) Subsidiaries.  Each Subsidiary of Parent (i) is a corporation or other organization duly organized, validly existing and, in any jurisdiction in which such legal concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.2  Capital Structure.

(a) Capital Stock.  As of the close of business on May 31, 2007: (i) six hundred eight million six hundred fifty-seven thousand two hundred thirty-nine (608,657,239) Parent Ordinary Shares were issued and outstanding and (ii) no Parent Ordinary Shares were held by Parent in its treasury. No Parent Ordinary Shares are owned or held by any Subsidiary of Parent. All outstanding Parent Ordinary Shares are, and all Parent Ordinary Shares which may be issued pursuant to this Agreement will, when issued in accordance with the terms hereof, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or by which it is bound.

(b) Parent Options.  As of the close of business on May 31, 2007: (i) fifty-two million ten thousand nine hundred forty-two (52,010,942) Parent Ordinary Shares were issuable upon the exercise of outstanding options to purchase Parent Ordinary Shares (such options, whether payable in cash, shares or otherwise, “Parent Options”). There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting or exercisability of any Parent Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the close of business of May 31, 2007, other than share bonus awards covering an aggregate of five million five hundred thirty-two thousand four hundred ninety-four (5,532,494) Parent Ordinary Shares (the “Parent Share Awards”), there were no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to Parent. To Parent’s Knowledge, each outstanding Parent Option has been granted with an exercise price no less than the fair market value of the Parent Ordinary Shares subject to such Parent Options on the date of grant.

(c) Voting Debt.  Other than the 2009 Notes (as defined below) and the 2010 Notes (as defined below), neither Parent nor any of its Subsidiaries has outstanding Voting Debt.

(d) Other Securities.  As of the close of business on May 31, 2007, other than the Parent Options and the Parent Share Awards, there are no options, warrants, calls, rights or other securities and no Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound, obligating (or purporting to obligate) Parent or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of Parent or any of its Subsidiaries, and there are no Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound, obligating Parent or any of its Subsidiaries to issue, grant or extend any such option, warrant, call, right, or other security or enter into any such Contract.

(e) Redemption and Disposal of Securities.  As of the date of this Agreement, other than (i) that certain Indenture, dated August 5, 2003, between Parent and J.P. Morgan Trust Company, National Association governing the 1% Convertible Subordinated Notes due 2010 (the “2010 Notes”) and (ii) that certain Note Purchase Agreement, dated as of March 2, 2003, as amended by the First Amendment to Note Purchase Agreement, dated as of July 14, 2006, by and among Parent and certain holders of notes governing the Convertible Junior

Subordinated Notes due 2009 (the “2009 Notes”), there are no Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries.

(f) Voting Agreements.  Parent is not a party to any voting agreement with respect to shares of capital stock of, or other equity or voting interests in, Parent and, to Parent’s Knowledge, other than the Parent Voting Agreements and the irrevocable proxies granted pursuant to the Parent Voting Agreements, there are no irrevocable proxies, voting agreements, or voting trusts with respect to any Parent Ordinary Shares.

3.3  Authority; No Conflict; Necessary Consents.

(a) Authority.  Each of Parent and Merger Sub has all requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of the Parent Voting Proposal by Parent’s shareholders as contemplated in Section 5.2(b). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub and no further corporate action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the approval of the Parent Voting Proposal by Parent’s shareholders as contemplated by Section 5.2(b) and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a simple majority of the Parent Ordinary Shares present and voting in person or by proxy, attorney or representative at the Parent Shareholders’ Meeting is the only vote of the holders of any class of shares in the capital of Parent necessary to authorize the issuance of the Parent Ordinary Shares in the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company of this Agreement, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) Board Approval.  The Board of Directors of Parent, by resolution duly adopted by unanimous vote at a meeting of all directors duly called and held on June 1, 2007, has, subject to the final approval of the Acquisition Committee of the Board of Directors of Parent (which final approval was granted on June 3, 2007), (i) determined that it is in the interest of the Parent to enter into this Agreement and to cause the Merger, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the shareholders of Parent vote to approve the Parent Voting Proposal and (iv) resolved to convene a Parent Shareholders’ Meeting in order to obtain the approval of the Parent Voting Proposal. Merger Sub, by the unanimous written consent of its directors, has (i) determined that this Agreement and Merger are advisable and in the best interests of Merger Sub and Parent, its sole shareholder, (ii) approved this Agreement and the transactions contemplated hereby and (iii) directed that this Agreement be submitted to Parent for approval and adoption. As of the date hereof, the respective Board of Directors of Parent and Merger Sub have not rescinded or modified in any way the foregoing resolutions.

(c) No Conflict.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Parent Charter Documents, (ii) conflict with or violate any provision of any certificates of incorporation and bylaws, or like organizational documents, of any Subsidiary of Parent, (iii) subject to obtaining the approval of the Parent Voting Proposal by Parent’s shareholders as contemplated in Section 5.2(b) and compliance with the requirements set forth in Section 3.3(d), conflict with or violate any Legal Requirements applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound, (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or trigger or accelerate any payment under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective assets or properties are bound or affected, or (v) result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries except in each case of (i) through (v) for such conflicts, violations, breaches, defaults, impairments, alterations, rights of termination, amendment, acceleration or cancellation, or creation of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(d) Government Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger by Parent or Merger Sub and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which Parent or Merger Sub are qualified to do business, (ii) the filing and effectiveness of the Joint Proxy Statement/Prospectus and the Registration Statement with the SEC in accordance with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the United States DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the merger control regulations of any jurisdiction other than the United States of America, which includes those identified in Section 3.3(d) of the Parent Disclosure Letter, (iv) such other filings and notifications as may be required to be made by Parent under state securities laws or the rules and regulations of The Nasdaq Stock Market, and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Parent and Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.

3.4  SEC Filings; Financial Statements.

(a) SEC Filings.

(i) Parent has filed all registration statements, prospectuses, proxy statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since April 1, 2004. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (A) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Parent SEC Reports and (B) did not at the time they were filed (and in the case of registration statements, as of their respective effective dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in the case of each of the preceding clauses (A) and (B) to the extent corrected: (1) in the case of Parent SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Parent SEC Report; and (2) in the case of Parent SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Parent SEC Report. As of the date hereof, none of the Parent SEC Reports is the subject of outstanding SEC comments or, to Parent’s Knowledge, ongoing SEC review.

(ii) Parent has Made Available to the Company true, correct and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other, since January 1, 2006, including all SEC comment letters and responses to such comment letters by or on behalf of Parent.

(iii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to Parent SEC Reports. For purposes of the preceding sentence,

“principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(iv) None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements.  Each of the consolidated financial statements (including, in each case, any accompanying notes thereto) contained in the Parent SEC Reports, including the consolidated statement of operations, consolidated statement of cash flows and consolidated balance sheet for the year ended, and as of, March 31, 2007 (the “Parent Financials”): (i) complied, and in the case of consolidated financial statements to be contained in Parent SEC Reports filed after the date hereof, will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, and in the case of consolidated financial statements to be contained in Parent SEC Reports filed after the date hereof, will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments) and (iii) fairly presented, and in the case of consolidated financial statements to be contained in Parent SEC Reports filed after the date hereof, will fairly present, in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The consolidated balance sheet of Parent and its subsidiaries as of March 31, 2007 contained in the Parent SEC Reports is hereinafter referred to as the “Parent Balance Sheet.” Except as reflected or reserved against in the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or expressly permitted by the terms of this Agreement or the transactions contemplated hereby, and (iii) liabilities that, taken individually or together with other liabilities, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has not had any disagreement with Deloitte & Touche LLP, its independent public accountants, regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of Parent and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Parent Financials are consistent with such books and records. Neither Parent nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Internal Controls.  Parent has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls, and there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that collectively represent a “material weakness” in the design or operation of Parent’s internal controls. Since March 31, 2007, neither Parent nor any of its Subsidiaries (including any current employee or service provider thereof) nor, to Parent’s Knowledge, Parent’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

(d) Disclosure Controls.  Parent has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act that are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management to allow timely decisions regarding required disclosure.

(e) Other Controls and Procedures.  Parent has established and maintains a system of controls and procedures sufficient to (i) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud that is detected by Parent, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries, are adequately and promptly disclosed to Parent’s independent auditors and the audit committee of Parent’s Board of Directors and (ii) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization.

3.5  Absence of Certain Changes or Events.  Since the date of the Parent Balance Sheet through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been, accrued or arisen (i) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) any action taken by Parent or event, change or development that would have required the consent of the Company pursuant to Section 4.2(a) had such action, event, change or development occurred after the date of this Agreement.

3.6  Taxes.

(a) Tax Returns and Audits.

(i) All material Tax Returns required to be filed by or with respect to Parent and each of its Subsidiaries have been timely filed (taking into account any extension of time in which to file) and in the manner prescribed by law in all material respects. All such Tax Returns are in all material respects true, correct and complete, and all Taxes owed by Parent and its Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid, except for those Taxes that have not had and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries has received notice of any claim by any Tax Authority in any jurisdiction other than in which it has filed Tax Returns that Parent or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

(ii) No Audit is currently pending with respect to any Tax Return of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any communication from any Tax Authority that an Audit is forthcoming. Neither Parent nor any of its Subsidiaries has been delinquent in the payment of any Tax, and there is no deficiency for any Taxes that is outstanding, assessed or proposed against Parent or any of its Subsidiaries, which deficiency has not been paid in full when due and payable or which has not been adequately reserved for in the Parent Financials, except for delinquencies and deficiencies that, individually or in the aggregate, have not and are not reasonably expected to have a Material Adverse Effect on Parent.

(iii) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(iv) Neither Parent nor any of its Subsidiaries has “participated” in a “listed transaction” (as defined in Section 1.6011-4 of the United States Treasury Regulations promulgated under the Code).

(v) Parent is not aware of any fact or circumstance that (i) would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code or (ii) cause Parent to be treated as other than a corporation pursuant to Section 367(a) of the Code for purposes of the Merger.

3.7  Title to Property and Assets.  Parent and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Parent Balance Sheet (except for property sold since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice), except where any failure to have good and valid title, or a valid leasehold interest, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.8  Intellectual Property.

(a) Definitions.

“Parent Intellectual Property” shall mean any and all Intellectual Property Rights that are owned by, or exclusively licensed to, the Parent or its Subsidiaries.

“Parent Products” shall mean all products and services developed or under development by or on behalf of, and owned by, Parent or any of its Subsidiaries.

(b) Notice.  Neither the Parent nor any of its Subsidiaries has received written notice from any third party claiming that the Parent, any of its Subsidiaries, or any Parent Product infringes or misappropriates any Intellectual Property Rights of any third party, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction where such claim if decided adversely to Parent is reasonably likely to have a Material Adverse Effect on Parent.

(c) Intellectual Property.  The Parent has taken commercially reasonable steps to obtain, maintain and protect the material Parent Intellectual Property.

3.9  Governmental Authorizations.  Each consent, license, permit, grant or other authorization (i) pursuant to which Parent or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the business of Parent and its Subsidiaries as currently conducted or the holding of any such interest (“Parent Governmental Authorizations”) has been issued or granted to Parent and each of its Subsidiaries, as the case may be, and is in full force and effect, except where such failure of the Parent Governmental Authorizations to be issued or granted or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending or threatened suspension or cancellation of any of the Parent Governmental Authorizations, except where such pending or threatened suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s Knowledge, there is no threatened action to change Parent’s or any of its Subsidiaries’ customs rating or grade with or by any Governmental Entity, nor is there any basis that could reasonably be expected to result in any such change or downgrading, except for any change or downgrade that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. No Parent Governmental Authorizations will cease to be effective as a result of the consummation of the Merger and the other transactions contemplated hereby, except where the failure of the Company Governmental Authorizations to remain effective, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.10  Litigation.  There is (i) no action, suit, claim or proceeding pending or, to the Parent’s Knowledge, threatened in writing against the Parent, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible), (ii) no investigation or other proceeding pending or, to the Parent’s Knowledge, threatened against Parent, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible) by or before any Governmental Entity or (iii) is no action, suit, claim, investigation or proceeding pending, or to Parent’s Knowledge, threatened against any present or former officer, director or employee of the Parent or any of its Subsidiaries or any other Person for which Parent or any of its Subsidiaries may be subject to a claim for indemnification which in the cases of clause (i) through (iii) above, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. There are not currently, nor, to Parent’s Knowledge, have there been since January 1, 2004, any internal investigations or inquiries being conducted by Parent, Parent’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues which, individually or in the aggregate, has resulted, or is reasonably expected to result in a finding or determination that constitutes or that would have a Material Adverse Effect on Parent.

3.11  Compliance with Law.  Neither Parent nor any of its Subsidiaries is in violation of or default under any Legal Requirements applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries is bound or any of their respective properties is bound or affected except for such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries that is reasonably expected to have a Material Adverse Effect on Parent, nor, to the Knowledge of Parent, is there any pending investigation or inquiry relating thereto.

3.12  Environmental Matters.

(a) Definitions.  For all purposes of this Agreement, “Parent Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(b) Environmental Compliance.  Parent and its Subsidiaries are in compliance with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof, except where failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries are not in such compliance.

(c) Environmental Liabilities.  There is no Parent Environmental Claim pending or, to Parent’s Knowledge, threatened against Parent, any of its Subsidiaries or against any Person whose liability for any Parent Environmental Claim Parent or any of its Subsidiaries have contractually retained or assumed, except where such pending or threatened Parent Environmental Claim, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would be expected to form the basis of any Parent Environmental Claim against Parent, any of its Subsidiaries or against any Person whose liability for any Parent Environmental Claim Parent or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any costs or liabilities under Environmental Law, except where such release, emission, discharge, presence or disposal or such cost or liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.13  Employee Benefit Plans and Compensation.

(a) Employee Plan Compliance.  With respect to the benefit plans and arrangements of Parent or any of its Subsidiaries that would be Company Employee Plans if sponsored or maintained by the Company or a Company ERISA Affiliate (“Parent Employee Plan”), the Parent Employee Plans are in, and have been administered in, compliance with all applicable requirements of ERISA, the Code, and other applicable laws in all material respects and have been administered in all material respects in accordance with their terms. Each Parent Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification or Parent has remaining a period of time under applicable regulations or pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Employee Plan. To Parent’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect such qualification. Parent and each of its

Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan. No Parent Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or properly accrued.

(b) Claims.  There are no pending or, to the Parent’s Knowledge, threatened material actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Parent Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(c) Employee Pension Benefit Plan.  To the best of Parent’s Knowledge, in the preceding six (6) years, neither the Parent, nor any of its Subsidiaries nor any other Person who is or was under common control with the Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder, has ever maintained, established, sponsored, participated in or contributed to, any Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

3.14  Contracts.

(a) Material Contracts.  For purposes of this Agreement, “Parent Material Contract” shall mean any of the following to which Parent or any of its Subsidiaries is a party or by which it or its assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Subsidiaries;

(ii) any Contract containing any covenant (a) limiting the right of Parent or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person or (b) which otherwise adversely affects or would reasonably be expected to adversely affect the right of Parent and its Subsidiaries to sell, distribute or manufacture any Parent Products or to purchase or otherwise obtain any material software, components, parts or subassemblies, in each case, to such an extent that it is reasonably expected to have a Material Adverse Effect on Parent; or

(iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Parent and which is not disclosed pursuant to clauses (i) through (ii) above.

(b) No Breach.  All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms and neither Parent nor any of its Subsidiaries and, to Parent’s Knowledge, none of the other parties to any Parent Material Contract, have violated any provision of, or committed, or failed to perform, any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except for any such failure to be valid and in full force and effect and such violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any of the provisions of any Parent Material Contract, except for any such breaches, violations or defaults that would not reasonably be expected to have a Material Adverse Effect on Parent.

3.15  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 1.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

3.16  Insurance.  Parent and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of Parent or any of its subsidiaries, except with respect to any cancellation or termination in accordance with the terms of the applicable insurance policy that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. To the Knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

3.17  Foreign Corrupt Practices Act.  To Parent’s Knowledge, neither Parent nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of Parent or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the FCPA, or, to Parent’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Parent has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

3.18  Information in Registration Statement and Joint Proxy Statement/Prospectus.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or shareholders of Parent or at the time of the Company Stockholders’ Meeting or at the time of the Parent Shareholders’ Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion in any Regulation M-A Filing shall not, at the time any such Regulation M-A filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.19  Brokers’ and Finders’ Fees.  Except for fees payable to Citibank Global Markets, Inc., neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.20  Financing; Sufficient Funds.

(a) Parent has delivered to the Company a true and complete copy of an executed commitment letter (the “Commitment Letter”), dated June 4, 2007 from Citibank Global Markets, Inc. (the “Lender”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purpose of funding the cash portion of the merger consideration contemplated by this Agreement (the “Financing”). As of the date hereof, the Commitment Letter has not been amended or modified and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letter, in the form delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, and no event or circumstance has occurred or exists which would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent under the terms and conditions of the Commitment Letter. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the funding of the full amount of the Financing or the terms thereof, other than as set forth in or contemplated by the Commitment Letter in the forms delivered to the Company. As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Commitment Letter. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Commitment Letter prior to the date hereof and has otherwise satisfied all other terms and conditions required to be satisfied pursuant to the terms of the Commitment Letter on or before the date hereof.

(b) At Closing, Parent will have sufficient funds to pay the full cash portion of the Merger Consideration contemplated by this Agreement and to pay all related fees and expenses of Parent associated with the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT BY THE PARTIES PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by the Company.

(a) Ordinary Course.  Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 4.1(a) of the Company Disclosure Letter, or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), the Company agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and its Subsidiaries shall (A) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (B) pay their debts and obligations when due, subject to good faith disputes over such debts and obligations, and (C) use reasonable best efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings.

(b) Required Consent.  Without limiting the generality of Section 4.1(a), except (w) as expressly contemplated or permitted by this Agreement, (x) as required by Legal Requirements, (y) as set forth in Section 4.1(b) of the Company Disclosure Letter, or (z) as approved by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) adopt or propose to adopt any change to the Company’s Charter Documents;

(ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than dividends or other distributions to the Company and/or its wholly-owned Subsidiaries) or split, combine or reclassify any capital stock (other than with respect to the capital stock of any direct or indirect wholly-owned Subsidiaries of the Company) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except for unvested shares of Company Restricted Stock forfeited to the Company;

(iv) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock, or any other ownership interest in the Company or any of its Subsidiaries, except in each case (A) for the issuance of shares of Company Common Stock upon the exercise of the Company Options outstanding as of the date of this Agreement or granted under clause (C) below, in each case, in accordance with their terms, (B) pursuant to grants of purchase rights in the ordinary course of business consistent with past practices under the Company ESPP and (C) grants of Company Options in the ordinary course of business consistent with past practice; provided, however, that (v) such grants of Company Options and rights under the Company ESPP shall not exceed the equivalent of twenty thousand (20,000) shares of Company Common Stock individually or five hundred thousand (500,000) shares of Company Common Stock in the aggregate, in each case, in any three-month period, (w) such Company Option grants shall only be provided to employees of the Company or any of its Subsidiaries whose annual base salary is no more than $100,000 (or its equivalent in a foreign currency), (x) Company Options may only be granted with an exercise price equal to the grant date fair market value of the Company Common Stock, (y) no grants of Restricted Stock may be made and (z) no Company Options containing change of control provision may be issued; provided, further, that nothing in this subsection (iv) shall prohibit the Company from granting any equity awards specifically required pursuant to Contracts binding on the Company as set forth in Item 1 of Section 4.1(b)(iv) of the Company Disclosure Letter and such awards shall not count against the foregoing limits;

(v) enter into any new line of business;

(vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or all or substantially all the assets of, or by any other manner, any business or any Person or division thereof;

(vii) except for purchases of inventory in the ordinary course of business consistent with past practice, acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries for consideration in excess of $5,000,000 in any one case or $25,000,000 in the aggregate or solicit or participate in any negotiations with respect to the foregoing;

(viii) enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance;

(ix) except for the sale or licenses of Company Products in the ordinary course of business and in a manner consistent with past practice, sell, lease, license, sell and leaseback, mortgage, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(x) effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, or any lease terminations or restructuring of contracts other than the completion of previously announced restructuring activities, which have been disclosed to Parent and described as “Phase II” restructuring;

(xi) make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) subject to Legal Requirements, employee loans or advances for travel and entertainment and other business expenses made in the ordinary course of business consistent with past practice, or (C) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

(xii) except as required by GAAP, as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xiii) (A) amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;

(xiv) cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(xv) pay, discharge, settle or satisfy any claims, litigation, liabilities, or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices, of liabilities that are not material, individually or in the aggregate, to the Company and its Subsidiaries and are incurred in the ordinary course of business consistent with past practices;

(xvi) except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (A) increase in any manner the amount of compensation or fringe benefits of, or pay or grant any bonus, change of control, severance or termination pay to, any Employee/Service Provider or director of the Company or any Subsidiary of the Company, other than increases or payments to employees that are not officers of the Company in the ordinary course of business, consistent with past practice, (B) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, or (D) enter into, modify or amend any Employee Agreement or indemnification agreement with any Employee/Service Provider (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” or modifications whereby an Employee/Service Provider waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award), or (E) enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), or (F) establish, adopt or amend (except as required by law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other similar benefit plan or arrangement covering any Employee/Service Provider, provided however that nothing contained in this subsection (xvi) shall prevent the Company or its Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with non-officer employees in the ordinary course of business consistent with past practice and (B) from increasing annual compensation of non-officer employees and from providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increases in benefits or compensation expense); provided further, that nothing in this subsection (xvi) or any other provision in this Section 4.1 shall prohibit the Company from taking, or otherwise require the Company to obtain Parent’s approval to take, any and all action necessary to implement and satisfy its obligations under the Retention Arrangements (as defined in Section 5.9(h) hereof);

(xvii) enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any (A) non-competition, “most favored nations,” or unpaid future deliverables rights or provisions of any type or scope, or (B) exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xviii) provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xix) incur or assume any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice, (B) pursuant to existing credit facilities as in effect on the date hereof and consistent with past practices, or (C) loans, investments or guarantees by the Company or any of its Subsidiaries to, in or of the Company or its Subsidiaries;

(xx) create or otherwise incur any Lien on any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(xxi) enter into, modify or amend, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case other than in the ordinary course of business consistent with past practice, provided that for purposes of this Section 4.1(b)(xxi) the reference to $50,000,000 in Section 2.14(a)(ix) shall be replaced with “$25,000,000”;

(xxii) take any action (A) with the intent or for the purpose of preventing, impairing or delaying the Merger and the other transactions contemplated by this Agreement, or (B) that would reasonably be expected to prevent, impair (other than in an immaterial manner) or delay (other than in an immaterial manner) the consummation of the Merger and the other transactions contemplated by this Agreement, including any action that would reasonably be expected to prevent (other than in an immaterial manner), impair (other than in an immaterial manner), delay (other than in an immaterial manner) or adversely affect (other than in an immaterial manner) the ability of Parent and the Company to obtain the approvals set forth in 6.1(e); or

(xxiii) take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in clauses (i) through (xxii) above in this Section 4.1(b).

(c) Certain Additional Actions.  Without limiting the generality of Section 4.1(b)(xiii), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company (i) shall keep Parent fully informed of the status of its discussions with any Tax Authority in respect of any Audit relating to a material amount of Taxes, and shall consult with Parent in respect of, and give Parent the opportunity to participate in, devising the strategy for dealing with such Tax Authority in the course of such Audit, and (ii) shall not propose in writing any settlement or other resolution to any such Audit without Parent’s prior consent.

4.2  Conduct of Business by Parent.

(a) Required Consent.  Except (w) as expressly contemplated or permitted by this Agreement, (x) as required by Legal Requirements, (y) as set forth in Section 4.2(a) of the Parent Disclosure Letter, or (z) as approved by the Company in writing (which approval shall not be unreasonably withheld, delayed or conditioned), Parent shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) adopt or propose to adopt any change to Parent Charter Documents in any manner that would reasonably be likely to prevent or materially delay or impair the Merger or the consummation of the transactions contemplated hereby;

(ii) declare, set aside or pay any cash dividends on or make any other cash distributions;

(iii) adopt a plan of complete or partial liquidation, dissolution, or recapitalization or a plan of reorganization;

(iv) take any action (A) with the intent or for the purpose of preventing, impairing or delaying the Merger and the other transactions contemplated by this Agreement, or (B) that would reasonably be expected to prevent, impair (other than in an immaterial manner) or delay (other than in an immaterial manner) the consummation of the Merger and the other transactions contemplated by this Agreement, including any action that would reasonably be expected to prevent (other than in an immaterial manner), impair (other than in an immaterial manner), delay (other than in an immaterial manner) or adversely affect (other than in an immaterial manner) the ability of Parent and the Company to obtain the approvals set forth in 6.1(e); or

(v) take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in clauses (i) through (iv) above in this Section 4.2(a).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus is to be included as a prospectus. Parent and the Company will provide each other with any information required in order to effectuate the preparation and filing of the Joint Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 5.1.

(b) Each of Parent and the Company will respond to any comments from the SEC, and will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Joint Proxy Statement/Prospectus or any Regulation M-A Filing and will consult with each other and prepare written responses to such comments received from the SEC and advise one another of any oral comments received from the SEC and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to stockholders of the Company or shareholders of Parent, as the case may be, such amendment or supplement.

(c) Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Joint Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC; provided, however, that the Company, in connection with any disclosures, filings or announcements with respect to any Acquisition Proposal or any Company Change of Recommendation or other action taken in accordance with Section 5.3, may amend or supplement the proxy statement for the Company (including by incorporation by reference) or make such other disclosures, filings or announcements in connection with such event without providing Parent or its counsel an opportunity to review or comment thereon.

(d) The Company will cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent will cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

5.2  Meetings of Stockholders; Board Recommendations.

(a) Meeting of Company Stockholders; Company Board Recommendation.

(i) The Company will take all action necessary in accordance with Delaware Law and the Company Charter Documents to call, hold and convene a meeting of its stockholders (the “Company Stockholders’ Meeting”) to consider and vote upon the adoption of this Agreement (the “Company Voting Proposal”) to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event (to the extent permissible under applicable Legal Requirements) within 45 days after the mailing of the Joint Proxy Statement/Prospectus to the Company’s stockholders. Unless the Board of Directors of the Company effects a Company Change of Recommendation pursuant to Section 5.3(d), the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal or otherwise to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders in advance of a vote on the Company Voting Proposal or, if as of the time for which the Company Stockholders’ Meeting is scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents and all other applicable Legal Requirements.

(ii) Except to the extent expressly permitted by Section 5.3(d): (A) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of the Company Voting Proposal; (B) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of the Company Voting Proposal; and (C) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s stockholders vote in favor of the Company Voting Proposal.

(b) Meeting of Parent Shareholders.

(i) Parent will take all action necessary in accordance with the applicable laws of Singapore and the Parent Charter Documents to convene and hold a meeting of its shareholders (the “Parent Shareholders’ Meeting”) to consider and vote upon the approval of the issuance of the Parent Ordinary Shares required to be issued in the

Merger (the “Parent Voting Proposal”) to be held as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event (to the extent permissible under applicable Legal Requirements) within 45 days after the mailing of the Joint Proxy Statement/Prospectus to the Parent’s shareholders. Parent will use reasonable best efforts to solicit from its shareholders proxies in favor of the Parent Voting Proposal or otherwise to secure the vote or consent of its shareholders required by the applicable laws of Singapore to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn the Parent Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its shareholders in advance of a vote on the Parent Voting Proposal or, if as of the time for which the Parent Shareholders’ Meeting is scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting. Parent shall ensure that the Parent Shareholders’ Meeting is convened, held and conducted, and that all proxies solicited by it in connection with the Parent Shareholders’ Meeting are solicited, in compliance with the laws of Singapore, the Parent Charter Documents and all other applicable Legal Requirements.

(ii) The Board of Directors of Parent shall recommend that Parent’s shareholders vote in favor of the Parent Voting Proposal. The Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent’s shareholders vote in favor of the Parent Voting Proposal. Neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to the Company, the unanimous recommendation of its Board of Directors that Parent’s shareholders vote in favor of the Parent Voting Proposal.

(iii) Nothing contained in this Agreement shall prohibit the Board of Directors of Parent from (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any other statement or disclosure to Parent’s stockholders if the Board of Directors of Parent determines in good faith (after consultation with its outside counsel) that the failure to make such statement or disclosure would reasonably be expected to be a breach of fiduciary duties to Parent’s stockholders under applicable law; provided, however, that, in each case, any such statements or disclosures will be subject to the terms and conditions of this Agreement; and provided, further, that unless the Board of Directors of Parent expressly publicly reaffirms its recommendation of the Merger in connection with such statement or disclosure, any such statement or disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a withholding, withdrawal, amendment or modification of the Board of Directors of Parent’s unanimous recommendation in favor of the Parent Voting Proposal in breach of Section 5.2(b)(ii).

(c) The Company and Parent shall each use reasonable best efforts to cause the Company Stockholders’ Meeting and the Parent Shareholders’ meeting to be held on the same date.

5.3  Company Acquisition Proposals.

(a) No Solicitation.  The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers or directors shall, and that it shall use reasonable best efforts to cause the Company’s and its affiliates’ and Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, facilitate or encourage, the making, submission or announcement of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any manner with, or assist, participate in, facilitate or encourage any effort by, any Person concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Sections 5.3(c) or 5.3(d). Immediately following the execution and delivery of this Agreement, the Company and its Subsidiaries will cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to the consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties entered into within one year prior to the date hereof through the date hereof in connection with the consideration of any Acquisition Proposal to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b) Notification of Acquisition Proposals.  As promptly as practicable (and in any event no later than 48 hours) after any director or executive officer of the Company becomes aware that the Company (or any of its agents or representatives) has received (1) any Acquisition Proposal from any Person, (2) any request for nonpublic information or inquiry from any Person that would reasonably be expected to lead to an Acquisition Proposal, or (3) an inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to initially enter into discussions or negotiations concerning any Acquisition Proposal or to initially provide nonpublic information or data to any Person concerning any Acquisition Proposal, which notice shall be given as promptly as practicable after the meeting of such Board of Directors at which such decision is made (and in any event no later than 24 hours after such determination was reached and 24 hours prior to initially entering into any discussions or negotiations or initially providing any nonpublic information or data to any Person concerning any Acquisition Proposal). The Company agrees that it shall keep Parent reasonably informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Any notification or materials provided under this Section 5.3(b) shall be subject to the terms of the Confidentiality Agreement.

(c) Superior Offers.  Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, in the event that the Company receives, prior to the approval of the Company Voting Proposal by the stockholders of the Company in accordance with applicable law, a bona fide written Acquisition Proposal from a third party and the Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal (and to such third party’s representatives, financing sources and the representatives of such financing sources) and (2) engage in discussions and negotiations with the third party (and the third party’s representatives, financing sources and the representatives of such financing sources) with respect to such Acquisition Proposal; provided that:

(i) the Company complies in all material respects with all of the terms of this Section 5.3 with respect to such Acquisition Proposal;

(ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (A) the Company receives from such third party an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf (a copy of which confidentiality agreement shall be provided to Parent) that are at least as favorable to the Company as the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to be a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.

(d) Change of Recommendation.

(i) Notwithstanding anything to the contrary contained in Section 5.3(a) or set forth elsewhere in this Agreement, (x) in response to a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Company Voting Proposal, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Company Change of Recommendation”), (y) in response to an unsolicited Superior Offer, the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (z) in response to an unsolicited Superior Offer, the Company or any of its Subsidiaries may terminate this Agreement in order to enter into a definitive agreement to consummate such Superior Offer and transactions contemplated thereby, in the case of the foregoing clauses (x), (y) and (z), only if all of the following conditions are met:

(A) the applicable Superior Offer has not been withdrawn and continues to be a Superior Offer;

(B) the Board of Directors of the Company has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take the proposed action contemplated by clause (x), (y) and/or (z) above would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under Delaware Law;

(C) the stockholders of the Company have not yet approved the Company Voting Proposal;

(D) the Company shall have delivered to Parent written notice (a “Company Change of Recommendation Notice”) at least five (5) Business Days prior to publicly effecting the applicable action contemplated by clause (x), (y) and/or (z) above, which shall state expressly (1) that the Company has received the applicable Superior Offer, (2) the most recent terms and conditions of such Superior Offer and the identity of the Person or group making such Superior Offer (and in the event the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.1(d)(ii), the Company shall provide to Parent a copy of the proposed definitive agreement to be entered into in connection with such Superior Offer), and (3) that the Company intends to effect the proposed action referenced in clause (x), (y) and/or (z) above in connection with such Superior Offer; and

(E) after delivering the Company Change of Recommendation Notice, the Company provides Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period contemplated by the preceding clause (iv), and negotiate in good faith with respect thereto during such five-Business Day period, so as would enable the Company to proceed with its recommendation to stockholders in favor of the Company Voting Proposal without effecting the proposed action referenced in clause (x), (y) and/or (z) above.

(ii) In addition and not in limitation of the forgoing, and notwithstanding anything to the contrary contained in Section 5.3(a) or set forth elsewhere in this Agreement, the Board of Directors of the Company may effect a Company Change of Recommendation for any reason other than the receipt of a Superior Offer only if all of the following conditions are met:

(A) the Board of Directors of the Company has determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to effect the proposed Company Change of Recommendation would reasonably be expected to be a breach of its fiduciary duties to the stockholders of the Company under Delaware Law;

(B) the stockholders of the Company have not yet approved the Company Voting Proposal;

(C) the Company shall have delivered to Parent a Company Change of Recommendation Notice (which notice shall not itself be a Company Recommendation Change) at least five (5) Business Days prior to publicly effecting the proposed, which shall state expressly (1) that the Company is proposing to effect a Company Recommendation Change, and (2) the reason(s) for which the Board of Directors of the Company proposes to effect the Company Recommendation Change; and

(D) after delivering the Company Change of Recommendation Notice, the Company negotiates with Parent in good faith during such five-Business Day period so as to enable the Company to proceed with its recommendation to stockholders in favor of the Company Voting Proposal without making a Company Recommendation Change.

(e) Compliance with Disclosure Obligations.  Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any other statement or disclosure to the Company’s stockholders if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such statement or disclosure would reasonably be expected to be a breach of fiduciary duties to the Company’s stockholders under applicable law; provided, however, that, in each case, any such statements or disclosures will be subject to the terms and conditions of this Agreement; and provided, further, that unless the Board of Directors of the Company expressly publicly reaffirms its recommendation of the Merger in connection with such statement or disclosure, such statement or disclosure (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Change of Recommendation in breach of Section 5.2(a)(ii) unless the Company shall have complied with Section 5.3(d) in connection therewith.

(f) State Takeover Statute.  The Board of Directors of the Company shall not, in connection with any Company Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. The Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation or terminating this Agreement under the circumstances and subject to the conditions set forth in this Section 5.3.

(g) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote.  Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 7.1(d)(ii), the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(h) Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 20% of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, other than any such transaction effected by the Company in which the only parties to such transaction are any of the Company and/or one or more of its Subsidiaries pursuant to which the stockholders of the Company immediately prior to such transaction would hold less than 80% of the outstanding voting securities of the resulting or surviving Person in such transaction immediately after such transaction, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of the Company (including its Subsidiaries taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean a bona fide Acquisition Proposal by a third party on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than the Merger, provided that each reference to 20% in the definition of “Acquisition Proposal” shall be replaced with “90%” for purposes hereof and each reference to 80% in the definition of “Acquisition Proposal” shall be replaced with “10%” for purposes hereof.

(i) Violation by Company Agents.  It is understood and agreed that any violation of the restrictions set forth in this Section 5.3 by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4  Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality.  The parties acknowledge that the Company and Parent have previously executed a mutual Confidentiality Agreement dated April 3, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any proprietary information subject to the Confidentiality Agreement in accordance with the terms thereof.

(b) Access to Information.

(i) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access and upon reasonable prior notice during normal business hours, beginning as soon as practicable after the date of this Agreement, to the properties, books, analysis, projections, plans, systems, contracts (including, without limitation, Company Material Contracts), commitments, records, personnel offices and other facilities of the Company and its Subsidiaries during the period prior to the earlier of the Effective Time or the termination of this Agreement to obtain all information concerning the business of the Company and its Subsidiaries, including, without limitation, the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries and use reasonable best efforts to make available at reasonable times during normal business hours to Parent and its representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company’s and its Subsidiaries’ business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by Legal Requirements with respect to records of employees, furnish promptly to Parent (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (B) all other information concerning its business, properties and personnel as Parent may reasonably request.

(ii) Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information and documents regarding Parent as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.

(iii) Notwithstanding the foregoing, the Company and Parent may restrict such access to the extent that (i) Legal Requirements applicable to the Company or Parent, as the case may be, or their respective Subsidiaries may reasonably require the Company or Parent, as the case may be, or their respective Subsidiaries to restrict or prohibit access to any such properties, personnel or information and (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or Parent, as the case may be, or any of their respective Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision or the inability to furnish such access shall then be disclosed to the Company or Parent, as the case may be, to the maximum extent permitted without resulting in such breach, or (iii) any such access or disclosure which would be reasonably likely to cause the loss of attorney-client privilege; provided that, in the case of clauses (ii) and (iii), the parties will cooperate to arrive at a solution that permits access to be furnished but without violating the applicable confidentiality obligation or resulting in a loss of attorney-client privilege, as applicable.

(iv) Any information obtained from the Company or Parent or any of their respective Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants.  No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4 or Section 5.5, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5  Public Disclosure.  The parties acknowledge that they have agreed to the text of the joint press release announcing the signing of this Agreement. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable best efforts to agree on any other press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any requirement of The Nasdaq Stock Market, the New York Stock Exchange or the Toronto Stock Exchange; provided that the Company shall not have any obligation to consult with Parent regarding, or provide Parent the opportunity to review and comment upon, and Parent shall have no right to agree to, any press release or public statements with respect to any Acquisition Proposal or any Change of Recommendation or other action taken in accordance with Section 5.3.

5.6  Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with all Legal Requirements that require any of them to make any filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents to any Governmental Entity in connection with the Merger and the transactions contemplated hereby. Without limiting the generality of the foregoing, as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all such filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act; (ii) filings under (A) Section 2.3(d) of the Company Disclosure Letter, (B) Section 3.3(d) of the Parent Disclosure Letter and (C) under pre-merger notification or control laws of any other jurisdiction that are reasonably determined by Parent and the Company, jointly, to be required in connection with the Merger; and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b) Notification.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will notify the other promptly upon the receipt of (i) any comments from any Governmental Entity in connection with any filings made or information provided by a party hereto in respect of the Merger and (ii) any request by any Governmental Entity for amendments or supplements to any such filings or information. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Reasonable Best Efforts.  Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, that are reasonably necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of necessary waivers, consents, approvals, orders and authorizations from Governmental Entities, the making of necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of steps necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and seeking to have vacated or otherwise lifted or removed any order, decree or ruling that has been issued or granted and has the effect of restraining, enjoining or otherwise prohibiting the Merger; (iv) the entry into supplemental indentures if and as required pursuant to any Contract to which the Company or any of its Subsidiaries is a party or to which the Company or any of its subsidiaries are bound, with effect as of or after the Effective Time; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(d) No Divestiture.  Nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries that individually or taken together with any or all other restrictions or requirements contemplated by this Section 5.6(d) will have or are reasonably expected to have a material adverse effect on the benefits expected to be derived from the transactions contemplated by this Agreement, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, that individually or taken together with any or all other restrictions or requirements contemplated by this Section 5.6(d) will have or are reasonably expected to have a material adverse effect on the benefits expected to be derived from the transactions contemplated by this Agreement, or (iii) the imposition of any impediment on Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices that individually or taken together with any or all other restrictions or requirements contemplated by this Section 5.6(d) will have or are reasonably expected to have a material adverse effect on the benefits expected to be derived from the transactions contemplated by this Agreement.

5.7  Notification of Certain Matters.

(a) By the Company.  The Company shall give prompt notice to Parent and Merger Sub of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company to be untrue or inaccurate such that the conditions to closing set forth in Section 6.2(a) would fail to be satisfied, (ii) to the extent it has Knowledge thereof, any failure by the Company to comply with or satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 6.2(b) would fail to be satisfied, (iii) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to have a Material Adverse Effect on the Company, or (iv) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any other conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b) By Parent.  Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Parent or the Merger Sub to be untrue or inaccurate such that the conditions to closing set forth in Section 6.3(a) would fail to be satisfied, (ii) to the extent it has Knowledge thereof, any failure by Parent or the Merger Sub to comply with or satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Section 6.3(b) would fail to be satisfied, (iii) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to have a Material Adverse Effect on Parent, or (iv) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any other conditions to the obligations of Parent and Merger Sub under Section 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and the Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

5.8  Third-Party Consents.  As soon as practicable following the date hereof, the Company will use reasonable best efforts to obtain consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(c) of the Company Disclosure Letter. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

5.9  Equity Awards and Employee Matters.

(a) Company Options.  At the Effective Time, each then outstanding Company Option shall either be assumed by Parent or canceled and extinguished in accordance with Section 1.6(e). The Company shall use its reasonable best efforts to take actions, including sending any required notices under the Company Option Plans to the option holders and causing the plan administrator(s) for the Company Option Plans to take actions, in each case, to effectuate such assumption or cancellation of the Company Options as provided in Section 1.6(e). With respect to matters described in this Section 5.9(a), the Company will use reasonable best efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its Company Employees/Service Providers, it being understood that where the parties are unable to agree, the Company will make the ultimate determination as to what materials are provided to Company Employees/Services Providers prior to Closing.

(b) Restricted Stock.  At the Effective Time, each share of Company Restricted Stock then outstanding shall be cancelled and extinguished and automatically converted into the right to receive Stock Consideration or Cash Consideration in accordance with Section 1.6(b). The Company shall use reasonable best efforts to provide that, from and after the Effective Time, the Surviving Corporation or Parent is entitled, subject to applicable Legal Requirements, to exercise any repurchase option or other right set forth in any the applicable restricted stock purchase agreement or other applicable agreement relating to the Company Restricted Stock.

(c) Employee Stock Purchase Plans.

(i) The rights of participants in the Company’s employee stock purchase plan (the “Company ESPP”) with respect to any offering then underway under the Company ESPP shall be determined by treating a Business Day prior to the Effective Time designated by the Company as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Company ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with the procedures set forth in the Company ESPP.

(ii) As of the Effective Time, the Company ESPP shall be terminated. Prior to the Effective Time, the Company shall (A) provide Parent with evidence that the Company ESPP has been terminated pursuant to resolutions of Company’s Board of Directors, and the form and substance of such resolutions shall be subject to prior review and approval of Parent, and (B) exercise reasonable best efforts to take such other actions (including, but not limited to, if appropriate, amending the Company ESPP) that are necessary to give effect to the transaction contemplated by this Section 5.9(c).

(d) Termination of 401(k) Plan(s).  Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”), except for any such 401(k) Plan with respect to which, no later than ten (10) Business Days prior to the Closing Date, Parent provides written notice to the Company requesting that it not be terminated. Except for 401(k) Plan(s) with respect to which such a notice is provided, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Company Employee/Service Provider who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including rollovers of any outstanding loans from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan. During the period commencing at the Effective Time and continuing through the Closing Date, the Company agrees to use its commercially reasonable efforts to cooperate with Parent in good faith to provide for the orderly transition of the administration of the 401(k) Plan(s) as of the Effective Time for the purpose of implementing the termination of such plans following the Closing Date.

(e) Employee Benefits; Service Credit.  As of and following the Closing Date, Parent will either (a) continue the Company Employee Plans, except as provided in Sections 5.9(d), (b) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs and policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, personal time off plans or programs) of Parent (“Parent Benefit Plans”) on terms no less favorable than those provided to similarly situated employees of Parent, or (c) a combination of clauses (a) and (b). Following the Effective Time, solely to the extent that Continuing Employees (as defined below) are covered under Parent Benefit Plans, Parent shall give each Continuing Employee credit for prior service with the Company or its Subsidiaries, including predecessor employers, for purposes of (i) eligibility and vesting under any applicable Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time and (ii) determination of benefits levels under any vacation or severance Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time; provided that in each case under clauses (i) and (ii) above, if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, service shall be credited solely to the extent that such crediting will not result in the duplication of benefits, or under any bonus or other incentive compensation, or sabbatical or similar plan, program, agreement or arrangement. Solely to the extent that Continuing Employees are covered under Parent Benefit Plans, Parent shall give credit under those of its applicable Parent Benefit Plans that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs or the plan year in which Continuing Employees are transitioned from Company Employee Plans to comparable Parent Employee Plans, and Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to the Continuing Employees under the Parent Benefit Plans which are either employee heath plans, including medical, dental, vision and prescription drug plans in which the Continuing

Employees become eligible to participate at or following the Effective Time. For purposes of this Agreement, “Continuing Employees” shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who were employees of the Company immediately prior to the Effective Time.

(f) Form S-8.  At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of Assumed Options pursuant to Section 1.6(e)(i). Parent shall file with the SEC, as soon as practicable following the Effective Time and in no event later than five (5) Business Days following the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to any interests in Company Plans, the Assumed Options and Parent Ordinary Shares issuable thereunder and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the relevant Assumed Options remain outstanding and registration of such interests or the Parent Ordinary Shares issuable thereunder continues to be required.

(g) Treatment of the Company Deferred Compensation Plan.  If requested by Parent, within the 30-day period prior to the Closing Date, and subject to and conditioned upon the Closing, the Company shall terminate the Company’s Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), provided that nothing in this Section 5.9(g) or Section 4.1(b) is intended to preclude the Company from terminating its Deferred Compensation Plan, in accordance with its terms, in the absence of such a request. As soon as administratively practicable following the date the Deferred Compensation Plan is terminated and subject to the terms of the Deferred Compensation Plan and its related trust and trust agreement, the Company shall commence distributing the assets of the Deferred Compensation Plan. To the extent the assets will not be distributed prior to the Closing Date, the Company agrees to use its commercially reasonable efforts to cooperate with Parent in good faith prior to the Closing Date to provide for the orderly transition of the administration of the Deferred Compensation Plan as of the Effective Time for the purpose of implementing the termination of such plan following the Closing Date.

(h) Retention Arrangements.  Parent shall, or shall cause the Surviving Corporation to, honor, in accordance with their terms as in effect immediately prior to the Effective Time, the retention arrangements which are between the Company and any officer or employee thereof (individually and collectively referred to herein as the “Executives”) or are maintained for the benefit of any Executive and are set forth in Section 5.9(h) of the Company Disclosure Letter (individually and collectively referred to herein as the “Retention Arrangements”). The obligations under this Section 5.9(h) shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Executive (and his or her heirs and representatives) without the prior written consent of such affected Executive. Each of the Executives (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.9(h), with full rights of enforcement as if a party hereto.

5.10  Indemnification.

(a) Indemnity.  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries (i) to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (A) any indemnification agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any of its current or former directors and officers and (B) any indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any Person who is or becomes a director, officer, employee or agent after the date hereof and having terms generally consistent with the terms of the indemnification agreements contemplated in clause (A) above for individuals serving in comparable capacities (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) fulfill and honor in all respects the exculpation from liability, indemnification and advancement of expenses and other related provisions under the Company Charter Documents or organizational documents of any of its Subsidiaries, in each case as in effect on the date hereof, for the benefit of each current or former director, officer, employee, or agent of the Company or any of its Subsidiaries and any person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (collectively the “Indemnified Parties”), in each case subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation and its Subsidiaries will contain provisions with respect to exculpation from liability, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents and the organizational documents of its Subsidiaries as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties.

(b) Insurance.  For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain directors’ and officers’ liability insurance, with one or more reputable unaffiliated third-party insurers, covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of immediately prior to the Effective Time for events occurring prior to the Effective Time (including, to the extent covered by the Company’s current directors and officers policy, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), and containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year in excess of an aggregate of 200% of the annual premium (inclusive of brokers’ commissions) currently paid by the Company for such coverage (and to the extent the annual premium (inclusive of brokers’ commissions) would exceed 200% of the annual premium (inclusive of brokers’ commissions) currently paid by the Company for such coverage, the Surviving Corporation shall use reasonable best efforts to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium (inclusive of brokers’ commissions)); and provided further, however, that notwithstanding the foregoing, the obligations of Parent under this Section 5.10(b) may be satisfied by either Parent or the Company purchasing a “tail” policy (the “Tail Policy”) under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who as of immediately prior to the Effective Time are covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. At Parent’s direction, the Company shall purchase the Tail Policy consistent with the provisions of this Section 5.10(b). If Parent has not so directed, and has not itself purchased the Tail Policy prior to the Closing, the Company shall be entitled to purchase the Tail Policy without Parent’s consent, provided that the total premium and other amounts paid and payable by the Company therefor (inclusive of brokers’ commissions) shall not exceed an amount equivalent to the premium that would be payable for six years at 200% of the Company’s present annual premium rate (inclusive of brokers’ commissions).

(c) Third — Party Beneficiaries.  The obligations under this Section 5.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives). Each of the Indemnified Parties (and other persons who are beneficiaries under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives)) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the directors’ and officers’ policy or the Tail Policy referred to in Section 5.10(b) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) Successors and Assigns.  The provisions of this Section 5.10 shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent or the Surviving Corporation or their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.

5.11  Section 16 Matters.  On or after the date of this Agreement and prior to the Effective Time, Parent and the Company shall take actions consistent with all current applicable interpretation and guidance of the SEC to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and any acquisitions of Parent Ordinary Shares (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer (including each officer, director and employee of the Company who may become an officer or director of Parent) who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

5.12  Certain Tax Matters.

(a) None of Parent, Merger Sub or the Company shall, and they shall not cause or permit any of their respective Subsidiaries including in the case of Parent, Merger Sub 2, to, take any action prior to or following the Effective Time that would reasonably be expected to (i) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or (ii) cause Parent to not be considered a corporation pursuant to Section 367(a) of the Code for purposes of the Merger.

(b) Each of Parent and the Company shall use its reasonable best efforts to obtain the Tax opinions described in Section 6.1(f) (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub and the Company shall, and Parent shall cause the officers of Merger Sub 2 to, execute and deliver to Curtis, Mallet-Prevost, Colt & Mosle LLP, counsel to Parent, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

(c) Parent and its affiliates shall cause the Company to comply with all applicable Tax reporting and filing requirements, including the reporting requirements of Treas. Reg. 1.367(a)-3(c)(6), with respect to the transactions contemplated hereby.

5.13  145 Affiliates.  As soon as reasonably practicable following the Company Stockholders’ Meeting, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each such Person to deliver to Parent at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto.

5.14  Treatment of Exchangeable Shares.  The Company shall take all action necessary to: (a) (i) cause Solectron Global Services Canada Inc. (“Solectron Canada”), a corporation existing under the laws of Canada and an indirect subsidiary of the Company, to exercise its right to redeem, prior to the Effective Time, all of the outstanding non-voting exchangeable shares in the capital of Solectron Canada (the “Exchangeable Shares”) pursuant to the rights, privileges, restrictions and conditions of such Exchangeable Shares (the “Exchangeable Share Provisions”) set forth in the Articles of Amendment of Solectron Canada issued on December 3, 2001 (the “Articles of Amendment”), with a Redemption Date (as defined in the Exchangeable Share Provisions) established which is on or before the Closing Date for such proposed redemption (the “Redemption”); or (ii) instead of completing the Redemption, acquire or to cause 3942163 Canada Inc., a corporation existing under the federal laws of Canada and a wholly owned indirect subsidiary of the Company, to acquire, prior to the Effective Time by exercising the overriding Redemption Call Right pursuant to the terms of the Exchangeable Shares, all the issued and outstanding Exchangeable Shares (the “Exchange”); and (b) after the completion of the Redemption or the Exchange, cause the one issued and outstanding share of Series B Preferred Stock in its capital to be cancelled in accordance with its terms. The Redemption Price (as defined and as set forth in Exchangeable Share Provisions) payable pursuant to the Redemption, or Redemption Call Purchase Price (as defined and as set forth in section 5.2 of the plan of arrangement forming part of the Articles of Amendment) payable pursuant to the Exchange, in respect of each Exchangeable Share, shall be one share of Company Common Stock (including an amount equal to the full amount of all declared but unpaid dividends on such Exchangeable Share, if any, and subject to applicable withholding taxes) which Company Common Stock will be issued prior to the Effective Time. The Company shall cause 3942163 Canada Inc. to exercise the Redemption Call Right and to effect the Exchange unless the parties otherwise agree to effect the Redemption instead.

5.15  Canadian Securities Laws.  Parent and the Company shall each use their reasonable best efforts to take all actions required to permit the issuance of Parent Ordinary Shares issued pursuant to this Agreement into and from any province or territory in Canada as at the Effective Time and to permit the first resale of Parent Ordinary Shares issued pursuant to this Agreement on an exchange or a market, which may be outside of Canada, without further qualification with or approval of or the filing of any document (including any prospectus or similar document). In the event that, prior to the Effective Time, it is reasonably determined that such resales may not be effected under section 2.14 of National Instrument 45-102 Resale of Securities, Parent and the Company agree to cooperate to seek an exemptive order, ruling or consent from securities regulatory authorities under Canadian Securities Laws or other Legal Requirements or pursuant to the rules and regulations of any regulatory authority administering such Legal Requirements, permitting such resales after the Effective Time. If such exemptive relief is not available, Parent agrees to take such action as is necessary to ensure that the first resale of Parent Ordinary Shares issued on the Effective Date including being a reporting issuer in one or more Provinces of Canada. For purposes of this Agreement, “Canadian Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders, forms and written policies made or promulgated under such legislation and the published policies of regulatory authorities administering such legislation.

5.16  Company Board Designees.  Parent shall take all actions necessary under the Parent Charter Documents to cause two individuals designated by the Company and consented to by Parent, in its sole discretion, to be appointed or elected to the Board of Directors of Parent following the Effective Time, to hold office until the earlier or their respective resignation or removal in accordance with the Parent Charter Documents; it being understood that if Parent does not consent to any Company designee, the Company shall be entitled to submit additional designees as required to obtain Parent’s consent.

5.17  Stockholder Litigation.

(a) Cooperation.  Parent and the Company shall (subject to a joint defense agreement if applicable) cooperate and consult with one another in connection with any stockholder litigation against either of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. Parent and the Company shall each use reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. The Company shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). Parent shall not settle any such stockholder litigation related to the Company or any of the directors or officers of the Company unless the directors and officers who are subject thereto are either fully covered for any losses in connection therewith (including attorneys’ fees and expenses) by the insurance policies contemplated by Section 5.10(b) (including the Tail Policy if applicable) or such Indemnified Parties are fully indemnified and held harmless therefor by Parent and the Surviving Corporation.

(b) Notice.  The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

5.18  Control of the Company’s or Parent’s Operations.  Nothing contained in this Agreement shall be construed as giving Parent or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.19  Nasdaq Notification.  Parent shall file with the Nasdaq Global Select Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq Global Select Market) with respect to the Parent Ordinary Shares to be issued in the Merger in a timely manner prior to the Closing or otherwise in accordance with the rules and regulations of the Nasdaq Global Select Market.

5.20  Credit Agreement.  At or prior to, and conditioned upon the occurrence of, the Effective Time, the Company shall: (i) terminate its Credit Agreement, dated as of August 28, 2006 (the “Credit Agreement”), among the Company, Bank of America, N.A., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., Citicorp USA, Inc., and The Bank of Nova Scotia, as Co-Syndication Agents, ABN Amro Bank N.V., as Document Agent, and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Managers, each issuer of letters of credit from time to time party thereto, and the lending institutions from time to time party thereto; (ii) terminate all letters of credit under the Credit Agreement to the extent not cash collateralized; (iii) cause all liens under the Credit Agreement to be released; and (iv) repay all borrowings under the Credit Agreement other than (x) borrowings contemplated by clause (A) of Section 4.1(b)(xix) of the Company Disclosure Letter and (y) such other borrowings that Parent consents to pursuant to Section 4.1(b) of this Agreement (such borrowings under (x) and (y), the “Permitted Borrowings”). The Company shall advise Parent of any limitations on its ability to take the foregoing actions without incurring any adverse effect, and if requested by the Company, Parent shall repay or cause to be repaid the Permitted Borrowings at or prior to, and conditioned upon the occurrence of, the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Voting Proposal shall have been approved by the requisite vote under applicable law by the stockholders of the Company.

(b) Parent Shareholder Approval.  The Parent Voting Proposal shall have been approved by the requisite vote under applicable law by the shareholders of the Parent.

(c) Registration Statement Effective; Joint Proxy Statement/Prospectus.  The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(d) No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(e) HSR Act and Foreign Approvals.  All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and the parties shall have obtained or received any material consents, waivers, approvals, orders, authorizations, registrations, declaration and filings required (or any applicable waiting period in respect of any material filing or notification shall have been terminated or shall have expired) in respect of the filings contemplated in Section 5.6(a)(ii).

(f) Tax Opinions.  Parent shall have received an opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP and the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, each dated as of the Effective Time and each to the effect that, for U.S. federal income tax purposes, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain (except to the extent of cash received) will be recognized by stockholders of the Company (other than a Company stockholder who owns, directly or indirectly taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)-3(c)(4)(i), five percent (5%) or more of the total voting power or value of Parent’s outstanding capital stock immediately after the Merger). The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub, Merger Sub 2 and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

6.2  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct in all respects as of the date hereof and (ii) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company); provided, however, for purposes of determining the accuracy of such representations and warranties of the Company set forth in the Agreement for purposes of this Section 6.2(a), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred or otherwise arisen and be continuing any Effect which, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Officer’s Certificate.  Parent and Merger Sub shall have received a certificate, dated as of the Closing Date and signed on behalf of the Company by an authorized executive officer of the Company, to the effect that conditions set forth in Sections 6.2(a) and (b) have been satisfied.

6.3  Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all respects as of the date hereof and (ii) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ); provided, however, for purposes of determining the accuracy of such representations and warranties of the Company set forth in the Agreement for purposes of this Section 6.2(a), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred or otherwise arisen and be continuing any Effect which, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(d) Officer’s Certificates.  The Company shall have received (i) a certificate dated as of the Closing Date, and signed on behalf of Parent by an authorized executive officer of Parent, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied and (ii) a certificate dated as of the Closing Date, and signed on behalf of Merger Sub by an authorized executive officer of Merger Sub, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after the requisite approvals of either the stockholders of the Company or shareholders of Parent:

(a) by mutual written consent of Parent, Merger Sub and the Company, duly authorized by the Boards of Directors of each of Parent, Merger Sub and the Company;

(b) by either the Company or Parent in any of the following circumstances:

(i) if the Merger shall not have been consummated by December 31, 2007 (the “End Date”); provided, however, that the End Date shall be extended to March 31, 2008 upon written notice of either the Company to Parent and Merger Sub or Parent to the Company, which notice shall be delivered on or within ten (10) days before December 31, 2007 if any of the conditions specified in Section 6.1(e) have not been satisfied on the date of such notice; and provided, further, that the right to terminate or extend this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

(ii) if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) has complied with its obligations under Section 5.6(c) to have the applicable order, decree or ruling vacated or otherwise lifted or removed; or

(iii) if the required approval of the stockholders of the Company of the Company Voting Proposal contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; or

(iv) if the required approval of the shareholders of Parent of the Parent Voting Proposal contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Parent shareholders duly convened therefor or at any adjournment or postponement thereof.

(c) by Parent in any of the following circumstances:

(i) in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date, then Parent may not terminate this Agreement under this Section 7.1(c)(i) prior to 30 days following the Company’s receipt of written notice from Parent of such breach, provided the Company continues to exercise reasonable best efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this subsection (c)(i) if it shall have materially breached this Agreement or if such breach by the Company is cured during the aforementioned cure period); or

(ii) if any Effect, either individually or in the aggregate, shall have occurred or otherwise arisen since the date hereof that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and (x) such Material Adverse Effect is not capable of being cured prior to the End Date or (y) such Material Adverse Effect is not cured prior to the earlier of the End Date and 30 days following the receipt of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this subsection (c)(ii) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured during the aforementioned cure period); or

(iii) at any time prior to the approval of the Company Voting Proposal by the stockholders of the Company, if a Triggering Event with respect to the Company shall have occurred; or

(d) by the Company in any of the following circumstances:

(i) in the event of a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date, then the Company may not terminate this Agreement under this Section 7.1(d)(i) prior to 30 days following Parent’s receipt of written notice from the Company of such breach, provided Parent continues to exercise reasonable best efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this subsection (d)(i) if it shall have materially breached this Agreement or if such breach by Parent is cured during the aforementioned cure period); or

(ii) if any Effect, either individually or in the aggregate, shall have occurred or otherwise arisen since the date hereof that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent and (x) such Material Adverse Effect is not capable of being cured prior to the End Date or (y) such Material Adverse Effect is not cured prior to the earlier of the End Date and 30 days following the receipt of written notice from the Company to Parent of such Material Adverse Effect (it being understood that the Company may not terminate this Agreement pursuant to this subsection (d)(ii) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured during the aforementioned cure period); or

(iii) if the Board of Directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d) and the Company shall have paid Parent the Termination Fee described in Section 7.3(b), provided that the Company enters into such definitive agreement promptly after the termination of this Agreement pursuant to this Section 7.1(d)(iii).

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) there is a Company Change of Recommendation; (ii) if the Board of Directors of the Company shall have approved, endorsed, or recommended, or authorized the Company to enter into a definitive agreement with respect to, a Superior Offer pursuant to and in compliance with Section 5.3(d) or the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; (iii) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; or (iv) the Board of Directors of the Company shall have resolved to do any of the foregoing.

7.2  Notice of Termination; Effect of Termination.

(a) Time of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon the giving of a valid written notice by the terminating party to the other party hereto; provided, however, that nothing in this sentence shall give a terminating party the right to terminate the Agreement at a time inconsistent with the provisions of Sections 7.1(c)(i), 7.1(c)(ii), 7.1(d)(i) and 7.1(d)(ii) above.

(b) Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Fees and Expenses.

(a) General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with (i) the filing of the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), and (ii) the filing, printing and mailing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b) Company Payment.

(i) If this Agreement is terminated pursuant to Section 7.1(c)(iii) or Section 7.1(d)(iii) of this Agreement, the Company shall pay to Parent a cash fee equal to $100,000,000 (the “Termination Fee”) in immediately available funds concurrent with such termination.

(ii) If this Agreement is terminated pursuant to Section 7.1(b)(iii) and (x) at least three (3) days prior to the Company Stockholders’ Meeting, a proposal for an Acquisition with respect to the Company has been publicly disclosed and which is not withdrawn, and (y) within 12 months following the termination of this Agreement pursuant to Section 7.1(b)(iii), an Acquisition (whether or not the Acquisition referenced in the preceding clause (x)) is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition (whether or not the Acquisition referenced in the preceding clause (x)) and such Acquisition is subsequently consummated, then promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition, the Company shall pay to Parent a cash fee equal to the Termination Fee in immediately available funds; provided that if at the time this Agreement is terminated pursuant to Section 7.1(b)(iii), a Triggering Event has occurred, such termination shall be deemed to be pursuant to Section 7.1(c)(iii) and Section 7.3(b)(i) shall apply instead of this Section 7.3(b)(ii). For the avoidance of doubt, in no event shall the Company be obligated to pay to Parent more than one Termination Fee under this Agreement.

(iii) Interest and Costs; Other Remedies.  The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Except in the case of willful breach of this Agreement by the Company, payment of the Termination Fee by the Company shall be the sole and exclusive remedy of Parent and Merger Sub under this Agreement for any breaches or events that result in the payment of the Termination Fee.

(c) Parent Payments.

(i) Payment.  If this Agreement is terminated pursuant to Section 7.1(b)(iv) and (x) at least three days prior to the Parent Stockholder Meeting, a proposal for an Acquisition with respect to Parent has been publicly disclosed which is not withdrawn, and (y) within 12 months following the termination of this Agreement pursuant to Section 7.1(b)(iv), such Acquisition is consummated or Parent enters into a definitive agreement or letter of intent with respect to such Acquisition and such Acquisition is subsequently consummated, then promptly, but in no event later than two Business Days after the consummation of such Acquisition, Parent shall pay to the Company a cash fee equal to the Termination Fee in immediately available funds.

(ii) Interest and Costs; Other Remedies.  Parent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) and, in order to obtain such payment, the Company makes a claim that results in a judgment against Parent for the amounts set forth in this Section 7.3(c) Parent shall pay to the Company the reasonable costs and expenses of the Company (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) Certain Definitions.

(i) For the purposes of Section 7.3(b) and Section 7.3(c) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 50% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the party.

7.4  Amendment.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company and the approval of the Parent Voting Proposal by the shareholders of Parent, no amendment shall be made which by any applicable Legal Requirements requires further approval by the stockholders of the Company or the shareholders of Parent without such further approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5  Extension; Waiver.  At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and the provisions of this Article VIII shall survive the Effective Time.

8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attention: Chief Financial Officer
Facsimile No.: (65) 6890 7188

with copies to:

Flextronics International USA, Inc.
305 Interlocken Parkway
Broomfield, CO 80021
Attention: General Counsel
Facsimile No.: (303) 927-4513

with copies to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attention: Jeffrey N. Ostrager
                 Valarie A. Hing
Telephone No.: (212) 696-6000
Facsimile No.: (212) 697-1559

if to the Company, to:

Solectron Corporation
847 Gibraltar Drive,
Milpitas, California 95035
Attention: General Counsel
Telephone No.: (408) 957-8500
Facsimile No.: (408) 957-2717

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Steven E. Bochner, Esq.
                 Michael S. Russell, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Street Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael S. Ringler, Esq.
Telephone No.: (415) 947-2000
Facsimile No.: (415) 947-2099

8.3  Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an article or section, as the case may be, of this Agreement unless otherwise indicated. When a reference is made in this Agreement to the word “hereunder,” such reference shall refer to the entire Agreement, not merely to the Article, Section or subsection in which it appears. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, and with respect to any matter in question, the actual knowledge of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and its General Counsel, in each case, after due inquiry of each employee who reports directly to such officer.

(c) For purposes of this Agreement, the term “Made Available” shall mean (i) that the Company or Parent, as the case may be, has made available copies of such materials to Parent or the Company, as the case may be, or its respective representatives or (ii) that such material is publicly available on EDGAR.

(d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, shall mean any change, event, development, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred during the applicable measurement period, that is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, provided, however, that no Effect resulting from, related to or arising out of any of the following shall be deemed to be or constitute a Material Adverse Effect, and no Effect resulting from, relating to or arising out of following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur: (A) general economic, political or financial market conditions in the United States or any other jurisdiction in which the entity or any of its Subsidiaries has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions and/or changes do not have a material disproportionate affect on such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate; (B) conditions in the industry in which such entity and its Subsidiaries operate, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions and/or changes do not have a material disproportionate affect on such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate; (C) changes in Legal Requirements, GAAP or international accounting standards, or interpretations thereof; (D) acts of terrorism, war, weather conditions or other force majeure events; (E) compliance with the express terms of this Agreement which require that the affected party take actions in furtherance of the transactions contemplated by this Agreement or any of its Subsidiaries take actions of the failure of the affected party or any of its Subsidiaries to take any action that is prohibited by this Agreement; (F) any legal claims made or brought by any current or former Company stockholders (on their own behalf or on behalf of the Company) or other legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby; (G) the announcement or pendency of this Agreement and the transactions contemplated hereby, including, without limitation, (1) shortfalls or any decline in revenue, margins or profitability, (2) the loss or departure of officers or other employees, (3) the termination or potential termination of (or the failure or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners, and (4) any other negative development in customer, supplier, distributor or other business partner relationships, whether as a direct or indirect result of the loss or departure of officers or employees or otherwise; (H) with respect to any party hereto, any actions taken, or failure to take action, or such other Effects, in each case, which the other party has approved, consented to or requested in writing; (I) changes in the entity’s stock price or the trading volume of the entity’s stock, in and of itself; or (J) any failure to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood and hereby agreed that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a “Material Adverse Effect”).

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4  Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5  Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.9(h) and Section 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions in Section 5.9 (other than Section 5.9(h)) are statements of intent and no Employees/Service Providers or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Employee/Service Provider or other Person is or is intended to be a third-party beneficiary thereof.

8.6  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9  Submission to Jurisdiction.  Except as provided in Section 8.7, each of the parties hereto irrevocably consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.10  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12  Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu
Name:     Manny Marimuthu

Title:	Authorized Signatory

SATURN MERGER CORP.

By:	/s/ Carrie Schiff
Name:     Carrie Schiff

Title:	Secretary and Treasurer

SOLECTRON CORPORATION

By:	/s/ Paul Tufano
Name:     Paul Tufano

Title:	Executive VP and Interim Chief
Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits have been omitted from this Annex A-1. Flextronics International Ltd. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon its request.

Company Disclosure Letter

Section 2.1(c)(i)	—	Subsidiaries — Non-Wholly-Owned Subsidiaries
Section 2.1(c)(ii)	—	Subsidiaries — Pledges of Securities
Section 2.2(b)	—	Company Options
Section 2.2(b)(i)	—	Company Options
Section 2.2(c)	—	Restricted Stock
Section 2.2(d)	—	Voting Debt
Section 2.2(e)	—	Other Securities
Section 2.2(f)	—	Redemption of Securities
Section 2.2(g)	—	Voting Agreements
Section 2.3(c)(iv)	—	No Conflict
Section 2.3(d)	—	Government Consents
Section 2.4(c)	—	Significant Deficiencies
Section 2.5(b)	—	Absence of Certain Changes or Events
Section 2.6(b)(i)	—	Tax Returns and Audits
Section 2.6(b)(ii)	—	Tax Returns and Audits
Section 2.6(b)(iv)	—	Pending Audits and Assessments
Section 2.6(b)(v)	—	Waivers, Extensions and Power of Attorney
Section 2.6(b)(vi)	—	Tax Sharing Agreements
Section 2.6(b)(ix)	—	Participation in Listed Transactions
Section 2.7(a)	—	Title to Properties and Assets
Section 2.7(c)	—	Condition of Property and Assets
Section 2.8(b)	—	No Infringement
Section 2.8(c)	—	Notice
Section 2.8(d)	—	No Third Party Infringers
Section 2.8(i)	—	Ownership of Intellectual Property
Section 2.10	—	Litigation
Section 2.12(c)	—	Environmental Liabilities
Section 2.13(b)(i)	—	Company Employee Plans and Employment Agreements
Section 2.13(b)(ii)	—	Base Salaries
Section 2.13(c)	—	Documents
Section 2.13(d)	—	Employee Plan Compliance
Section 2.13(e)	—	Claims
Section 2.13(f)	—	No Pension Plan
Section 2.13(g)	—	Self Insured Health Plan
Section 2.13(h)	—	Executive Compensation
Section 2.13(i)	—	Parachute Payments
Section 2.13(j)	—	Sections 162(m) and 409A of the Code
Section 2.13(l)	—	Retiree Obligations
Section 2.13(m)	—	Labor and Works Councils
Section 2.14(a)(v)	—	Material Contracts
Section 2.14(a)(xi)	—	Material Customer Contracts

Section 4.1(b)(iii)	—	Required Consent
Section 4.1(b)(iv)	—	Required Consent
Section 4.1(b)(xix)	—	Required Consent
Section 5.9(h)	—	Retention Arrangements
Parent Disclosure Schedule
Section 3.2(d)	—	Other Securities
Section 3.3(d)	—	Government Consents
Section 3.6(a)(ii)	—	Tax Returns and Audits — Audits
Section 3.6(a)(iv)	—	Tax Returns and Audits — Listed Transactions

Exhibits

Exhibit A1	—	Form of Company Voting Agreement (included as Annex B to this Registration Statement on Form S-4)
Exhibit A2	—	Form of Parent Voting Agreement (included as Annex C to this Registration Statement on Form S-4)
Exhibit B	—	Form of Agreement and Plan of Merger and Reorganization (included as Annex A-2 to this Registration Statement on Form S-4)
Exhibit C	—	Form of Affiliate Agreement

Annex A-2

FORM OF AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement” or “Plan of Merger”), dated          , by and between Solectron Corporation, a Delaware corporation (the “Company”), Flextronics International Ltd., a Singapore Company (“Parent”), and Saturn Merger II Corp., a Delaware corporation (“Merger Sub 2”). Unless the context otherwise requires, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the First Step Merger Agreement (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 4, 2007, by and between Parent, Saturn Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and the Company (the “First Step Merger Agreement”), as the first step of a single integrated plan, Merger Sub will merge with and into the Company (the “First Step Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to the First Step Merger Agreement and as the second step of such a single integrated plan, immediately following the consummation of the First Step Merger, the Company shall be merged with and into Merger Sub 2 (the “Second Step Merger”, and collectively with the First Step Merger, the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Merger Sub 2, as the surviving corporation after the Merger, is hereinafter sometime referred to as the “Surviving Corporation”; and

NOW, THEREFORE, the corporations parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby agree as follows:

1. The Merger.  Subject to the terms and conditions set forth in this Plan of Merger and in accordance with the Delaware General Corporation Law (the “Delaware Law”) at the Second Effective Time (as defined below), the Company shall merge with and into Merger Sub 2 and the separate corporate existence of the Company shall thereupon cease, and Merger Sub 2 shall be the surviving corporation (the “Surviving Corporation”). At the Second Effective Time, the effect of the Second Step Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub 2 shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Corporation.

2. Certificate of Merger; Effective Time.  Subject to the provisions of this Agreement, the parties hereto shall cause the Second Step Merger to be consummated by filing a Certificate of Merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) immediately following the filing of the Certificate of Merger for the First Step Merger (the time of filing the Certificate of Merger for the Second Step Merger with the Secretary of State of the State of Delaware (or such later time as may be required for the Second Step Merger to become effective immediately following the Effective Time of the First Step Merger and specified in the Certificate of Merger) being the “Second Effective Time”).

3. Certificate of Incorporation of the Surviving Corporation.  At the Second Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Second Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Second Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Solectron Corporation.”

4. Bylaws of the Surviving Corporation.  At the Second Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub 2, as in effect

A-2-1

immediately prior to the Second Effective Time until thereafter amended in accordance with Delaware Law and as provided in such bylaws.

5. Cancellation of Capital Stock.  At the Second Effective Time, each share of Common Stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Second Effective Time (“Merged Corporation Stock”) shall, by virtue of the Merger, and without any action on the part of the Company, the Surviving Corporation, or the holder thereof, automatically cease to exist and shall be automatically cancelled, and (ii) each certificate representing shares of Common Stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Stock”) shall remain outstanding.

6. Surrender of Stock Certificates.  Promptly following the Second Effective Time, Parent shall surrender all of the issued and outstanding Merged Corporation Stock to the Surviving Corporation.

7. Directors.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub 2 immediately prior to the Second Effective Time, until their respective successors are duly elected or appointed and qualified.

8. Officers.  The initial officers of the Surviving Corporation shall be the officers of Merger Sub 2 immediately prior to the Second Effective Time, until their respective successors are duly appointed.

9. Termination.  This Plan of Merger shall automatically terminate and be abandoned, and the Second Step Merger shall not occur, if (i) the First Step Merger Agreement is terminated and abandoned and the First Step Merger does not occur or (ii) the parties to the First Step Merger Agreement consummate the Merger thereunder pursuant to Section 1.11 thereof.

10. Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11. Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the First Step Merger Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any other Person any rights or remedies hereunder.

12. Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

13. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

14. Submission to Jurisdiction.  Each of the parties hereto irrevocably consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

15. Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or

A-2-2

rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

16. Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder.

17. Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB 2 AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB 2 OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Follows]

A-2-3

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

FLEXTRONICS INTERNATIONAL LTD.

By:
Name:
Title:

SATURN MERGER II CORP.

By:
Name:
Title:

SOLECTRON CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND STEP AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

A-2-4

Annex B

FORM OF COMPANY VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2007, by and among Flextronics International Ltd., a Singapore company (“Parent”), and each of the undersigned stockholders (each, a “Stockholder”) of Solectron Corporation, a Delaware corporation (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Saturn Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, each Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company.

D. In order to induce Parent and Merger Sub to execute the Merger Agreement, each Stockholder undertakes to vote its Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.

E. As a stockholder of the Company, each Stockholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Certain Definitions.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

(c) “Options” means: (i) all securities Beneficially Owned by a Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(d) “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by a Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options, but does not mean any shares of capital stock of the Company disposed of by such Stockholder after the date hereof.

2.  Agreement to Vote Shares.

(a) Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, each Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of its Shares or cause its Shares to be voted:

(i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and

(iii) against any Acquisition Proposal or any other action that is intended to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

(b) Each Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions to vote in any manner inconsistent with this Section 2.

3.  Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all of such Stockholder’s Shares. Each Stockholder shall deliver additional proxies in the form or Exhibit A covering any additional Shares which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

4.  Representations, Warranties and Covenants of Stockholder.  Each Stockholder, severally with respect to itself only, represents, warrants and covenants to Parent as follows:

(a) It is the Beneficial Owner of the Shares and the Options.

(b) It does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options.

(c) It has the full power to dispose, vote or direct the voting of its Shares.

(d) Its Shares are, and at all times up to and including the Expiration Date such Shares will be, unless disposed of by such Stockholder, Beneficially Owned by such Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangements, or any other encumbrances of any kind or nature.

(e) The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and such Stockholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment, statute, law, rule, regulation or agreement applicable to such Stockholder and its Shares or Options, except where such conflict or violation would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform his or her obligations hereunder.

(f) It has all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy without limitation, qualification or restriction on such power and authority.

(g) Except as expressly contemplated herein, such Stockholder is not a party to, and its Shares are not subject to or bound in any manner by, any contract or agreement relating to such Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.

5.  Consents and Waivers.  Each Stockholder (not in his or her capacity as a director or officer of the Company) hereby gives all consents and waivers that may be reasonably required from him or her for the execution and delivery of this Agreement and the Proxy under the terms of any agreement or instrument to which such Stockholder is a party, which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement. Each Stockholder hereby agrees not to exercise any rights of appraisal or any dissenters’ rights that such Stockholder may have (whether under applicable Legal Requirements or otherwise) or could potentially have or acquire in connection with the Merger.

6.  Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

7.  Stockholder Capacity.  So long as a Stockholder or a representative of such Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions, judgment or decisions taken by such Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of such Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to such Stockholder solely in his or its capacity as a stockholder.

8.  Miscellaneous.

(a) Waiver.  No failure on the part of Parent, Company or any Stockholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent, Company or such Stockholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent, Company nor any Stockholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent, Company or such Stockholder, as appropriate; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attention: Chief Financial Officer
Facsimile No.: (65) 6890 7188

with copies to:

Flextronics International USA, Inc.
305 Interlocken Parkway
Broomfield, CO 80021
Attention: General Counsel
Facsimile No.: (303) 927-4513

with copies to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178

Attention:	Jeffrey N. Ostrager
Valarie A. Hing
Telephone No.: (212) 696-6000
Facsimile No.: (212) 697-1559

if to Stockholder:

To the address for notices set forth below such Stockholder’s name on its signature page to this Agreement.

(c) Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment.  This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f) Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(h) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ and experts’ fees.

(j) Binding Effect; No Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 8(j) shall be void.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:
Name:

Title:

[PARENT SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

Name:

Address for Notice:

[STOCKHOLDER SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Solectron Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes           and          , and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereto (collectively, the “Shares”), in accordance with the terms of this Proxy. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Company Voting Agreement, dated of even date herewith, by and among Parent, Company and Stockholder (the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2007, by and among Parent, Merger Sub and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the receipt by Stockholder of the consideration set forth in the Merger Agreement.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;

(ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and

(iii) against any Acquisition Proposal or any other action that is intended to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

So long as Stockholder or Stockholder’s representative is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions, judgments or decisions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including without limitation, the performance of obligations required by the fiduciary obligations and responsibilities of Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Proxy shall apply to the Stockholder solely in his or its capacity as a stockholder.

This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.

[Remainder of Page Intentionally Left Blank]

Dated:          , 2007

Signature:

Print Name:

Address:

[SIGNATURE PAGE TO PROXY]

Annex C

FORM OF PARENT VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2007, by and among Solectron Corporation, a Delaware corporation (the “Company”), and each of the undersigned shareholders (each, a “Shareholder”) of Flextronics International Ltd., a Singapore company (the “Parent”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Saturn Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.

B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, each Shareholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of Parent.

D. In order to induce the Company to execute the Merger Agreement, each Shareholder undertakes to vote its Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to the Company’s willingness to enter into the Merger Agreement.

E. As a shareholder of Parent, each Shareholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Certain Definitions.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

(c) “Options” means: (i) all securities Beneficially Owned by a Shareholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of Parent, including, without limitation, options, warrants and other rights to acquire shares of Parent Ordinary Shares or other shares of capital stock of Parent; and (ii) all securities of which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of Parent, including, without limitation, options, warrants and other rights to acquire shares of Parent Ordinary Shares or other shares of capital stock of Parent.

(d) “Shares” means: (i) all shares of capital stock of Parent Beneficially Owned by a Shareholder as of the date of this Agreement; and (ii) all shares of capital stock of Parent of which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options, but does not mean any shares of capital stock of Parent disposed of by such Shareholder after the date hereof.

2.  Agreement to Vote Shares.

(a) Until the Expiration Date, at every meeting of shareholders of Parent, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of Parent with respect to any of the following, each Shareholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of its Shares or cause its Shares to be voted:

(i) in favor of (1) the issuance of the Parent Ordinary Shares required to be issued in the Merger and (2) any other actions presented to holders of shares of capital stock of Parent that would reasonably be expected to facilitate the Merger Agreement, the issuance of the Parent Ordinary Shares, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy; and

(ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy.

(b) Each Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions to vote in any manner inconsistent with this Section 2.

3.  Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Shareholder agrees to deliver to the Company an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all of such Shareholder’s Shares. Each Shareholder shall deliver additional proxies in the form or Exhibit A covering any additional Shares which such Shareholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

4.  Representations, Warranties and Covenants of Each Shareholder.  Each Shareholder, severally with respect to itself only, represents, warrants and covenants to the Company as follows:

(a) It is the Beneficial Owner of the Shares and the Options.

(b) It does not Beneficially Own any shares of capital stock of Parent or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of Parent, other than the Shares and Options.

(c) It has the full power to dispose, vote or direct the voting of its Shares.

(d) Its Shares are, and at all times up to and including the Expiration Date such Shares will be, unless disposed of by such Shareholder, Beneficially Owned by such Shareholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangements, or any other encumbrances of any kind or nature.

(e) The execution and delivery of this Agreement and the Proxy by such Shareholder does not, and such Shareholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment, statute, law, rule, regulation or agreement applicable to such Shareholder and its Shares or Options, except where such conflict or violation would not, individually or in the aggregate, materially impair the ability of such Shareholder to perform his or her obligations hereunder.

(f) It has all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy without limitation, qualification or restriction on such power and authority.

(g) Except as expressly contemplated herein, such Shareholder is not a party to, and its Shares are not subject to or bound in any manner by, any contract or agreement relating to such Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders’ agreement, partnership agreement or voting trust.

5.  Consents and Waivers.  Each Shareholder (not in his or her capacity as a director or officer of Parent) hereby gives all consents and waivers that may be reasonably required from him or her for the execution and delivery of this Agreement and the Proxy under the terms of any agreement or instrument to which such Shareholder is a party, which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement.

6.  Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.

7.  Shareholder Capacity.  So long as a Shareholder or a representative of such Shareholder is an officer or director of Parent, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions, judgment or decisions taken by such Shareholder in his or her capacity as an officer or director of Parent or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of such Shareholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to such Shareholder solely in his or its capacity as a shareholder.

8.  Miscellaneous.

(a) Waiver.  No failure on the part of Parent, Company or any Shareholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent, Company or such Shareholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent, Company nor any Shareholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent, Company or such Shareholder, as appropriate; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Solectron Corporation
847 Gibraltar Drive,
Milpitas, California 95035
Attention: General Counsel
Telephone No.: (408) 957-8500
Facsimile No.: (408) 957-2717

with copies to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304

Attention:	Steven E. Bochner, Esq.
Michael S. Russell, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Street Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael S. Ringler, Esq.
Telephone No.: (415) 947-2000
Facsimile No.: (415) 947-2099

if to a Shareholder:

To the address for notices set forth below such Shareholder’s name on its signature page to this Agreement.

(c) Headings.  All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts.  This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment.  This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(f) Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(h) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ and experts’ fees.

(j) Binding Effect; No Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 8(j) shall be void.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

SOLECTRON CORPORATION

By:
Name:

Title:

[COMPANY SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

Shares Owned:
Options Owned:

Name: Address for Notice:

[SHAREHOLDER SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Flextronics International Ltd., a Singapore company (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes           and          , and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of Parent that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereto (collectively, the “Shares”), in accordance with the terms of this Proxy. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Parent Voting Agreement, dated of even date herewith, by and among Parent, Company and Shareholder (the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 4, 2007, by and among Parent, Merger Sub and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the receipt by the stockholders of the Company of the consideration set forth in the Merger Agreement.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of shareholders of Parent and in every written consent in lieu of such meeting:

(i) in favor of (1) the issuance of the Parent Ordinary Shares required to be issued in the Merger and (2) any other actions presented to holders of shares of capital stock of Parent that would reasonably be expected to facilitate the Merger Agreement, the issuance of the Parent Ordinary Shares, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy; and

(ii) against approval of any proposal made in opposition to the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy.

The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i) or (ii) above, and Shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

So long as Shareholder or Shareholder’s representative is an officer or director of Parent, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions, judgments or decisions taken by Shareholder in his or her capacity as an officer or director of Parent or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including without limitation, the performance of obligations required by the fiduciary obligations and responsibilities of Shareholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Proxy shall apply to the Shareholder solely in his or its capacity as a shareholder.

This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.

[Remainder of Page Intentionally Left Blank]

Dated:          , 2007

Signature:

Print Name:

Address:

Shares:

[SIGNATURE PAGE TO PROXY]

Annex D

[CITIGROUP LOGO]

June 3, 2007

The Board of Directors
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Flextronics International Ltd. (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Solectron Corporation (“Target”), Saturn Merger Corp. (“Merger Sub”) and the Company. As more fully described in the Merger Agreement, (a) first Merger Sub will be merged with and into Target (the “First Step Merger”) and then immediately following the First Step Merger, as part of a single integrated plan, Target shall be merged with and into a wholly-owned subsidiary of the Company (collectively with the First Step Merger, the “Merger”) and (b) each outstanding share of the common stock, par value $0.001 per share, of Target (“Target Common Stock”) will be converted, upon election by Target’s stockholders, into the right to receive either (i) 0.3450 of an ordinary share, no par value, of the Company (“Company Common Stock”) (the “Stock Consideration”), or (ii) $3.89 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). In accordance with the Merger Agreement and notwithstanding the Target stockholder elections, in no event shall (x) more than 50% of the Target Common Stock be converted into the Cash Consideration or (y) more than 70% of the Target Common Stock be converted into the Stock Consideration.

In arriving at our opinion, we reviewed a draft dated June 3, 2007 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Target concerning the business, operations and prospects of the Company and Target. We examined certain publicly available business and financial information relating to the Company and Target as well as certain financial forecasts and other information and data relating to the Company and Target which were provided to or discussed with us by the managements of the Company and Target, including adjustments prepared by management of the Company to the forecasts and other information and data relating to Target, and including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of the Company and Target to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and Target Common Stock; the historical and projected earnings and other operating data of the Company and Target; and the capitalization and financial condition of the Company and Target. We considered, to the extent publicly available, the financial terms of certain other transactions and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Target. We also evaluated certain potential pro forma financial effects of the Merger on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Target that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company or Target (as adjusted by management of the Company) provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of

D-1

The Board of Directors
Flextronics International Ltd.
June 3, 2007

the Company as to the future financial performance of the Company and Target, the potential strategic implications and operational benefits anticipated to result from the Merger, and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Target or the contemplated benefits of the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the drafts reviewed by us. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued pursuant to the Merger or the price at which the Company Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Target nor have we made any physical inspection of the properties or assets of the Company or Target. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services contingent upon the consummation of the Merger. An affiliate of Citigroup engaged in the commercial lending business may act as lender and administration agent for a credit facility to be used by the Company in connection with the Merger. We and our affiliates in the past have provided, and are currently providing, services to the Company and Target unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, acting as a lender to the Company under the Company’s May 2007 credit facility (the “2007 Facility”) and as a co-documentation agent under the Company’s May 2005 credit facility which was replaced by the 2007 Facility, advising the Company in connection with a February 2006 delisting of a subsidiary, acting as joint book runner of Target’s February 2006 $150 million bond offering and acting as co-syndication agent of Target’s August 2006 $350 million senior secured revolving credit facility. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Target for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Target and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by the Company is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Citigroup Global Markets

Citigroup Global Markets Inc.

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Annex E

[GOLDMAN, SACHS & CO. LETTERHEAD]

[GOLDMAN SACHS LOGO]

PERSONAL AND CONFIDENTIAL

June 4, 2007

Board of Directors
Solectron Corporation
847 Gibraltar Drive
Milpitas, CA 95035

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Solectron Corporation (the “Company”), of the Stock Consideration (as defined below) and the Cash Consideration (as defined below) to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007 (the “Agreement”), by and among Flextronics International Ltd. (“Flextronics”), Saturn Merger Corp., a wholly owned subsidiary of Flextronics (“Acquisition Sub”), and the Company. Pursuant to the Agreement, Acquisition Sub will be merged with and into the Company (the “First Step Merger”) and, immediately following the First Step Merger, as part of a single integrated plan, the Company will be merged with and into another wholly owned subsidiary of Flextronics (such merger, collectively with the First Step Merger, the “Merger”), and each outstanding Share not owned by the Company, Flextronics or any direct or indirect wholly owned subsidiary of the Company or of Flextronics will be converted into the right to receive, at the election of the holder of such Share, either: (i) 0.3450 of an ordinary share, no par value (the “Flextronics Shares”), of Flextronics (the “Stock Consideration”); or (ii) $3.89 in cash, without interest (the “Cash Consideration”). The right of holders of Shares to convert their Shares into the right to receive the Stock Consideration and the Cash Consideration is subject to certain procedures and limitations contained in the Agreement, including that the number of Shares converted into the right to receive the Stock Consideration will not exceed 70% of the Shares outstanding immediately prior to the effective time of the Merger, and the number of Shares converted into the right to receive the Cash Consideration will not exceed 50% of the Shares outstanding immediately prior to the effective time of the Merger, as to which procedures and limitations we are expressing no opinion.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we are providing and have provided certain investment banking and other financial services to the Company from time to time, including having acted as the Company’s financial advisor in connection with the sale of Kavlico Corporation, a former subsidiary of the Company, in May 2004; as lead manager with respect to an offering of the Company’s 0.50% Convertible Senior Notes due February 2034 (aggregate principal amount $450,000,000) in February 2005; and as co-lead manager with respect to a public offering of the Company’s 8.00% Senior Subordinated Notes due March 2016 (aggregate principal amount $150,000,000) in February 2006. We also may provide investment banking and other financial services to the Company and Flextronics in the future. In connection with the above-described investment banking and other financial services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities,

E-1

Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Flextronics and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Flextronics for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended August 31, 2006 and of Flextronics for the five fiscal years ended March 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Flextronics; certain other communications from the Company and Flextronics to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management; certain internal financial analyses and forecasts for Flextronics prepared by its management, as reviewed and approved for our use by the management of the Company (the “Forecasts”); and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Flextronics regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies, including the Company’s views with respect to the risks and uncertainties associated with the Company achieving its forecasts. In addition, we have reviewed the reported price and trading activity for the Shares and for the Flextronics Shares, compared certain financial and stock market information for the Company and Flextronics with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electronic manufacturing services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Flextronics and the Company, as the case may be, and that the Synergies will be realized. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Flextronics or on the expected benefits of the Transaction in any way meaningful to our analysis. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Flextronics or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company, nor are we expressing any opinion as to the prices at which Flextronics Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Stock Consideration and the Cash Consideration to be received by the holders of Shares, taken in the aggregate, is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

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Annex F

SUPPLEMENTAL INFORMATION FOR THE HOLDERS OF EXCHANGEABLE SHARES

TREATMENT OF SOLECTRON SERIES B PREFERRED STOCK AND SOLECTRON GLOBAL SERVICES CANADA INC. EXCHANGEABLE SHARES

Background

On December 3, 2001, Solectron completed the acquisition of C-MAC Industries Inc., or C-MAC. Pursuant to this transaction, holders of common shares in the capital of C-MAC were entitled to elect to receive either shares of common stock of Solectron or exchangeable shares, referred to in this joint proxy statement/prospectus as the exchangeable shares, of Solectron Global Services Canada Inc, referred to herein as Exchangeco, or a combination of both, and accordingly, a number of exchangeable shares were issued and became outstanding. The exchangeable shares are listed and posted for trading on the Toronto Stock Exchange and, as of July 5, 2007, there were 13,572,438 exchangeable shares outstanding (other than the exchangeable shares held by Solectron, and its subsidiaries and affiliates).

The exchangeable shares were structured to have rights which are substantially economically equivalent to shares of Solectron common stock. An exchangeable share may be exchanged by the holder for one share of Solectron common stock. In addition, through the mechanism of the Solectron Series B Preferred Stock and the operation of the Voting and Exchange Trust Agreement referred to below, a holder of an exchangeable share is entitled to cast one vote at all meetings of holders of Solectron common stock.

Solectron Series B Preferred Stock

When the exchangeable shares were originally issued, Solectron also issued one share of Solectron Series B Preferred Stock. The one share of Solectron Series B Preferred Stock is presently held by Computershare Trust Company of Canada, or Computershare, in its capacity as trustee for the holders of exchangeable shares pursuant to the terms of the Voting and Exchange Trust Agreement referred to below. The one share of Solectron Series B Preferred Stock has attached to it a number of votes equal to the number of exchangeable shares outstanding from time to time, other than exchangeable shares held by Solectron or its affiliates. The holder of the one share of Solectron Series B Preferred Stock is not entitled to dividends but is entitled to vote with the holders of Solectron common stock as a single class.

Voting and Exchange Trust Agreement

In connection with the acquisition of C-MAC and the issuance of the exchangeable shares, Solectron, Exchangeco and National Bank Trust Inc. (the predecessor in interest to Computershare) entered into a Voting and Exchange Trust Agreement. Among other things, this agreement entitles a holder of exchangeable shares to instruct the trustee designated under such agreement (currently, Computershare) as to the exercise of one of the votes attached to the one share of Solectron Series B Preferred Stock in respect of each exchangeable share held by such holder. These votes may be exercised at all meetings, and in respect of all matters, at or on which holders of Solectron common stock are entitled to vote. In this regard, holders of exchangeable shares will, in effect, be entitled to vote as a single class with holders of Solectron common stock in connection with the merger. As part of the transaction, Computershare will be soliciting the instructions of holders of exchangeable shares as to the voting in connection with the merger of the votes attached to the one outstanding share of Solectron Series B Preferred Stock.

Parent Control Transaction

The entering into of the merger agreement by Solectron constitutes a “Parent Control Transaction” under the terms and conditions of the exchangeable shares. A Parent Control Transaction is defined under the terms and conditions of the exchangeable shares as any merger, amalgamation, arrangement, tender offer, material sale of shares or rights or interests therein or thereto or similar transaction involving Solectron, or any proposal to do so. Exchangeco is entitled to redeem all issued and outstanding exchangeable shares (other than those shares held by

Solectron and its affiliates) upon the occurrence of a Parent Control Transaction, if the board of directors of Exchangeco has determined, in good faith and in its sole discretion, that the Parent Control Transaction involves a bona fide third party and is not for the primary purpose of causing the occurrence of a redemption, and that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such Parent Control Transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such Parent Control Transaction in accordance with its terms.

Prior to entering into the merger agreement, Flextronics informed Solectron that it was unwilling to substantially replicate the terms and conditions of the exchangeable shares in connection with transactions contemplated under the merger agreement. As a condition to completing the merger, Flextronics is requiring Solectron to cause 3942163 Canada Inc., a subsidiary of Solectron, referred to herein as Callco, to acquire of all of the issued and outstanding exchangeable shares.

The directors of Exchangeco have determined, in good faith, that: (a) the Parent Control Transaction resulting from the execution and delivery by Solectron of the merger agreement involves a bona fide third party and is not for the primary purpose of causing the occurrence of a redemption; (b) it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such Parent Control Transaction; and (c) the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such Parent Control Transaction in accordance with its terms.

However, in order to ensure that exchangeable shares are not exchanged for shares of Solectron common stock in circumstances where the merger will not proceed, the redemption is scheduled to occur immediately prior to the effective time of, and conditional upon, the merger.

Treatment of Exchangeable Shares

As indicated above, under the merger agreement, Solectron has agreed to take all action necessary to cause Callco to acquire, prior to the effective time of the merger by exercising its overriding redemption call right pursuant to the terms and conditions of the exchangeable shares, all the issued and outstanding exchangeable shares (other than those exchangeable shares already held by Solectron and its affiliates), which is referred to in this joint proxy statement/prospectus as the “Exchange.” The purchase price payable by Callco in connection with the Exchange, in respect of each exchangeable share, is one share of Solectron common stock (including an amount equal to the full amount of all declared but unpaid dividends on such exchangeable share, if any, and subject to applicable withholding taxes), which Solectron common stock will be issued prior to the effective time of the merger. There are presently no declared and unpaid dividends outstanding on the exchangeable shares. Solectron and Exchangeco do not anticipate declaring dividends on the Solectron common stock and the exchangeable shares, respectively, prior to the effective time of the merger. Upon the Exchange and delivery of the aggregate purchase price described above by Callco to Computershare, each holder of exchangeable shares will be considered and deemed for all purposes to be the holder of the shares of Solectron common stock to which it is entitled.

Treatment of Solectron Special Voting Stock

Pursuant to the merger agreement, upon completion of the Exchange and prior to the effective time of the merger, Solectron has agreed to cause the one issued and outstanding share of Series B Preferred Stock in its capital to be cancelled in accordance with its terms.

Direct Participation in Merger

As a result of the Exchange, holders of exchangeable shares will be entitled to participate directly in the merger as a holder of shares of Solectron common stock.

As such, this joint proxy statement/prospectus and the election form is being mailed to holders of exchangeable shares that are entitled to direct votes attaching to the Solectron Series B Preferred Stock. The exchange agent will also make election forms available to holders of exchangeable shares that request such forms before the election deadline. Holders of exchangeable shares must observe the same restrictions and requirements as holders of Solectron common stock in order for their election to be timely and properly made.

Voting of Exchangeable Shares

A record holder of exchangeable shares is entitled to either attend the Solectron special meeting and vote in person or to give a proxy to be voted at the Solectron special meeting by completing, signing, dating the exchangeable share voting information form enclosed with this joint proxy/statement prospectus and returning it to Computershare by           p.m., New York City Time, two business days before the meeting date. Votes cast with respect to the exchangeable shares will be voted through the share of Solectron Series B Preferred Stock by Computershare as directed by the holders of exchangeable shares, except votes cast with respect to exchangeable shares whose holders request to vote directly in person as proxy for Computershare at the Solectron special meeting. If a holder of exchangeable shares does not provide Computershare with voting instructions, such holder’s exchangeable shares will not be voted.

A holder of exchangeable shares has the right to revoke any instructions to Computershare by giving written notice of revocation to Computershare or by executing and delivering to Computershare a later-dated exchangeable share voting information form. No notice of revocation or later-dated exchangeable share voting information form, however, will be effective unless received by Computershare prior to           p.m., New York City Time, two business days before the meeting date.

Only registered holders of exchangeable shares are permitted to instruct Computershare as to how to vote their exchangeable shares at the Solectron special meeting or to attend and vote at such meeting in person or by proxy as described above.

Non-Registered Holders

A holder of exchangeable shares whose exchangeable shares are registered either: (a) in the name of an intermediary (an “Intermediary”) with whom such holder deals in respect of the exchangeable shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or (b) in the name of a securities depository (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant, is considered a “Non-Registered Holder.”

In accordance with National Instrument 54-101 of the Canadian Securities Administrators entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer,” Solectron has distributed copies of this joint proxy statement/prospectus to securities depositories and Intermediaries for the onward distribution to Non-Registered Holders.

Intermediaries are required to forward the joint proxy statement/prospectus to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Frequently, Intermediaries will use service companies to forward the joint proxy statement/prospectus to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive the joint proxy statement/prospectus will either: (i) be given a voting instruction form which is signed by the Intermediary (typically by a facsimile, stamped signature) and already sets forth the number of exchangeable shares beneficially owned by the Non-Registered Holder, but which is otherwise incomplete; or (ii) more typically, be provided with a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form.

Computershare may only cast votes in respect of the share of Solectron Series B Preferred Stock, which are attributable to the exchangeable shares held by brokers or their agents or nominees on behalf of Non-Registered Holders, upon the instructions of the Non-Registered Holder. Without specific instructions, a broker and its agents and nominees are prohibited from instructing Computershare to cast such votes.

Should a Non-Registered Holder who receives a voting instruction form wish to attend and vote at the Solectron special meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder) instead of Computershare, the Non-Registered Holder should follow the corresponding directions on the voting instruction form.

Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies and ensure that timely instructions with respect to casting votes, which are attributable to their exchangeable shares, are communicated to Computershare.

Material Canadian Federal Income Tax Considerations for Holders of Exchangeable Shares

As indicated above, prior to the effective time of the merger Callco will acquire each outstanding exchangeable share in exchange for a share of Solectron common stock. Such an exchange of exchangeable shares for shares of Solectron common stock will be a taxable transaction for Canadian income tax purposes, such that an exchangeable shareholder holding such exchangeable shares as capital property will generally realize any accrued capital gain or loss on such exchangeable share. The amount of any such capital gain (or loss) will be the amount by which the exchangeable shareholder’s proceeds of disposition, determined as the fair market value in Canadian dollars at that time of the shares of Solectron common stock received from Callco, exceeds (or is less than) the sum of the exchangeable shareholder’s adjusted cost base of those exchangeable shares and any reasonable costs of disposition. A Canadian resident will generally include 50% of any capital gain in income, and may generally deduct 50% of any capital loss from capital gains in that taxation year or in other taxation years to the extent permitted by the Income Tax Act (Canada). Solectrong believes that the ancillary rights held by exchangeable shareholders and the call rights granted by exchangeable shareholders have only nominal fair market value, such that the cancellation of those rights should not have material Canadian tax consequences.

Annex G

Delaware Appraisal Statute

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex H

FLEXTRONICS INTERNATIONAL LTD.

2001 EQUITY INCENTIVE PLAN

As Adopted August 13, 2001 and amended through          , 2007

1.  PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through grants of Awards. Capitalized terms not defined in the text are defined in Section 21.

2.  SHARES SUBJECT TO THE PLAN.

2.1  Number of Shares Available.  Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 42,000,000 Shares, plus shares that are subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award. In addition, any authorized shares not issued or subject to outstanding grants under the Company’s 1993 Share Option Plan, 1997 Interim Option Plan, 1998 Interim Option Plan, 1999 Interim Option Plan, ASIC International, Inc. Non-Qualified Stock Option Plan, Wave Optics, Inc. 1997 Share Option Plan, Wave Optics, Inc. 2000 Share Option Plan, Chatham Technologies, Inc. Stock Option Plan, Chatham Technologies, Inc. 1997 Stock Option Plan, IEC Holdings Limited 1997 Share Option Scheme, Palo Alto Products International Private Ltd 1996 Share Option Plan, The DII Group, Inc. 1994 Stock Incentive Plan, The DII Group, Inc. 1993 Stock Option Plan, Orbit Semiconductor, Inc. 1994 Stock Incentive Plan, Telcom Global Solutions Holdings, Inc. 2000 Equity Incentive Plan, Telcom Global Solutions, Inc. 2000 Stock Option Plan, KMOS Semi-Customs, Inc. 1989 Stock Option Plan, and KMOS Semi-Customs, Inc. 1990 Non-Qualified Stock Option Plan, (each a “Prior Plan” and collectively, the “Prior Plans”) and any shares subject to outstanding grants that are forfeited and/or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plans, but will be available for grant and issuance under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan. No more than 30,000,000 Shares shall be issued as ISOs and no more than 15,000,000 Shares shall be issued as Stock Bonuses.

2.2  Adjustment of Shares.  Should any change be made to the Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any Participant may be granted Awards under the terms of the Plan or that may be granted generally under the terms of the Plan, (iii) the number and/or class of securities and price per Share in effect under each Award outstanding under Sections 5, 7, and 20, and (iv) the number and/or class of securities for which automatic Option grants are to be subsequently made to newly elected or continuing Outside Directors under Section 7. Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards, provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee. The adjustments determined by the Committee shall be final, binding and conclusive. The repricing, replacement or regranting of any previously granted Award, through cancellation or by lowering the Exercise Price or Purchase Price of such Award, shall be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting.

3.  ELIGIBILITY.  All Awards may be granted to employees, officers and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive more than 4,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder; provided, however, that no Outside Director will be eligible to receive more than 100,000 Shares, in the aggregate, in any calendar year under this Plan pursuant to the grant of Awards hereunder. A person may be granted more than one Award under this Plan.

4.  ADMINISTRATION.

4.1  Committee Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an Award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.

4.2  Committee Discretion.  Except for automatic grants to Outside Directors pursuant to Section 7 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

5.  OPTIONS.  The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1  Form of Option Grant.  Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and, except as otherwise required by the terms of Section 7 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2  Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3  Exercise Period.  Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that (i) no ISO granted to a person who directly or by attribution owns more than ten percent

(10%) of the total combined voting power of all classes of shares or stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted and (ii) no Option granted to a person who is not an employee of the Company or any Parent or Subsidiary of the Company on the date of grant of that Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4  Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

5.5  Method of Exercise.

(a) Options may be exercised only by delivery to the Company (or as the Company may direct) of a written stock option exercise agreement (the “Exercise Agreement”) (in the case of a written Exercise Agreement, in the form approved by the Board or the Committee, which need not be the same for each Participant), in each case stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

(b) A written Exercise Agreement may be communicated electronically through the use of such security device (including, without limitation, any logon identifier, password, personal identification number, smartcard, digital certificate, digital signature, encryption device, electronic key, and/or other code or any access procedure incorporating any one or more of the foregoing) as may be designated by the Board or the Committee for use in conjunction with the Plan from time to time (“Security Device”), or via an electronic page, site, or environment designated by the Company which is accessible only through the use of such Security Device, and such written Exercise Agreement shall thereby be deemed to have been sent by the designated holder of such Security Device. The Company (or its agent) may accept and act upon any written Exercise Agreement issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) as his authentic and duly authorized Exercise Agreement and the Company (or its agent) may treat such Exercise Agreement as valid and binding on the Participant notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Exercise Agreement. All written Exercise Agreements issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company (or as the Company may direct) and the Company (or its agent) shall be entitled to effect, perform or process such Exercise Agreement without the Participant’s further consent and without further reference to the Participant.

(c) The Company’s records of the Exercise Agreements (whether delivered or communicated electronically or in printed form), and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the Plan, whether stored in audio, electronic, printed or other form, shall be binding and conclusive on the Participant and shall be conclusive evidence of such Exercise Agreements and/or transactions. All such records shall be admissible in evidence and, in the case of a written Exercise Agreement which has been communicated electronically, the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.

5.6  Termination.  Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond three (3) months after the Termination Date shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond twelve (12) months after the Termination Date when the Termination is for Participant’s Disability, shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is terminated for Cause, then the Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee (but in any event, no later than the expiration date of the Options).

5.7  Limitations on Exercise.  The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8  Limitations on ISO.  The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed US$100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9  Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, and provided further that the exercise period of any Option may not in any event be extended beyond the periods specified in Section 5.3. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10  No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.  PAYMENT FOR SHARE PURCHASES.

6.1  Payment.  Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by waiver of compensation due or accrued to the Participant for services rendered;

(c) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Shares exists:

(i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii) through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(d) conversion of a convertible note issued by the Company, the terms of which provide that it is convertible into Shares issuable pursuant to the Plan (with the principal amount and any accrued interest being converted and credited dollar for dollar to the payment of the Exercise Price); or

(e) by any combination of the foregoing.

7.  AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

7.1  Types of Options and Shares.  Options granted under this Plan and subject to this Section 7 shall be NQSOs.

7.2  Eligibility.  Options subject to this Section 7 shall be granted only to Outside Directors. In no event, however, may any Outside Director be granted any Options under this Section 7 if such grant is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Outside Director is resident under the relevant securities laws of that jurisdiction.

7.3  Initial Grant.  Each Outside Director who first becomes a member of the Board after the Effective Date will automatically be granted an Option for 25,000 Shares (an “Initial Grant”) on the date such Outside Director first becomes a member of the Board. Each Outside Director who became a member of the Board on or prior to the Effective Date and who did not receive a prior option grant (under this Plan or otherwise and from the Company or any of its corporate predecessors) will receive an Initial Grant on the Effective Date.

7.4  Succeeding Grant.  Immediately following each Annual General Meeting of shareholders of the Company, each Outside Director will automatically be granted an Option for 12,500 Shares (a “Succeeding Grant”), provided, that the Outside Director is a member of the Board immediately following such Annual General Meeting.

7.5  Vesting and Exercisability.  The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the “Start Date” for such Option.

(a) Initial Grant.  Each Initial Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Initial Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

(b) Succeeding Grant.  Each Succeeding Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Succeeding Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company. No Options granted to an Outside Director will be exercisable after the expiration of five (5) years from the date the Option is granted to such Outside Director. If the Outside Director is Terminated, the Outside Director may exercise such Outside Director’s Options only to the extent that such Options would have been exercisable upon the Termination Date for such period as set forth in Section 5.6. Notwithstanding any provision to the contrary, in the event of a Corporate Transaction described in Section 15.1, the vesting of all Options granted to Outside Directors pursuant to this Section 7 will accelerate and such Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire. Notwithstanding any provision to the contrary, in the event of a Hostile Take-Over, the Outside Director shall have a thirty-day period in which to surrender to the Company each option held by him or her under this Plan for a period of at least six (6) months. The Outside Director shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the Shares at the time subject to the surrendered Option (whether or not the Option is otherwise at the time exercisable for those Shares) over (ii) the aggregate Exercise Price payable for such Shares. Such cash distribution shall be paid within five (5) days following the surrender of the Option to the Company. Neither the approval of the Committee nor the consent of the Board shall be required in connection with such option surrender and cash distribution. The Shares subject to each Option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under the Plan.

7.6  Exercise Price.  The Exercise Price of an Option pursuant to an Initial Grant and Succeeding Grant shall be the Fair Market Value of the Shares, at the time that the Option is granted.

8.  WITHHOLDING TAXES.

8.1  Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

8.2  Stock Withholding.  When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion, and subject to compliance with all applicable laws and regulations, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

9.  TRANSFERABILITY.

9.1  Except as otherwise provided in this Section 9, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards. Notwithstanding the foregoing, (i) Participants may transfer or assign their Options to Family Members through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable instrument evidencing the grant of an Option so provide, Participants who reside outside of the United States and Singapore may assign their Options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable instrument, subject to Code regulations providing that any transfer of an ISO may cause such ISO to become a NQSO. The Participant shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to adopt such rules as it deems necessary to ensure that any assignment is in compliance with all applicable laws.

9.2  All Awards other than NQSO’s.  All Awards other than NQSO’s shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. 9.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” as defined below, (ii) by a transferee that is permitted pursuant to clause (ii) of Section 9.2, for such period as may be authorized by the terms of the applicable instrument evidencing the grant of the applicable Option, or by the Committee, and (iii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means any transfer of an interest in such NQSO by gift or domestic relations order effected by the Participant during the Participant’s lifetime. A permitted transfer shall not include any transfer for value; provided that the following shall be permitted transfers and shall not be considered to be transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

10.  PRIVILEGES OF STOCK OWNERSHIP.  No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

11.  CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

12.  EXCHANGE AND BUYOUT OF AWARDS.  The Committee may, at any time or from time to time and subject to compliance with all applicable laws and regulations, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time and subject to compliance with all applicable laws and regulations buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

13.  SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

14.  NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

15.  CORPORATE TRANSACTIONS.

15.1  Assumption or Replacement of Awards by Successor.  Except for automatic grants to Outside Directors pursuant to Section 7 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Corporate Transaction”), each Option which is at the time outstanding under this Plan shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of Shares at the time subject to such Option and may be exercised for all or any portion of such Shares. However, subject to the specific terms of a Participant’s Award Agreement, an outstanding Option under this Plan shall not so accelerate if and to the extent: (i) such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the Option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Option or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant. The determination of Option comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

15.2  Other Treatment of Awards.  Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15 or other specific terms of a Participant’s Award Agreement, in the event of the occurrence of any Corporate Transaction described in Section 15.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

15.3  Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such Option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing Option, such new Option may be granted with a similarly adjusted Exercise Price.

16.  ADOPTION AND SHAREHOLDER APPROVAL.  This Plan will become effective on the date on which the Board adopts the Plan (the “Effective Date”). This Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial shareholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the shareholders of the Company; (c) in the event that initial shareholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled; and (d) in the event that shareholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled.

17.  TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of shareholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

18.  AMENDMENT OR TERMINATION OF PLAN.  The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to Options at the time outstanding under the Plan, unless the Participant consents to such amendment, and (ii) the automatic grants to

Outside Directors pursuant to Section 7 may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of the Company’s shareholders, amend the Plan to (i) materially increase the maximum number of Shares issuable under the Plan or the number of Shares for which Options may be granted per newly-elected or continuing Outside Director or the maximum number of Shares for which any one individual participating in the Plan may be granted Options, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to Participants. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval.

19.  NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20.  STOCK BONUSES.

20.1  Stock Bonuses Generally.  A Stock Bonus is a grant of Shares by the Company to an individual who has satisfied the terms and conditions set by the Committee on the making of such grant. The Committee will determine to whom a grant may be made, the number of Shares that may be granted, the restrictions to the making of such grant, and all other terms and conditions of the Stock Bonus, subject to the restrictions set forth in Section 20.2 hereof. The conditions to grant may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out by the Committee. Grants of Stock Bonuses may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Stock Bonus, the Committee shall: (a) determine the nature, length and starting date of any Performance Period that may be a condition precedent to grant of a Stock Bonus; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the grant of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonus has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and having different performance goals and other criteria.

20.2  Restrictions on Stock Bonus Awards.

(a) Any Stock Bonuses with vesting based on Performance Factors shall have a minimum Performance Period of one year, and any Stock Bonuses with vesting based solely on the passage of time and continued service to the Company shall have a minimum Performance Period of three years (collectively, the “Stock Bonus Restriction Periods”).

(b) The Stock Bonus Restriction Periods may not be waived except in the case of death, Disability, Termination or a Corporate Transaction.

(c) Stock Bonuses granted not in accordance with the Stock Bonus Restriction Periods may not exceed five percent (5%) of the total Shares reserved and available for grant and issuance pursuant to this Plan, including (i) shares that are subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award; (ii) any authorized shares not issued or subject to outstanding grants under the Prior Plans; and (iii) any shares subject to outstanding grants that are forfeited and/or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full.

21.  DEFINITIONS.  As used in this Plan, the following terms will have the following meanings:

“Award” means any Options or shares from Stock Bonuses granted under this Plan.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company or (c) a failure to materially perform the customary duties of the employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Flextronics International Ltd. or any successor corporation.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

(c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d) if none of the foregoing is applicable, by the Committee in good faith.

“Family Member” includes any of the following:

(a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b) any person (other than a tenant or employee) sharing the Participant’s household;

(c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Hostile Take-Over” means a change in ownership of the Company effected through the following transaction:

(a) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept, and

(b) the acceptance of more than fifty percent (50%) of the securities so acquired in such tender or exchange offer from holders other than Insiders.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Shares are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Sections 5 and 7.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

(a) Net revenue and/or net revenue growth;

(b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(c) Operating income and/or operating income growth;

(d) Net income and/or net income growth;

(e) Earnings per share and/or earnings per share growth;

(f) Total stockholder return and/or total stockholder return growth;

(g) Return on equity;

(h) Operating cash flow return on income;

(i) Adjusted operating cash flow return on income;

(j) Economic value added; and

(k) Individual confidential business objectives.

“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Awards.

“Plan” means this Flextronics International Ltd. 2001 Equity Incentive Plan, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means ordinary shares of no par value each in the capital of the Company reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

“Stock Bonus” means an award of Shares pursuant to Section 20.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Take-Over Price” means the greater of (a) the Fair Market Value per Share on the date the particular Option to purchase Shares is surrendered to the Company in connection with a Hostile Take-Over or (b) the highest reported price per Share paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered Option is an ISO, the Take-Over Price shall not exceed the clause (a) price per Share.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer or director to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Article 155 of the Registrant’s Articles of Association provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, every director or other officer shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Registrant and in which judgment is given in his favor; or where the proceedings are otherwise disposed of without a finding or admission of any material breach of duty on his part; or in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

In addition, no director, manager or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 21.	Exhibits and Financial Statement Schedules.

Incorporated by Reference
Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith

2.01	Agreement and Plan of Merger, dated as of June 4, 2007, among Flextronics International Ltd., Saturn Merger Corp. and Solectron Corporation (included as Annex A-1 to the joint proxy statement/prospectus forming a part of this registration statement)					X

Incorporated by Reference
Exhibit					Filing	Exhibit	Filed
No.		Exhibit	Form	File No.	Date	No.	Herewith

2.02		Form of Agreement and Plan of Merger and Reorganization, by and between Solectron Corporation, Flextronics International Ltd., and Saturn Merger II Corp. (included as Annex A-2 to the joint proxy statement/prospectus forming a part of this registration statement.					X
2.03		Form of Company Voting Agreement, dated as of June 4, 2007, among Solectron Corporation and certain shareholders of Flextronics International Ltd. (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement)					X
2.04		Form of Parent Voting Agreement, dated as of June 4, 2007, among Flextronics International Ltd. and certain stockholders of Solectron Corporation (included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement)					X
3.01		Memorandum and New Articles of Association of the Registrant	10-Q	000-23354	02-09-01	3.01
3.02		Summary of amendments to Memorandum and Articles of Association of the Registrant	8-K	000-23354	02-03-06	3.01
5.01		Opinion of Allen & Gledhill					X
8	.01*	Form of Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP regarding tax matters
8	.02*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding tax matters
23.01		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Flextronics International Ltd.					X
23.02		Consent of KPMG LLP, independent registered public accounting firm of Solectron Corporation					X
23.03		Consent of Allen & Gledhill (included in Exhibit 5.01)					X
23	.04*	Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 8.01)
23	.05*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.02)
24.01		Power of Attorney (included on the signature page to this registration statement on Form S-4)					X
99.01		Opinion of Citigroup Global Markets Inc. (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement)					X

Incorporated by Reference
Exhibit					Filing	Exhibit	Filed
No.		Exhibit	Form	File No.	Date	No.	Herewith

99.02		Consent of Citigroup Global Markets Inc.					X
99.03		Opinion of Goldman, Sachs & Co. (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement)					X
99.04		Consent of Goldman, Sachs & Co.					X
99	.05*	Form of Flextronics Proxy Card
99	.06*	Form of Solectron Proxy Card
99	.07*	Election Form and Related Documents
99	.08*	Form of Voting Instruction Form for Exchangeable Shares

*	To be filed by amendment.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 11, 2007.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Thomas J. Smach
Name: Thomas J. Smach

Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael M. McNamara and Thomas J. Smach, and each or any one of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael M. McNamara Michael M. McNamara	Chief Executive Officer and Director (Principal Executive Officer) and Authorized U.S. Representative	July 11, 2007

/s/ Thomas J. Smach Thomas J. Smach	Chief Financial Officer (Principal Financial Officer)	July 11, 2007

/s/ Christopher Collier Christopher Collier	Senior Vice President, Finance (Principal Accounting Officer)	July 11, 2007

/s/ Michael E. Marks Michael E. Marks	Chairman of the Board	July 11, 2007

/s/ H. Raymond Bingham H. Raymond Bingham	Director	July 11, 2007

/s/ James A. Davidson James A. Davidson	Director	July 11, 2007

Signature	Title	Date

/s/ Rockwell A. Schnabel Rockwell A. Schnabel	Director	July 11, 2007

/s/ Ajay B. Shah Ajay B. Shah	Director	July 11, 2007

/s/ Richard L. Sharp Richard L. Sharp	Director	July 11, 2007

/s/ Lip-Bu Tan Lip-Bu Tan	Director	July 11, 2007

EXHIBIT INDEX

Incorporated by Reference
Exhibit					Filing	Exhibit	Filed
No.		Exhibit	Form	File No.	Date	No.	Herewith

2.01		Agreement and Plan of Merger, dated as of June 4, 2007, among Flextronics International Ltd., Saturn Merger Corp. and Solectron Corporation (included as Annex A-1 to the joint proxy statement/prospectus forming a part of this registration statement)					X
2.02		Form of Agreement and Plan of Merger and Reorganization, by and between Solectron Corporation, Flextronics International Ltd., and Saturn Merger II Corp. (included as Annex A-2 to the joint proxy statement/prospectus forming a part of this registration statement)					X
2.03		Form of Company Voting Agreement, dated as of June 4, 2007, among Solectron Corporation and certain shareholders of Flextronics International Ltd. (included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement)					X
2.04		Form of Parent Voting Agreement, dated as of June 4, 2007, among Flextronics International Ltd. and certain stockholders of Solectron Corporation (included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement)					X
3.01		Memorandum and New Articles of Association of the Registrant	10-Q	000-23354	02-09-01	3.01
3.02		Summary of amendments to Memorandum and Articles of Association of the Registrant	8-K	000-23354	02-03-06	3.01
5.01		Opinion of Allen & Gledhill					X
8	.01*	Form of Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP regarding tax matters
8	.02*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding tax matters
23.01		Consent of Deloitte & Touche LLP, independent registered public accounting firm of Flextronics International Ltd.					X
23.02		Consent of KPMG LLP, independent registered public accounting firm of Solectron Corporation					X
23.03		Consent of Allen & Gledhill (included in Exhibit 5.01)					X
23	.04*	Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP (included in Exhibit 8.01)
23	.05*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.02)

Incorporated by Reference
Exhibit					Filing	Exhibit	Filed
No.		Exhibit	Form	File No.	Date	No.	Herewith

24.01		Power of Attorney (included on the signature page to this registration statement on Form S-4)					X
99.01		Opinion of Citigroup Global Markets Inc. (included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement)					X
99.02		Consent of Citigroup Global Markets Inc.					X
99.03		Opinion of Goldman, Sachs & Co. (included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement)					X
99.04		Consent of Goldman, Sachs & Co.					X
99	.05*	Form of Flextronics Proxy Card
99	.06*	Form of Solectron Proxy Card
99	.07*	Election Form and Related Documents
99	.08*	Form of Voting Instruction Form for Exchangeable Shares

*	To be filed by amendment.